Exhibit 2.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

AGREEMENT AND PLAN OF MERGER

by and among

PTC THERAPEUTICS, INC.,

AGILITY MERGER SUB, INC.,

AGILIS BIOTHERAPEUTICS, INC.,

and,

SOLELY IN ITS CAPACITY AS COMPANY EQUITYHOLDER REPRESENTATIVE,

SHAREHOLDER REPRESENTATIVE SERVICES LLC

Dated as of July 19, 2018

i

3.27	Disclosure	53
3.28	No Other Representations and Warranties	53
Article IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY		54
4.1	Organization, Standing and Power	54
4.2	Authority; No Conflict; Required Filings and Consents	54
4.3	Operations of Transitory Subsidiary	55
4.4	Capitalization	56
4.5	Buyer Stock	56
4.6	SEC Filings; Financial Statements	56
4.7	Sufficiency of Funds	56
4.8	Financial Advisor	57
4.9	Litigation	57
4.10	No Prior Activities	57
4.11	No Other Representations and Warranties	57
Article V CONDUCT OF BUSINESS		58
5.1	Operation of Business	58
5.2	Confidentiality	61
Article VI ADDITIONAL PRE-CLOSING AGREEMENTS		61
6.1	No Solicitation	61
6.2	Stockholder Consent or Approval	62
6.3	Access to Information	63
6.4	Closing Efforts; Legal Conditions to the Merger; Third-Party Consents	64
6.5	Public Disclosure	64
6.6	Notification of Certain Matters	65
6.7	280G Covenant	65
6.8	FIRPTA	65
6.9	Termination of 401(k) Plan	66
6.10	Required Financial Statements; Resale Registration	66
6.11	Product Regulatory Meetings	69
6.12	Employee Benefits Matters	69
Article VII CONDITIONS TO CONSUMMATION OF THE MERGER		70
7.1	Conditions to Obligations of the Buyer and the Transitory Subsidiary	70
7.2	Conditions to Obligations of the Company	73
Article VIII INDEMNIFICATION		74
8.1	Indemnification by the Company Equityholders	74
8.2	Indemnification by Buyer	75
8.3	Indemnification Claims	75
8.4	Survival of Representations and Warranties	78
8.5	Limitations and other Indemnification Matters	78
Article IX OTHER POST-CLOSING AGREEMENTS		82
9.1	No Claims	82
9.2	Indemnification	82
9.3	Tax Matters	83
Article X TERMINATION AND AMENDMENT		87
10.1	Termination	87

10.2	Effect of Termination	88
10.3	Fees and Expenses	88
10.4	Amendment	88
10.5	Extension; Waiver	89
Article XI DEFINITIONS		89
Article XII MISCELLANEOUS		113
12.1	Notices	113
12.2	Entire Agreement	115
12.3	Third-Party Beneficiaries	115
12.4	Assignment	115
12.5	Severability	115
12.6	Counterparts and Signature	116
12.7	Interpretation	116
12.8	Governing Law	116
12.9	Remedies	117
12.10	Submission to Jurisdiction	117
12.11	Privilege Matters	117

Exhibits:

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Investor Representation Letter
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Selling Stockholder Questionnaire
Exhibit F	Stockholders Agreement
Exhibit G	Form of Surrender Agreement
Exhibit H	Form of Written Consent
Exhibit I	Form of Notice to Holders of Company Equity Awards
Exhibit J	Form of Notice to Holders of Company Warrants
Exhibit K	Form of Notice to Holders of Restricted Stock Awards

Schedules:

Schedule 2.6(a)	Closing Adjustment Items
Schedule 2.8(g)(i)	AADC Product Definition
Schedule 2.8(g)(ii)	AS Product Definition
Schedule 2.8(g)(iii)	FA Product Definition
Schedule 5.1(i)	Certain Employees
Schedule 6.10(a)	Required Company Information List
Schedule 7.1(h)	Required Consents
Schedule 7.1(j)	Affiliate Arrangements
Schedule 9.2	Director and Officer Indemnification Agreements
Schedule NC	Non-Competition Parties
Schedule NWC	Example Closing Net Working Capital Calculation

Schedule AS	Preliminary Closing Date Allocation Schedule

Company Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of July 19, 2018, by and among: PTC THERAPEUTICS, INC., a Delaware corporation (the “Buyer”); AGILITY MERGER SUB, INC., a Delaware corporation and a wholly owned, indirect subsidiary of the Buyer (the “Transitory Subsidiary”); AGILIS BIOTHERAPEUTICS, INC., a Delaware corporation (the “Company”); and, solely in such Person’s capacity as the representative, agent and attorney-in-fact of the Company Equityholders, Shareholder Representative Services LLC, a Colorado limited liability company (the “Company Equityholder Representative”).

RECITALS

WHEREAS, (i) the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each such corporation and their respective stockholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company and (ii) the Buyer, as sole stockholder of PTC Therapeutics Holdings, Inc., a Delaware corporation, will cause PTC Therapeutics Holdings, Inc., as sole stockholder of Transitory Subsidiary, to, immediately following the execution and delivery of this Agreement, adopt this Agreement and approve the Merger;

WHEREAS, the acquisition of the Company by the Buyer shall be effected through the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the DGCL, as a result of which the Company shall become a wholly owned indirect subsidiary of the Buyer;

WHEREAS, concurrently with the execution of this Agreement, and as a condition of the willingness of the Buyer to enter into this Agreement, the stockholders of the Company named on Schedule 1 hereto (the “Principal Stockholders”) are entering into the Stockholders Agreement, pursuant to which such Principal Stockholders are agreeing, among other things, (i) to vote all shares of Company Stock that are beneficially owned by them in favor of the adoption of this Agreement and the approval of the Merger, and (ii) not to vote any shares of Company Stock in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company;

WHEREAS, concurrently with the execution of this Agreement, the Buyer and the Company shall have entered into that certain Bridge Loan and Security Agreement (the “Bridge Loan Agreement”), dated as of the date hereof, by and among Buyer, the Company and each of the Subsidiaries; and

WHEREAS, the parties intend that, as soon as practicable following the execution of this Agreement, and as a condition to the willingness of the Buyer and the Company to enter into this Agreement, the Principal Stockholders will cause Written Consents to approve the transactions contemplated by this Agreement to be executed by themselves or by their proxy holders.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary, the Company and (solely in such Person’s capacity as the Company Equityholder Representative) the Company Equityholder Representative agree as follows:

ARTICLE I

THE MERGER

1.1                               Effective Time of the Merger.  Subject to the provisions of this Agreement, prior to the Closing, the Buyer shall prepare or cause to be prepared the Certificate of Merger, and, immediately following the Closing, the Buyer shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL in order to give effect to the Merger.  The Merger shall become effective at the Effective Time.

1.2                               Closing; Actions at the Closing.

(a)                                 The Closing shall take place at 10:00 a.m., Eastern time, on the Closing Date at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 7 World Trade Center, 250 Greenwich Street, New York, New York 10007 unless another date, place or time is agreed to in writing by the Buyer and the Company. Upon the agreement of the parties, the Closing may take place remotely, via electronic exchange of documents.

(b)                                 At the Closing:

(i)                                     the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 7.1;

(ii)                                  the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 7.2;

(iii)                               the Buyer shall file with the Secretary of State of the State of Delaware the Certificate of Merger; and

(iv)                              the Buyer shall make the payments contemplated by Section 2.1(d)(ii).

1.3                               Effects of the Merger.  At the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company and (b) the Company Certificate of Incorporation shall be amended and restated in its entirety to read as set forth on Exhibit A.  In addition, the Buyer shall cause the by-laws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the by-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company.  The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4                               Directors and Officers of the Surviving Corporation.

(a)                                 The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b)                                 The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

1.5                               Additional Action.  The Surviving Corporation may, at any time from and after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary in order to consummate and give effect to the transactions contemplated by this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

2.1                               Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Company, any holder of Company Stock or any other Person:

(a)                                 Capital Stock of the Transitory Subsidiary.  Each share of the common stock, $0.001 par value per share, of the Transitory Subsidiary that is issued and outstanding as of immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

(b)                                 Cancellation of Treasury Stock and Buyer-Owned Stock.  Each share of Company Stock that is owned by the Company as treasury stock and each share of Company Stock that is owned by the Buyer, the Transitory Subsidiary or any other wholly-owned direct or indirect subsidiary of the Buyer as of immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment or consideration shall be delivered in exchange therefor.

(c)                                  Conversion of Company Stock.

(i)                                     Subject to Section 2.2(b), each share of Company Series A Preferred Stock that is issued and outstanding as of immediately prior to the Effective Time (other than (A) shares of Company Series A Preferred Stock referenced in Section 2.1(b) and (B) Dissenting Shares) shall be converted into the right of the holder thereof to receive (in cash and/or Buyer Common Stock, as applicable, as set forth in the Closing Date Allocation Schedule):  (1) the Series A Preference Amount, plus (2) such share’s applicable Closing Waterfall Per Share Amount, plus (3) such share’s Pro Rata Share of the portion of all Future Payments that become payable pursuant to the terms of this Agreement.

(ii)                                  Subject to Section 2.2(b), each share of Company Series B Preferred Stock that is issued and outstanding as of immediately prior to the Effective Time

(other than (A) shares of Company Series B Preferred Stock referenced in Section 2.1(b) and (B) Dissenting Shares) shall be converted into the right of the holder thereof to receive (in cash and/or Buyer Common Stock, as applicable, as set forth in the Closing Date Allocation Schedule):  (1) the Series B Preference Amount, plus (2) such share’s applicable Closing Waterfall Per Share Amount, plus (3) such share’s Pro Rata Share of the portion of all Future Payments that become payable pursuant to the terms of this Agreement.

(iii)                               Subject to Section 2.2(b), each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than (A) shares of Company Common Stock referenced in Section 2.1(b) and (B) Dissenting Shares) shall be converted into the right of the holder thereof to receive (in cash and/or Buyer Common Stock, as applicable, as set forth in the Closing Date Allocation Schedule):  (1) such share’s applicable Closing Waterfall Per Share Amount, plus (2) such share’s Pro Rata Share of the portion of all Future Payments that become payable pursuant to the terms of this Agreement.

(d)                                 Closing Payment Certificate; Closing Date Payments.

(i)                                     No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Buyer: (A) the Closing Payment Certificate; (B) a pay-off letter in form and substance reasonably satisfactory to the Buyer duly executed by each Person to whom any Indebtedness will remain unpaid or otherwise be owed as of immediately prior to the Effective Time by the Company, the Surviving Corporation or any Subsidiary, which shall include a complete release of the Company, the Surviving Corporation and each Subsidiary from all Liens, liabilities and other obligations with respect to such Indebtedness, effective upon the discharge of such Indebtedness at the Closing; and (C) final invoices submitted by each Person to whom any Company Transaction Expenses will remain unpaid or otherwise be owed as of immediately prior to the Effective Time, which shall state that the amount invoiced thereby represents all Company Transaction Expenses payable to such Person with respect to the period through the Closing.

(ii)                                  On the Closing Date, the Buyer shall make the following payments, in each case in the respective amounts set forth in the Closing Payment Certificate:

(A)                               to the Surviving Corporation, by wire transfer of immediately available funds, the portion of the Closing Cash Consideration payable to the holders of Company Equity Awards pursuant to Section 2.5(a) and the procedures described in Section 9.3(f)(iii);

(B)                               to the Escrow Agent, the Escrow Amount by wire transfer of immediately available funds;

(C)                               to the Company Equityholder Representative, by wire transfer of immediately available funds, the Company Equityholder Representative Expense Amount;

(D)                               to each Person specified in the Closing Payment Certificate as a recipient of payments in respect of the Closing Indebtedness (other than unpaid Pre-Closing Taxes) that remains unpaid as of immediately prior to the Effective Time, by wire transfer of immediately available funds, the amount payable to such Person as specified in the Closing Payment Certificate;

(E)                                to each Person specified in the Closing Payment Certificate as a recipient of payments in respect of Company Transaction Expenses that remain unpaid as of immediately prior to the Effective Time, by wire transfer of immediately available funds, the amount payable to such Person as specified in the Closing Payment Certificate; and

(F)                                 to the Exchange and Paying Agent, the Closing Company Stockholder and Warrantholder Consideration by, as applicable, wire transfer of immediately available funds or shares of Buyer Common Stock issued in book entry.

All shares of Closing Stock Consideration issued pursuant to this Section 2.1(d)(ii) shall bear a legend (and Buyer will make a notation on its transfer books to such effect) prominently stamped or printed thereon or the substance of which will otherwise be reflected on the books and records of the transfer agent for Buyer Common Stock with respect to book-entry shares, in each case reading substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO RESALE IN CONNECTION WITH A DISTRIBUTION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.”

(e)                                  Escrow; Holdback.

(i)                                     At Closing, the Buyer will (in accordance with Section 2.1(d)(ii)(B)) deliver to the Escrow Agent the Escrow Amount to be held in escrow pursuant to the Escrow Agreement and to be disbursed in accordance with the terms of this Agreement and the Escrow Agreement.  The Escrow Amount, together with any interest and earnings thereon, shall be held by the Escrow Agent and released by the Escrow Agent to the Surviving Corporation, the Exchange and Paying Agent or the Buyer, as applicable, in accordance with the terms of the Escrow Agreement.

(ii)                                  Any portion of the Escrow Fund disbursed pursuant to the Escrow Agreement for the benefit of the Company Equityholders shall be disbursed in accordance with this Section 2.1(e)(ii).  A portion of such disbursed amount equal to the aggregate of the Pro Rata Shares of such disbursed amount represented by all shares of Company Stock converted pursuant to Section 2.1(c) or any Company Warrant shall be paid by the Escrow Agent to the Exchange and Paying Agent pursuant to the terms of the Escrow Agreement for payment to the holders thereof.  A portion of such disbursed amount equal to the aggregate of the Pro Rata Shares of such disbursed amount represented by all Vested Company Options shall be paid by the Escrow Agent to the Surviving Corporation pursuant to the terms of the Escrow Agreement for payment to the holders thereof (which amount shall be paid by the Surviving Corporation to such holders, subject to any applicable withholding as provided in Section 2.9). The Company Equityholder Representative shall, prior to any disbursement of funds for the benefit of Company Equityholders pursuant to this Section 2.1(e)(ii) and/or the Escrow Agreement, deliver to the Buyer a Post-Closing Disbursement Certificate in respect of such disbursement.

(iii)                               Notwithstanding anything else in this Agreement to the contrary, but subject to the conditions and limitations set forth in Section 8.5, the Buyer shall withhold, in order to satisfy indemnification obligations owed to Buyer Indemnified Parties pursuant to Article VIII hereto and any Final Closing Adjustment in excess of the Escrow Funds, (A) the first $25,000,000 of Contingent Consideration that becomes actually due and payable to Company Equityholders pursuant to this Agreement and (B) 12.5% of any Contingent Consideration, in excess of the first such $25,000,000, in each case, that becomes actually due and payable under this Agreement prior to the date that is fifteen (15) months after the Closing Date (collectively, the “Holdback Amount”).  Any remaining Holdback Funds shall be disbursed by the Buyer pursuant to this Agreement for the benefit of the Company Equityholders in accordance with, and on the date(s) specified by, this Section 2.1(e)(iii) and Section 8.5(d).  A portion of such disbursed amount equal to the aggregate of the Pro Rata Shares of such disbursed amount represented by all shares of Company Stock converted pursuant to Section 2.1(c) or any Company Warrant converted pursuant to Section 2.5 shall be paid by the Buyer to the Exchange and Paying Agent pursuant to the terms of this Agreement for payment to the holders thereof.  A portion of such disbursed amount equal to the aggregate of the Pro Rata Shares of such disbursed amount represented by all Vested Company Options shall be paid by the Buyer to the Surviving Corporation pursuant to the terms of this Agreement for payment to the holders thereof (which amount shall be paid by the Surviving Corporation to such holders, subject to any applicable withholding as provided in Section 2.9). The Company Equityholder Representative shall, prior to any disbursement of funds for the benefit of Company Equityholders pursuant to this Section 2.1(e)(iii), deliver to the Buyer a Post-Closing Disbursement Certificate in respect of such disbursement.

(f)                                   Certain Adjustments to Per Share Amounts.  All per share amounts payable to the Company Equityholders pursuant to this Article II shall be adjusted, as applicable and appropriate, to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Stock), reorganization, recapitalization or other like change with respect to Company Stock occurring (or for which a record date is established) after the date of this Agreement and prior to the Effective Time.

(g)                                  No Fractional Shares.  Notwithstanding any other provision of this Agreement, no fractional shares of Buyer Common Stock shall be issued in exchange for any Company Stock, Company Equity Awards or Company Warrants, and no holder of any of the foregoing shall be entitled to receive a fractional share of Buyer Common Stock; provided, that in lieu of such fraction of a share, the holder of such Company Stock, Company Options or Company Warrants for which a fraction of a share of Buyer Common Stock would otherwise be payable hereunder shall be entitled to an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the Buyer Closing Stock Price.

2.2                               Payment Fund.  The procedures for exchanging outstanding shares of Company Stock for the consideration to be paid to the holders of such Company Stock in connection with the Merger are as follows:

(a)                                 Exchange and Paying Agent.  At or prior to the Effective Time, the Buyer shall (in accordance with Section 2.1(d)(ii)(F)) deposit the Payment Fund with the Exchange and Paying Agent for payment to the Company Equityholders in accordance with this Section 2.2 and the Closing Date Allocation Schedule.  The Exchange and Paying Agent shall, pursuant to instructions from the Buyer in accordance with the Exchange and Paying Agent Agreement and the Closing Date Allocation Schedule, deliver the applicable portion of the Aggregate Closing Consideration out of the Payment Fund for payment in respect of Company Stock and Company Warrants.  The Payment Fund shall not be used for any purpose other than as specified in this Section 2.2(a).

(b)                                 Exchange Procedures.  Promptly after the Effective Time, the Buyer shall cause the Exchange and Paying Agent to mail to each holder of record of Company Stock that was issued and outstanding as of immediately prior to the Effective Time (i) a Letter of Transmittal and (ii) instructions for effecting the surrender of such Certificate in exchange for the applicable Aggregate Consideration that is or may become payable with respect thereto pursuant to the terms of this Agreement.  Upon (A) proper surrender of a Certificate for cancellation to the Exchange and Paying Agent and (B) delivery of a duly completed and executed Letter of Transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor cash and Buyer Common Stock in an amount equal to the Aggregate Closing Consideration payable in respect of the shares of Company Stock represented by such Certificate, as determined in accordance with Section 2.1 and reflected on the Closing Date Allocation Schedule attached to the Closing Payment Certificate.  If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be transferable and be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the satisfaction of the Buyer and the Exchange and Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable portion of the Aggregate Closing Consideration and the applicable portion of any Future Payments that become payable pursuant to this Agreement in respect of such Certificate.  Holders of Certificates shall not be entitled to receive any portion of the Aggregate Consideration to which they would otherwise be entitled until such Certificates are properly surrendered.  Notwithstanding the foregoing, if a Certificate is held in electronic form, then surrender of such Certificate shall be effected upon delivery to Buyer of a confirmation of cancellation of such Certificate from the Company’s transfer agent, eShares, Inc. (DBA Carta, Inc.).

(c)                                  No Further Ownership Rights in Company Stock.  All consideration paid following the surrender for exchange of Certificates evidencing shares of Company Stock (including any Future Payments payable with respect thereto) in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of

Company Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding as of immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange and Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to Section 2.2(e).

(d)                                 Termination of Payment Fund.  Any amount deposited with the Exchange and Paying Agent that remains undistributed to the holders of Company Stock or Company Warrants until nine (9) months after the Effective Time shall be delivered to the Buyer (subject to abandoned property, escheat or similar Law), upon demand, and any holder of Company Stock or Company Warrants who is entitled to such amount under this Section 2.2 shall (subject to Section 2.2(e)) be entitled to seek payment of such amount from the Buyer only as a general creditor thereof.

(e)                                  No Liability.  To the extent permitted by applicable Law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange and Paying Agent shall be liable to any Company Equityholder for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificates shall not have been exchanged prior to the fourth (4th) anniversary of the Closing Date (or immediately prior to such earlier date on which the related consideration payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)                                   Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and a customary indemnification of the Company and the Buyer in a form reasonably satisfactory to the Buyer by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange and Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Aggregate Consideration payable in respect thereof pursuant to this Agreement.  The Exchange and Paying Agent or the Buyer may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificate to agree to an indemnity in favor of the Exchange and Paying Agent and/or the Buyer against any claim that may be made against the Exchange and Paying Agent or the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed; provided, that no such indemnity shall require the posting of a bond by the owner of such Certificate so long as the Aggregate Closing Consideration to be received by such owner (assuming, for this purpose, that the value of the Closing Stock Consideration included within such Aggregate Closing Consideration equals the applicable number of shares of Buyer Common Stock multiplied by the Buyer Closing Stock Price) does not exceed $50,000 in the aggregate.

2.3                               Dissenting Shares.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive any portion of the

Aggregate Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b)                                 If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive any portion of the Aggregate Consideration otherwise payable in respect thereof pursuant to this Agreement, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c)                                  The Company shall give the Buyer (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.  The Company shall not settle or make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such settlement, payment or settlement offer (such consent not to be unreasonably withheld, conditioned or delayed).

2.4                               Company Equityholder Representative.

(a)                                 By their execution of this Agreement or the Letter of Transmittal, approval of the Merger and adoption of this Agreement and/or their acceptance of any consideration pursuant to this Agreement, each Company Equityholder shall be deemed to have approved, and shall have approved, the appointment of, and hereby irrevocably (subject only to Section 2.4(e)) appoints, the Company Equityholder Representative as the representative, attorney-in-fact and agent of the Company Equityholders for all purposes in connection with delivering Post-Closing Disbursement Certificates pursuant to Section 2.1(e), Section 2.4(c), Section 2.7(a), and Section 2.7(c), determining the Final Closing Adjustment pursuant to Section 2.6, amending or modifying the Closing Date Allocation Schedule pursuant to Section 2.7(a), matters relating to Contingent Payments pursuant to Section 2.8, receiving notices regarding Registration Statements pursuant to Section 6.10(d), addressing indemnification claims under Article VIII, handling tax matters under Section 9.3 and privilege matters pursuant to Section 12.11, in each case pursuant to this Agreement and any agreements ancillary hereto, including the Exchange and Paying Agent Agreement and the Escrow Agreement and in any related litigation or arbitration.  In connection therewith, the Company Equityholder Representative is authorized to do or refrain from doing all further acts and things, and to execute all such documents as the Company Equityholder Representative shall deem necessary or appropriate, and shall have the power and authority to:

(i)                                     act for some or all of the Company Equityholders with regard to all matters pertaining to this Agreement and any agreements ancillary hereto, including the Exchange and Paying Agent Agreement or the Escrow Agreement;

(ii)                                  act for the Company Equityholders to transact matters of litigation;

(iii)                               execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Company Equityholder Representative deems necessary or appropriate in connection therewith, including delivering any update to or correction, amendment or modification of the Closing Date Allocation Schedule permitted by Section 2.7(a);

(iv)                              receive the Company Equityholder Representative Expense Amount, make payments from such amount, and give receipts for such payments;

(v)                                 do or refrain from doing, on behalf of the Company Equityholders, any further act or deed that the Company Equityholder Representative deems necessary or appropriate in the Company Equityholder Representative’s discretion relating to such matters, in each case as fully and completely as the Company Equityholders could do if personally present;

(vi)                              give and receive all notices required to be given or received by the Company Equityholders under this Agreement and any agreements ancillary hereto, including the Exchange and Paying Agent Agreement or the Escrow Agreement;

(vii)                           give any written direction to the Exchange and Paying Agent or the Escrow Agent;

(viii)                        agree to, negotiate and/or comply with the determination of the Final Closing Adjustment Statement, the Final Closing Adjustment Items and the Final Closing Adjustment pursuant to Section 2.6, and to agree to, negotiate, comply with and/or enter into settlement and compromises regarding any Contingent Consideration pursuant to Section 2.8;

(ix)                              agree to, negotiate, enter into settlements and compromises and/or comply with arbitration awards and court orders with respect to claims for indemnification made by the Buyer under Article VIII; and

(x)                                 receive service of process in connection with any claims under this Agreement and any agreements ancillary hereto, including the Exchange and Paying Agent Agreement and/or the Escrow Agreement.

(b)                                 All decisions and actions of the Company Equityholder Representative on behalf of the Company Equityholders shall be deemed to be facts ascertainable outside of this Agreement and shall be binding upon all Company Equityholders, and no Company Equityholder shall have the right to object, dissent, protest or otherwise contest the same.

(c)                                  At the Effective Time, the Buyer shall pay the Company Equityholder Representative Expense Amount to the Company Equityholder Representative, which will be used for the purposes of paying directly, or reimbursing the Company Equityholder Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto.  In no event shall the Buyer or the Surviving Corporation (or any of their respective Affiliates) be obligated to reimburse the Company Equityholder Representative for any such expenses. The Company Equityholders will not receive any interest or earnings on the Company Equityholder Representative Expense Amount and irrevocably transfer and assign to the Company Equityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Company Equityholder Representative will not be liable for any loss of principal of the Company Equityholder Representative Expense Amount other than as a result of its bad faith, gross negligence or willful misconduct.  The Company Equityholder Representative will hold these funds separate from its corporate funds in a segregated account, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Company Equityholder Representative’s responsibilities, the Company Equityholder Representative shall deliver any then remaining portion of the Company Equityholder Representative Expense Amount (the “Company Equityholder Representative Account Payment”) to the Buyer, which will promptly pay (i) a portion thereof equal to the Pro Rata Share that is represented by each share of Company Stock converted pursuant to Section 2.1(c) to the Exchange and Paying Agent for payment to the holder thereof, (ii) a portion thereof equal to the Pro Rata Share that is represented by each Company Warrant converted pursuant to Section 2.5 to the Exchange and Paying Agent for payment to the holder thereof, and (iii) a portion thereof equal to the Pro Rata Share that is represented by each Company Equity Award to the Surviving Corporation for payment to the holder thereof (which amount shall be paid by the Surviving Corporation to such holder, in accordance with Section 2.5, subject to any applicable withholding as provided in Section 2.9).  The Company Equityholder Representative shall prior to any disbursement of funds for the benefit of Company Equityholders pursuant to this Section 2.4(c), deliver to the Buyer a Post-Closing Disbursement Certificate in respect of such disbursement.  The Company Equityholder Representative shall hold the Company Equityholder Representative Expense Amount for the benefit of all of the Company Equityholders, and the Company Equityholder Representative Expense Amount shall not be used for any other purpose not expressly set forth herein and shall not be available to the Buyer to satisfy any claims hereunder.

(d)                                 The Company Equityholder Representative shall act for the Company Equityholders on all of the matters set forth in this Agreement, the Exchange and Paying Agent Agreement and the Escrow Agreement in the manner the Company Equityholder Representative believes to be in the best interest of the Company Equityholders.  The Company Equityholder Representative is authorized to act on behalf of the Company Equityholders notwithstanding any dispute or disagreement among the Company Equityholders.  In taking any action as Company Equityholder Representative, the Company Equityholder Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any Person whom the Company Equityholder Representative reasonably believes to be authorized thereunto.  The Company Equityholder Representative may, in all questions arising hereunder, rely on the advice of counsel, and the Company Equityholder Representative shall not be liable to any Company Equityholder for anything done, omitted or suffered in good faith by the Company Equityholder Representative based on such advice.  The Company Equityholder Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Company Equityholder Representative.  The Company Equityholder Representative will incur no liability of any kind to Company Equityholders with respect to any action or omission by the Company Equityholder Representative in connection with the Company Equityholder Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Company Equityholder Representative’s bad faith, gross negligence or willful misconduct. Each Company

Equityholder, severally and not jointly in accordance with its Pro Rata Share, will indemnify, defend and hold harmless the Company Equityholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Company Equityholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the bad faith, gross negligence or willful misconduct of the Company Equityholder Representative, the Company Equityholder Representative will reimburse the Company Equityholders the amount of such indemnified Representative Loss to the extent attributable to such bad faith, gross negligence or willful misconduct.  If not paid directly to the Company Equityholder Representative by the Company Equityholders, any such Representative Losses may be recovered by the Company Equityholder Representative from (i) the Company Equityholder Representative Expense Amount and (ii) any Future Payments at such time as remaining amounts would otherwise be distributable to the Company Equityholders; provided, that while this section allows the Company Equityholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Company Equityholder Representative from seeking from the Company Equityholders any remedies available to it at law or otherwise.  In no event will the Company Equityholder Representative be required to advance its own funds on behalf of the Company Equityholders or otherwise.  Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties, otherwise applicable to the Company Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided by the Company Equityholders to the Company Equityholder Representative under this section.  The foregoing indemnities will survive the Closing, the resignation or removal of the Company Equityholder Representative or the termination of this Agreement. In no event will the Buyer or Surviving Corporation be responsible for any fees, costs or expenses of the Company Equityholder Representative.

(e)                                  In the event the Company Equityholder Representative becomes unable to perform the Company Equityholder Representative’s responsibilities hereunder or resigns from such position, the Company Equityholders (acting by a written instrument signed by holders of Company Stock who held, as of immediately prior to the Effective Time, a majority (by voting power) of the then outstanding shares of Company Stock) shall select another representative to fill the vacancy of the Company Equityholder Representative, and such substituted representative shall be deemed to be the Company Equityholder Representative for all purposes of this Agreement.  The Company Equityholder Representative may be removed only upon delivery of written notice to the Buyer signed by Persons who, as of immediately prior to the Effective Time, held a majority (by voting power) of the then outstanding shares of Company Stock; provided that no such removal shall be effective until such time as a successor Company Equityholder Representative shall have been validly appointed hereunder.  The Company Equityholder Representative shall provide the Buyer prompt written notice of any replacement of the Company Equityholder Representative, including the identity and address of the new Company Equityholder Representative.  Upon any replacement of the Company Equityholder

Representative, the Company Equityholder Representative being replaced shall transfer to the new Company Equityholder Representative the balance of any unexpended Company Equityholder Representative Expense Amount.

(f)                                   For all purposes of this Agreement:

(i)                                     the Buyer shall be entitled to rely conclusively on the instructions and decisions of the Company Equityholder Representative as to the settlement of any disputes or claims under this Agreement or any agreements ancillary hereto, including the Exchange and Paying Agent Agreement or the Escrow Agreement, or any other actions required or permitted to be taken by the Company Equityholder Representative hereunder, and no party hereunder or any Company Equityholder shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Company Equityholder Representative;

(ii)                                  the provisions of this Section 2.4 are independent and severable, are irrevocable (subject only to Section 2.4(e)) and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Equityholder may have in connection with the transactions contemplated by this Agreement; and

(iii)                               the provisions of this Section 2.4 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Company Equityholder, and any references in this Agreement to a Company Equityholder shall mean and include the successors to the rights of each applicable Company Equityholder hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

2.5                               Treatment of Company Equity Awards and Company Warrants.

(a)                                 Company Equity Awards.

(i)                                     As of immediately prior to the Effective Time, each Company Option that is then outstanding (but not to the extent it has theretofore been exercised) shall be cancelled and each Company Option that is vested as of immediately prior to the Effective Time (including any such Company Option that shall become vested in connection therewith) (each, a “Vested Company Option”) shall be converted, in settlement and cancellation thereof, into the right to receive an amount equal to (A) such Vested Company Option’s Closing Waterfall Per Share Amount minus the per share exercise price of such Vested Company Option, plus (B) such Vested Company Option’s Pro Rata Share of the portion of all Future Payments that become payable pursuant to the terms of this Agreement, in each case subject to withholding as provided in Section 2.9; provided, however, that notwithstanding anything to the contrary herein, no portion of the Aggregate Consideration shall be payable to any holder of any such Vested Company Option unless and until such holder shall have executed and delivered to the Buyer a Surrender Agreement; provided, further, that all payments to holders of Vested Company Options pursuant to this Section 2.8(a)(i) shall be composed entirely of cash in lieu of any shares of Buyer Common Stock that would otherwise be issuable in respect of such Vested Company Options, and the Closing Cash Consideration and Closing Stock Consideration payable to

Company Stockholders and holders of Company Warrants shall be adjusted proportionately, in each case as reflected on the Closing Date Allocation Schedule.  Each Company Option other than a Vested Company Option (an “Unvested Company Option”) shall be cancelled without the payment of any consideration therefor.  For purposes of clarification, for any outstanding awards of Company Options that are partially vested (or that shall be partially vested as of immediately prior to the Effective Time), only the vested portion of such grants shall be considered Vested Company Options, and the unvested portions of such grants shall be considered Unvested Company Options.

(ii)                                  As of immediately prior to the Effective Time, each Company Restricted Stock Award that is unvested in whole or in part shall vest in full (and all outstanding shares of Company Common Stock issued in connection with such Company Restricted Stock Award shall be converted pursuant to Section 2.1(c)(iii)).

(iii)                               Upon the conversion and cancellation of any Company Equity Award pursuant to this Section 2.5(a), such Company Equity Award shall no longer represent the right to acquire any shares of Company Stock or other Equity Interests, but shall entitle the holder thereof to receive only the consideration payable in respect thereof pursuant to this Section 2.5(a).

(iv)                              Promptly after the date hereof, the Company shall provide to (i) each holder of Company Equity Awards a letter, in the form of Exhibit I hereto, describing the treatment of such Company Equity Awards pursuant to this Section 2.5(a) and (ii) each holder of Company Restricted Stock Awards a letter, in the form of Exhibit K hereto, describing the treatment of such Company Restricted Stock Awards pursuant to this Section 2.5.

(v)                                 Subject to the Buyer’s receipt from a holder of Company Options of a Surrender Agreement, the Buyer shall cause the Surviving Corporation to pay as promptly as practicable after the later of (1) the Effective Time and (2) the date on which the Buyer receives from the applicable holder of Company Options an executed Surrender Agreement, to each holder of such Company Options the portion of the Aggregate Closing Consideration payable to such holder pursuant to this Section 2.5(a), subject to any applicable withholding as provided in Section 2.9, in accordance with the Closing Date Allocation Schedule.  The Buyer shall cause the Surviving Corporation to pay to each holder of Company Equity Awards any amounts payable with respect to each Future Payment (subject to any applicable withholding as provided in Section 2.9) in accordance with Section 2.7 hereof.

(vi)                              The Company shall, prior to the Effective Time, take all actions reasonably necessary in connection with the treatment of Company Equity Awards contemplated by this Section 2.5(a), including obtaining the consent from each holder of any Company Equity Award (unless such consent is not required under the terms of the applicable agreement, instrument or plan).  The Company shall also use Reasonable Best Efforts prior to the Effective Time to obtain (A) an Investor Representation Letter from each holder of Company Equity Awards and (B) a Surrender Agreement, which shall be effective as of the Effective Time, duly executed by each holder of a Company Equity Award.

(b)                                 Company Warrants.  At the Effective Time, each Company Warrant that is then outstanding (but not to the extent it has theretofore been exercised) shall be cancelled and shall be converted, in settlement and cancellation thereof, into the right to receive an amount equal to (A) such Company Warrant’s Closing Waterfall Per Share Amount minus the per share exercise price of such Company Warrant, plus (B) such Company Warrant’s Pro Rata Share of the portion of all Future Payments that become payable pursuant to the terms of this Agreement, in each case subject to withholding as provided in Section 2.9.  As soon as practicable following the execution of this Agreement, the Company shall provide to each holder of a Company Warrant a letter, in the form of Exhibit J hereto, describing the treatment of such Company Warrant pursuant to this Section 2.5(b).  (A) Prior to the date of this Agreement, the Board of Directors of the Company has adopted the necessary resolutions and taken such other actions, and (B) promptly following the date of this Agreement (but in any event prior to the Closing Date), the Company shall take all other actions as may be required, in each case to effect the treatment described in this Section 2.5(b) prior to the Effective Time.

2.6                               Adjustment Before and After the Closing.  The Estimated Closing Adjustment and the Final Closing Adjustment shall be determined as set forth below in this Section 2.6:

(a)                                 Not later than four (4) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Buyer a statement (the “Estimated Closing Adjustment Statement”) setting forth the Estimated Closing Adjustment, including an estimated consolidated balance sheet of the Company and the Subsidiaries as of immediately prior to the Effective Time, together with all relevant backup materials, in detail reasonably acceptable to the Buyer.  The Estimated Closing Adjustment Statement and such consolidated balance sheet shall be prepared in accordance with GAAP applied on a basis consistent with the application thereof to the most recent audited financial statements included in the Company Financial Statements (to the extent consistent with GAAP).  Schedule 2.6(a) attached hereto reflects the Closing Adjustment Items to be included in the Estimated Closing Adjustment Statement, including estimated amounts in respect thereof as of the date of this Agreement.  From the delivery of the Estimated Closing Adjustment Statement until such time as the calculation of the Estimated Closing Adjustment has been finally determined pursuant to this Section 2.6(a), the Buyer and its accountants shall, upon reasonable notice and during normal business hours, be permitted to discuss with the Company and its accountants the Estimated Closing Adjustment Statement and shall be provided complete and accurate copies of, and have reasonable access, upon reasonable notice at reasonable times during normal business hours, to the work papers and supporting records of the Company and its accountants so as to allow the Buyer and its accountants to verify the accuracy of the Estimated Closing Adjustment Statement.  If the Buyer objects to the Estimated Closing Adjustment Statement, the Company and the Buyer will work together in good faith to resolve the issues in dispute.  If all disputed issues are resolved, the amounts as agreed upon by the Buyer and the Company shall be used to determine the Estimated Closing Adjustment.  If the Buyer and the Company are unable to resolve all such disputed issues within four (4) Business Days following the Buyer’s receipt of the Estimated Closing Adjustment Statement, the Estimated Closing Adjustment shall be as determined by the Company.

(b)                                 Not later than 60 calendar days after the Closing Date, the Buyer shall deliver to the Company Equityholder Representative the Closing Adjustment Statement, including a consolidated balance sheet of the Company and the Subsidiaries as of immediately prior to the Effective Time.  The Closing Adjustment Statement and such consolidated balance sheet shall be prepared in accordance with GAAP applied on a basis consistent with the application thereof to the most recent audited financial statements included in the Company Financial Statements (to the extent consistent with GAAP).  The Closing Adjustment Statement delivered pursuant to this Section 2.6(b) shall be accompanied by a statement setting forth the amount, if any, by which the total of the Closing Adjustment Items is greater than, or less than, the Estimated Closing Adjustment.  The Closing Adjustment Statement, as proposed by Buyer pursuant to this Section 2.6(b), shall be deemed for purposes of this Section 2.6 to be the “Final Closing Adjustment Statement,” the Closing Adjustment Items reflected thereon shall be deemed for purposes of this Section 2.6 to be the “Final Closing Adjustment Items” and each shall be final and binding on all parties to this Agreement and on all Company Equityholders, unless the Company Equityholder Representative timely delivers to the Buyer an Objection Notice in accordance with Section 2.6(c).

(c)                                  In the event that the Company Equityholder Representative disputes the Closing Adjustment Statement or the amount of the Closing Adjustment Items, the Company Equityholder Representative shall notify the Buyer in writing (the “Objection Notice”) of the amount, nature and basis of such dispute, within 30 calendar days after delivery of the Closing Adjustment Statement pursuant to Section 2.6(b).  Any such Objection Notice shall specify those items or amounts as to which the Company Equityholder Representative disagrees, and the Company Equityholder Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Adjustment Statement and the amount of the Closing Adjustment Items delivered pursuant to Section 2.6(b).  In the event of such a dispute, the Buyer and the Company Equityholder Representative shall first negotiate in good faith to reach agreement on the disputed items or amounts in order to determine the amount of the Closing Adjustment Items, which amount shall not be more than the Buyer’s calculation delivered pursuant to Section 2.6(b) nor less than the Company Equityholder Representative’s calculation delivered pursuant to this Section 2.6(c).  If the Buyer and the Company Equityholder Representative reach a final resolution on the Closing Adjustment Statement within 30 days after the Buyer’s receipt of the Objection Notice (or within any additional period as mutually agreed to between the Buyer and the Company Equityholder Representative), then the Closing Adjustment Statement agreed upon by the Buyer and the Company Equityholder Representative shall be deemed for purposes of this Section 2.6 to be the “Final Closing Adjustment Statement,” the Closing Adjustment Items reflected thereon shall be deemed for purposes of this Section 2.6 to be the “Final Closing Adjustment Items” and each shall be final and binding on all parties to this Agreement and on all Company Equityholders.

(d)                                 If the Buyer and the Company Equityholder Representative are unable to resolve the dispute within 30 calendar days after delivery of the Objection Notice, then any remaining items in dispute shall be submitted to the Neutral Accountant.  All determinations and calculations pursuant to this Section 2.6(d) shall consider only those Closing Adjustment Items that are set forth in the Objection Notice and remain in dispute, shall be a value that is not more than the Buyer’s calculation delivered pursuant to Section 2.6(b) nor less than the Company Equityholder Representative’s calculation delivered pursuant to Section 2.6(c), shall be in writing and shall be delivered to the Buyer and the Company Equityholder Representative as promptly as practicable.  Absent fraud or manifest error, the Closing Adjustment Statement as finally determined by the Neutral Accountant shall be deemed for purposes of this Section 2.6 to be the “Final Closing Adjustment Statement,” the Closing Adjustment Items reflected thereon shall be deemed for purposes of this Section 2.6 to be the “Final Closing Adjustment Items” and each shall be final and binding on all parties to this Agreement and on all Company Equityholders.  In determining the Closing Adjustment Statement and the Closing Adjustment Items, the Neutral Accountant shall act as an expert and not as arbitrator.  A judgment on the determination made by the Neutral Accountant pursuant to this Section 2.6 may be entered in and enforced by any court having jurisdiction thereover.

(e)                                  Subject to Section 2.6(f), the fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to Section 2.6(d) shall be borne by the Company Equityholders (in each case, in accordance with their Pro Rata Share), on the one hand, and the Buyer, on the other hand, in proportion to the amounts by which the proposals of the Buyer and the Company Equityholder Representative differed from the Neutral Accountant’s final determination.

(f)                                   The “Final Closing Adjustment” shall be equal to (i) the amount of the Final Closing Adjustment Items, minus (ii) the Estimated Closing Adjustment.  For the avoidance of doubt, the Final Closing Adjustment may be a positive or negative number.  If the Final Closing Adjustment is greater than zero (0), then the Buyer shall be entitled to receive payment of the Final Closing Adjustment from the Company Equityholders, together with any fees and expenses of the Neutral Accountant to be borne by the Company Equityholders pursuant to Section 2.6(e) to the extent advanced by Buyer, promptly (and in no event later than two (2) Business Days) after the date of determination of the Final Closing Adjustment; provided that the Buyer’s recourse with respect to any such Final Closing Adjustment shall be limited to, without duplication, (a) the then-current balance of the Escrow Fund, (b) subject to Section 2.1(e)(iii) and Section 8.5(d), the Holdback Funds (if any) and (c) the Adjusted Guaranteed Amount; provided, further, that as among any then-current balance of the Escrow Fund, the Holdback Funds and the Adjusted Guaranteed Amount, the Buyer shall seek recourse first against the Escrow Fund.  For the avoidance of doubt, except in the case of fraud (but subject to the limitations set forth in Section 8.5(e)), the Buyer shall not be entitled to direct recourse against any Company Equityholder with respect to any Final Closing Adjustment.  If the Final Closing Adjustment is less than zero (0), then promptly (and in no event later than two (2) Business Days) after the date of determination of the Final Closing Adjustment: (1) a portion thereof equal to the aggregate of the Pro Rata Shares of such Final Closing Adjustment represented by all shares of Company Stock converted pursuant to Section 2.1(c) and all Company Warrants converted pursuant to Section 2.5 shall be paid by the Buyer to the Exchange and Paying Agent for payment to the holders thereof and (2) a portion thereof equal to the aggregate of the Pro Rata Shares of such Final Closing Adjustment represented by all Vested Company Options shall be paid by the Buyer to the Surviving Corporation for payment to the holders thereof (subject to any applicable withholding as provided in Section 2.9); provided, that all such payments by the Buyer under clauses (1) and (2) of this Section 2.6(f) shall be composed of one-hundred percent (100%) cash.  The percentage of the Final Closing Adjustment, if any, to be distributed to each Company Equityholder is set forth opposite such Company Equityholder’s name on the Closing Date Allocation Schedule. Notwithstanding the foregoing, if (A) the Final Closing Adjustment is a positive number and is less than $100,000, or (B) the Final Closing Adjustment is a negative number and is greater than ($100,000), then no Final Closing Adjustment payments shall be made pursuant to this Section 2.6(f).

(g)                                  From the delivery of the Closing Adjustment Statement until such time as the calculation of the Final Closing Adjustment has been finally determined pursuant to this Section 2.6, the Company Equityholder Representative and its accountants (at the Company Equityholder Representative’s expense on behalf of the Company Equityholders) shall, upon reasonable notice and during normal business hours, be permitted to discuss with the Buyer and its accountants the Closing Adjustment Statement and shall be provided complete and accurate copies of, and have reasonable access, upon reasonable notice at reasonable times during normal business hours, to the work papers and supporting records of the Buyer and its accountants so as to allow the Company Equityholder Representative and its accountants to verify the accuracy of the Closing Adjustment Statement.

(h)                                 The parties agree that the procedures set forth in this Section 2.6 shall be the sole and exclusive method for resolving any disputes with respect to the determination of the Final Closing Adjustment Statement, the Final Closing Adjustment Items and the Final Closing Adjustment; provided, that this provision shall not prohibit the Buyer or the Company Equityholder Representative from instituting litigation to enforce the determination of the Neutral Accountant and shall not limit any remedy of any party under Article VIII.

2.7                               Allocation Schedules; Payments of Future Payments.

(a)                                 The Preliminary Closing Date Allocation Schedule sets forth a true, correct and complete summary of the allocation (estimated as of the date hereof) of the amounts payable to the Company Equityholders pursuant to this Agreement.  The Company shall deliver to the Buyer and the Exchange and Paying Agent, at least three (3) Business Days prior to the Closing, the Closing Date Allocation Schedule (attached as an exhibit to the Closing Payment Certificate).  From time to time after the Effective Time, the Company Equityholder Representative (on behalf of the Company Equityholders) may, with the written agreement of the Buyer, update, correct or otherwise amend or modify the Closing Date Allocation Schedule in any manner that is consistent with the express provisions of this Article II, including by delivering a Post-Closing Disbursement Certificate that supersedes such Closing Date Allocation Schedule.  The Buyer shall be entitled to rely conclusively on the Closing Date Allocation Schedule as in effect from time to time and/or any Post-Closing Disbursement Certificate, as applicable, and, as between the Company Equityholders, on the one hand, and the Buyer and the Surviving Corporation, on the other hand, any amounts delivered by the Buyer to any Company Equityholder (or delivered by the Buyer to the Exchange and Paying Agent for delivery) in accordance with the Closing Date Allocation Schedule and/or Post-Closing Disbursement Certificate, as applicable, in effect from time to time shall be deemed for all purposes to have been delivered to the applicable Company Equityholder in full satisfaction of the obligations of the Buyer and the Surviving Corporation under this Article II.

(b)                                 The Exchange and Paying Agent shall make all payments constituting Aggregate Consideration to the applicable Company Equityholders in accordance with the Closing Date Allocation Schedule and the Letters of Transmittal, and the Buyer or the Surviving Corporation shall pay the portion of the Closing Cash Consideration payable to the holders of Company Equity Awards pursuant to Section 2.5(a) to the holders thereof in accordance with the Closing Date Allocation Schedule (subject to any applicable withholding as provided in Section 2.9).

(c)                                  The portion of any Future Payment payable in respect of Company Stock and any Company Warrant shall be paid by the Buyer or the Surviving Corporation to the Exchange and Paying Agent for the benefit of the holders thereof, and the portion of any Future Payment payable in respect of Company Equity Awards shall be paid (subject to any applicable withholding as provided in Section 2.9) by the Surviving Corporation to the holders thereof, in each case in accordance with the Closing Date Allocation Schedule.   The Company Equityholder Representative shall, prior to any disbursement of funds for the benefit of Company Equityholders pursuant to this Section 2.7(c), deliver to the Buyer a Post-Closing Disbursement Certificate in respect to such disbursement.

(d)                                 The parties understand and agree that (i) the Company Equityholders have no rights as a security holder of the Surviving Corporation or the Buyer as a result of their right to receive the Future Payments, (ii) without limiting the generality of Section 12.4, no right to receive any Future Payment may be assigned or otherwise transferred without the prior written consent of the Buyer and any purported assignment or transfer in the absence of such consent shall be null and void ab initio, and (iii) no interest is payable as additional consideration with respect to any of the Future Payments.

2.8                               Contingent Payments. Subject to Section 2.1(e)(iii), Section 8.5(d) and Section 8.5(j), the Company Equityholders shall be entitled to certain contingent cash payments determined as set forth below (collectively, the “Contingent Consideration”):

(a)                                 Priority Review Voucher Payment.  If the Buyer or any of its Subsidiaries or any of their respective licensees or sublicensees obtains a Priority Review Voucher for an [**] from the FDA, then on the date that is the earlier to occur of: (i) [**] after the date of receipt by the Buyer or its Subsidiary of such Priority Review Voucher; or (ii) [**] after the date that the Buyer or its Subsidiary receives at least [**] percent ([**]%) of the proceeds of the sale of such Priority Review Voucher by the Buyer or such Subsidiary to a third party, the Buyer shall pay to the Exchange and Paying Agent or the Surviving Corporation, as applicable, for the benefit of the Company Equityholders, a one-time cash payment of an amount equal to $[**].  The payment under this subsection (a) shall be made one time only even if multiple Priority Review Vouchers for an [**] are obtained by Buyer or any of its Subsidiaries.  The Buyer shall promptly file with the FDA for a Priority Review Voucher at the time of [**] for the first [**] and submit to the FDA any additional documents and responses to any inquiries with respect thereto, in each case, as necessary for the FDA to review and fully consider the application for a Priority Review Voucher.

(b)                                 Milestone Payments.  Buyer shall promptly notify the Company Equityholder Representative in writing of the first achievement of each milestone event set forth below (each, a “Milestone Event”) by or on behalf of the Buyer, any of its Subsidiaries or any their respective sublicensees with respect to the applicable Product, and the Buyer shall make a one-time, cash payment in the amount below corresponding to such Milestone Event (each, a “Milestone Payment”) to the Exchange and Paying Agent or the Surviving Corporation, as applicable, for the benefit of the Company Equityholders, within [**] after provision of such notice.

(i)                                     Development and Regulatory Milestone Payments.

Development or Regulatory Milestone Event	Milestone Payment (in U.S. Dollars)
For the AADC Product:
(A) Acceptance for filing by FDA of a BLA for the first AADC Product for treatment of AADC	$20,000,000
[**]	[**]
[**]	[**]

For the FA Product:
[**] or (b) two (2) years after the Closing Date	$20,000,000
[**]	[**]
[**]	[**]

For the AS Product:
[**] or (b) two (2) years after the Closing Date	$20,000,000
[**]	[**]
[**]	[**]

(ii)                                  Sales Milestone Payments.

Sales Milestone Event (in U.S. Dollars)	Milestone Payment (in U.S. Dollars)
For the AADC Product:
(A) First occurrence of a four (4) consecutive Calendar Quarter period in which aggregate Net Sales of the AADC Product [**]	[**]
(B) First occurrence of a four (4) consecutive Calendar Quarter period in which aggregate Net Sales of the AADC Product [**]	[**]

For the FA Product:
(C) First occurrence of a four (4) consecutive Calendar Quarter period in which aggregate Net Sales of the FA Product [**]	[**]
(D) First occurrence of a four (4) consecutive Calendar Quarter period in which aggregate Net Sales of the FA Product [**]	[**]

For the AS Product:
(E) First occurrence of a four (4) consecutive Calendar Quarter Period in which aggregate Net Sales of the AS Product [**]	[**]
(F) First occurrence of a four (4) consecutive Calendar Quarter Period in which aggregate Net Sales of the AS Product [**]	[**]

(iii)                               Certain Limitations.  Each of the Milestone Payments shall only be payable once with respect to each Product, upon the first occurrence of the corresponding Milestone Event for such Product, and no additional payment will be due in the event of any repeated occurrence of such Milestone Event with respect to such Product or to any product developed by the Buyer as a follow-on product to any Product.

(c)                                  Net Sales Payments.   Subject to the terms and conditions of this Agreement, during the Payment Term, the Buyer shall pay to the Exchange and Paying Agent or the Surviving Corporation, as applicable, for the benefit of the Company Equityholders, cash payments in respect of Annual Net Sales of each of the FA Product and the AS Product in accordance with clauses (i) and (ii) below (the “Net Sales Payments”).  For purposes of clarity, no Net Sales Payments shall be owed with respect to sales of the AADC Product.

(i)                                     FA Product.

Annual Net Sales of the FA Product Worldwide	Applicable Percentage
(A) For that portion of Annual Net Sales of the FA Product less than or equal to $[**]	2%
(B) For that portion of Annual Net Sales of the FA Product greater than $[**] but less than or equal to $[**]	4%
(C) For that portion of Annual Net Sales of the FA Product greater than $[**]	6%

(ii)                                  AS Product.

Annual Net Sales of the AS Product Worldwide	Applicable Percentage
(A) For that portion of Annual Net Sales of the AS Product less than or equal to $[**]	2%
(B) For that portion of Annual Net Sales of the AS Product greater than $[**] but less than or equal to $[**]	4%
(C) For that portion of Annual Net Sales of the AS Product greater than $[**]	6%

(iii)                               Net Sales Payment Reports; Payments.  Payments of any Net Sales Payments shall be made (1) on a quarterly basis within [**] after the last day of each of the first three Calendar Quarters of each applicable Calendar Year and (2) within [**] after the last day of the fourth Calendar Quarter of the calendar year in which Net Sales Payments are due hereunder, and shall be accompanied by a written report with respect to the immediately preceding quarter (each, a “Net Sales Payment Report”) stating: (A) the total gross sales of the FA Product sold by the Buyer, its Subsidiaries and their respective sublicensees during such Calendar Quarter; (B) the Net Sales of the FA Product sold by the Buyer, its Subsidiaries and their respective sublicensees during such quarter, including a breakdown of the sum of each of the deductions made, if any, from gross sales to arrive at the calculation of Net Sales; (C) the total gross sales of the AS Product sold by the Buyer, its Subsidiaries and their respective sublicensees during such Calendar Quarter; and (D) the Net Sales of the AS Product sold by the Buyer, its Subsidiaries and their respective sublicensees during such quarter, including a breakdown of the sum of each of the deductions made, if any, from gross sales to arrive at the calculation of Net Sales.  Concurrent with the submission of a Net Sales Payment Report for each such Calendar Quarter, the Buyer shall deliver to the Exchange and Paying Agent or the Surviving Corporation, as applicable, for the benefit of the Company Equityholders, all Net Sales Payments due under Section 2.8(c)(i) and (ii) in respect of such Calendar Quarter.

(iv)                              Milestone Net Sales Reports.  Solely with respect to the United States and the European Union and commencing no earlier than nine (9) months after the date of the first commercial sale of the AADC Product in the applicable jurisdiction, the Buyer shall provide to the Company Equityholder Representative, within sixty (60) calendar days after (1) the second Calendar Quarter of each applicable Calendar Year and (2) within ninety (90) calendar days after the fourth Calendar Quarter of the calendar year, in each case a report with respect to the immediately preceding six (6) month period (including, in each case, breakdowns of the applicable amounts by Calendar Quarter) (each, a “Milestone Payment Report”) stating: (A) the total gross sales of the AADC Product sold by the Buyer, its Subsidiaries and their respective sublicensees during such six (6) month period in the applicable jurisdiction(s); and (B) the Net Sales of the AADC Product sold by the Buyer, its Subsidiaries and their respective sublicensees during such six (6) month period in the jurisdiction(s), including a breakdown of the sum of each of the deductions made, if any, from gross sales to arrive at the calculation of Net Sales of the AADC Product for such jurisdiction during such period.  Upon (a) the achievement of the Milestone Event with respect to a jurisdiction pursuant to Section 2.8(b)(ii)(A) or Section 2.8(b)(ii)(B), as applicable, and the payment of the applicable Milestone Payment for the achievement of such Milestone Event pursuant to Section 2.8(b), or (b) the expiration of the Payment Term with respect to the AADC Product, the Buyer shall have no further obligation to submit any Milestone Payment Reports with respect to such jurisdiction(s) under this Section 2.8(c)(iv).

(v)                                 Until the third (3rd) anniversary of the expiration of the applicable Payment Term, the Buyer agrees to keep reasonably complete and accurate records of Net Sales, setting forth the gross invoiced amounts from sales of Products and amounts deducted by category from gross invoiced amounts in reasonable detail.  The Buyer further agrees, upon not less than thirty (30) calendar days prior written notice, to permit applicable books and records relating to such Net Sales to be examined by an independent accounting firm selected by the Company Equityholder Representative and reasonably acceptable to Buyer for the purpose of verifying reports provided by Buyer under Section 2.8(c).  Such examination shall not be performed more frequently than once in any twelve (12) month period and not more than once with respect to the books and records relating to Net Sales in any given period, and shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of such reports.  Such examination is to be made at the expense of the Company Equityholders, unless such audit discloses an underpayment by Buyer of more than seven percent (7%) of the amount of any Net Sales Payments and any other payments due under this Agreement for any applicable Calendar Quarter, in which case, the Buyer shall bear the cost of such audit and shall reasonably promptly remit to the Exchange and Paying Agent or the Surviving Corporation, as applicable, for the benefit of the Company Equityholders, the amount of any such underpayment.  Any overpayment by Buyer revealed by an audit shall be credited against or set-off against Future Payments owed by the Buyer to the Company Equityholders

(provided, that if no further payments are due, such overpayment shall not be refunded by the Company Equityholders).

(d)                                 Each of the Company Equityholders, by his, her or its execution of a Stockholders Agreement, a Written Consent, a Surrender Agreement, a Letter of Transmittal and/or receipt of Aggregate Consideration hereunder, acknowledges and agrees that (i) Buyer is entitled to conduct the business of the Surviving Corporation and with respect to any Products in a manner that is in the best interests of Buyer and its shareholders, and shall have the absolute right and sole and absolute discretion to operate and otherwise make decisions with respect to the conduct of the business of the Surviving Corporation and/or the Products and to take or refrain from taking any action with respect thereto; (ii) Buyer or an Affiliate of Buyer currently or may in the future offer products or services that compete, either directly or indirectly, with the Products and may make decisions with respect to such products and services that may adversely affect the Products and the products, services, sales, revenues, expenses, or other financial performance measures of the Surviving Corporation or the Products; and (iii) neither the Buyer nor any of its Affiliates shall have any liability to any Company Equityholder or any other Person for any claim, loss or damage of any nature, including claims, losses or damages that arise out of or relate in any way to any decisions or actions affecting whether or not or the extent to which the Contingent Consideration becomes payable in accordance with this Section 2.8, in each case in connection with the Contingent Consideration unless, and then only to the extent, that it takes any action intended for the purpose of frustrating the payment of Contingent Consideration hereunder.

(e)                                  The right of any Company Equityholder to receive any amounts with respect to Contingent Consideration (i) shall not be evidenced by a certificate or other instrument, (ii) shall not be assignable or otherwise transferable by such Company Equityholder, except by will, upon death or by operation of Law, and (iii) does not represent any right other than the right to receive the consideration set forth in this Section 2.8.  Any attempted transfer of the right to any amounts with respect to Contingent Consideration by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

(f)                                   Notwithstanding any other provision in this Agreement, the Buyer’s obligations to pay any Contingent Consideration hereunder is subject to (i) Section 8.5(d) and Section 8.5(j) and (ii) receipt by the Buyer of a Post-Closing Disbursement Certificate pursuant to, and in accordance with, Section 2.7(c).

(g)                                  Certain Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

(i)                                     “AADC” means Aromatic Amino Acid Decarboxylase Deficiency.

(ii)                                  “AADC Product” means the product known internally by the Company as AGIL-AADC as more specifically described on Schedule 2.8(g)(i) attached hereto.

(iii)                               “Annual Net Sales” means the Net Sales generated over any given Calendar Year.

(iv)                              “AS” means Angelman Syndrome.

(v)                                 “AS Product” means the product known internally by the Company as AGIL-AS, as more specifically described on Schedule 2.8(g)(ii) attached hereto.

(vi)                              “BLA” means a Biologics License Application submitted to the FDA pursuant to 21 C.F.R. § 601.2 (or any successor regulation thereto), for purposes of obtaining Regulatory Approval for a new biologic in the United States, or any equivalent filing in a country or regulatory jurisdiction other than the United States.

(vii)                           “Calendar Quarter” means each period of three (3) consecutive months commencing on January 1, April 1, July 1 and October 1 of each calendar year.

(viii)                        “Calendar Year” means the period of four consecutive Calendar Quarters beginning on January 1 and ending on December 31 of each calendar year.

(ix)                              “Cover” means that, in the absence of ownership of or a license granted under a Valid Claim, the making, using, selling, offering for sale or importation of a Product would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

(x)                                 “European Union” or “EU” means (A) the economic, scientific and political organization of the European Union as it may be constituted from time to time, which as of the date of this Agreement consists of twenty-eight (28) European member states; and (B) the United Kingdom.

(xi)                              “FA” means Friedrich’s Ataxia.

(xii)                           “FA Product” means the product known internally by the Company as AGIL-FA as more specifically described on Schedule 2.8(g)(iii) attached hereto.

(xiii)                        “FDA Act” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

(xiv)                       “Initiation” means, with respect to a clinical trial, the first dosing of the first subject enrolled in such Clinical Trial with a product.

(xv)                          “Net Sales” means with respect to any Product, the gross amount invoiced Buyer, any of its Subsidiaries and or any sublicensee (each, a “Selling Party”) to a third party (including a customer, distributor, wholesaler or end user) for sales or distribution of such Product, less the following deductions as calculated in accordance with GAAP consistently applied:

(A)                               normal trade, cash, quantity and other customary discounts given to customers in the ordinary course of business;

(B)                               rebates, credits and allowances given by reason of rejections returns, damaged or defective product or recalls;

(C)                               government-mandated rebates and any other compulsory payments, credits, adjustments and rebates paid or deducted;

(D)                               price adjustments, allowances, credits, chargeback payments, discounts, rebates, free of charge concessions, fees and reimbursements or similar payments granted or made to managed care organizations, group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators, patient assistance or other similar programs, or to federal state/provincial, local and other governments, including their agencies, or to wholesalers, distributors or other trade customers;

(E)                                reasonable and customary freight, shipping, insurance and other transportation expenses, if borne by the applicable Selling Party without reimbursement from any third party;

(F)                                 amounts written off as uncollectable debt; provided that the amount of any uncollectable debt deducted pursuant to this exception and actually collected in a subsequent Calendar Quarter shall be included in Net Sales for such subsequent Calendar Quarter; and

(G)                               sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, delivery or use of such Product (but not including taxes assessed against the net income derived from such sale).

If non-monetary consideration is received for any Product, Net Sales will be calculated based on the average price charged for such Product during the preceding Calendar Quarter in the relevant country, or in the absence of such sales, the fair market value of the Product, as determined by the parties in good faith.

Furthermore, Net Sales shall not include use of or sale at or below the transfer price by Buyer, its Subsidiaries and/or its sublicensees of Product for non-clinical or clinical studies, patient-assistance programs, charitable donations or compassionate use.

Resales or sales of a Product made in good faith between or among Buyer, any of its Subsidiaries or any sublicensee shall not be included in the calculation of Net Sales as long as, with respect to such resales or sales, the first sale thereafter to a non-sublicensee third party is included in the calculation of Net Sales.

(xvi)                       “Payment Term” means, on a country-by-country and Product-by-Product basis, the period commencing on the date of the first commercial sale of a Product in such country and terminating upon the later of: (A) the last to expire of any Valid Claims Covering the Product in such country; (B) ten (10) years after the first commercial sale of such Product in such country; and (C) the termination or expiration of Regulatory Exclusivity applicable to the Product in such country.

(xvii)                    “Phase 1 Clinical Trial” means a human clinical trial (or a portion of a human clinical trial) of a product in any country, the principal purpose of which is a preliminary determination of safety in patients, that would satisfy the requirements of 21 C.F.R. §312.21(a), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

(xviii)                 “Priority Review Voucher” means a priority review voucher issued by the FDA or otherwise under the authority of the United States Department of Health and Human Services to Buyer or any of its Subsidiaries as the sponsor of a rare pediatric disease or neglected tropical disease product application, that entitles the holder of such voucher to priority review of a single human drug application submitted under Section 505(b)(1) or 505(b)(2) of the FDA Act or Section 351(a) of the United States Public Health Service Act, as further defined in the FDA Act.

(xix)                       “Product” means the AADC Product, the FA Product or the AS Product.

(xx)                          “Regulatory Approval” means the approval of the applicable Regulatory Authority necessary for the marketing and sale of a product in a country (or countries), and including the expansion or modification of the label for additional indications or uses.

(xxi)                       “Regulatory Approval Application” means (A) a BLA, or (B) any other corresponding foreign application to seek Regulatory Approval of a product in any country or multinational jurisdiction, as defined in applicable Laws and filed with the relevant Regulatory Authorities of such country or jurisdiction.

(xxii)                    “Regulatory Exclusivity” means an additional market protection, other than patent protection, granted by the applicable Regulatory Authority which confers a time period during which the Buyer, its Subsidiaries and/or their respective sublicensees have the exclusive right to market and sell a Product in the United States through a regulatory exclusivity right (e.g., new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity).

(xxiii)                 “United Kingdom” means Great Britain and Northern Ireland.

(xxiv)                “United States” means the United States of America and its territories and possessions.

(xxv)                   “Valid Claim”  means (A) a claim of any issued and unexpired patent whose validity, enforceability, or patentability has not been affected by any of the following: (1) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (2) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, national or regional patent office, or other applicable Governmental Entity that has competent jurisdiction, such holding, finding, or decision being final and nonappealable or unappealed within the time required for a timely appeal; or (B) a claim of a patent application that is filed in good faith and has not been (1) cancelled, withdrawn, abandoned or finally disallowed, without the possibility of appeal or refiling, or (2) pending for more than five (5) years from its earliest priority date, as of the relevant time.  For clarity, any claim in a patent application that has been pending for more than seven (7) years from its earliest priority date as of the relevant time shall not be considered a Valid Claim unless and until such claim is granted and meets the requirement of subsection (A) of this definition.

2.9                               Withholding Rights.  The Buyer, the Company, the Exchange and Paying Agent and the Escrow Agent will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person, such amounts that it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and to collect any reasonably requested Tax forms, including IRS Forms W-9 or appropriate IRS Forms W-8, as applicable, or any similar information, from Company Stockholders and any other recipients of payments hereunder.  In the event that any amount is so deducted and withheld, and properly remitted to the applicable Governmental Entity, such amount will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amount was withheld was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that, except as set forth in the Company Disclosure Schedule, the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III; provided, however, that the disclosures in any section or paragraph of the Company Disclosure Schedule shall qualify (a) the corresponding section or paragraph in this Article III and (b) such other sections or paragraphs in this Article III (whether or not there is a specific cross reference) to the extent that it is reasonably apparent on the face of the disclosure that such disclosure also qualifies or applies to such other section or paragraph.

3.1                               Organization, Standing and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction listed in Section 3.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except where the failure of the Company to be so qualified in any such jurisdiction other than Delaware, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Company has made available to the Buyer complete and accurate copies of its Organizational Documents.

3.2                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of 36,542,218 shares of Company Common Stock and 23,844,412 shares of Company Preferred Stock, of which 7,244,412 shares are designated as Company Series A Preferred Stock and 16,600,000 shares are designated as Company Series B Preferred Stock.  As of the date of this Agreement, there are (i) 2,661,803 shares of Company Common Stock, 7,244,412 shares of Company Series A Preferred Stock and 16,357,863 shares of Company Series B Preferred Stock outstanding and (ii) no shares of Company Stock held in treasury.

(b)                                 Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than shares of Company Common Stock) the number of shares of Company Common Stock (if any) into which such shares are convertible.  Section 3.2(b) of the Company Disclosure Schedule also indicates all outstanding shares of Company Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company.  All of the issued and outstanding shares of capital stock of the Company have been and on the Closing Date will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.  All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities Laws.

(c)                                  Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of shares of Company Stock issued to date under such Company Stock Plan, the number of shares of Company Stock subject to outstanding options under such Company Stock Plan and the number of shares of Company Stock reserved for future issuance under such Company Stock Plan, (ii) all holders of outstanding Company Options, indicating with respect to each Company Option the Company Stock Plan under which it was granted, the number of shares of Company Stock subject to such Company Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto), (iii) all other outstanding Company Equity Awards,  indicating with respect to each such award the name of the holder thereof, the Company Stock Plan under which it was granted, the number and class or series of shares of Company Stock subject to such award, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way in connection with the Merger or any of the other transactions contemplated by this Agreement or upon related, concurrent or subsequent employment termination, or in combination with any other event, and (iv) all holders of outstanding Company Warrants, indicating with respect to each Company Warrant the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Company Warrant, the exercise price, the date of issuance and the expiration date thereof.  The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans, forms of all stock option agreements evidencing Company Options and all agreements evidencing Company Warrants.  All of the shares of capital stock of the Company subject to Company Options and Company Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

(d)                                 With respect to each Company Option (whether outstanding or previously exercised), (i) each such Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, and (iii) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act, to the extent applicable, and all other applicable Laws and are not and have not been the subject of any internal investigation, review or inquiry.

(e)                                  Except as set forth in Section 3.2(c) or Section 3.2(e) of the Company Disclosure Schedule, as of the date of this Agreement (i) there are no Equity Interests of any class of the Company, or any security exchangeable into or exercisable for such Equity Interests, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other Equity Interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other Equity Interests, or obligating the Company to grant, extend, otherwise modify or amend or enter into any such option, warrant, Equity Interest, call, right, commitment or agreement, (iii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any Equity Interests of the Company any evidences of Indebtedness or assets of the Company, and (iv) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any Equity Interests or to pay any dividend or to make any other distribution in respect thereof.  Except as set forth in this Section 3.2, as of the date of this Agreement, the Company does not have any outstanding equity compensation or equity-based compensation.

(f)                                   Except as set forth in Section 3.2(f) of the Company Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company’s Knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act or the securities Laws of any other jurisdiction, or voting, of the capital stock of the Company.

(g)                                  The allocation of payments set forth on the Preliminary Closing Date Allocation Schedule complies (and the allocation of such payments set forth on the Closing Date Allocation Schedule will comply) with the terms of the Company’s Organizational Documents, the Company Stock, the Company Warrants, the Company Equity Awards and the Company Stock Plans.

3.3                               Subsidiaries; Company Joint Venture.

(a)                                 Section 3.3 of the Company Disclosure Schedule sets forth: (i) the name of each Subsidiary and the Company Joint Venture; (ii) the number and type of outstanding equity securities of each Subsidiary and the Company Joint Venture and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary and the Company Joint Venture; (iv) the names of the officers and directors of each Subsidiary and the Company Joint Venture; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity. Each Subsidiary and, to the Company’s Knowledge, the Company Joint Venture, is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

(b)                                 Each Subsidiary and, to the Company’s Knowledge, the Company Joint Venture, is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification.  Each Subsidiary and, to the Company’s Knowledge, the Company Joint Venture, has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Company has delivered to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary and the Company Joint Venture.  No Subsidiary nor, to the Company’s Knowledge, the Company Joint Venture, is in default under or in violation of any provision of its charter, by-laws or other organizational documents.  All of the issued and outstanding shares of capital stock of each Subsidiary and, to the Company’s Knowledge, the Company Joint Venture, are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  All shares of each Subsidiary and the Company Joint Venture that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities Laws), claims, Liens, options, warrants, rights, contracts, calls, commitments, equities and demands.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary or the Company Joint Venture.  There are no forms of equity or equity-based compensation or similar rights with respect to any Subsidiary.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

(c)                                  Other than the Company Joint Venture, Company does not own or control directly or indirectly or have any direct or indirect equity participation or similar interest in, or any obligation to providing funding to, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary.  The Company Joint Venture has no rights to commercialize, market or otherwise sell or distribute any products or product candidates in any jurisdiction or market outside of Japan.

3.4                               Authority; No Conflict; Required Filings and Consents.

(a)                                 The Company and the Subsidiaries have all requisite power and authority (corporate and other) to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party and to perform their respective obligations hereunder and thereunder.  The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which it is a party and, subject to obtaining the Company Stockholder Approval, which is the only approval required from the Company Stockholders, the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of the Company.  Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is advisable, fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.  This Agreement and all other agreements contemplated hereby to which the Company or any Subsidiary is or will be a party have been or will be as of the Closing Date duly and validly executed and delivered by the Company and constitutes or will constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

(b)                                 Subject to the filing of the Certificate of Merger as required by the DGCL and to the filing requirements of the HSR Act and applicable foreign Antitrust Laws, neither the execution and delivery by the Company of this Agreement or any other agreement contemplated hereby to which it is a party, nor the performance by the Company of its obligations hereunder or thereunder, nor the consummation by the Company of the transactions contemplated hereby or thereby, will (i) conflict with or violate any provision of the Organizational Documents of the Company, each as amended or restated to date, or the Organizational Documents of any Subsidiary or, to the Company’s Knowledge, the Company Joint Venture, each as amended or restated to date, (ii) require on the part of the Company, any Subsidiary, any Company Stockholder, or to the Company’s Knowledge, the Company Joint Venture any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Lien or other arrangement to which the Company or any Subsidiary or, to the Company’s Knowledge, the Company Joint Venture, is a party or by which the Company or any Subsidiary or, to the Company’s Knowledge, the Company Joint Venture is bound or to which any of the assets of the Company or any Subsidiary or, to the Company’s Knowledge, the Company Joint Venture are subject, (iv) result in the imposition of any Lien upon any assets of the Company or any Subsidiary or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Subsidiary or, to the Company’s Knowledge, the Company Joint Venture, or any of their respective properties or assets, except in the case of the foregoing clauses (iii), (iv) and (v) for such notices, consents and waivers that, if not obtained or made, and such conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, Liens and violations that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in any material Damages or the loss of any material rights or benefits.  The Company is not in default under or in violation of any of its Organizational Documents.

(c)                                  No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary or, to the Company’s Knowledge, the Company Joint Venture in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any applicable foreign Antitrust Laws and (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business.

(d)                                 The Principal Stockholders have as of the date hereof entered into the Stockholders Agreement, pursuant to which such Principal Stockholders have agreed, subject to the terms thereof (i) to vote all shares of Company Stock that are beneficially owned by them in favor of the adoption of this Agreement and the approval of the Merger, and (ii) not to vote any shares of Company Stock in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company.

3.5                               Financial Statements.

(a)                                 The Company has made available to the Buyer the Company Financial Statements.  The Company Financial Statements (i) comply as to form with all applicable accounting requirements under Section 3-05 of Regulation S-X under the Securities Act and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Company Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which, individually and in the aggregate, will not be material) and do not include footnotes.

(b)                                 Each of the Company Financial Statements fairly presents the consolidated assets, liabilities, business, financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the date thereof and for the period referred to therein, and is consistent with the books and records of the Company and the Subsidiaries.   The accruals for vacation expenses, severance payments and Taxes are accounted for on the Most Recent Balance Sheet and are adequate and properly reflect the expenses associated therewith in accordance with GAAP.

(c)                                  The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iii) access to assets of the Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d)                                 The Company maintains disclosure controls and procedures that are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s financial statements.  Section 3.5(d) of the Company Disclosure Schedule lists, and the Company has delivered to the Buyer copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

(e)                                  Section 3.5(e) of the Company Disclosure Schedule lists, and the Company has delivered to the Buyer copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the SEC) effected by the Company or any Subsidiary.  Section 3.5(e) of the Company Disclosure Schedule lists all non-audit services performed by the Company’s auditors for the Company or any Subsidiary.

(f)                                   Neither the Company nor any Subsidiary has extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company or any Subsidiary other than reimbursement for business expenses in the Ordinary Course of Business.  Section 3.5(f) of the Company Disclosure Schedule identifies any loan or extension of credit maintained by the Company or any Subsidiary to which the second sentence of Section 13(k)(1) of the Exchange Act would apply.

(g)                                  BDO USA, LLP, the Company’s current auditors, is and has been at all times since its engagement by the Company (x) “independent” with respect to the Company and the Subsidiaries within the meaning of Regulation S-X and (y) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the American Institute of Certified Public Accountants.

(h)                                 With respect to each Company Option (whether outstanding or previously exercised), each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

3.6                               Absence of Certain Changes.  Since December 31, 2017, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, (b) the Company and the Subsidiaries have conducted their businesses in the Ordinary Course of Business and (c) neither the Company nor any Subsidiary has taken any of the actions set forth in clauses (a) through (s) of Section 5.1.

3.7                               Undisclosed Liabilities.  Neither the Company nor any Subsidiary has any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on or expressly reserved for in the Most Recent Balance Sheet, a copy of which is attached to Section 3.7 of the Company Disclosure Schedule, (b) liabilities that have arisen since the Most

Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the liabilities that arose during the comparable period of time in the immediately preceding fiscal period, (c) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material to the Company and the Subsidiaries, taken as a whole, (in each case, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law) and (d) liabilities that are both (i) within the subject matter of another representation or warranty in this Article III and (ii) not required to be disclosed on the corresponding section of the Company Disclosure Schedule applicable to such representation or warranty solely as a result of a materiality qualifier or monetary threshold in such other representation or warranty.

3.8                               Books and Records.  The minute books and other similar records of the Company and each Subsidiary and, to the Company’s Knowledge, the Company Joint Venture, contain complete and accurate records of all actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.  The books and records of the Company and each Subsidiary accurately reflect the assets, liabilities and business of the Company and the Subsidiaries and have been maintained in accordance with good business and bookkeeping practices.  Section 3.8 of the Company Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

3.9                               Tax Matters.

(a)                                 Each of the Company and the Subsidiaries and, to the Company’s Knowledge, the Company Joint Venture, has properly filed on a timely basis (taking into account any extensions of the applicable due date) all income and other material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects and were prepared in material compliance with all applicable Laws.  Each of the Company and the Subsidiaries and, to the Company’s Knowledge, the Company Joint Venture, has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable.  The unpaid Taxes of the Company and each Subsidiary (i) for taxable periods through the Most Recent Balance Sheet Date do not exceed the reserves for Taxes (excluding reserves for any deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and (ii) for taxable periods (or portions thereof) through the Closing Date, do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP.  Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Most Recent Balance Sheet Date outside of the Ordinary Course of Business.

(b)                                 All Taxes that the Company or any Subsidiary or, to the Company’s Knowledge, the Company Joint Venture, is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and each of the Company and any Subsidiary has complied with all information reporting and backup withholding requirements in connection with amounts paid to any Company Employee, independent contractor, creditor, or other third party.

(c)                                  Neither the Company nor any Subsidiary is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is the Company.  Neither the Company nor any Subsidiary (i) has any liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor or pursuant to any contractual obligation (excluding any customary commercial contracts entered into in the Ordinary Course of Business and not primarily related to Taxes) for any Taxes of any Person other than the Company or any Subsidiary, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement (excluding any customary commercial agreements entered into in the Ordinary Course of Business and not primarily related to Taxes).

(d)                                 The Company made available to the Buyer (i) complete and correct copies of all Tax Returns of the Company and any Subsidiary relating to Taxes for all taxable periods ending on or after December 31, 2014, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any Subsidiary relating to Taxes for all taxable periods ending on or after December 31, 2014, and (iii) complete and correct copies of all material agreements, rulings or settlements relating to Tax incentives of the Company or any Subsidiary.

(e)                                  No examination or audit or other action of or relating to any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or has been threatened in writing or to the Knowledge of the Company, otherwise.  No deficiencies for Taxes of the Company or any Subsidiary have been claimed, proposed or assessed by any Governmental Entity.  Neither the Company nor any Subsidiary has received any written notice from, or to the Knowledge of the Company, otherwise been notified by, any jurisdiction in which the Company or any Subsidiary does not file a Tax Return that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither the Company nor any Subsidiary has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(f)                                   Neither the Company nor any Subsidiary has made any payment, is obligated to make any payment, or is a party to any agreement, contract, arrangement or plan that would reasonably be expected to obligate it to make any payment that would be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(g)                                  Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of, or use of an improper method of, accounting for a taxable period ending on or prior to the Closing Date, (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law) existing, in each case, on or prior to the Closing Date, (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(h)                                 Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(i)                                     Neither the Company nor any Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(j)                                    There are no Liens with respect to Taxes upon any of the assets of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable.

(k)                                 Section 3.9(k) of the Company Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company or any Subsidiary files, is required to file or has been required to file a Tax Return.

(l)                                     Neither the Company nor any Subsidiary (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes or (ii) has made an entity classification (“check-the-box”) election under Section 7701.

(m)                             Neither the Company nor any of its Subsidiaries is subject to tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other place of business in that country.

(n)                                 Neither the Company nor any Subsidiary (i) is a stockholder of a “specified foreign corporation” as defined in Section 965(e) of the Code (or any similar provision of state, local or foreign Law), or (ii) is a stockholder in a “passive foreign investment company” as defined in Section 1297 of the Code.

(o)                                 All related party transactions involving the Company or any Subsidiary have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law.

(p)                                 Neither the Company nor any Subsidiary has engaged in a “reportable transaction” as set forth in Treasury Regulation section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation section 301.6111-2(b)(2) or any analogous provision of state or local Law.  Each of the Company and the Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(q)                                 This Section 3.9 and Section 3.17 (to the extent such section relates to Taxes) constitute the exclusive representations and warranties of the Company with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based solely on the representations made in such sections and shall not be based on the representations set forth in any other provision of this Agreement.  Nothing in this Section 3.9 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount or availability of any net operating loss, capital loss, Tax credits, Tax basis or other Tax asset or attribute of the Company or any of its Subsidiaries in any taxable period (or portion thereof) beginning after the Closing Date.  With the exception of Sections 3.9(c), 3.9(f), 3.9(g), 3.9(l), and 3.9(n), no representation or warranty contained in this Section 3.9 shall apply to Taxes with respect to any taxable period (or portion thereof) beginning after the Closing Date.

3.10                        Assets.

(a)                                 The Company or the applicable Subsidiary or, to the Company’s Knowledge, the Company Joint Venture, is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company or such Subsidiary or, to the Knowledge of the Company, the Company Joint Venture, free and clear of all Liens.  The Company and each Subsidiary owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted, which tangible assets are reflected in the Company Financial Statements (other than to the extent disposed of in the Ordinary Course of Business).  Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b)                                 Section 3.10(b) of the Company Disclosure Schedule lists individually all fixed assets (within the meaning of GAAP) of the Company or the Subsidiaries, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date.

3.11                        Owned and Leased Real Property.

(a)                                 Neither the Company nor any Subsidiary owns, or has ever owned, any real property.

(b)                                 Section 3.11(b) of the Company Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable, security deposit, maintenance and like charges thereunder, and any advance rent thereunder.  The Company has made available to the Buyer complete and accurate copies of the Leases.  Neither the Company nor any Subsidiary occupies any space other than pursuant to a Lease. With respect to each Lease:

(i)                                     such Lease is legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto;

(ii)                                  such Lease will continue to be legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(iii)                               none of the Company, any Subsidiary or, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by the Company or any Subsidiary or, to the Knowledge of the Company, any other party under such Lease; and to the Knowledge of the Company, no event has occurred that would give rise to a termination right under such Lease;

(iv)                              there are no (A) unresolved disputes with respect to the terms of the Lease initiated by the Company against any other party thereto or asserted in writing, or to the Company’s Knowledge, via any other means (including orally) by any other party thereto against the Company or any Subsidiary, (B) oral agreements which modify or supersede any terms of the written Lease, or (C) or forbearance programs in effect as to such Lease;

(v)                                 neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, subleased, licensed, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(vi)                              all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities;

(vii)                           to the Knowledge of the Company, there are no Liens, easements, covenants or other restrictions applicable to the real property subject to such Lease which would reasonably be expected to impair the current uses or the occupancy by the Company or any Subsidiary of the property subject thereto; and

(viii)                        no construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or performed by the Company or any Subsidiary.

3.12                        Intellectual Property.

(a)                                 Section 3.12(a) of the Company Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing and issuance, names of all current applicant(s) and registered owners(s), as applicable.  All assignments of Company Registrations to the Company or any Subsidiary have been properly executed and recorded.  All issuance, renewal, maintenance and other payments that are or have become due with respect to any Company Registrations have been timely paid by or on behalf of the Company, and there are no Liens on any of the Company Registrations other than non-exclusive licenses to end users entered into in the Ordinary Course of Business.

(b)                                 There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the Knowledge of the Company, threatened, with respect to any Patent Rights included in the Company Registrations. The Company and the Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company or any Subsidiary and have made no misrepresentation in such applications.  The Company has no Knowledge of any information that would preclude the Company or any Subsidiary from having clear title to the Company Registrations or affecting the patentability, validity or enforceability of any Company Registrations.  There has been no public disclosure of any Company Intellectual Property, including in trade publications or at trade shows, prior to filing of any Company Registrations with respect thereto.

(c)                                  Each item of Company Intellectual Property will be owned or available for use by the Buyer or a subsidiary of the Buyer following the Closing on the same terms and conditions as it was immediately prior to the Closing.  The Company or a Subsidiary is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Liens other than non-exclusive licenses to end users entered into in the Ordinary Course of Business.  The Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently and contemplated to be done in the future by the Company and the Subsidiaries, and (ii) otherwise to conduct the business of the Company and the Subsidiaries in the manner currently conducted and contemplated to be conducted in the future by the Company and the Subsidiaries.  A true and complete list of all Customer Offerings is set forth in Section 3.12(c)(i) of the Company Disclosure Schedule, and all Internal Systems to the extent material to the business of the Company and any of the Subsidiaries, taken as a whole, are listed and described in Section 3.12(c)(ii) of the Company Disclosure Schedule.

(d)                                 The Company or the appropriate Subsidiary, as applicable, has taken all reasonably necessary measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof.   The Company and each Subsidiary has, in all material respects, complied with all applicable contractual and legal requirements pertaining to information privacy and security.  No written, or to the Knowledge of the Company, oral or other form of complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Company, threatened against the Company or any Subsidiary.  To the Knowledge of the Company, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any Subsidiary, or (ii) breach of the Company’s or any Subsidiary’s security procedures wherein confidential information has been disclosed to a third Person, in each case where such disclosure has resulted in material Damages or the loss of a material right or benefit.

(e)                                  None of the Customer Offerings, or the Exploitation thereof by the Company or the Subsidiaries or by any reseller, distributor, customer or user thereof, or any other activity of the Company or the Subsidiaries, infringes or violates, or constitutes a misappropriation of, or in the past has infringed or violated, or constituted a misappropriation of, any Intellectual Property rights of any third party.    Section 3.12(e) of the Company Disclosure Schedule lists any written, or to the Knowledge of the Company, oral or other form of complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required by, or is available for license to, the Company), received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company or any Subsidiary from any reseller, distributor, customer, user or any other third party; and the Company has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.

(f)                                   To the Knowledge of the Company, no Person (including any Company Employee or current or former consultant of the Company or the Subsidiaries) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any of the Company Licensed Intellectual Property that is exclusively licensed to the Company or any Subsidiary.  The Company has provided to the Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.

(g)                                  Section 3.12(g) of the Company Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Company or any Subsidiary has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property.  Except as described in Section 3.12(g) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights.  Neither the Company nor any Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(h)                                 Section 3.12(h) of the Company Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company or any Subsidiary Exploits or obtains rights to Exploit it (excluding currently-available, off-the-shelf software programs that are part of the Internal Systems and are licensed by the Company or any Subsidiary pursuant to “shrink wrap” licenses, the total fees associated with which are less than $25,000 per year) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company or any Subsidiary has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property.  No third party inventions, methods, services, materials, processes or Software are included in or required to Exploit the Customer Offerings or Internal Systems.

(i)                                     Neither the Company nor any Subsidiary has licensed, distributed or disclosed, and to the Knowledge of the Company, there has been no distribution or disclosure by others (including any Company Employee or any current or former contractor of the Company or any Subsidiary) of, the Company Source Code to any Person, except pursuant to the agreements listed in Section 3.12(i) of the Company Disclosure Schedule, and the Company and the Subsidiaries have taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, the Subsidiaries, their escrow agent(s) or any other Person to any third party.

(j)                                    Each Company Employee and each current or former independent contractor of the Company or any Subsidiary has executed a valid, binding and enforceable written agreement expressly assigning to the Company or such Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such Company Employee’s employment or such independent contractor’s work for the Company or the relevant Subsidiary, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.

(k)                                 The Company and the Subsidiaries have neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings or any facilities or equipment used in connection therewith.  No university or Governmental Entity has sponsored any research or development conducted by the Company or any Subsidiary, or has any claim of right or ownership of or Lien on any Company Owned Intellectual Property or any Company Licensed Intellectual Property that is, or is purported to be, exclusively licensed to Company or any Subsidiary.

(l)                                     Neither the negotiation, execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in (i) a material breach of or material default under any agreement governing any Company Intellectual Property, (ii) a material impairment of the rights of the Company or any Subsidiary in or to any Company Intellectual Property or portion thereof, (iii) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any Lien on, any Company Intellectual Property, (iv) the Company, any Subsidiary, the Buyer or any of their respective Affiliates being obligated to pay any penalty or new or increased royalty or fee to any Person under any agreement governing any Company Intellectual Property, or (v) the Buyer or any of the Buyer’s Affiliates being (A) bound by or subject to any noncompete or licensing obligation or covenant not to sue or (B) obligated to license any of its Intellectual Property to (or obligated not to assert its Intellectual Property against) any Person.

3.13                        Contracts.

(a)                                 Section 3.13(a) of the Company Disclosure Schedule lists the following agreements (each a “Contract”) to which the Company or any Subsidiary is, as of the date of this Agreement, a party and under which the Company or any Subsidiary has any remaining rights or obligations:

(i)                                     any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii)                                  any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $75,000, or (C) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)                               any agreement providing for any royalty, milestone or similar payments by the Company;

(iv)                              any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(v)                                 any agreement (or group of related agreements) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Lien on any of its assets, tangible or intangible;

(vi)                              any agreement for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other Person (other than purchases of inventory or components in the Ordinary Course of Business);

(vii)                           any agreement concerning noncompetition or non-solicitation (other than nonsolicitation agreements with end customers of the Company or any Subsidiary or Company Employees or contractors set forth in the Company’s or the applicable Subsidiary’s standard terms and conditions of sale or standard form of employment or consulting agreement, copies of which have previously been made available the Buyer);

(viii)                        any employment agreement or consulting agreement other than offer letters for at will employees without severance or proprietary information agreements materially similar to the Company’s existing form, a copy of which has been made available to Buyer;

(ix)                              any agreement providing for severance, retention, change in control payments, or transaction-based bonuses or incentives;

(x)                                 any settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related claim is settled);

(xi)                              any agreement involving any current or former officer, director or stockholder of the Company or any Affiliate thereof;

(xii)                           any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(xiii)                        any agency, distributor, sales representative, franchise or similar agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound;

(xiv)                       any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);

(xv)                          any agreement that would reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or any of the Subsidiaries as currently conducted;

(xvi)                       any agreement that would entitle any third party to receive a license or any other right to Intellectual Property of the Buyer or any of the Buyer’s Affiliates (excluding the Company and the Subsidiaries) following the Closing;

(xvii)                    any agreement relating to the research, development, clinical trial, manufacturing, distribution, supply, marketing or co-promotion of any products, product candidates or devices in development by or which has been or which is being researched, developed, marketed, distributed, supported, sold or licensed out, in each case by or on behalf of the Company or any Subsidiary;

(xviii)                 any agreement between or among (A) the Company and/or any Subsidiary and (B) the Company Joint Venture and/or any other equityholder of the Company Joint Venture;

(xix)                       any agreement that, following the Closing, would bind or purport to bind the Buyer or any of its Affiliates (excluding the Company and the Subsidiaries); and

(xx)                          any other agreement (or group of related agreements) involving, pursuant to the terms thereof, payments to or by the Company in amounts of more than $25,000 in any 12-month period and not entered into in the Ordinary Course of Business.

(b)                                 The Company has made available to the Buyer a complete and accurate copy of each Contract (as amended to date).  With respect to each Contract: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company, any Subsidiary nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by the Company, any Subsidiary or, to the Knowledge of the Company, any other party under such Contract.

(c)                                  Neither the Company nor any Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 3.13(a) of the Company Disclosure Schedule under the terms of Section 3.13(a).  Neither the Company nor any Subsidiary is a party to any written or oral arrangement (i) to perform services or sell products which is expected to be performed at, or to result in, a loss or (ii) for which the customer has already been billed or paid that have not been fully accounted for on the Most Recent Balance Sheet.

3.14                        Litigation.  There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened with respect to or against the Company or any Subsidiary or, to the Knowledge of the Company, any current or former officer, director, employee, consultant, agent or stockholder of the Company or any Subsidiary in its, his or her capacity as such or with respect to the Company or any Subsidiary, or seeking to prevent or delay the transactions contemplated hereby, and no written or, to the Knowledge of the Company, other notice of any Legal Proceeding involving or relating to the Company or any Subsidiary, whether pending or threatened, has been received by the Company or any Subsidiary.  There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Entity, by arbitration or otherwise) against or involving the Company or any Subsidiary.  There is no Legal Proceeding by the Company or any Subsidiary pending, or which the Company or any Subsidiary has commenced preparations to initiate, against any other Person.

3.15                        Environmental Matters.

(a)                                 The Company and the Subsidiaries have complied with all applicable Environmental Laws.  There is no pending or, to the Knowledge of the Company, threatened Legal Proceeding relating to any Environmental Law involving the Company or any Subsidiary.

(b)                                 Neither the Company nor any Subsidiary has any liabilities or obligations arising from the release or threatened release of any Materials of Environmental Concern into the environment.

(c)                                  Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company or any Subsidiary and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d)                                 Set forth in Section 3.15(d) of the Company Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any Subsidiary (whether conducted by or on behalf of the Company, any Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or access to.  A complete and accurate copy of each such document has been provided to the Buyer.

3.16                        Labor and Employment.

(a)                                 Section 3.16(a) of the Company Disclosure Schedule contains a list of all individual Company Employees as of the date of this Agreement, along with the position, date of hire, annual rate of compensation (or with respect to Company Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation of each such person and employment status of each such person (including whether the person is on leave of absence and the dates of such leave).  Section 3.16(a) of the Company Disclosure Schedule sets forth all bonuses earned by any Company Employee through the date of this Agreement that are expected to be accrued but unpaid as of the Closing Date and the amounts of accrued vacation or paid time off, accrued sick time, and the amount of such liabilities as of the date that is one Business Day prior to the date hereof.  Each Company Employee has entered into the Company’s or such Subsidiary’s standard form of confidentiality, non-competition and assignment of inventions agreement, a copy of which has previously been made available to the Buyer.  To the Knowledge of the Company, all of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.  To the Knowledge of the Company, no key Company Employee or group of Company Employees has any plans to terminate employment with the Company or any Subsidiary.  Since inception, neither the Company nor any Subsidiary has directly incurred or paid any liabilities, obligations, costs, expenses or damages with respect to any employees of the Company Joint Venture.

(b)                                 Neither the Company nor any Subsidiary nor, to the Company’s Knowledge, the Company Joint Venture, has materially breached or violated any (i) applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Law respecting employment discrimination, employee classification (for overtime purposes or as employee versus independent contractor), workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, or (ii) the terms of employment and other individual service provider agreements.  No material claims, controversies, investigations, audits or other Legal Proceedings are pending or, to the Knowledge of the Company, threatened, with respect to such Laws or agreements, either by private Persons or by Governmental Entities. No persons provide services to the Company and its Subsidiaries through a professional employer organization or other similar service.

(c)                                  Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has either of them experienced any actual or threatened strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  The Company has no Knowledge of any organizational effort made or threatened (including the filing of a petition for certification) either currently or within the past two (2) years, by or on behalf of any labor union or works council with respect to Company Employees.

(d)                                 Section 3.16(d) of the Company Disclosure Schedule contains a list of all consultants and independent contractors as of the date of this Agreement currently engaged by either the Company or any Subsidiary, along with the position, date of retention and rate of remuneration for each such Person.  Each such consultant or independent contractor is a party to a written agreement or contract with the Company or any Subsidiary containing confidentiality and assignment of inventions provisions, a copy of which has previously been made available to the Buyer.  No independent contractor has provided services to the Company or any Subsidiary for a period of six (6) consecutive months or longer.  Neither the Company nor any Subsidiary has or has had any temporary or leased employees.

(e)                                  The Company has made available to the Buyer a true, correct and complete list as of the date of this Agreement of all current Company Employees working in the United States who are not citizens or permanent residents of the United States, that indicates visa, work authorization, and green card status and the date their work authorization is scheduled to expire.  All other Company Employees employed in the United States are citizens or permanent residents.  The Company has never engaged anyone as an employee outside the United States.  Each Company Employee working in a country other than one of which such Company Employee is a national has a valid work permit, certificate of sponsorship, visa, or other right under applicable Law that permits him or her to be employed lawfully by the Company or the applicable Subsidiary in the country in which he or she is so employed.

(f)                                   Neither the Company nor any of its Subsidiaries is liable for any arrears of wages.

(g)                                  No charges or complaints are open and pending (or since December 31, 2014 have been settled or otherwise closed) against the Company or any Subsidiary with the Equal Employment Opportunity Commission, Office of Federal Contract Compliance or other Governmental Entity regulating the employment or compensation of individuals or pursuant to internal complaint procedures, and, to the Knowledge of the Company, no current or former employee of the Company or any Subsidiary has made, during the last 12 months, an oral or, during the last three (3) years, a written complaint of discrimination, retaliation or other similar wrongdoing.  True, correct and complete information regarding any closed charges or complaints filed since December 31, 2014 with any Governmental Entity for reasons set forth in the preceding sentence (or, with respect to discrimination, retaliation, or similar wrongdoing, pursuant to internal complaint procedures) has been made available to the Buyer.

(h)                                 Section 3.16(h) of the Company Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of (i) all of the Company’s and each Subsidiary’s current written employee handbooks, employment manuals, employment policies, or affirmative action plans, and (ii) written summaries of all unwritten employment policies. Section 3.16(h) of the Company Disclosure Schedule sets forth the policy of the Company and each Subsidiary with respect to accrued vacation, paid time off, accrued sick time and earned time off.

(i)                                     Neither the Company nor any Subsidiary has incurred, and no circumstances exist under which the Company or any Subsidiary could incur, any liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

3.17                        Employee Benefit Plans.

(a)                                 Section 3.17(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Plans.  Complete and accurate copies of (i) all Company Plans that have been reduced to writing, together with all amendments thereto, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, (iv) all annual reports filed on IRS Form 5500 and (for all funded plans) all plan financial statements for the last three (3) plan years for each Company Plan, (v) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k), and 401(m) of the Code for the past year, (vi) all disclosures received by the Company with respect to ERISA Section 408(b)(2) or provided by a Company Plan pursuant to ERISA Section 404(a) and (vii) any written or electronic communications from or to the Internal Revenue Service, the DOL or any other Governmental Entity with respect to a Company Plan (including any voluntary correction submissions), have been made available to the Buyer.  No current or former Company Plan is or has been subject to non-U.S. Law.

(b)                                 Each Company Plan has been administered, in all material respects, in accordance with its terms.  The Company and the Subsidiaries, are, and have been, with respect to each Company Plan, in compliance with the applicable provisions of ERISA and the Code and the regulations thereunder and other applicable Law, in each case, in all material respects and have made all required contributions thereto in all material respects. There is no plan or commitment, whether legally binding or not, to create any additional Company Plans or to modify any existing Company Plans.

(c)                                  There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) pending against any Company Plan or asserting any rights or claims to benefits under any Company Plan that could reasonably be expected to give rise to any liability.  No Company Plan is or within the last three (3) calendar years has been the subject of, or has received or provided written (or, to the Company’s Knowledge, other form of) notice that it is the subject of, examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(d)                                 All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination, opinion, or advisory letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code or are based on prototype or volume submitter documents that have received such letter, no such determination, advisory, or opinion letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination, advisory, or opinion letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or increase its cost.  There has been no termination or partial termination of such a Company Plan.  Each Company Plan that provides for compliance with Section 404(c) of ERISA, or is intended to comply with such provision, has so complied in all material respects.  Each Company Plan has complied in all material respects, where applicable, with ERISA Section 408(b)(2) (or other applicable exemption) and with ERISA Section 404(a).

(e)                                  Neither the Company, any Subsidiary nor any ERISA Affiliate has ever maintained or contributed to or had any actual or potential contingent liability with respect to an Employee Benefit Plan that was ever subject to Section 412 of the Code or Title IV of ERISA.  At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to or has ever had any actual or potential liability with respect to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f)                                   With respect to the Company Plans, there are no benefit obligations for which contributions have not been made or properly accrued, accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Company Financial Statements.  The assets of each Company Plan that is funded are reported at their fair market value on the books and records of such Company Plan.

(g)                                  All group health plans of the Company, any Subsidiary and any ERISA Affiliate comply and have complied, in each case, in all material respects, with the requirements of COBRA, Code Section 5000, the Health Insurance Portability and Accountability Act, the Patient Protection and Affordable Care Act (“PPACA”), and any other comparable domestic or foreign Laws.  The Company does not have any arrangement for paying or reimbursing medical premiums that would constitute an employer payment plan as described in IRS Notice 2015-17.  No employee, officer, director or manager, or former employee, officer, director, or manager (or beneficiary of any of the foregoing) of the Company or any Subsidiary is entitled to receive any welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than cash severance (to the extent disclosed) or as required by applicable Law, and there are and have been no written or oral commitments to provide any of the foregoing.

(h)                                 No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Buyer, the Company, any Subsidiary, any Subsidiary, or any plan participant to (i) any material fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or any other applicable Law or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan, nor will the transactions contemplated by this Agreement give rise to any such liability.

(i)                                     Each Company Plan (other than bilateral agreements with individuals) is amendable and terminable unilaterally by the Company and any Subsidiary at any time without liability or expense to the Company, any Subsidiary or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto).  The investment vehicles used to fund any Company Plan may be changed at any time without incurring a sales charge, surrender fee or other similar expense.

(j)                                    No Company Plan or other contract, agreement, plan or arrangement covering any one or more individuals contains any provision or is subject to any applicable Law that, in connection with the Merger or any of the other transactions contemplated by this Agreement or upon related, concurrent or subsequent employment termination, or in combination with any other event, would (i) increase, accelerate or vest any compensation or benefit, except as required by Law with respect to the termination of any Company Plan pursuant to Section 6.9, (ii) require severance, termination or retention payments, (iii) provide any term of employment or compensation guaranty, (iv) forgive any Indebtedness, (v) require or provide any payment or compensation subject to Section 280G of the Code (and no such payment or compensation has previously been made), (vi) promise or provide any Tax gross ups or indemnification, whether under Sections 409A or 4999 of the Code or otherwise or (vii) measure any values of benefits on the basis of any of the transactions contemplated hereby.  No stockholder, employee, officer or director of the Company has been promised or paid any bonus or incentive compensation related to the transactions contemplated hereby.

(k)                                 There are no loans or extensions of credit from the Company or any Subsidiary to any Company Employee or any independent contractor to the Company or any Subsidiary (other than advances of business expenses in the Ordinary Course of Business).  There is no corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any Company Employee or on any Company Equityholder.

(l)                                     Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been since the later of January 1, 2005 or its inception in compliance with Code Section 409A and IRS Notice 2005-1 and has been in documentary compliance since January 1, 2009, in each case, in all material respects.  No corrections of violations of Code Section 409A have occurred.  No stock option or equity unit option granted under any Company Plan has an exercise price that has been less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.  The Company has made available to the Buyer all valuation or similar reports pertaining to the valuation of the Company Stock.

3.18                        Compliance with Laws.  Each of the Company and the Subsidiaries and, to the Company’s Knowledge, the Company Joint Venture, has conducted since inception, and is conducting, its business and operations in compliance in all material respects with all applicable Laws.  Neither the Company nor any Subsidiary nor, to the Company’s Knowledge, the Company Joint Venture, has received any written notice or, to its Knowledge, any other communication from any Governmental Entity or other Person alleging any such noncompliance with any applicable Law.  Neither the Company nor any Subsidiary nor, to the Company’s Knowledge, the Company Joint Venture, has any material liability for failure to comply with any Law and, to the Knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such liability.  Neither the Company nor any Subsidiary nor, to the Company’s Knowledge, the Company Joint Venture, has conducted any internal investigation with respect to any actual, potential or alleged violation of any Law by any manager, member or other equity holder, officer or Company Employee or concerning any actual or alleged fraud.

3.19                        Unlawful Payments.  The Company and the Subsidiaries are and have been in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, all other international anti-bribery conventions and all applicable anti-corruption or bribery Laws in any jurisdiction in which the Company or any Subsidiary has conducted its business (collectively, “Anti-Bribery Laws”).  Neither the Company nor any Subsidiary has received any written communication from any Governmental Entity that alleges that the Company or any Subsidiary, or any current or former Representatives thereof, is or may be in violation of, or has, or may have, any liability under, any Anti-Bribery Laws, and no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of the Company or any Subsidiary since December 31, 2013.  Neither the Company nor any Subsidiary has made or anticipates making any disclosures to any Governmental Entity for potential violations of Anti-Bribery Laws.  None of the Company and the Subsidiaries’ current or former directors, officers, or employees, or, to the Knowledge of the Company, other Representatives is currently an officer, agent or employee of a Governmental Entity. Neither the Company nor any Subsidiary nor any of their respective current or former Representatives has directly or indirectly offered, given, reimbursed, paid or promised to pay, or authorized the unlawful payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment payable to (a) any Person who is an official, officer, agent, employee or representative of any Governmental Entity or of any existing or prospective customer (whether or not owned by a Governmental Entity), (b) any political party or official thereof, (c) any candidate for political or political party office or (d) any other Person affiliated with any such customer, political party or official or political office, in each case, while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, for purposes not allowable under the Anti-Bribery Laws, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or other Person affiliated with any such customer, political party or official or political office.

3.20                        Permits and Regulatory Matters.

(a)                                 Section 3.20 of the Company Disclosure Schedule sets forth a list of all Permits issued to or held by the Company or any Subsidiary, including all governmental authorizations from the United States Food and Drug Administration (the “FDA”), the European Medicines Agency (the “EMA”) or any other Regulatory Authority.  Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their business as presently conducted.  Each such Permit is in full force and effect; the Company or the applicable Subsidiary, as the case may be, is in material compliance with the terms of each such Permit; and, to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.  To the Knowledge of the Company, each such Permit will continue in full force and effect immediately following the Closing. The Company has made available to the Buyer all such Permits. To the Knowledge of the Company: the Company Joint Venture holds all Permits required for the Company Joint Venture to conduct its business as presently conducted; each such Permit is in full force and effect; the Company Joint Venture is in material compliance with the terms of each such Permit; and each such Permit will continue in full force and effect immediately following the Closing.

(b)                                 All manufacturing, processing, distribution, labeling, storage, testing, specifications or sampling of products performed by or on behalf of the Company or any Subsidiary are in material compliance with all applicable Laws administered or issued by the FDA, the EMA or any other Governmental Entity exercising comparable authority.  Neither the Company nor any Subsidiary has received any written notices or correspondence from the FDA, the EMA or any other Governmental Entity exercising comparable authority, and there is no action or proceeding pending, or, to the Knowledge of the Company, threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that the Company or any Subsidiary is not currently in compliance with any and all applicable Laws implemented by the FDA, the EMA or any other Governmental Entity exercising comparable authority.

(c)                                  The nonclinical studies and tests and clinical trials conducted by or on behalf of the Company and the Subsidiaries were and, if still pending, are being conducted in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards; neither the Company nor any Subsidiary has received any written notices or correspondence from the Regulatory Authorities requiring the termination, suspension or modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company and/or any of the Subsidiaries. Each submission to the Investigational New Drug applications submitted by or on behalf of the Company or any of its Subsidiaries to the FDA, including all supplements and amendments thereto was true, complete and correct as of the applicable date of submission.

(d)                                 The Company and its Subsidiaries have complied with all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder and (ii) any applicable state privacy Laws.

(e)                                  Section 3.20(e) of the Company Disclosure Schedule sets forth a list of (i) all recalls, field notifications, investigator notices, safety alerts, “serious adverse event” reports or other notices of action relating to an alleged lack of safety or regulatory compliance issued by the Company or any Subsidiary (“Safety Notices”), (ii) the dates such Safety Notices, if any, were resolved or closed, and (iii) to the Company’s Knowledge, any complaints that are currently unresolved.

(f)                                   The Company has made available to the Buyer all material written formal communications submitted by or on behalf of the Company or any of its Subsidiaries to any Regulatory Authority.

3.21                        Insurance.  Section 3.21 of the Company Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect.  There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance with the terms of such policies in all material respects.  The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy.  To the Knowledge of the Company, each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.  Section 3.21 of the Company Disclosure Schedule identifies all material claims asserted by the Company pursuant to any insurance policy since January 1, 2017 and describes the nature and status of each such claim.

3.22                        Customers and Suppliers.  Section 3.22 of the Company Disclosure Schedule sets forth a list of (a) each customer of the Company or any Subsidiary during the last full fiscal year and the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company or any Subsidiary.  No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying materials, products or services or supplying materials, products or services, as applicable, to the Company or any Subsidiary.  The Company and the Subsidiaries each have good relations with their customers.  No unfilled customer order or commitment obligating the Company or any Subsidiary to process, manufacture, provide or deliver products or perform services will result in a loss to the Company or any Subsidiary upon completion of performance.  No purchase order or commitment of the Company or any Subsidiary is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

3.23                        Certain Business Relationships With Affiliates.  No Affiliate of the Company or any Subsidiary, directly or indirectly, (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, (c) owes any money to, or is owed any money by, the Company or any Subsidiary, except for reimbursements for business expenses in the Ordinary Course of Business, or (d) is a party to any written, or, to the Knowledge of the Company, other arrangement with the Company or any Subsidiary other than in such Affiliate’s capacity as an employee, director or officer of the Company.  Section 3.23 of the Company Disclosure Schedule describes any transactions or relationships between the Company or any Subsidiary and any Affiliate thereof that occurred or have existed since the beginning of the time period covered by the Company Financial Statements other than any such transaction or relationships solely to the extent related to (i) such Affiliate’s capacity as an employee, director or officer  and (ii) the compensation by the Company of such person.

3.24                        Investment Questionnaires.  Each Company Equityholder listed on Section 3.24 of the Company Disclosure Schedule has completed, executed and delivered to the Company an Investor Representation Letter, dated as of a recent date, and copies of all such executed Investor Representation Letters have been made available to the Buyer.  The Company has no reason to believe that the statements set forth therein are not true.

3.25                        Brokers; Schedule of Fees and Expenses.  Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.26                        Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

3.27                        Disclosure.  To the Knowledge of the Company, no representation or warranty by the Company contained in this Agreement, and to the Knowledge of the Company, no statement contained in the Company Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

3.28                        No Other Representations and Warranties.

(a)                                 Except (i) for the representations and warranties of the Company expressly contained in this Article III or in any certificate, document or instrument delivered at the Closing pursuant to the terms of this Agreement (in each case as qualified and limited by the Disclosure Schedule), or (ii) in the case of fraud or knowing misrepresentation (which, unless an action in another form is required as a matter of Law, may be recovered solely by way of a claim for indemnity pursuant to Section 8.1(g)), the Company has not made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer.

(b)                                 The Company agrees that it (i) has had an opportunity to discuss the business and affairs of the Buyer with the management of the Buyer, (ii) has had access to due diligence materials of the Buyer for purposes of the transactions contemplated hereby, as well as access to publicly filed documents of the Buyer, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Buyer and (iv) has conducted its own independent investigation of the Buyer, its business and the transactions, and has not relied on any representation, warranty or other statement by any person on behalf of the Buyer, other than the representations and warranties of the Buyer expressly contained in Article IV or in any certificate, document or instrument delivered at the Closing pursuant to the terms of this Agreement.  Without limiting the foregoing, (A) other than the representations and warranties of the Buyer expressly contained in Article IV or in any certificate, document or instrument delivered at the Closing pursuant to the terms of this Agreement, none of the Buyer or any of its Affiliates or any other Person, has made or is making any express or implied representation or warranty with respect to the Buyer, including with respect to any information provided or made available to the Company or any Company Equityholder or any of their respective Affiliates or Representatives or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Company or any Company Equityholder or any of their respective Affiliates or Representatives or any other Person in connection with this Agreement or otherwise, and (B) except as otherwise provided therein, none of the Buyer or any of its Affiliates or Representatives or any other Person, will have or be subject to any liability of any kind or nature to the Company, any Company Equityholder or any of their respective Affiliates, Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to the Company, any Company Equityholder or any of their respective Affiliates or Representatives or any other Person, or the use by the Company, any Company Equityholder or any of their respective Affiliates or Representatives or any other Person, of any such information provided or made available to any of them by the Buyer or any of its Affiliates or Representatives or any other Person, and except as set forth herein, the Company and the Company Equityholders will have no claim against the Buyer or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other representatives with respect thereto.

(c)                                  Subject to the limitations set forth in Section 8.5 applicable to claims based on fraud and knowing misrepresentations, nothing in this Agreement (including this Section 3.28) shall, or shall be deemed or construed to, preclude, limit or impair any claim in respect of, relieve any Person of any liability or obligation for, or limit or impair any recourse or remedy of any Person available in respect of, fraud or knowing misrepresentation, whether based on representations or statements set forth in or outside of this Agreement (which all parties hereto agree, in the case of claims by any Buyer Indemnified Party, shall be recovered by way of a claim for indemnity pursuant to Section 8.1(g) unless an action in another form is required as a matter of Law).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY

Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

4.1                               Organization, Standing and Power.  Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation.  The Buyer has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2                               Authority; No Conflict; Required Filings and Consents.

(a)                                 Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is party and to perform their respective obligations hereunder and thereunder.  The execution and delivery by each of the Buyer and the Transitory Subsidiary of this Agreement and the other agreements contemplated hereby to which it is a party and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Transitory Subsidiary, respectively.  This Agreement and the other agreements contemplated hereby to which the Buyer or Transitory Subsidiary is a party has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitute a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

(b)                                 Subject to the filing of the Certificate of Merger as required by the DGCL and to the filing requirements of the HSR Act and applicable foreign Antitrust Laws, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement the other agreements contemplated hereby to which they are a party, nor the performance by the Buyer or the Transitory Subsidiary of their respective obligations hereunder or thereunder, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (i) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (ii) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Lien or other agreement to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets, except in the case of the foregoing clauses (iii) and (iv) for such notices, consents and waivers that, if not obtained or made, and such conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, Liens and violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(c)                                  No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any applicable foreign Antitrust Laws and (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business.

4.3                               Operations of Transitory Subsidiary.  Transitory Subsidiary is a wholly owned, indirect subsidiary of Buyer and has not engaged in any business activities or conducted any operations of any kind, entered into any agreement or arrangement with any person, or incurred, directly or indirectly, any liabilities, in each case except in connection with its incorporation and the negotiation of this Agreement.

4.4                               Capitalization.  The authorized capital stock of the Buyer consists of 125,000,000 shares of Buyer Common Stock and 5,000,000 shares of Buyer Preferred Stock, $0.001 par value per share (“Buyer Preferred Stock”). As of the close of business on the Business Day prior to the date of this Agreement, there were (i) 46,697,006 shares of Buyer Common Stock and no shares of Buyer Preferred Stock outstanding and (ii) no shares of Buyer Common Stock held in treasury.

4.5                               Buyer Stock.  The shares of Closing Stock Consideration subject to issuance pursuant to Article II of this Agreement, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than restrictions on transfer imposed under applicable securities Laws and restrictions on transfer thereof as provided for herein or Liens imposed as a result of any action or inaction of the Company or any Company Equityholder), and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the organizational documents of the Buyer or any agreement to which Buyer is a party or is otherwise bound.

4.6                               SEC Filings; Financial Statements. The Buyer has filed all forms, reports, certifications and other documents required to be filed by Buyer with the SEC since January 1, 2016. All such registration statements, forms, reports and other documents are referred to herein as the “Buyer SEC Reports.” All of the Buyer SEC Reports (i) were filed on a timely basis, (ii) at the time filed, complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Buyer SEC Reports and (iii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect.  Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Buyer SEC Reports at the time filed (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in accordance with GAAP the consolidated financial position of Buyer and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

4.7                               Sufficiency of Funds.  The Buyer will have at the Closing sufficient cash on hand to enable it to perform its obligations to be performed as of the Effective Time.  Each of Buyer and Transitory Subsidiary affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Buyer or Transitory Subsidiary obtain financing for or related to any of the transactions contemplated hereby.

4.8                               Financial Advisor.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission based upon arrangements made by or on behalf of Buyer or Transitory Subsidiary in respect of any of the transactions contemplated hereby.

4.9                               Litigation.  There is no Legal Proceeding pending or, to the knowledge of the Buyer, threatened against the Buyer or Transitory Subsidiary seeking to prevent or delay the transactions contemplated hereby or that would reasonably be expected to result in a Buyer Material Adverse Effect.

4.10                        No Prior Activities.  The Transitory Subsidiary has not incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement, including the Merger.  As of the date of this Agreement, all of the issued and outstanding capital stock of the Transitory Subsidiary is owned beneficially and of record by Buyer.

4.11                        No Other Representations and Warranties.

(a)                                 The Buyer agrees that it (i) has had an opportunity to discuss the business and affairs of the Company with the management of the Company, (ii) has had access to the electronic dataroom maintained by the Company for purposes of the transactions contemplated hereby, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (iv) has conducted its own independent investigation of the Company, its business and the transactions, and has not relied on any representation, warranty or other statement by any person on behalf of the Company, other than the representations and warranties of the Company expressly contained in Article III or in any certificate, document or instrument delivered at the Closing pursuant to the terms of this Agreement (in each case as qualified and limited by the Company Disclosure Schedule).  Without limiting the foregoing, (A) other than the representations and warranties of the Company expressly contained in Article III or in any certificate, document or instrument delivered at the Closing pursuant to the terms of this Agreement (in each case as qualified and limited by the Company Disclosure Schedule), none of the Company or any of its Affiliates or any other Person, has made or is making any express or implied representation or warranty with respect to the Company, including with respect to any information provided or made available to Buyer or any of its Affiliates or Representatives or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Buyer or any of its Affiliates or Representatives or any other Person in connection with this Agreement or otherwise, and (B) except as otherwise expressly provided herein, none of the Company or any of its Affiliates or Representatives or any other Person, will have or be subject to any liability of any kind or nature to Buyer, Transitory Subsidiary or any of their respective Affiliates, Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Buyer, Transitory Subsidiary or any of their respective Affiliates or Representatives or any other Person, or the use by Buyer, Transitory Subsidiary or any of their respective Affiliates or Representatives or any other Person, of any such information provided or made available to any of them by the Company or any of its Affiliates or Representatives or any other Person, and except as set forth herein, Buyer and Transitory Subsidiary will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other representatives with respect thereto.

(b)                                 Subject to the limitations set forth in Section 8.5 applicable to claims based on fraud and knowing misrepresentations, nothing in this Agreement (including this Section 4.11) shall, or shall be deemed or construed to, preclude, limit or impair any claim in respect of, relieve any Person of any liability or obligation for, or limit or impair any recourse or remedy of any Person available in respect of, fraud or knowing misrepresentation, whether based on representations or statements set forth in or outside of this Agreement (which all parties hereto agree, in the case of claims by any Company Indemnified Party, shall be recovered by way of a claim for indemnity pursuant to Section 8.2(c) unless an action in another form is required as a matter of Law)

ARTICLE V

CONDUCT OF BUSINESS

5.1                               Operation of Business.  Except as expressly contemplated by this Agreement, as set forth on Section 5.1 of the Company Disclosure Schedule or as required by applicable Law, during the Pre-Closing Period, without the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each Subsidiary and (to the extent within its control) the Company Joint Venture to, conduct its operations only in the Ordinary Course of Business and in compliance with all applicable Laws in all material respects and, to the extent consistent therewith, use its  Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it and continue the timely payment of its accounts payable that are not subject to good faith dispute.  Without limiting the generality of the foregoing, during the Pre-Closing Period and except as set forth on Section 5.1 of the Company Disclosure Schedule, the Company shall not, and shall cause each Subsidiary and (to the extent within its control) the Company Joint Venture not to, without the written consent of the Buyer (provided, that with respect to clauses (c)(i), (f), (h), (p) and (q), and to the extent relating to the foregoing clauses, (t), such consent shall not be unreasonably withheld, conditioned or delayed):

(a)                                 issue or sell any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the exercise or conversion of shares of Company Preferred Stock, Company Options or Company Warrants outstanding on the date hereof, in each case solely to the extent reflected on the Preliminary Closing Date Allocation Schedule), or amend any of the terms of any Company Options, Company Warrants or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements in place on the date of this Agreement and providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company or any Subsidiary); provided, that, the foregoing shall not prohibit the acceleration of the vesting of any Company Equity Awards as determined by the Company in its reasonable discretion and solely to the extent such acceleration would not result in any violation of Law;

(b)                                 split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)                                  (i) other than pursuant to the Bridge Loan Agreement, create, incur or assume any Indebtedness (other than interest incurred with respect to Indebtedness outstanding as of the date hereof in accordance with its terms); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

(d)                                 hire any new officers or, except in the Ordinary Course of Business, any new employees or consultants;

(e)                                  except as required to comply with applicable Law or pursuant to agreements, plans or arrangements existing on the date hereof and disclosed in Section 5.1(e) of the Company Disclosure Schedule, (i) adopt, enter into, terminate or amend any employment or severance plan, agreement or arrangement, any Company Plan or any collective bargaining agreement, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding Company Equity Awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any Company Plan, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of equity or equity-based compensation, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan other than the payment of premiums due or contributions owed in the Ordinary Course of Business; provided, that, nothing herein shall prohibit the acceleration of the vesting of any Company Equity Awards as determined by the Company in its reasonable discretion and solely to the extent such acceleration would not result in any violation of Law;

(f)                                   acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any other corporation, partnership, association or other business organization or division thereof), other than sales of assets to customers in the Ordinary Course of Business;

(g)                                  other than pursuant to the Bridge Loan Agreement, mortgage or pledge any of its property or assets or subject any such property or assets to any Lien;

(h)                                 discharge or satisfy any Lien or pay any obligation or liability other than in the Ordinary Course of Business;

(i)                                     amend its Organizational Documents;

(j)                                    sell, assign, transfer, license or sublicense any Company Intellectual Property;

(k)                                 change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business or take any action to alter its organizational or management structure;

(l)                                     change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP or applicable Law;

(m)                             except as required by applicable Law, make, or amend, any filings with the FDA, EMA or any other Regulatory Authority;

(n)                                 except as required by applicable Law, make or change any Tax election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a material refund of Taxes;

(o)                                 enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any rights under, applicable Law or any contract or agreement of a nature required to be listed in Section 3.11(b), Section 3.12 or Section 3.13 of the Company Disclosure Schedule;

(p)                                 make or commit to make any capital expenditure in excess of $10,000 per item or $20,000 in the aggregate;

(q)                                 institute or settle any Legal Proceeding;

(r)                                    take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would have the result of causing (i) any of the representations and warranties of the Company set forth in this Agreement to become untrue in any manner which would cause the condition in Section 7.1(c) not to be satisfied or (ii) any of the conditions to the Merger set forth in Section 7.1 to not be satisfied;

(s)                                   take any action to adversely effect, or fail to take any action, in each case, reasonably necessary to preserve the validity, in each case as existing as of the date of this Agreement, of, any Company Intellectual Property or Permit; or

(t)                                    agree in writing or otherwise to take any of the foregoing actions.

In addition, during the Pre-Closing Period, (1) the Company shall and shall cause each Subsidiary to (A) accept customer orders in the Ordinary Course of Business, and (B) continue to make regularly scheduled payments pursuant to the terms of any Contract with respect to any Indebtedness, if any, in existence as of the date of this Agreement, and (2) the Company shall take all actions necessary to terminate the employment, in accordance with applicable Law and existing contractual obligations and effective prior to the Closing, of each of the Company Employees listed on Schedule 5.1(i).

5.2                               Confidentiality.

(a)                                 The parties acknowledge that the Buyer and the Company have previously executed the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

(b)                                 The Company (prior to the Closing) and each of the Company Equityholders (both prior to and after the Closing) who are or become bound hereby, including by execution and delivery of a Stockholders Agreement, Letter of Transmittal and/or Written Consent, agree not to, directly or indirectly, disclose the existence or terms of this Agreement or any other agreement contemplated hereby or any other information regarding this Agreement, the Merger or any of the other matters contemplated hereby, including any terms of this Agreement with respect to which the Buyer has sought confidential treatment under applicable SEC rules, except, in each case to the extent such information is or becomes generally known to the public (other than as a result of a disclosure by the Company or any Company Equityholders).

(c)                                  The Company Equityholder Representative agrees not to, directly or indirectly, disclose the existence or terms of this Agreement or any other agreement contemplated hereby or any other information regarding this Agreement, the Merger or any of the other matters contemplated hereby, including information provided to the Company Equityholder Representative pursuant to the terms of this Agreement (including without limitation Section 2.8 and Section 6.10 hereof), except, in each case (i) to the extent such information is or becomes generally known to the public (other than as a result of a disclosure by the Company Equityholder Representative without a breach of its obligations under this Section 5.2(c)), (ii) as required by applicable Law,(iii) to employees, advisors, agents or consultants of the Company Equityholder Representative and to the Company Equityholders, in each case who have a need to know such information, and further provided that such persons are subject to confidentiality obligations with respect thereto, or (iv) is in connection with, and only to the extent required for, enforcement of rights or defense of claims (including, in each case, on behalf of the Company Equityholders) under this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby.

ARTICLE VI

ADDITIONAL PRE-CLOSING AGREEMENTS

6.1                               No Solicitation.

(a)                                 During the Pre-Closing Period, the Company shall not, and the Company shall require each of its officers, directors, employees, representatives (acting in their capacities as such) and agents (acting in their capacities as such) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer or its representatives) concerning any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any Subsidiary,

(ii) furnish any information concerning the business, properties or assets of the Company or any Subsidiary or the shares of Company Stock to any party (other than the Buyer or its representatives) concerning any such transaction or (iii) engage in negotiations or enter into any agreement with any party (other than the Buyer or its representatives) concerning any such transaction.

(b)                                 The Company shall immediately notify any party with which discussions or negotiations of the nature described in Section 6.1(a) were pending on the date hereof that the Company is terminating such discussions or negotiations.  If the Company receives any inquiry, proposal or offer of the nature described in Section 6.1(a), the Company shall, within one (1) Business Day after such receipt, notify the Buyer of such inquiry, proposal or offer.

6.2                               Stockholder Consent or Approval.

(a)                                 As expeditiously as possible (and in any event within four (4) Business Days) following the execution of this Agreement, the Company shall mail or otherwise distribute the Disclosure Statement, in a form reasonably acceptable to the Buyer, to the Company Stockholders, and shall promptly inform the Buyer of the date on which such Disclosure Statement (including the notices contained therein) was sent to the Company Stockholders.  The Disclosure Statement shall include, among other things, (i) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Company Equityholders, the escrow arrangements and the authority of the Company Equityholder Representative, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms), (ii) a copy of this Agreement, (iii) the Company Financial Statements, (iv) a description of any interested persons or interested transactions with respect to the Merger and this Agreement, (v) a statement that appraisal rights are available for the shares of Company Stock pursuant to Section 262 of the DGCL and a copy of such Section 262, (vi) such other information as may be required by Rules 502 or 506 of Regulation D promulgated under the Securities Act, and (vii) pursuant to Section 228 of the DGCL, a written notice to all stockholders of the Company that did not execute such Written Consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company.  The Buyer and its counsel shall be given an adequate opportunity to review and comment on the Disclosure Statement, and the Company shall reflect all reasonable comments of the Buyer or its counsel thereon.  As expeditiously as possible following the execution of this Agreement, and in any event by 5:00 p.m., New York City time, on the Business Day immediately following the date of this Agreement, the Company shall use Reasonable Best Efforts to secure and cause to be filed with the Written Consents from Company Stockholders necessary to secure the Company Stockholder Approval, which consents shall be in a form that is reasonably acceptable to the Buyer.  As expeditiously as possible following the receipt of the Company Stockholder Approval, the Company shall deliver to the Buyer a certificate executed on behalf of the Company by its Secretary and certifying that the Company Stockholder Approval has been obtained.

(b)                                 The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Buyer or the Transitory Subsidiary furnished by the Buyer in writing for inclusion in the Disclosure Statement).

(c)                                  The Buyer shall ensure that any information furnished by the Buyer to the Company in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.3                               Access to Information.

(a)                                 During the Pre-Closing Period, the Company shall (and shall cause each Subsidiary to) afford the officers, attorneys, accountants, tax advisors, lenders and other authorized representatives of the Buyer reasonable access upon reasonable notice and during normal business hours and without unreasonable interference with the operation of the business of the Company to all personnel, offices, properties, books and records of the Company and the Subsidiaries, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company and the Subsidiaries.  The Company shall (and shall cause each Subsidiary to) furnish to the Buyer such financial and operating data and other information as to the business of the Company and the Subsidiaries as the Buyer shall reasonably request.  Notwithstanding the foregoing, nothing herein will require the Company or its Subsidiaries to (i) provide Buyer with access or information that the Company is expressly prohibited by applicable Law from granting or disclosing, or (ii) take any action that would, in the advice of counsel, constitute a waiver of the attorney-client privilege or the attorney work product privilege in the event of a legal proceeding with the Buyer; provided, that in the event that the Company or any Subsidiary relies on this sentence to withhold access or disclosure, the Company shall, to the extent permitted by Law and the protection of such attorney-client privilege, promptly notify Buyer of the nature of the withheld information and provide the Buyer of a reasonable opportunity to seek an appropriate remedy or waive compliance with the terms of this Agreement.

(b)                                 During the Pre-Closing Period, within twenty (20) days after the end of each calendar month beginning with June 30, 2018, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared in accordance with GAAP applied on a basis consistent with the application thereof to the most recent audited financial statements included in Company Financial Statements (to the extent consistent with GAAP).  Such financial statements shall present fairly the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries.

(c)                                  During the Pre-Closing Period, the Company shall, if reasonably requested by the Buyer, use its Reasonable Best Efforts to introduce the Buyer to customers and suppliers of the Company and the Subsidiaries for the purpose of facilitating the post-Closing integration of the Company and the Subsidiaries and their businesses into that of the Buyer.

6.4                               Closing Efforts; Legal Conditions to the Merger; Third-Party Consents.

(a)                                 Upon the terms and subject to the conditions of this Agreement, each of the parties (other than the Company Equityholder Representative) shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement to be completed at Closing, including using its Reasonable Best Efforts to ensure that the conditions to the obligations of the other parties to consummate the Merger are satisfied.

(b)                                 Each party (other than the Company Equityholder Representative) shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each of the parties shall promptly (and in any event within five (5) Business Days) after the date of this Agreement file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act or other applicable U.S. or foreign antitrust Laws, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided, however, that notwithstanding anything to the contrary in this Agreement, the Buyer shall not be obligated (i) to commence or defend any Legal Proceeding required to obtain any such waiver, permit, consent, approval or other authorization or (ii) to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates.

(c)                                  During the Pre-Closing Period, the Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, in each case as are required to be listed in Section 3.4(b) or (c) of the Company Disclosure Schedule.

6.5                               Public Disclosure.  No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that (a) the Company and each of the Company Equityholders acknowledge and agree that the Buyer (i) may issue, without the approval of any other party, a press release with respect to this Agreement and the matters contemplated hereby, (ii) intends to publicly file this Agreement with the SEC, and (iii) intends to seek confidential treatment under applicable SEC rules with respect to certain matters and terms contained in this Agreement; (b) the Buyer or the Company may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the disclosing party shall use Reasonable Best Efforts to advise the other party and provide them with a copy of the proposed disclosure prior to making the disclosure); (c) the Buyer and its Affiliates shall not be bound by the provisions of this Section 6.5 following the Closing Date; and (d) following Closing and the public announcement of the Merger, the Company Equityholder Representative shall be permitted to publicly announce that it has been engaged to serve as the Company Equityholder Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein; provided, further, that except as specifically set forth in this Section 6.5 the provisions of Section 5.2 shall remain in full force and effect.

6.6                               Notification of Certain Matters.  During the Pre-Closing Period, the Company shall promptly deliver to the Buyer notice (including a reasonably detailed description) of any fact, circumstance or development that constitutes (or would reasonably be expected to constitute or result in) any material breach of any representation, warranty or covenant set forth herein, any material misstatement in or omission from the Disclosure Statement or the Company Disclosure Schedule or the non-satisfaction of any condition set forth in Article VII.  No such notice shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty, covenant or condition in this Agreement, the Disclosure Statement or the Company Disclosure Schedule.

6.7                               280G Covenant.  The Company shall use commercially reasonable efforts to obtain a waiver from each “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company who would reasonably be expected to receive or have received any payment or benefits that would constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits” and, each such waiver, a “280G Waiver”) so that all remaining payments and/or benefits, if any, shall not be “excess parachute payments” (within the meaning of Section 280G of the Code), and, not less than five (5) Business Days prior to the Closing Date, the Company shall submit to a stockholder vote, in a manner that is intended to satisfy the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, the right of any such “disqualified individual” (as defined in Section 280G(c) of the Code) that has entered into a 280G Waiver to receive or retain such Waived 280G Benefits.  Such vote shall establish such disqualified individuals’ right to the payment or other compensation if approved by the Company Stockholders.  In addition, the Company shall provide adequate disclosure to Company Stockholders that hold voting Company Stock of all material facts concerning all payments to any such disqualified individual that, but for such vote, could be deemed “parachute payments” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder.  At least four (4) Business Days prior to the vote, the Buyer and its counsel shall be given the right to review and comment on all documents required to be delivered to the Company Stockholders in connection with such vote and any required disqualified individual waivers or consents, and the Company shall reasonably consider all comments of the Buyer or its counsel thereon.  Buyer and its counsel shall be provided copies of all documents executed by the stockholders and disqualified individuals in connection with the vote.

6.8                               FIRPTA.  Prior to the Closing, (a) the Company shall deliver to the Buyer a statement, made under penalty of perjury, that the Company is not and has not been a United States real property holding corporation at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and a notice to the Internal Revenue Service, in accordance with Treasury Regulations promulgated under Sections 897 and 1445 of the Code, together with written authorization for Buyer to deliver such statement and notice to the IRS on behalf of the Company after the Closing, or (b) each of the Company Stockholders shall deliver to the Buyer certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code.  If the Buyer does not receive the statement, certifications and/or notice described above on or before the Closing Date, the Buyer, the Transitory Subsidiary, the Escrow Agent and the Exchange and Paying Agent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

6.9                               Termination of 401(k) Plan.  Upon the Buyer’s written request, which request shall be made at least three (3) Business Days prior to the Closing Date, the Board of Directors of the Company shall adopt resolutions, no later than the day immediately preceding the Closing Date, to terminate any and all Company Plans intended to comply with Section 401(k) of the Code, or any successor statute, as of the day immediately preceding the Closing Date, such resolutions having been approved as to form by the Buyer at least two (2) Business Days before such action is taken.

6.10                        Required Financial Statements; Resale Registration.

(a)                                 Prior to Closing, the Company shall deliver to the Buyer (i) historical consolidated financial statements for the Company and the Subsidiaries for the fiscal years ended 2016 and 2017, and for the relevant quarterly periods of 2017 and 2018 (reviewed by an independent registered accounting firm in accordance with applicable review standards), in a form that complies with the requirements of Item 9.01 of Form 8-K and Rule 3-05 of Regulation S-X of the SEC for a business acquisition required to be described in answer to Item 2.01 of Form 8-K, including information required for the Buyer to prepare the pro forma financial information required by Item 9.01 of Form 8-K and opening balance sheet balances and detailed support thereof, (ii) an unqualified report from the Company’s independent accounting firm stating that such fiscal year 2016 and 2017 financial statements present fairly, in all material respects, the consolidated financial position, as well as the consolidated results of operations and cash flows, comprehensive income (loss) and shareholder’s equity of the Company and the Subsidiaries for the periods covered by the such financial statements, in conformity with GAAP (provided, that the Buyer acknowledges that such unqualified report may contain a statement that the opinion of the Company’s independent accounting firm and the accompanying financial statements were prepared and delivered subject to an assumption that the Company will continue as a going concern) and (iii) such other audited historical and/or pro forma financial statements or other information of the Company that the Buyer may reasonably request in connection with the Buyer’s reporting and accounting obligations related to this Agreement or the Merger to the extent required by Article 3 or 11 of Regulation S-X of the SEC or pursuant to the Company’s reporting requirements under the Securities Act and/or the Exchange Act, including consent(s) from the Company’s independent accounting firm regarding the inclusion of the financial statements and the reports described in clauses (i) and (ii) in the Registration Statement (collectively, the “Required Company Information”). Notwithstanding the foregoing, the Company shall deliver to the Buyer the Final Company Financial Statements at least ten (10) Business Days prior to the Closing. Attached as Schedule 6.10(a) hereto is a list of the Required Company Information (other than the financial statements and related financial information, reports and certifications included or required to be included therein) as of the date of this Agreement to the extent Buyer’s need for such information is known to it based on the information shared by the Company with the Buyer prior to the date of this Agreement.

(b)                                 Prior to the Closing, the Company shall provide the Buyer with such additional information, including reliance letters from the Company’s independent accounting firm, as the Buyer may reasonably request in order to comply with the requirements for financial statements included in Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and/or Current Reports on Form 8-K filed under the Exchange Act, as applicable, including with respect to the Company and its Subsidiaries as well as Buyer’s preparation of pro forma financial statements in respect of the acquisition of the Company and its Subsidiaries by Buyer, in each case in compliance with Buyer’s reporting obligations under the Securities Act and the Exchange Act.

(c)                                  Following (i) the Closing and (ii) receipt of the Required Company Information, the Buyer shall use commercially reasonable efforts to file with the SEC a registration statement with respect to the public resale by the Company Equityholders of the Closing Stock Consideration on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, in respect of which the Buyer may use a registration statement on Form S-3 (or any successor form registration statement available for such resale which permits incorporation by reference of the Buyer’s filings with the SEC to at least the same extent as such form) to the extent the Buyer is then eligible for its use (the “Registration Statement”), and cause the Registration Statement to become automatically effective upon filing if eligible to do so or if not eligible to do so, then use commercially reasonable efforts to take such actions as are necessary to cause such Registration Statement to become effective.  Notwithstanding the foregoing, in the event that the Company delivers the Required Company Information on or prior to the date that is ten (10) Business Days prior to the Closing Date, the Buyer shall use commercially reasonable efforts to file the Registration Statement on the Closing Date and cause the Registration Statement to become effective.

(d)                                 The Buyer shall keep the Registration Statement effective under the Securities Act (and maintain the current status of the prospectus or prospectuses contained therein) until the date that is the six month anniversary of the Closing Date or such earlier time as all of the shares of Buyer Common Stock covered by the Registration Statement have been sold pursuant thereto; provided, that the obligation to keep such Registration Statement effective under this Section 6.10(d) shall not apply during the pendency of any Force Majeure Event to the extent such Force Majeure Event is the reason for or cause of an inability to keep such Registration Statement effective.  Buyer will promptly notify the Company Equityholder Representative of the time the Registration Statement became effective or a supplement to any prospectus forming a part of the Registration Statement has been filed.

(e)                                  The Buyer may, by written notice to the Company Equityholders, suspend the use of the Registration Statement after effectiveness and require that the Company Equityholders immediately cease sales of shares pursuant to the Registration Statement, in the event that (A) the Buyer engages in a public offering of its securities (an “Offering Suspension”) or (B) the Buyer is engaged in any activity, matter or transaction or preparations or negotiations for any activity, matter or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith, upon advice of counsel, that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with the Registration Statement would require disclosure of such activity, transaction, preparations or negotiations (a “Confidentiality Suspension”).  Each Company Equityholder agrees to keep and hold confidential the fact of, and any information contained or referenced in, any such notice described in this Section 6.10(e).  Notwithstanding the foregoing, the Buyer may not suspend the use of the Registration Statement by requiring Company Equityholders to cease sales of shares of Buyer Common Stock pursuant to the Registration Statement on or prior to September 30, 2018, except to the extent that the Buyer’s engagement in such activity, matter or transaction is related to a development with respect to regulatory, product or research and development matters with respect to any product or product candidate of the Buyer and is not within the Buyer’s control and discretion, in which case any suspension under this paragraph of Section 6.10(e) shall not exceed more than three (3) consecutive trading days. After September 30, 2018 the Buyer may suspend the use of the Registration Statement by requiring Company Equityholders to cease sales of shares of Buyer Common Stock upon notice to such Company Equityholders of an Offering Suspension or a Confidentiality Suspension, provided that such suspensions, taken together, are not used more than three times in the aggregate or for more than thirty (30) Business Days in the aggregate.

(f)                                   If the Buyer suspends the use of the Registration Statement by notice to the Company Equityholders and requires the Company Equityholders to cease sales of shares pursuant to this Section 6.10, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to reinstate the effectiveness of the Registration Statement and/or give written notice to all Company Equityholders authorizing them to resume sales pursuant to the Registration Statement.  If as a result thereof the prospectus included in the Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to Company Equityholders given pursuant to this Section 6.10(f), and the Company Equityholders shall make no offers or sales of shares pursuant to the Registration Statement other than by means of such revised prospectus.

(g)                                  Promptly following the filing by the Buyer of the Registration Statement, the Buyer shall furnish to each Company Equityholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act. The Buyer shall promptly provide (and in any event within the time periods specified in Section 6.10 (e)) the Company Equityholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Company Equityholders shall be free to resume making offers and sales under the Registration Statement. The Buyer shall pay the expenses incurred by it in complying with its obligations under this Section 6.10, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting spread or discounts incurred by the Company Equityholders in connection with sales under the Registration Statement and (ii) the fees and expenses of any counsel retained by or on behalf of the Company Equityholders.

(h)                                 The Buyer shall not be required to include any shares of Closing Stock Consideration in the Registration Statement unless:

(i)                                     the Company Equityholder owning such shares furnishes to the Buyer in writing such information regarding such Company Equityholder and the proposed sale of Buyer Common Stock by such Company Equityholder as the Buyer may reasonably request in writing in connection with the Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

(ii)                                  such Company Equityholder shall have provided to the Buyer its written agreement in substantially the form attached as Exhibit E hereto:

(A)                               to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorney’s fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in the Registration Statement made in reliance upon, or in conformity with, a written statement by such Company Equityholder furnished pursuant to this Section 6.10; and

(B)                               to report to the Buyer sales made pursuant to the Registration Statement.

(i)                                     Solely for purposes of Section 6.10, if any Buyer Common Stock is included in the Registration Statement under this Section 6.10, the Buyer agrees to indemnify and hold harmless each Company Equityholder whose shares are included in the Registration Statement against any Damages, to which such Company Equityholder may become subject by reason of any untrue statement of a material fact contained in the Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer by or on behalf of the Company or a Company Equityholder for use in the Registration Statement.  The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 6.10.

6.11                        Product Regulatory Meetings.  During the Pre-Closing Period, the Company shall provide the Buyer with advance notice of all meetings, conferences, and discussions scheduled with Regulatory Authorities concerning any regulatory matters relating to any Product not later than five (5) days after the Company receives notice of the scheduling of such meeting, conference, or discussion.  The Buyer shall be entitled to have reasonable representation present at all such meetings; provided, however, that except with the prior written consent of the Buyer, the Company shall not, at any time following the date of this Agreement, (a) request any meeting regarding any Product with any Regulatory Authority; (b) accept any such meetings; and (c) attend any such meetings with Regulatory Authorities.

6.12                        Employee Benefits Matters.  The Buyer, the Surviving Corporation and their respective Subsidiaries and Affiliates shall treat, and shall cause each employee benefit plan, program, arrangement, agreement, policy or commitment sponsored or maintained by Buyer, the Surviving Corporation or any of their respective Subsidiaries or Affiliates following the Closing Date and in which any Person who is, as of immediately prior to the Effective Time, an employee of the Company or the Subsidiaries (regardless of whether any such employee is actively at work as of the Closing Date or is not actively at work as of the Closing Date as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal law and leave under the Family and Medical Leave Act of

1993), vacation, personal day or similar short- or long-term absence) and who remains or becomes an employee of the Surviving Corporation or any Affiliate of Buyer as of immediately following the Effective Time (an “Employee”) (or the spouse, domestic partner or any dependent of any Employee) participates or is eligible to participate (each, a “Buyer Benefit Plan”) to treat, for all purposes (including eligibility to participate, vesting and level and accrual of benefits, other than accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of ERISA, or as would result in a duplication of benefits), all service with the Company (and predecessor employers to the extent that the Company or any Company Plan provides past service credit) as service with Buyer, the Surviving Corporation and their respective Subsidiaries and Affiliates.  The Buyer, the Surviving Corporation and their respective Subsidiaries and Affiliates shall use commercially reasonable efforts to cause each Buyer Benefit Plan that is a medical benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations with respect to the Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not included under the corresponding Company Plan, and (ii) to recognize for each Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Buyer Benefit Plan any deductible, co-payment and out-of-pocket expenses paid by Employee and his or her spouse, domestic partner and dependents under the corresponding Company Plan during the plan year of such Company Plan in which occurs the Closing Date.  This Section 6.12 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.12, express or implied, shall confer upon any other Person, including any Employee, any rights or remedies of any nature whatsoever under or by reason of this Section 6.12.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any Company Plan or any other plan, program, arrangement, agreement, policy or commitment.  The parties hereto acknowledge and agree that the terms set forth in this Section 6.12 shall not create any right in any Employee or any other Person to continued employment with the Company, Buyer, the Surviving Corporation or any of their respective Subsidiaries or Affiliates.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1                               Conditions to Obligations of the Buyer and the Transitory Subsidiary.  The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

(a)                                 all applicable waiting periods (and any extensions thereof) under the HSR Act and under any other applicable Antitrust Laws shall have expired or otherwise been terminated;

(b)                                 no judgment, order, decree, stipulation or injunction shall be in effect, and no Legal Proceeding shall be pending or shall have been threatened in writing by a Governmental Entity, that would reasonably be expected to (i) prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation of such transaction;

(c)                                  (i) each of the representations and warranties of the Company in this Agreement that are set forth in any of Section 3.1 and Section 3.3(a) or that are qualified by reference to materiality, Company Material Adverse Effect or any similar qualification shall be true and correct in all respects as of the date hereof and as of the Closing as though made as of the Closing (except to the extent any such representation and warranty speaks of an earlier date, in which case such representation and warranty will have been true and correct in all respects as of such date), (ii) each of the representations and warranties of the Company in this Agreement that are set forth in Section 3.2 shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing as though made as of the Closing (except to the extent any such representation and warranty speaks of an earlier date, in which case such representation and warranty will have been true and correct in all respects (other than de minimis inaccuracies) as of such date) and (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing as though made as of the Closing (except to the extent any such representation and warranty speaks of an earlier date, in which case such representation and warranty will have been true and correct in all material respects as of such date);

(d)                                 the Company shall have performed or complied with (disregarding all qualifiers with respect to materiality contained within such agreements or covenants), in all material respects, its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(e)                                  there shall have occurred no Change since the date of this Agreement that, individually or taken together with all other Changes, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(f)                                   the Buyer shall have received copies of Written Consents evidencing that this Agreement and the Merger have received the Company Stockholder Approval;

(g)                                  the number of Dissenting Shares, together with the number of shares of Company Stock eligible to become Dissenting Shares, shall not exceed three percent (3%) of the number of outstanding shares of Company Stock as of the Effective Time (calculated after giving effect to the conversion into shares of Company Common Stock of all outstanding shares of Company Preferred Stock, Company Equity Awards and Company Warrants);

(h)                                 the Buyer shall have received evidence, in form and substance reasonably satisfactory to the Buyer, that the Company has, at its own expense, obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, set forth on Schedule 7.1(h);

(i)                                     the sum of the following shall equal fewer than fifteen (15) Company Stockholders: (i) the number of Company Stockholders and holders of Company Warrants who have returned Investor Representation Letters as of the Closing indicating that such Company Stockholder is not an “accredited investor” pursuant to Regulation D under the Securities Act, plus (ii) the number of Company Stockholders and holders of Company Warrants who have not returned an Investor Representation letter as of Closing;

(j)                                    the Buyer shall have received evidence, in form and substance reasonably satisfactory to the Buyer, that the agreements and other arrangements between Affiliates of the Company (other than Subsidiaries), on the one hand, and the Company or any Subsidiary, on the other hand, listed on Schedule 7.1(j) shall have been satisfied and discharged in full and otherwise terminated, in each case without any liability to the Company or any Subsidiary;

(k)                                 the Buyer shall have received copies of the resignations, effective as of the Closing and in form and substance reasonably satisfactory to the Buyer, of each director and officer of the Company and the Subsidiaries (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary) from their officer and director positions (but not employment, as applicable);

(l)                                     the Buyer shall have received fully executed Surrender Agreements from holders of Company Equity Awards representing at least 90% (measured based upon the number of shares of Company Stock underling such Company Equity Awards) of the total Company Equity Awards outstanding as of immediately prior to the Effective Time and 100% of the Company Warrants outstanding as of immediately prior to the Effective Time;

(m)                             the Buyer shall have received a release, in form and substance reasonably satisfactory to the Buyer, executed by each Person to whom any portion of the Employee Amount is paid at Closing;

(n)                                 the Buyer shall have received a counterpart signature to the Stockholders Agreement executed by Company Stockholders who, together with the Principal Stockholders, collectively hold, as of immediately prior to the Effective Time, at least 95% of the outstanding shares of Company Stock (on a converted to Company Common Stock basis);

(o)                                 the Buyer shall have received the items contemplated to be delivered by the Company in accordance with Section 2.1(d)(i);

(p)                                 other than with respect to the Bridge Loan Agreement, (i) the Company shall have delivered to the Buyer payoff letters, in form and substance reasonably satisfactory to the Buyer, specifying the amounts required to repay all Closing Indebtedness as of the Closing and duly executed by each Person to whom any Closing Indebtedness is (or at the Closing will be) owed by the Company or any Subsidiary, and (ii) the Company and the Subsidiaries shall have made reasonable and customary arrangements to enable the Buyer to obtain the release of all Liens securing the Closing Indebtedness upon payment of the Closing Indebtedness;

(q)                                 the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company and the Subsidiaries in their jurisdictions of organization and the various foreign jurisdictions in which they are qualified, certified charter documents and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in writing in connection with the Closing; and

(r)                                    the Buyer shall have received the Company Certificate.

7.2                               Conditions to Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Company:

(a)                                 (i) each of the representations and warranties of the Buyer and Transitory Subsidiary in this Agreement that are set forth in Section 4.1 or Section 4.2(a) or that are qualified by reference to materiality, Buyer Material Adverse Effect or any similar qualification shall be true and correct in all respects as of the date hereof and as of the Closing as though made as of the Closing (except to the extent any such representation and warranty speaks of an earlier date, in which case such representation and warranty will have been true and correct in all respects as of such date), (ii) each of the representations and warranties of the Buyer and Transitory Subsidiary in this Agreement that are set forth in Section 4.4 shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing as though made as of the Closing (except to the extent any such representation and warranty speaks of an earlier date, in which case such representation and warranty will have been true and correct in all respects (other than de minimis inaccuracies) as of such date) and (iii) all other representations and warranties of the Buyer and Transitory Subsidiary set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing as though made as of the Closing (except to the extent any such representation and warranty speaks of an earlier date, in which case such representation and warranty will have been true and correct in all material respects as of such date);

(b)                                 each of the Buyer and the Transitory Subsidiary shall have performed or complied (disregarding all qualifiers with respect to materiality contained within such agreements or covenants), in all material respects, with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c)                                  no judgment, order, decree, stipulation or injunction shall be in effect that would reasonably be expected to (i) prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation of such transaction

(d)                                 the Company shall have received the Buyer Certificate;

(e)                                  there shall have occurred no Change since the date of this Agreement that, individually or taken together with all other Changes, has had, or would reasonably be expected to have, a Buyer Material Adverse Effect;

(f)                                   the Buyer shall have made the payments contemplated to be delivered by the Buyer in accordance with Section 2.1(d)(ii); and

(g)                                  the Company shall have received a counterpart of the Escrow Agreement executed by the Buyer and the Escrow Agent.

ARTICLE VIII

INDEMNIFICATION

8.1                               Indemnification by the Company Equityholders.  Subject to the terms and limitations set forth in this Article VIII, from and after the Effective Time, the Company Equityholders shall, on a several and not joint basis (except as otherwise provided in Section 8.5), defend and indemnify the Buyer in respect of, and hold it harmless against and will compensate and reimburse the Buyer for, its Pro Rata Share of any and all Damages incurred or suffered by any Buyer Indemnified Party (regardless of whether such Damages relate to any Third Party Action) resulting from, relating to or constituting:

(a)                                 any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement, the Company Certificate or the Closing Payment Certificate;

(b)                                 any failure to perform any covenant or agreement of the Company contained in this Agreement, the Company Certificate or the Closing Payment Certificate;

(c)                                  the Employee Amount, any Closing Indebtedness (including any Pre-Closing Taxes), any Company Warrant Obligations, and any Company Transaction Expenses, in each case to the extent in excess of the amounts, if any, included in the calculation of the Aggregate Closing Consideration or the Final Closing Adjustment;

(d)                                 any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding shares of Company Stock issued in the name of such Company Stockholder, free and clear of all Liens;

(e)                                  any claim by a stockholder or former stockholder of the Company or current or former holder of Company Equity Awards or Company Warrants, or any other Person, to the extent, seeking to assert, or based upon (but for the avoidance of doubt, excluding any disputes with respect to exchange procedures described in Section 2.2(b)):  (i) the ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder or holder of Company Equity Award or Company Warrants (other than the right to receive the consideration pursuant to Article II), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Organizational Documents of the Company; (iv) any claim that his, her or its shares were wrongfully repurchased by the Company; or (v) any claim for appraisal or dissenters rights, including any payment in respect of Dissenting Shares in excess of the amount of payments otherwise payable to the stockholder seeking such rights under this Agreement;

(f)                                   any inaccuracy in the Closing Date Allocation Schedule, as in effect from time to time; and

(g)                                  any fraud or knowing misrepresentation in connection with the transactions contemplated by this Agreement.

8.2                               Indemnification by Buyer.  Subject to the terms and limitations set forth in this Article VIII, from and after the Effective Time, the Buyer shall, indemnify the Company Equityholders in respect of any and all Damages incurred or suffered by any Equityholder Indemnified Party (regardless of whether such Damages relate to any Third Party Action) resulting from, relating to or constituting:

(a)                                 any breach of any representation or warranty of the Buyer or Transitory Subsidiary contained in this Agreement or the Buyer Certificate;

(b)                                 any failure to perform any covenant or agreement of Buyer or Transitory Subsidiary contained in this Agreement or the Buyer Certificate; or

(c)                                  any fraud or knowing misrepresentation on the part of the Buyer or Transitory Subsidiary, in each case, in connection with the transactions contemplated by this Agreement.

8.3                               Indemnification Claims.

(a)                                 An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action.  Such notification shall be given within 20 days after receipt by the Indemnified Party of the notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages.  No delay or failure on the part of an Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage, prejudice or liability caused by or arising out of such delay or failure.  Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VIII, (B) in the case where the Indemnified Party is the Buyer, the ad damnum in such Third Party Action, taken together with the estimated costs of defense thereof and the Claimed Amount with respect to any unresolved claims for indemnification then pending, is less than or equal to the current balance, without duplication, of the Escrow Fund, the Holdback Funds (if any) and the Adjusted Guaranteed Amount, taken together, and (C) in the case where the Indemnified Party is the Buyer, an adverse resolution of the Third Party Action would not have a material adverse effect on the goodwill or reputation of the Buyer and its Subsidiaries, taken as a whole, or the business, operations or future conduct of the Buyer and its Subsidiaries, taken as a whole, and (ii) the Indemnifying Party may not assume control of the defense of any Third Party Action involving any Governmental Entity (other than any such Third Party Action involving Taxes) or criminal liability or in which equitable relief is sought.  If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense.  The Non-controlling Party may participate in such defense at its own expense.  The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party

Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action.  The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action that is ultimately determined to be indemnifiable pursuant to this Article VIII shall be considered Damages for purposes of this Agreement if (x) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 8.3(a) or (y) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay, and does in fact pay (or, if applicable, permit the Buyer to offset from any amounts then due and payable under this Agreement) any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and would not have any other adverse effect on the Indemnified Party and/or result in any injunctive relief against the Indemnified Party. Except as provided in Section 8.3(e), the Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.   Notwithstanding anything else herein to the contrary, to the extent there is any conflict between the provisions of this Section 8.3(a) and Section 9.3(c) with regard to any Third Party Action involving Taxes, Section 9.3(c) shall govern.

(b)                                 In order to seek indemnification under this Article VIII, the Indemnified Party shall deliver a Claim Notice to the Company Equityholder Representative (acting on behalf of the Company Equityholders) and Buyer (in the case of indemnification sought against the Buyer).

(c)                                  Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party, shall:  (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in the case where the Company Equityholders are the Indemnifying Party, the Response shall be accompanied by a letter from the Company Equityholder Representative instructing the Escrow Agent to disburse to the Buyer from the Escrow Fund an amount in cash equal to the Claimed Amount) and the Buyer to offset or setoff against any Holdback Funds (if any) or Adjusted Guaranteed Amount (in all cases subject to the limitations set forth in Section 8.5), (ii) agree that the Indemnified Party is entitled to receive a specified amount of the Claimed Amount, which may be all or a portion of the Claimed Amount (such specified amount, an “Agreed Amount”) in the case where the Company Equityholders are the Indemnifying Party, the Response shall be accompanied by a letter from the Company Equityholder Representative instructing the Escrow Agent to disburse to the Buyer from the Escrow Fund an amount in cash equal to the Claimed

Amount and the Buyer to offset or set-off against any Holdback Funds (if any) or Adjusted Guaranteed Amount (in each case subject to the limitations set forth in Section 8.5) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.  If no Response is delivered within such 30-day period, the Indemnifying Party shall be deemed to have agreed that, subject to the limitations on liability set forth herein, all of the Claimed Amount is owed to the Indemnified Party.  The Indemnifying Party may contest the payment of all or a portion of the Claimed Amount to the extent it believes in good faith that the Claimed Amount does not constitute Damages for which the Indemnified Party is entitled to indemnification under this Article VIII.  Acceptance by the Indemnified Party of partial payment of any Claimed Amount shall be without prejudice to the Indemnified Party’s right to claim the balance of any such Claimed Amount.

(d)                                 Subject to Section 2.6(h), any Dispute shall be resolved in accordance with Section 12.10.  If the Buyer seeks to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Company Equityholder Representative and the Buyer shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be distributed to the Buyer (which notice shall be consistent with the terms of the resolution of the Dispute).

(e)                                  Notwithstanding the other provisions of this Section 8.3, if a third party asserts (other than by means of a lawsuit) that any Buyer Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which a Buyer Indemnified Party may be entitled to indemnification pursuant to this Article VIII, and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, without prior notice to or consent from the Company Equityholder Representative or the Company Equityholders, (ii) the Buyer may subsequently make a claim for indemnification in accordance with the provisions of this Article VIII, and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Article VIII, for any such Damages for which it is entitled to indemnification pursuant to this Article VIII (subject to the right of the Company Equityholder Representative, on behalf of the Company Equityholders, to dispute the applicable Buyer Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VIII).

(f)                                   Without limitation of Section 2.4, the Company Equityholder Representative shall have full power and authority on behalf of each Company Equityholder (as an Indemnifying Party and an Indemnified Party) to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Company Equityholders under this Article VIII.  The Company Equityholder Representative shall have no liability to any Company Equityholders for any action taken or omitted on behalf of the Company Equityholders pursuant to this Article VIII.

(g)                                  The Indemnified Party shall make available to the Indemnifying Party that assumes control of the defense of a claim under this Article VIII and its Representatives (including, in the case of the Company Equityholders as the Indemnifying Party, to the Company Equityholder Representative) such books, records and other documents and materials as are under such Indemnified Party’s control and that are reasonably necessary in connection with the defense of any Third Party Action, in each case, solely to the extent such books, records and other documents are not subject to attorney-client privilege, the work produce doctrine or any other available privilege.

8.4                               Survival of Representations and Warranties.

(a)                                 Unless otherwise specified in this Section 8.4 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations; provided, however, that, except with respect to claims based on fraud or knowing misrepresentation, all representations and warranties that are covered by the indemnification obligations in Section 8.1(a) shall expire, and no claims may be made with respect thereto by any Indemnified Party thereafter, on the date 15 months following the Closing Date (the “Non-Fundamental Expiration Date”), after which time such representations and warranties will terminate; provided further, however, that (i) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4(a),3.9, 3.17 (to the extent related to Tax), 3.25, 4.1, 4.2(a) and 4.4 shall survive until the date that is 60 days after the expiration of the longest statute of limitations applicable to the subject matter of the applicable representation or warranty (collectively, the “Fundamental Representations”) and (ii) the representations and warranties set forth in Sections 3.12 shall survive until the date that is 30 months following the Closing Date, after which time such representations and warranties will terminate.  The parties further acknowledge that the time periods set forth in this Article VIII for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. As such, it is the express intent of the parties hereto that, if an applicable survival period as contemplated by this Section 8.4(a) is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby.

(b)                                 If the Buyer delivers to the Company Equityholder Representative or the Company Equityholder Representative delivers to the Buyer, as applicable, before expiration of a representation, warranty, covenant or agreement, either a Claim Notice based upon a breach of such representation, warranty, covenant or agreement or an Expected Claim Notice based upon a breach of such representation, warranty, covenant or agreement then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Buyer or the Company Equityholder Representative, the Buyer or the Company Equityholder Representative, as applicable, shall promptly so notify the Company Equityholder Representative or the Buyer, as applicable.

8.5                               Limitations and other Indemnification Matters.

(a)                                 With respect to claims for Damages arising under Section 8.1(a), (A) the Company Equityholders shall not be liable for any such Damages unless and until the aggregate amount of Damages with respect to the particular event or occurrence giving rise to such claim

(and all other events or occurrences arising from the same or similar circumstances) exceed $10,000 (at which point the Company Equityholders shall become liable for all such Damages, subject to clause (B) below and the other limitations set forth herein) and (B) the Company Equityholders shall not be liable for any such Damages until the aggregate amount of all such Damages exceeds $1,000,000 the (“Deductible Amount”) (at which point the Company Equityholders shall become liable for all Damages under Section 8.1(a) in excess of the Deductible Amount subject to the other limitations set forth herein); provided that the limitation set forth in this sentence shall not apply to (i) claims based on fraud or knowing misrepresentation or (ii) any claim pursuant to Section 8.1(a) relating to a breach of any of the Fundamental Representations.

(b)                                 With respect to claims for Damages arising under Section 8.2(a), (A) the Buyer shall not be liable for any such Damages unless and until the aggregate amount of Damages with respect to the particular event or occurrence giving rise to such claim (and all other events or occurrences arising from the same or similar circumstances) exceed $10,000 (at which point the Buyer shall become liable for all such Damages, subject to clause (B) below and the other limitations set forth herein) and (B) the Buyer shall not be liable for any such Damages until the aggregate amount of all such Damages exceeds $1,000,000 (the “Buyer Deductible Amount”) (at which point the Buyer shall become liable for all Damages under Section 8.2(a) in excess of the Buyer Deductible Amount subject to the other limitations set forth herein); provided that the limitation set forth in this sentence shall not apply to (1) claims based on fraud or knowing misrepresentation or (2) any claim pursuant to Section 8.2(a) relating to a breach by Buyer or Transitory Subsidiary of any of the Fundamental Representations.

(c)                                  Except in the case of claims (i) with respect to breaches of any Fundamental Representations or (ii) based on fraud or knowing misrepresentation, (A) the aggregate liability of the Company Equityholders for Damages under Section 8.1(a) shall not exceed the Non-Fundamental Cap, (B) without limiting the preceding clause (A), and without duplication, the Escrow Funds, the Holdback Funds (if any) and the Adjusted Guaranteed Amount shall be the exclusive source and means for the Buyer to collect any Damages for which it is entitled to indemnification under Section 8.1(a) from any Company Equityholder and (C) solely in the case of a claim for indemnification pursuant to Section 8.1(d), the Buyer may only seek recovery from the Escrow Funds,  the Holdback Funds and/or the Adjusted Guaranteed Amount, without duplication, to the extent of the applicable breaching Company Stockholder’s Pro Rata Share of the Escrow Funds, the Holdback Funds and/or the Adjusted Guaranteed Amount, without duplication, as applicable (but without limitation of the aggregate amount that may be recovered from such Company Stockholder).  In addition, in all cases, the Buyer shall not attempt to collect any Damages directly from any Company Equityholder unless there are insufficient (1) unclaimed Escrow Funds, Holdback Funds (if any) and Adjusted Guaranteed Amount, without duplication, and (2) other available Contingent Consideration that is then due and payable and remains available to satisfy Damages hereunder.

(d)                                 Promptly following the Non-Fundamental Expiration Date (and in any event within five (5) Business Days), the Buyer shall, in accordance with Section 2.1(e)(iii) and Section 2.7(c), distribute to the Exchange and Paying Agent or the Surviving Corporation, as applicable, for the benefit of the Company Equityholders, any then remaining Holdback Funds.  Any portion of the Holdback Funds that are not disbursed pursuant to the preceding sentence that are finally determined pursuant to this Article VIII not to constitute Agreed Amounts or otherwise upon resolution of such claim hereunder shall be distributed by the Buyer to the Exchange and Paying Agent or the Surviving Corporation, as applicable, for the benefit of Company Equityholders, pursuant to Section 2.1(e)(iii) and Section 2.7(c).

(e)                                  Subject to this Section 8.5, the aggregate liability of each Company Equityholder for Damages under this Article VIII shall not exceed the aggregate amount of Aggregate Consideration such Company Equityholder has received (or would have received but for the indemnification or holdback obligations set forth in this Article VIII) pursuant to this Agreement.  The foregoing limitation on liability set forth in this Section 8.5(e) shall not apply to a Company Equityholder with respect to fraud or a knowing misrepresentation committed by such Company Equityholder in connection with the transactions contemplated by this Agreement.

(f)                                   The aggregate liability of the Buyer for Damages under this Article VIII shall not exceed $150,000,000 in the aggregate; provided, that any indemnification obligations under Section 8.2(a) with respect to representations that are not Fundamental Representations of the Buyer or the Transitory Subsidiary shall be limited to $26,000,000 in the aggregate.  Notwithstanding anything herein to the contrary, the foregoing limitation on liability set forth in this Section 8.5(f) shall not apply with respect to Damages under (A) Section 8.2(c) or (B) a breach of Section 2.8.

(g)                                  No Company Equityholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(h)                                 The rights to indemnification set forth in this Article VIII shall not be affected by (i) any investigation conducted by or on behalf of any Buyer Indemnified Party or any knowledge acquired (or capable of being acquired) by any Buyer Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or (ii) any waiver by the Buyer of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

(i)                                     Notwithstanding anything to the contrary in this Agreement, for purposes of determining (i) whether there has been a breach of any representation or warranty set forth in Article III or the Company Certificate and (ii) the amount of Damages for which any Buyer Indemnified Party may be entitled to indemnification under this Article VIII, each such representation or warranty (other than the representations and warranties set forth in clause (a) of Section 3.6, Section 3.13(a)(xii) and in Section 3.27) shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Company Material Adverse Effect or Buyer Material Adverse Effect, as applicable).  For the avoidance of doubt, all qualifications and limitations as to materiality (including any qualifications or limitations made by reference to a Company Material Adverse Effect or Buyer Material Adverse Effect, as applicable) shall be given full effect for the purposes of determining whether there has been any fraud or knowing misrepresentation (but not, for the avoidance of doubt, the amount of Damages which any Buyer Indemnified Party may be entitled to recovery under this Article VIII).

(j)                                    Subject to the limitations set forth in this Agreement (including Sections 8.4, 8.5(b) and 8.5(c)), the Buyer shall have the right, but not the obligation, to set off, in whole or in part, against any obligation or payment it owes to any Company Equityholder under this Agreement (including by deducting from or withholding any Contingent Consideration that is or may become payable pursuant to this Agreement), amounts owed or described in a Claim Notice or Expected Claim Notice as owed by such Company Equityholder to any Buyer Indemnified Party pursuant to this Agreement; provided, that such right of set off shall only apply for so long as and to the extent that the claims asserted in such Claim Notice or Expected Claim Notice remain unresolved hereunder (or are determined to be Damages owed to Buyer hereunder), and all other amounts determined not to be Damages owed to Buyer hereunder shall (subject to Section 2.1(e)(iii) and Section 8.5(d)), promptly after such determination, be distributed by the Buyer to the Exchange and Paying Agent or the Surviving Corporation, as applicable, for the benefit of Company Equityholders, pursuant to Section 2.1(e)(iii) and Section 2.7(c).

(k)                                 Except (i) for specific performance, (ii) as set forth in Section 2.6 and (iii) to the extent any claim based on fraud may as a matter of Law only be recovered in an alternative form of action, after the Closing, the rights of the parties under this Article VIII shall be the exclusive remedy of the parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement (including the indemnities in Section 8.1 and Section 8.2) of the other parties contained in this Agreement and claims based on fraud or knowing misrepresentation.

(l)                                     Any payments made to a party pursuant to this Article VIII or pursuant to the Escrow Agreement shall be treated as an adjustment to the Aggregate Consideration for Tax purposes to the extent permitted by Law.

(m)                             The amount of Damages that the Indemnified Parties (or any of them) may recover pursuant to this Article VIII shall be reduced, on a dollar-for-dollar basis, by (i) amounts actually received by such Indemnified Parties (or any of them) in respect of the Damages forming the basis of such claim for recovery from a third party pursuant to any indemnification or other similar right (net of costs of recovery), and (ii)  any amounts actually received by such Indemnified Parties (or any of them) in respect of the Damages forming the basis of such claim for recovery from a third party under any insurance policy or other similar arrangement (net of expenses (including costs of collection) and increased premiums), it being understood and hereby agreed that such Indemnified Parties shall have no obligation to recover any amounts available from third parties (whether under insurance policies or similar arrangements or otherwise) prior to or as a condition to recovering any amounts pursuant to this Article VIII.

(n)                                 For the avoidance of doubt, no Damages may be claimed by any Buyer Indemnified Party under this Article VIII to the extent that such Damages are expressly accounted for in the calculation of Aggregate Closing Consideration or Contingent Consideration.

ARTICLE IX

OTHER POST-CLOSING AGREEMENTS

9.1                               No Claims.  Effective as of the Closing, each Company Stockholder, by its execution and delivery of this Agreement and/or the Written Consent, hereby (a) waives any and all rights of indemnification, contribution and other similar rights against the Company, the Surviving Corporation or any Subsidiary (whether arising pursuant to any charter document of the Company, the Surviving Corporation or any Subsidiary, any contract, applicable Law or otherwise) arising out of the representations, warranties, covenants and agreements contained in this Agreement and/or out of the negotiation, execution or performance of this Agreement, and agrees that any claim of the Buyer, whether for indemnity or otherwise, may be asserted directly against the Company Stockholders or any Company Stockholder (solely to the extent, and subject to the limitations, provided in this Agreement), without any need for any claim against, or joinder of, the Company, the Surviving Corporation or any Subsidiary and (b) forever waives, releases and discharges (and hereby agrees to cause each of its representatives to forever waive, release and discharge) with prejudice the Company, the Surviving Corporation and each Subsidiary from any and all claims, rights (including rights of indemnification, contribution and other similar rights, from whatever source, whether under contract, applicable Law or otherwise), causes of action, protests, suits, disputes, orders, obligations, debts, demands, proceedings, contracts, agreements, promises, liabilities, controversies, costs, expenses, fees (including attorneys’ fees), or damages of any kind, arising by any means (including subrogation, assignment, reimbursement, operation of law or otherwise), whether known or unknown, suspected or unsuspected, accrued or not accrued, foreseen or unforeseen, or mature or unmature related or with respect to, in connection with, or arising out of, directly or indirectly, any event, fact, condition, circumstance, occurrence, act or omission that was in existence (or that occurred or failed to occur) at or prior to the Closing; provided, however, this clause (b) shall not be construed as releasing (a) any party hereto from its obligations otherwise expressly set forth in this Agreement or any agreement delivered pursuant hereto or (b) the Company, the Surviving Corporation or any Subsidiary from (i) their respective obligations (subject to Section 9.2) under the director and officer indemnification provisions expressly set forth in their respective Organizational Documents as in effect on the date hereof or included in the agreements listed on Schedule 9.2 as in effect on the date hereof or (ii) any obligation to pay to any Person any wages or benefits arising in the Ordinary Course of Business solely from such Person’s employment with the Company, the Surviving Corporation or a Subsidiary.  Each Company Stockholder hereby expressly waives any and all provisions, rights and benefits conferred by §1542 of the California Civil Code (or any similar, comparable or equivalent provision or law of any applicable jurisdiction) which section provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

9.2                               Indemnification.

(a)                                 From the Effective Time until the sixth (6th) anniversary of the Closing Date, all rights to indemnification, exculpation and the advancement of expenses by the Company existing in favor of those Persons who were prior to, or who are as of, the Closing Date, directors or officers of the Company (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time (the “D&O Provisions”) shall survive the Merger and shall be observed by the Surviving Corporation (and its successors, if any, during such period) to the fullest extent available under the DGCL.

(b)                                 Notwithstanding anything else contained herein, the Company may, at its own expense, purchase, prior to the Effective Time, a six-year prepaid “tail policy” covering claims asserted within six years after the Closing arising from facts or events that occurred at or prior to the Effective Time (including consummation of the transactions contemplated by this Agreement), which names as insureds all D&O Indemnified Persons.  Following the Closing, the Buyer shall cause the Surviving Corporation to abide by and honor the Surviving Corporation’s contractual obligations, if any, under such “tail policy.” For the avoidance of doubt, any costs, expenses, liabilities or other amounts owed or payable with respect to such “tail policy” that remain unpaid as of the Closing shall be deemed to be “Company Transaction Expenses” for all purposes hereunder.

(c)                                  The provisions of this Section 9.2 shall survive the consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs.  In addition, any successor-in-interest to or assignee of the Buyer or the Surviving Corporation shall be bound by this Section 9.2.  This Section 9.2 provides rights that are in addition to, and not in substitution of, any other rights to indemnification or contribution that any D&O Indemnified Person, or any successor, assign, heir or representative of any D&O Indemnified Person, may have by contract or otherwise.

9.3                               Tax Matters.

(a)                                 Preparation and Filing of Tax Returns; Payment of Taxes.

(i)                                     The Company, at its expense, shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns of the Company and the Subsidiaries required to be filed (taking into account extensions) prior to the Closing Date.  Such Tax Returns shall be prepared in a manner consistent with the Company’s or such Subsidiary’s past practice.

(ii)                                  The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns for the Company and the Subsidiaries that are required to be filed after the Closing Date (“Buyer Prepared Returns”).

(iii)                               All Buyer Prepared Returns that relate to Pre-Closing Tax Periods (including Straddle Periods), in each case, shall (1) be prepared and filed in a manner consistent with past practice of the Company or its applicable Subsidiary unless otherwise required by applicable Law and (2) to the extent such Tax Return is an income Tax Return for a Pre-Closing Tax Period, include all Transaction Deductions to the maximum extent permitted by applicable Law.  Buyer shall provide drafts of any such Tax Returns described in the preceding sentence to the Company Equityholder Representative at least 30 days prior to the applicable due date for filing thereof (or, if such due date is within 30 days of the Closing Date, as promptly as practicable following the Closing Date) and shall permit the Company Equityholder Representative to review and comment on any such Tax Return prior to filing.  Buyer shall consider in good faith all comments reasonably requested by the Company Equityholder Representative. To the extent Taxes are due with respect to any Buyer Prepared Returns that relate to any Pre-Closing Tax Periods (including Straddle Periods) and such Taxes were not taken into account in Closing Indebtedness to reduce the Aggregate Consideration, Buyer may recover such Taxes pursuant to Article VIII.

(iv)                              All transfer, sales, use, stamp, conveyance, real property transfer, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne fifty percent by the Company Equityholders and fifty percent by Buyer. The party responsible by applicable law for filing any Tax Return relating to Transfer Taxes shall be responsible for filing such Tax Return and the other party shall cooperate with the filing party in the filing of any such Tax Returns with respect to Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns.

(b)                                 Allocation of Certain Taxes.

(i)                                     The Buyer and the Company Equityholders agree that if the Company or any Subsidiary is permitted but not required under applicable foreign, state or local Tax Laws to treat the Closing Date as the last day of a taxable period, the Buyer and the Company Equityholders shall treat such day as the last day of a taxable period.

(ii)                                  Subject to Section 9.3(b)(iii) below, the amount of any Taxes for a Straddle Period allocable to a Pre-Closing Tax Period shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income, receipts or payroll or (y) imposed in connection with any sale or other transfer or assignment of property (other than Transfer Taxes described in Section 9.3(a)), the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period.  For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 9.3(b), any exemptions, allowances, deductions (including depreciation or amortization) and credits that are calculated on an annual basis shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion beginning after the Closing Date in proportion to the number of days in each such portion of the taxable period.

(iii)                               Transactions that occur on the Closing Date but after the Closing and that are not incurred in the Ordinary Course of Business of the Company or its Subsidiaries (other than as specifically contemplated by this Agreement) shall be considered to be attributable to the period that commences on the day following the Closing Date.

(c)                                  Cooperation on Tax Matters; Tax Audits.

(i)                                     The Buyer, the Surviving Corporation and the Company Equityholder Representative and their respective Affiliates shall (i) cooperate in the preparation of all Tax Returns and the conduct of all Tax Contests relating to the determination of any Tax for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information, (ii) furnish or cause to be furnished, upon reasonable request, as promptly as practicable, such information and assistance relating to Taxes in such party’s possession (including access to applicable books and records) as is reasonably necessary for the filing of all Tax Returns by Buyer, the Surviving Corporation, and their respective Affiliates, the making of any election relating to Taxes, the preparation for any Tax Contest and the prosecution or defense of any Tax Contest, and (iii) use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Company or any of its Subsidiaries or with respect to the transactions contemplated hereby.

(ii)                                  If, subsequent to the Closing, Buyer, the Surviving Corporation or any of their Affiliates (including the Company’s Subsidiaries) receives notice of a Tax Contest with respect to any Pre-Closing Tax Period with respect to which Company Equityholders may be required to provide indemnification under this Agreement, then within ten (10) Business Days after receipt of such notice, the Buyer shall notify the Company Equityholder Representative of such notice. No delay or failure in so notifying the Company Equityholder Representative shall relieve the Company Equityholders of any liability or obligation hereunder except to the extent of any damage, prejudice or liability caused by or arising out of such delay or failure.

(A)                               The Company Equityholder Representative may elect to control the conduct and resolution of such Tax Contest to the extent that such Tax Contest relates solely to a Pre-Closing Tax Period of the Company or any of its Subsidiaries (a “Pre-Closing Tax Contest”), provided that (i) the Company Equityholder Representative shall permit Buyer to participate in such Pre-Closing Tax Contest (using counsel of its own choosing), (ii) the Company Equityholder Representative shall keep Buyer reasonably informed of all material developments on a timely basis with respect to any such Pre-Closing Tax Contest, and (iii) the Company Equityholder Representative shall not enter into any settlement of, otherwise compromise or abandon any Pre-Closing Tax Contest without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(B)                               With respect to any Tax Contest (i) involving Tax matters or items that could reasonably be expected to form the basis for a claim of indemnification against the Company Equityholders pursuant to this Agreement and (ii) that the Company Equityholder Representative does not or cannot elect to control pursuant to the preceding Section 9.3(c)(ii)(A), Buyer will control such Tax Contest, including the defense and settlement thereof; provided that, (i) the Buyer shall permit the Company Equityholder Representative to participate in such Tax Contest (using counsel of its own choosing), (ii) Buyer shall keep the Company Equityholder Representative reasonably informed of all material developments on a timely basis with respect to any such Tax Contest, and (iii) Buyer shall not enter into any settlement of, otherwise compromise or abandon any such Tax Contest without the prior written consent of the Company Equityholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)                                 Termination of Tax Sharing Agreements.  All Tax sharing agreements or similar arrangements with respect to or involving the Company or any Subsidiary shall be terminated prior to the Closing Date.

(e)                                  Post-Closing Restrictions. Buyer and the Company will not (and will not permit their respective Affiliates, including the Company’s Subsidiaries, to) (i) except for Tax Returns prepared and filed in accordance with Section 9.3(a), file or amend any Tax Returns of the Company or its Subsidiaries with respect to any Pre-Closing Tax Period, (ii) with respect to Tax Returns prepared and filed in accordance with Section 9.3(a) after the date such Tax Returns are filed, amend any such Tax Returns, (iii) make or change any Tax election or change any method of accounting that has retroactive effect to any Tax Return of the Company or any of its Subsidiaries for a Pre-Closing Tax Period (including any election pursuant to Section 338 or 336 of the Code), (iv) voluntarily approach any Tax authority regarding any Tax or Tax Return of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or (v) agree to extend or waive the statute of limitations with respect to Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period, in each such case, if such action could reasonably be expected to form the basis for a claim of indemnification against the Company Equityholders pursuant to this Agreement, except with the prior written consent of the Company Equityholder Representative (which will not be unreasonably withheld, delayed or conditioned).

(f)                                   Tax Treatment. Except as may be required pursuant to a “determination” (as defined in Section 1313 of the Code or any similar provision of state, local, or foreign Tax law), for all applicable Tax purposes, the parties to this Agreement agree to, and no party shall take any action or filing position inconsistent with, the following Tax treatment of the items specified below:

(i)                                     The Company Equityholder Representative Expense Amount shall be treated as having been received and voluntarily set aside by the Company Equityholders on the Closing Date.  For the avoidance of doubt, any applicable withholding Taxes in respect of the portion of the Company Equityholder Representative Expense Amount borne by a Company Equityholder shall be withheld from such Company Equityholder’s share of the consideration paid in connection with the Closing, and any portion of the Company Equityholder Representative Expense Amount remaining that is returned to Company Equityholders shall not be subject to information reporting or Tax withholding a second time.

(ii)                                  The contingent rights of the Company Equityholders to their Pro Rata Share of the Future Payments (excluding any Company Equityholder Representative Account Payments), in each case, in respect of their Company Stock and Company Warrants (i) shall be treated as deferred contingent purchase price potentially eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of state, local or non-U.S. Law as appropriate, and (ii) if and to the extent any such amount is released or paid in respect of Company Stock or Company Warrants, as applicable, interest may be imputed on such amount if required by Section 483 or 1274 of the Code.

(iii)                               Any payments made in respect of Company Options shall be treated for Tax purposes as compensation paid and deducted by the Company, as and when received by the recipient thereof (which, for the avoidance of doubt, shall be the Closing Date with respect to the Company Equityholder Representative Expense Amount, and when released to the holder in the case of any other Future Payments).  The payment of such amounts shall (A) in case of payments made in respect of Employee Options, be paid through the Company’s standard payroll procedures and reported on IRS Form W-2, and (B) in the case of payments made in respect of Non-Employee Options, be paid through the Company’s standard accounts payable procedures and reported on IRS Form 1099-MISC.

(iv)                              Except for amounts described in Section 9.3(f)(iii) above, the entirety of the Aggregate Consideration payable by Buyer to the Company Equityholders pursuant to this Agreement (including the any Future Payments) shall be allocated to Company Stock or Company Warrants, as applicable, and none shall be treated as compensation.

(g)                                  The Merger shall be treated for federal and applicable state and local income Tax purposes as a sale or exchange of the Company Stock subject to Section 1001 of the Code and any corresponding provision under applicable state or local Tax Law.

ARTICLE X

TERMINATION AND AMENDMENT

10.1                        Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 10.1(b) through 10.1(f), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after receipt of the Company Stockholder Approval:

(a)                                 by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

(b)                                 by either the Buyer or the Company if the Merger shall not have been consummated by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to the failure of such party to perform any of its material obligations under this Agreement; or

(c)                                  by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to a party if the issuance of such order, decree, ruling or the taking of such action was primarily due to the failure of such party to perform any of its material obligations under this Agreement; or

(d)                                 by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in

Section 7.1(c) or 7.1(d) not to be satisfied and (ii) shall not have been cured or waived within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to the Buyer if the Buyer or the Transitory Subsidiary is then in material breach of any representation, warranty or covenant set forth in this Agreement; or

(e)                                  by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied and (ii) shall not have been cured or waived within 20 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to the Company if the Company is then in material breach of any representation, warranty or covenant set forth in this Agreement; or

(f)                                   by the Buyer, if the Company Stockholder Approval shall not have been obtained prior to 5:00 p.m., New York time, on the second (2nd) Business Day immediately following the date of this Agreement.

10.2                        Effect of Termination.  In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided, that (a) any such termination shall not relieve any party from liability for damages for any willful breach on the part of the Buyer, the Company or Transitory Subsidiary, as the case may be, including such party’s obligation to close if it was otherwise obligated to do so under the terms of this Agreement and (b) each of Section 2.4(d)  (Exculpation and Indemnification of the Company Equityholder Representative), Section 5.2 (Confidentiality), this Section 10.2 (Effect of Termination), Section 10.3 (Fees and Expenses), Article XII (Miscellaneous) (in each case including the respective meanings ascribed to the related capitalized terms in Article XI (Definitions)) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.  Nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 12.9 hereof in lieu of terminating this Agreement pursuant to Section 10.1.

10.3                        Fees and Expenses.  Except as otherwise expressly provided herein, the Buyer will pay all fees and expenses (including legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby and the Company Transaction Expenses shall be paid by the Company Equityholders.

10.4                        Amendment.  Prior to the Effective Time, this Agreement may be amended by the Buyer and the Company, by action taken or authorized by their respective Boards of Directors, at any time before or after receipt of the Company Stockholder Approval, but, after receipt of the Company Stockholder Approval no amendment shall be made which by Law requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed (a) in the case of an amendment of any of

Section 2.4, Section 2.6, Article VIII, Article IX, this Article X, Article XI and Article XII, on behalf of each of the parties hereto, and (b) in the case of an amendment of any other provision of this Agreement, on behalf of the Buyer and the Company.

10.5                        Extension; Waiver.  (a) At any time prior to the Effective Time, the Buyer and the Company, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein; (b) any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party; (c) such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver; and (d) the failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE XI

DEFINITIONS

For purposes of this Agreement, each of the following terms has the meaning set forth below.

“Adjusted Guaranteed Amount” means, as of a time of determination, the amount that the Buyer Indemnified Parties are entitled to offset, in accordance with Section 8.5(j), against (a) the aggregate amount of $40,000,000 referred to in Section 2.8(b)(i)(D) and Section 2.8(b)(i)(G), counting all such amounts for purposes of this clause (a) regardless of whether such amounts have actually been earned and become payable pursuant to Section 2.8 hereof as of such time, minus (b) amounts which are determined to be Damages for which Buyer Indemnified Parties have previously set off against or (to the extent not yet due and payable hereunder) have the right to set off against, the Contingent Consideration referred to in the preceding clause (a) in accordance with Section 8.5(j), and minus (c) any Claimed Amounts made against the Contingent Consideration referred to in clause (a) prior to such measurement time.

“Affiliate” means, with respect to a Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended.

“Aggregate Closing Consideration” means (a) the Closing Cash Consideration plus (b) the Closing Stock Consideration.

“Aggregate Consideration” means the sum of (a) the Aggregate Closing Consideration, plus (b) any Future Payments that become payable in accordance with the terms of this Agreement or the Escrow Agreement.

“Aggregate Preferred Stock Preference Amount” means the Aggregate Series A Preference Amount plus the Aggregate Series B Preference Amount.

“Aggregate Series A Preference Amount” means the Series A Preference Amount, multiplied by the number of shares of Company Series A Preferred Stock outstanding as of immediately prior to the Effective Time.

“Aggregate Series B Preference Amount” means the Series B Preference Amount, multiplied by the number of shares of Company Series B Preferred Stock outstanding as of immediately prior to the Effective Time.

“Agreed Amount” has the meaning set forth in Section 8.3(c).

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Anti-Bribery Laws” has the meaning set forth in Section 3.19.

“Antitrust Laws” means the HSR Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act and any other applicable federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Base Cash Purchase Price” means $50,000,000.

“Bridge Loan Agreement” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Wilmington, Delaware or New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Benefit Plan” has the meaning set forth in Section 6.12.

“Buyer Certificate” means a certificate delivered by the Buyer (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Buyer by an authorized officer of the Buyer, to the effect that each of the conditions specified in clauses (a) and (b) of Section 7.2 is satisfied in all respects.

“Buyer Closing Stock Price” means the volume-weighted average price, rounded to four decimal points, of shares of Buyer Common Stock on NASDAQ (as reported on Bloomberg L.P. under the function “VWAP”) for the period of the ten (10) consecutive trading days ending on the second full trading day prior to the Closing Date.

“Buyer Common Stock” means the common stock, $0.001 par value per share, of Buyer.

“Buyer Deductible Amount” has the meaning set forth in Section 8.5(b).

“Buyer Indemnified Parties” means the Buyer and its Affiliates (including, after the Closing, the Company, the Surviving Corporation and the Subsidiaries).

“Buyer Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes, has had or could reasonably be expected to have a material adverse effect on the ability of the Buyer or the Transitory Subsidiary to perform their respective obligations under (including, for the avoidance of doubt, payment of Contingent Consideration), or to consummate the transactions contemplated by, this Agreement.

“Buyer Preferred Stock” has the meaning set forth in Section 4.4.

“Buyer Prepared Returns” has the meaning set forth in Section 9.3(a).

“Buyer SEC Reports” has the meaning set forth in Section 4.6.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificate” means a certificate which as of immediately prior to the Effective Time represented outstanding shares of Company Stock.  For the avoidance of doubt, if and to the extent outstanding shares of Company Stock are represented by Certificates held in electronic form via the platform maintained by the Company’s transfer agent, eShares, Inc. (DBA Carta, Inc.), then references herein to “Certificate” shall refer to such certificate in electronic form.

“Certificate of Merger” means the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the DGCL.

“Change” means any change, event, circumstance or development.

“Claim Notice” means written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to indemnification under Article VIII for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

“Claimed Amount” means the amount of any Damages incurred or reasonably expected to be incurred by an Indemnified Party and set forth in a Claim Notice.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Adjustment Items” means, without duplication, (a) the Company Transaction Expenses, (b) the Employee Amount, (c) if the Closing Cash exceeds the amount of the Closing Indebtedness, a negative number (which, for the avoidance of doubt, shall reduce the Estimated Closing Adjustment and the Final Closing Adjustment) equal to the amount by which the Closing Cash exceeds the amount of the Closing Indebtedness, (d) if the amount of the Closing Indebtedness exceeds the Closing Cash, the amount by which the Closing Indebtedness exceeds the Closing Cash, (e) if Closing Net Working Capital is less than the Working Capital Target, the amount of such shortfall, and (f) if the Closing Net Working Capital exceeds the Working Capital Target, a negative number (which, for the avoidance of doubt, shall reduce the Estimated Closing Adjustment and the Final Closing Adjustment) equal to such excess.

“Closing Adjustment Statement” means the statement of the Closing Adjustment Items prepared in accordance with the provisions of Section 2.6.

“Closing Cash” means all cash and cash equivalents held by the Company or any Subsidiary (plus the amount of all un-cleared deposits of the Company and its Subsidiaries outstanding, and less the amount of all un-cleared checks or withdrawals of the Company or any Subsidiary outstanding), measured as of immediately prior to the Effective Time and determined in accordance with GAAP applied on a basis consistent with the application thereof to the most recent audited financial statements included in Company Financial Statements (to the extent consistent with GAAP).

“Closing Cash Consideration” means an amount in cash equal to, without duplication, (i) the Base Cash Purchase Price, plus (ii) the aggregate exercise price or measurement price of all Vested Company Options outstanding as of immediately prior to the Effective Time, plus (iii) the portion of the aggregate exercise price or measurement price of all Company Warrants outstanding as of immediately prior to the Effective Time (determined by ratably allocating such aggregate exercise price based on the proportion that the Closing Cash Consideration bears to the Aggregate Closing Consideration, as set forth on the Closing Date Allocation Schedule), minus (iv) the Estimated Closing Adjustment (which for the avoidance of doubt may be a positive or negative number), minus (v) the Escrow Amount and minus (vi) the Company Equityholder Representative Expense Amount.

“Closing Company Stockholder and Warrantholder Consideration” means (a) the Aggregate Closing Consideration, minus (b) the aggregate portion thereof payable in respect of Vested Company Options pursuant to Section 2.5(a), minus (c) the aggregate exercise price or measurement price of all Vested Company Options and Company Warrants outstanding as of immediately prior to the Effective Time; provided that the amounts deducted pursuant to clauses (b) and (c) of this definition shall be allocated to the Closing Cash Consideration, in each case as set forth on the Closing Date Allocation Schedule.

“Closing Date” means (a) a date to be specified by the Buyer, which shall be no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than the delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or (b) such other date as may be mutually agreed to by the Company and the Buyer; provided, that, unless otherwise consented to in writing by the Buyer, the Closing Date shall not be earlier than the date that is the earliest to occur of (x) thirty-one (31) days after the letter described in Section 2.5(a)(iv) shall have been delivered to all holders of Company Equity Awards, and (y) second (2nd) Business Day after the Buyer shall have received fully executed Surrender Agreements from holders of Company Equity Awards representing 100% (measured based upon the number of shares of Company Stock underling such Company Equity Awards) of the total Company Equity Awards outstanding as of immediately prior to the Effective Time.

“Closing Date Allocation Schedule” means a schedule, prepared by the Company in the format of the Preliminary Closing Date Allocation Schedule and dated as of the Closing Date (as such schedule may be updated, corrected, amended or modified in accordance with Section 2.7(a) from time to time after the Effective Time), setting forth (i) the Company’s calculations of the Aggregate Closing Consideration, the Closing Cash Consideration and the Closing Stock Consideration, and (ii) for each Company Equityholder: (a) the name and address for such Company Equityholder; (b) the number of shares of each class of Company Stock held as of the Closing Date by such Company Equityholder; (c) to the extent such Company Equityholder holds shares of Company Preferred Stock, the number of shares of Company Common Stock issuable upon conversion of the shares of each such series of Company Preferred Stock (assuming such conversion occurs as of immediately prior to the Effective Time) in accordance with the Company Certificate of Incorporation; (d) the number of shares of Company Common Stock subject to Company Equity Awards outstanding immediately prior to the Effective Time (after giving effect to the full acceleration of vesting in connection with the transactions contemplated by this Agreement or otherwise) held by such Company Equityholder (and, if applicable, the exercise price or measurement price thereof); (e) the amount to be paid to such Company Equityholder pursuant to Section 2.1(c) and pursuant to Section 2.5(a); (f) the portion of the Aggregate Closing Consideration attributable to such Company Equityholder’s Company Stock, Company Warrants and Company Equity Awards; (g) whether the Company reasonably believes that such Company Equityholder is an “accredited investor” pursuant to Regulation D under the Securities Act; and (h) the portion of any Future Payments attributable to such Company Equityholder’s Company Stock, Company Warrants and Company Equity Awards; and (i) such Company Equityholder’s expected Pro Rata Share, expressed as a percentage.

“Closing Indebtedness” means all Indebtedness of the Company and the Subsidiaries to the extent outstanding at the Effective Time, including, for the avoidance of doubt, any Indebtedness under the Bridge Loan Agreement; provided, that any Pre-Closing Taxes included in Closing Indebtedness shall be determined as of close of business on the Closing Date, but for the avoidance of doubt shall exclude any Taxes incurred as a result of any actions set forth in the proviso to the definition of “Pre-Closing Taxes”; provided, further that no amounts included as current liabilities in the calculation of Closing Net Working Capital to the extent resulting in a dollar for dollar adjustment in the Estimated Closing Adjustment or Final Closing Adjustment shall be included in Closing Indebtedness.

“Closing Net Working Capital” means the Company’s current assets (excluding Closing Cash) less current liabilities as of the Effective Time, each determined in accordance with (a) GAAP applied on a basis consistent with the application thereof to the most recent audited financial statements included in Company Financial Statements (to the extent consistent with GAAP) and (b) the example calculation included as Schedule NWC hereto. For the avoidance of doubt, no Taxes shall be included in the calculation of Closing Net Working Capital.

“Closing Payment Certificate” means a certificate, signed by an executive officer of the Company on behalf of the Company, which (a) sets forth (i) a calculation of the Series A Preference Amount and the Series B Preference Amount, (ii) a calculation of the Closing Waterfall Per Share Amount, (iii) a calculation of the payments to be made by the Buyer in accordance with Section 2.1(d)(ii), (iv) the identity of each Person entitled to a payment pursuant to Section 2.1(d)(ii), (v) the amount due to each such Person and (vi) the applicable wire instructions for the account or accounts of such Person and (b) attaches the Closing Date Allocation Schedule as a schedule thereto.

“Closing Payroll Taxes” means the employer portion of any payroll or employment Taxes incurred or accrued with respect to payments in respect of Vested Company Options, Company Option exercises, bonuses, termination, severance or other compensatory payments (including the Employee Amount) made in connection with the transactions contemplated by this Agreement to the extent payable at or in connection with Closing; provided, that no amounts included as current liabilities in the calculation of Closing Net Working Capital or Closing Indebtedness, in each case, to the extent resulting in a dollar for dollar adjustment in the Estimated Closing Adjustment or Final Closing Adjustment shall be included in Closing Payroll Taxes.

“Closing Stock Consideration” means a number of shares of Buyer Common Stock equal to (a) (i) $150,000,000 plus (ii) the portion of the aggregate exercise price or measurement price of all Company Warrants outstanding as of immediately prior to the Effective Time (determined by ratably allocating such aggregate exercise price based on the proportion that the Closing Stock Consideration bears to the Aggregate Closing Consideration, as set forth on the Closing Date Allocation Schedule), divided by (b) the Buyer Closing Stock Price; provided, that that if such number of shares shall equal or exceed twenty percent (20%) of the total number of shares of Buyer Common Stock issued and outstanding immediately prior to the Closing (the “Share Cap”), then such number of shares paid at Closing shall be reduced by the number of such shares that exceed the Share Cap (for purposes of this calculation, rounded up to the nearest whole share), and the Closing Cash Consideration shall be increased by the Share Adjustment Amount. The Buyer shall notify the Company in writing at least one (1) Business Day prior to the Closing of any such adjustment.

“Closing Waterfall Per Share Amount” means with respect to a share of Company Stock, Company Equity Award or Company Warrant:

(a) with respect to the payment of the first $2,050,000 (in cash or Buyer Common Stock, as applicable) of Aggregate Closing Consideration in excess of the Aggregate Preferred Stock Preference Amount, $2,050,000 divided by the number of Fully Diluted Shares (excluding, for this purpose, the number of the number of shares of Company Class B Common Stock, Company Class C Common Stock and Company Class D Common Stock then outstanding or underlying any Company Equity Awards then outstanding);

(b) with respect to the payment of the next $5,000,000 (in cash or Buyer Common Stock. as applicable) of Aggregate Closing Consideration in excess of (A) $2,050,000 plus (B) the Aggregate Preferred Stock Preference Amount, $5,000,000 divided by the number of Fully Diluted Shares (excluding, for this purpose, the number of the number of shares of Company Class C Common Stock and Company Class D Common Stock then outstanding or underlying any Company Equity Awards then outstanding);

(c) with respect to the payment of the next $5,000,000 (in cash or Buyer Common Stock, as applicable) of Aggregate Closing Consideration in excess of (A) $7,050,000 plus (B) the Aggregate Preferred Stock Preference Amount, $5,000,000 divided by the number of Fully Diluted Shares (excluding, for this purpose, the number of the number of shares of Company Class D Common Stock then outstanding or underlying any Company Equity Awards then outstanding); and

(d) with respect to the payment of any remaining amounts of Aggregate Closing Consideration in excess of (A) $12,050,000 plus (B) the Aggregate Preferred Stock Preference Amount, such remaining Aggregate Closing Consideration divided by the denominator of which is the number of Fully Diluted Shares.

For the avoidance of doubt, (1) all Closing Waterfall Per Share Amounts shall be constituted of Aggregate Closing Consideration consisting of the relative proportions of Closing Cash Consideration and Closing Stock Consideration (except, in the case of Vested Company Options, which shall be composed entirely of Closing Cash Consideration determined in accordance with Section 2.5(a)(i)) and (2) any class of Company Stock (or any Company Equity Award or Company Warrant convertible or exercisable into such class of Company Common Stock) specifically referenced in clauses (a), (b) or (c) above as excluded for purposes of the calculations set forth in such clauses shall not be entitled to any Closing Waterfall Per Share Amounts pursuant to such clauses (a), (b) or (c).

“COBRA” means the requirements for continuation health coverage under ERISA Section 601 et seq. and Section 4980B of the Code and any comparable state Laws.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” means a certificate delivered by the Company (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Company by the President and the Chief Financial Officer of the Company, to the effect that each of the conditions specified in paragraphs (c) through (g), (i), (l) and (n) of Section 7.1 are satisfied.

“Company Certificate of Incorporation” means, subject to Section 5.1(i), the certificate of incorporation of the Company, as amended or restated from time to time and in effect immediately prior to the Effective Time.

“Company Class A Common Stock” means the Class A common stock, $0.001 par value per share, of the Company.

“Company Class B Common Stock” means the Class B common stock, $0.001 par value per share, of the Company.

“Company Class C Common Stock” means the Class C common stock, $0.001 par value per share, of the Company.

“Company Class D Common Stock” means the Class D common stock, $0.001 par value per share, of the Company.

“Company Class E Common Stock” means the Class E common stock, $0.001 par value per share, of the Company.

“Company Common Stock” means the Company Class A Common Stock, Company Class B Common Stock, Company Class C Common Stock, Company Class D Common Stock, and Company Class E Common Stock.

“Company Disclosure Schedule” means the Company Disclosure Schedule provided by the Company to the Buyer on the date hereof.

“Company Employee” means any employee (whether current or former) of the Company or any Subsidiary.

“Company Equityholder” means any holder of Company Stock, Company Equity Awards or Company Warrants as of immediately prior to the Effective Time.

“Company Equity Award” means each Company Option and Company Restricted Stock Award outstanding as of immediately prior to the Effective Time.  For the avoidance of doubt, “Company Equity Award” shall not include any shares of Company Stock which are or were subject to a Company Restricted Stock Award to the extent fully-vested as of immediately prior to (but giving effect to the occurrence of) the Effective Time.

“Company Equityholder Representative” has the meaning set forth in the first paragraph of this Agreement.

“Company Equityholder Representative Account Payment” has the meaning set forth in Section 2.4(c).

“Company Equityholder Representative Expense Amount” means $250,000.

“Company Financial Statements” means (a) as of the date of this Agreement, the Preliminary Company Financial Statements and (b) following their delivery by the Company pursuant to Section 6.10(a), the Final Company Financial Statements.

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Joint Venture” means Agilis GTRI Japan, Inc., an entity organized under the laws of Japan.

“Company’s Knowledge,” “Knowledge of the Company” and words of similar effect means the knowledge of each of the individuals identified in Section K of the Company Disclosure Schedule, in each case after due and reasonable inquiry, with the understanding that knowledge will not be imputed to the Company or any individual where the Company has not conducted a freedom to operate search.  Notwithstanding anything to the contrary herein, “Company’s Knowledge,” “Knowledge of the Company” and words of similar effect shall mean, solely in the case of (i) references in this Agreement to the Company’s Knowledge or Knowledge of the Company of matters related to the Company Joint Venture and (ii) the representations and warranties set forth in Section 3.27, the actual knowledge without any duty of inquiry of each of the individuals identified in Section K of the Company Disclosure Schedule.

“Company Licensed Intellectual Property” means all Intellectual Property that is, or is purported to be, licensed to the Company or any Subsidiary by any third party.

“Company Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes, has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities, capitalization, financial condition, or results of operations of the Company and the Subsidiaries, taken as a whole, other than any Change to the extent arising after the date hereof and resulting from (i) Changes in the United States economy in general, so long as such changes do not disproportionately affect the business of the Company and the Subsidiaries taken as a whole and (ii) Changes in the industry in which the Company and the Subsidiaries operate, so long as such Changes do not disproportionately affect the business of the Company and the Subsidiaries, taken as a whole; (iii) any Changes in financial or securities markets in general, except to the extent such Changes disproportionately affect the Company, compared to similarly-situated companies in the industries in which the Company operates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; global, national or regional political conditions; or earthquakes, hurricanes, tornadoes or other natural disasters, in each case except to the extent such Changes disproportionately affect the Company, compared to similarly-situated companies in the industries in which the Company operates; (v) any Changes in applicable Laws or accounting rules, including GAAP, except to the extent such Changes disproportionately affect the Company, compared to similarly-situated companies in the industries in which the Company operates; (vi) the public announcement of the transactions contemplated by this Agreement; or (vii) any failure, in and of itself, by the Company to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that, unless the subject of a separate exclusion in this definition, the facts and circumstances giving rise to such failure may be taken into account to determine whether a Company Material Adverse Effect has occurred).  For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Option” means an option to purchase Company Common Stock issued by the Company pursuant to the Company Stock Plan.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Subsidiary, in whole or in part.

“Company Plan” means any Employee Benefit Plan providing benefits to any employees, independent contractors, directors, or officers of the Company or any Subsidiary that is sponsored or maintained by the Company or any Subsidiary or with respect to which the Company or any Subsidiary has made or is required to make payments, transfers or contributions or may have any actual or potential liability.

“Company Preferred Stock” means the Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Company Registrations” means Intellectual Property Registrations that are registered or filed in the name of the Company or any Subsidiary, alone or jointly with others.

“Company Restricted Stock Award” means each award of restricted Company Common Stock that is unvested as of immediately prior to the Effective Time.

“Company Series A Preferred Stock” means the Series A convertible preferred stock, $0.001 par value per share, of the Company.

“Company Series B Preferred Stock” means the Series B convertible preferred stock, $0.001 par value per share, of the Company.

“Company Source Code” means the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.

“Company Stock” means the Company Common Stock and the Company Preferred Stock (including, for the avoidance of doubt, all Company Common Stock issued in accordance with a Company Restricted Stock Award).

“Company Stock Plan” means the Company’s 2017 Long-Term Incentive Plan.

“Company Stockholder” means each holder of Company Stock as of immediately prior to the Effective Time.

“Company Stockholder Approval” means the adoption of this Agreement and the approval of the Merger, by execution of Written Consents, by (a) a majority of the votes represented by the outstanding shares of Company Stock entitled to vote on this Agreement and the Merger (on a converted to Company Common Stock basis) and (b) a majority of the votes represented by the outstanding shares of Company Series B Preferred Stock entitled to vote on this Agreement and the Merger.

“Company Transaction Expenses” means all costs and expenses of the Company or any Subsidiary incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including any brokerage fees and commissions, finders’ fees or financial advisory fees and any fees and expenses of counsel or accountants payable by the Company or any Subsidiary and all costs and expenses with respect to the “tail policy” described in Section 9.2(b).  For the avoidance of doubt, (i) no Taxes or amounts included in the Employee Amount shall be included in Company Transaction Expenses, and (ii) no amounts included as current liabilities in the calculation of Closing Net Working Capital or Closing Indebtedness, in each case, to the extent resulting in a dollar for dollar adjustment in the Estimated Closing Adjustment or Final Closing Adjustment shall be included in Company Transaction Expenses.

“Company Warrant” means each warrant or other contractual right to purchase or acquire shares of Company Stock; provided, that Company Equity Awards shall not be considered Company Warrants.

“Company Warrant Obligations” means any payment, liability or other obligation owed to any Person pursuant to or otherwise in respect of any Company Warrants in excess of any amounts owed to such Person pursuant to, or not expressly contemplated by, Article II hereof.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of January 19, 2018, by and between the Company and the Buyer.

“Confidentiality Suspension” has the meaning set forth in Section 6.10(e).

“Contingent Consideration” has the meaning set forth in Section 2.8.

“Continuing Claim” means the aggregate amount of all then-pending Claimed Amounts pursuant to any Claim Notices or Expected Claim Notices delivered to the Company Equityholder Representative prior to the Non-Fundamental Expiration Date in accordance with this Article VIII.

“Contract” has the meaning set forth in Section 3.13(a).

“Controlling Party” means the party controlling the defense of any Third Party Action.

“Customer Offerings” means (a) the products that the Company or any Subsidiary (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Company or any Subsidiary (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six years, or (iii) currently plans to provide or make available to third parties in the future.

“Damages” means any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures), but excluding, in each case, any exemplary or punitive damages, except to the extent such damages are finally awarded and actually paid by an Indemnified Party to an unaffiliated third party in connection with a Legal Proceeding against such Indemnified Party.

“Deal Communications” has the meaning set forth in Section 12.11(c).

“Deductible Amount” has the meaning set forth in Section 8.5(a).

“D&O Indemnified Persons” has the meaning set forth in Section 9.2(a).

“D&O Provisions” has the meaning set forth in Section 9.2(a).

“DGCL” means the Delaware General Corporation Law of the State of Delaware.

“DOL” means the United States Department of Labor.

“Disclosure Statement” means a written information statement containing the information prescribed by Section 6.2(a).

“Dispute” means the dispute resulting if the Company Equityholder Representative in a Response disputes the liability of the Company Equityholders for all or part of a Claimed Amount.

“Dissenting Shares” means shares of Company Stock held as of the Effective Time by a Company Stockholder who has not voted such shares of Company Stock in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time.

“Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

“Effective Time” means the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware or such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger.

“EMA” has the meaning set forth in Section 3.20(a).

“Employee” has the meaning set forth in Section 6.12.

“Employee Amount” means all amounts payable by the Company pursuant to (a) any Transaction Bonus Plan or (b) any other change in control bonus plan, severance plan, change of control, retention or similar arrangement of the Company or any Subsidiary, in each case of this clause (b) payable as a result of the Merger or any of the other transactions contemplated by this Agreement; provided, however, that “Employee Amount” shall (w) include all amounts payable by or on behalf of the Company in connection with or as a result of the termination of the Company Employees listed on Schedule 5.1(i) and any other Company Employees terminated by the Company prior to the Closing, (x) exclude all Taxes, (y) exclude any change in control bonus plan, severance plan, change of control, retention or similar arrangement to the extent triggered by or resulting from actions taken by Buyer, the Surviving Corporation, any of its or their Affiliates or any Company Employee, in each case, after the Effective Time, and (z) exclude any amounts included as current liabilities in the calculation of Closing Net Working Capital to the extent resulting in a dollar for dollar adjustment in the Estimated Closing Adjustment or Final Closing Adjustment.

“Employee Benefit Plans” means all (a) “employee benefit plans,” as defined in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by Section 3(3) of ERISA or another Section of ERISA, (ii) maintained outside the United States or (iii) individually negotiated or applicable only to one individual and (b) any other written or oral benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting agreements (except for agreements that provide for at will employment that can be terminated at no cost to the Company and the Subsidiaries and that have been entered into on the Company’s standard forms of employment agreement or offer letter), severance agreements, arrangements, plans or pay policies, stay or retention bonuses or compensation, incentive (including equity or equity-linked) plans, programs or arrangements, patent award programs, sick leave, vacation pay, plant closing benefits, salary continuation or insurance for disability, consulting, or other compensation arrangements, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.

“Employee Option” means each Company Option granted to the holder in the holder’s capacity as, or that had vesting tied to the holder’s performance of services as, an employee of the Company (or a Subsidiary or other Affiliate of the Company) for applicable employment Tax purposes.

“Environmental Law” means any Law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to:   (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons.  As used above, the term “release” shall have the meaning set forth in CERCLA.

“Equity Interest” means, with respect to any Person, (a) any share, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any warrant, purchase right, conversion right, exchange right or other agreement which would entitle any other Person to acquire any such interest in such Person (including share appreciation, phantom share, profit participation or other similar rights).

“Equityholder Indemnified Parties” means the Company Equityholders and their respective Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any Subsidiary.

“Escrow Account” means the account established pursuant to the Escrow Agreement to hold the Escrow Amount.

“Escrow Agent” means JPMorgan Chase Bank, N.A., as escrow agent pursuant to the Escrow Agreement, or any successor escrow agent pursuant to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement in the form attached hereto as Exhibit C.

“Escrow Amount” means $2,500,000 of cash.

“Escrow Fund” means, as of any time, the Escrow Amount, including any interest or other amounts earned thereon prior to such time, less (a) any investment losses thereon incurred prior to such time and (b) disbursements therefrom prior to such time in accordance with this Agreement and the Escrow Agreement.

“Estimated Closing Adjustment” means the sum of the estimated amount of the Closing Adjustment Items as of the Closing Date to be delivered with the Estimated Closing Adjustment Statement in accordance with the provisions of Section 2.6(a).

“Estimated Closing Adjustment Statement” has the meaning set forth in Section 2.6(a).

“Exchange and Paying Agent” means American Stock Transfer & Trust Company, LLC.

“Exchange and Paying Agent Agreement” means an agreement to be entered into at or prior to the Effective Time by the Exchange and Paying Agent and the Buyer, governing the disbursement of the Payment Fund.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” means a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Buyer reasonably expects to incur Damages for which it is entitled to indemnification under Article VIII.

“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“FDA” has the meaning set forth in Section 3.20(a).

“Final Closing Adjustment” has the meaning set forth in Section 2.6(f).

“Final Closing Adjustment Items” has the meaning set forth in Section 2.6.

“Final Closing Adjustment Statement” has the meaning set forth in Section 2.6.

“Final Company Financial Statements” means:

(a)           the consolidated audited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the fiscal years ended December 31, 2016 and 2017, as certified without qualification by BDO USA, LLP, the Company’s independent public accountants;

(b)           the consolidated unaudited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the completed fiscal quarters for the years 2017 and 2018 (through June 30, 2018), upon which review procedures have been performed by BDO USA, LLP, the Company’s independent public accountants; and

(c)           the consolidated unaudited balance sheets of the Company for any calendar month between the date of this Agreement and the Closing Date, and the related consolidated unaudited statements of operations, changes in stockholders’ equity and cash flows for each of the months then ended.

“Firm” has the meaning set forth in Section 12.11(a).

“Force Majeure Event” means, with respect to a Person, an event beyond the control of such Person (or any Person acting on its behalf), which by its nature could not have been foreseen by such Person (or such Person), or, if it could have been foreseen, was unavoidable, and includes, acts of God, storms, floods, riots, fires, pandemics, sabotage, civil commotion or civil unrest, a suspension or material limitation in trading in securities generally on the New York Stock Exchange and/or the Nasdaq Global Select Market, a suspension or material limitation in trading in the Company’s securities on the Nasdaq Global Select Market, a general moratorium on commercial banking activities declared by either federal or New York authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States, the failure or inoperability of the EDGAR system of the Securities and Exchange Commission, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

“Fully Diluted Shares” means a number of shares of Company Stock equal to (a) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time (other than the shares of Company Stock to be cancelled in accordance with Section 2.1(b)), plus (b) the aggregate number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock outstanding immediately prior to the Effective Time (assuming such conversion occurs immediately prior to the Effective Time) in accordance with the Company Certificate of Incorporation, plus (c) the aggregate number of shares of Company Common Stock subject to Vested Company Options and Company Warrants outstanding as of immediately prior to the Effective Time.  Fully Diluted Shares shall be deemed to be held by a Company Equityholder to the extent the corresponding shares of Company Stock or Company Equity Awards or Company Warrants are held by such Company Equityholder as of immediately prior to the Effective Time.

“Fundamental Representations” has the meaning set forth in Section 8.4(a).

“Future Payments” means, collectively, (a) any Final Closing Adjustment that may become payable to Company Equityholders pursuant to Section 2.6, plus (b) any portion of the Escrow Fund that may become distributable to Company Equityholders pursuant to this Agreement and the Escrow Agreement, plus (c) any portion of any Contingent Consideration that may become distributable to Company Equityholders pursuant to this Agreement (including any Holdback Amount which become distributable to Company Equityholders pursuant to the terms of this Agreement), plus (d) any Company Equityholder Representative Account Payment that may become distributable to Company Equityholders pursuant to this Agreement.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, local or foreign government or any court, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of the federal or any state, local or foreign government.

“Grant Date” has the meaning set forth in Section 3.2(d).

“Holdback Amount” has the meaning set forth in Section 2.1(e)(iii).

“Holdback Funds” means, as of any time of determination, the then balance (if any) of any Holdback Amount that has been deducted from Contingent Consideration pursuant to Section 2.1(e)(iii) and Section 8.5(d) of this Agreement, less (i) set offs or offsets therefrom in favor of Buyer Indemnified Parties prior to such time in accordance with this Agreement and (ii) any Claimed Amounts made against the Holdback Amount prior to such time in respect of a Continuing Claim (until such time as such Claimed Amounts are finally determined pursuant to this Agreement not to constitute Agreed Amounts or otherwise upon resolution of such claim hereunder).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” with respect to any Person means (a) any indebtedness or other obligation for borrowed money (including amounts outstanding under the Bridge Loan Agreement); (b) any obligation incurred for all or any part of the purchase price of property or other assets (including earnout, milestone, royalty and similar obligations) or for the cost of property or other assets constructed or of improvements thereto, in each case in this clause (b), other than accounts payable and accrued expenses included in current liabilities and incurred in respect of property purchased or services rendered in the Ordinary Course of Business and amounts payable to the Foundation for Angelman Syndrome Therapeutics; (c) the face amount of all letters of credit issued for the account of such Person; (d) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (e) capitalized lease obligations; (f) all guarantees and similar obligations of such Person; (g) all accrued interest, fees and charges in respect of any indebtedness; (h) all bankers acceptances and overdrafts; (i) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness; and (j) all unpaid Pre-Closing Taxes.

“Indemnified Party” or “Indemnified Parties” means the Buyer Indemnified Parties or the Equityholder Indemnified Parties, as applicable.

“Indemnifying Party” or “Indemnifying Parties” means the Buyer or the Company Equityholders, as applicable.

“Intellectual Property” means the following subsisting throughout the world:

(a)           Patent Rights;

(b)           Trademarks and all goodwill in the Trademarks;

(c)           copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d)           mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction;

(e)           inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technology, including medical, clinical, toxicological and other scientific data, manufacturing and product processes, algorithms, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(f)            other proprietary rights relating to any of the foregoing (including remedies against past, present and future infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, Trademarks (other than unregistered trademarks, service marks and trade dress), registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Internal Systems” means the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Company or any Subsidiary in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or any Subsidiary or hosted at a third party site.

“Investor Representation Letter” means a questionnaire to be delivered by each Company Equityholder regarding whether it is an “accredited investor” under Regulation D under the Securities Act, substantially in the form attached as Exhibit B hereto.

“IRS” means the United States Internal Revenue Service.

“knowing misrepresentation” means the making of a representation or warranty in this Agreement or in any certificate, document or instrument delivered at or prior to the Closing pursuant to the terms of this Agreement (in each case as qualified and limited by applicable provisions of the Company Disclosure Schedule) with the actual knowledge at the time of making the representation or warranty that such representation or warranty was false or inaccurate.

“Law” means any United States federal, state or local or foreign law, common law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any decree, order, injunction, rule, judgment, consent of or by any Governmental Entity, or any Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Lease” means any lease, sublease, license, or occupancy agreement pursuant to which the Company or any Subsidiary leases or subleases from or to another party any real property, or otherwise occupies any real property.

“Legal Proceeding” means any action, suit, proceeding (including administrative proceeding), claim, complaint, hearing, information request, notice of violation, arbitration, inquiry or investigation of or before any Governmental Entity or before any arbitrator.

“Letter of Transmittal” means a letter of transmittal in the form attached hereto as Exhibit D.

“Lien” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of Law), other than (a) mechanic’s, material men’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, (d) easements, rights-of-way, restrictions and other similar charges and encumbrances of record, (e) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (f) purchase money liens securing rental payments under capital lease arrangements, (g) liens identified on title policies or preliminary title reports or other documents or writings included in the public records and (h) nonexclusive licenses of Intellectual Property, in each case, arising in the Ordinary Course of Business of the Company and the Subsidiaries and not material to the Company and the Subsidiaries, taken as a whole.

“Materials of Environmental Concern” means any:  pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery

Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Law due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Merger” means the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.

“Most Recent Balance Sheet” means the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” means May 31, 2018.

“Neutral Accountant” means EisnerAmper LLP; provided that, if such firm is not available for any reason, the Neutral Accountant shall be an independent nationally recognized accounting firm selected in accordance with the rules of the New York, New York office of the American Arbitration Association.

“Non-competition Party” means the persons or entities identified on Schedule NC.

“Non-controlling Party” means the party not controlling the defense of any Third Party Action.

“Non-Employee Option” means each Company Option that is not an Employee Option.

“Non-Fundamental Cap” means an amount equal to (a) $26,000,000, plus (b) 12.5% of any Contingent Consideration in excess of the first $25,000,000 actually paid (or otherwise payable but for indemnity or holdback obligations hereunder) to the Company Equityholders.

“Non-Fundamental Expiration Date” has the meaning set forth in Section 8.4(a).

“Objection Notice” has the meaning set forth in Section 2.6(c).

“Offering Suspension” has the meaning set forth in Section 6.10(e).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outside Date” means December 19, 2018.

“Patent Rights” means all patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Payment Fund” means cash and shares of Buyer Common Stock in an amount sufficient to make payment of the portion of the Aggregate Closing Consideration payable to Company Equityholders through the Exchange and Paying Agent pursuant to Section 2.1(d)(ii).

“Permits” means all permits, licenses, registrations, certificates, orders, exemptions, approvals, franchises, variances, clearances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” means any natural person, firm, limited liability company, general or limited partnership, association, corporation, unincorporated organization, company, joint venture, trust, Governmental Entity or other entity.

“Post-Closing Payroll Taxes” means the employer portion of any payroll or employment Taxes payable as a result of or in connection with the consummation of the transactions contemplated hereby to the extent such Taxes are not Closing Payroll Taxes.  For the avoidance of doubt, Post-Closing Payroll Taxes will (i) not be included within the calculation of Aggregate Closing Consideration, (ii) not be included within the Taxes for which the Company Equityholders must provide indemnification pursuant to Article VIII, (iii) not reduce the amount of Aggregate Consideration payable to the Company Equityholders and (iv) be borne solely by Buyer or the Surviving Corporation.

“Post-Closing Disbursement Certificate” means a certificate, provided by the Company Equityholder Representative, which (a) sets forth (i) a calculation of any disbursements to be made for the benefit of Company Equityholders pursuant to Section 2.1(e)(ii), Section 2.1(e)(iii), Section 2.4(c), Section 2.7(c), Section 2.8 and/or the Escrow Agreement, as applicable, (ii) the identity of each Person entitled to such disbursement or payment, (iii) the amount due to each such Person pursuant to Section 2.1(e)(ii), Section 2.1(e)(iii), Section 2.4(c), Section 2.7(c), Section 2.8 and/or the Escrow Agreement, as applicable (calculated by multiplying the aggregate amount of such disbursement by such Company Equityholder’s Pro Rata Share), and (iv) the applicable wire instructions for the account or accounts of such Person, and (b) attaches a schedule, prepared by the Company Equityholder Representative in the format of the Closing Date Allocation Schedule, setting forth, for each Company Equityholder:  (a) such Company Equityholder’s name and address; (b) the number of shares of each class of Company Stock held as of the Closing Date by such Company Equityholder or underlying Company Options or Company Warrants held by such Company Equityholder; and (c) the amount to be paid to such Company Equityholder pursuant to Section 2.1(e)(ii), Section 2.1(e)(iii), Section 2.4(c), Section 2.7(c), Section 2.8 and/or the Escrow Agreement, as applicable.

“PPACA” has the meaning set forth in Section 3.17(g).

“Preliminary Closing Date Allocation Schedule” means the schedule attached hereto as Schedule AS and dated the date hereof, setting forth (i) the Company’s calculations of the Aggregate Closing Consideration, the Closing Cash Consideration, the Closing Stock Consideration and the Escrow Amount, and (ii) for each Company Equityholder: (a) the name and address for such Company Equityholder; (b) the number of shares of each class of Company Stock expected to be held as of the Closing Date by such Company Equityholder; (c) to the extent such Company Equityholder holds shares of Company Preferred Stock, the number of shares of Company Common Stock expected to be issuable upon conversion of the shares of each such series of Company Preferred Stock (assuming such conversion occurs as of immediately prior to the Effective Time) in accordance with the Company Certificate of Incorporation; (d) the number of shares of Company Common Stock subject to Company Equity Awards expected to be outstanding immediately prior to the Effective Time (after giving effect to the full acceleration of vesting in connection with the transactions contemplated by this Agreement or otherwise) held by such Company Equityholder (and, if applicable, the exercise price or measurement price thereof); (e) the amount estimated to be paid to such Company Equityholder pursuant to Section 2.1(c) and pursuant to Section 2.5(a); (f) the portion of the Aggregate Closing Consideration attributable to such Company Equityholder’s Company Stock, Company Warrants and Company Equity Awards; (g) whether the Company’s reasonably believes that such Company Equityholder is an “accredited investor” pursuant to Regulation D under the Securities Act; and (h) the portion of any Future Payments attributable to such Company Equityholder’s Company Stock, Company Equity Awards and Company Warrants; and (i) such Company Equityholder’s expected Pro Rata Share, expressed as a percentage.

“Preliminary Company Financial Statements” means:

(a)                                 the consolidated unaudited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the fiscal years ended December 31, 2016 and 2017; and

(b)                                 the consolidated unaudited balance sheets of the Company for any interim periods, including at May 31, 2018 and the comparable prior year period(s), and any calendar month between the date of this Agreement and the Closing Date, and the related consolidated unaudited statements of operations, changes in stockholders’ equity and cash flows for each of the months then ended.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement is terminated in accordance with its terms.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

“Pre-Closing Tax Contest” has the meaning set forth in Section 9.3(c).

“Pre-Closing Taxes” means: (i) any Taxes of the Company or any Subsidiary due and payable for, or allocated in accordance with Section 9.3 to, any taxable period (or portion thereof) ending on or before the Closing Date (including any Closing Payroll Taxes); (ii) any Taxes for which the Company or any Subsidiary has any liability under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision of state, local or foreign Laws as a result of being a member of an affiliated, consolidated, combined, unitary or similar group on or prior to the Closing Date; (iii) any Taxes for which the Company or any Subsidiary has any liability as a transferee or successor, or pursuant to any contractual obligation (excluding any customary commercial contracts entered into in the Ordinary Course of Business and not primarily related to Taxes), which Tax is attributable to the operations of the Company or any Subsidiary on or prior to the Closing Date or to an event or transaction occurring before the Closing; and (iv) the Company Equityholders’ share of any Transfer Taxes pursuant to Section 9.3; provided, however, that “Pre-Closing Taxes” shall not include (a) any Taxes attributable to any election under Section 338 or 336(e) of the Code with respect to the transactions contemplated by this Agreement, (b) any Post-Closing Payroll Taxes, (c) any Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the Ordinary Course of Business (other than as explicitly contemplated by this Agreement), (d) any Transfer Taxes to the extent to be borne by Buyer as pursuant to Section 9.3, or (e) any Taxes taken into account in the calculation of Aggregate Consideration.

“Principal Stockholders” has the meaning set forth in the recitals to this Agreement.

“Privileged Deal Communications” has the meaning set forth in Section 12.11(c).

“Pro Rata Share” means, with respect to any shares of Company Stock, any Company Equity Award or any Company Warrants, a fraction, (a) the numerator of which is the number of shares of Company Common Stock represented thereby or subject thereto (as applicable) as of immediately prior to the Effective Time (it being understood that the number of shares of Company Common Stock represented by a share of Company Preferred Stock shall be the number of shares of Company Common Stock issuable upon conversion thereof pursuant to the Company Certificate of Incorporation (assuming that such conversion occurred as of immediately prior to the Effective Time)), and (b) the denominator of which is the number of Fully Diluted Shares; provided, that when used in this Agreement to refer to indemnity obligations of the Company Equityholders pursuant to Article VIII where Buyer Indemnified Parties are satisfying such indemnity obligations by means of direct recourse against a Company Equityholder (i.e., not by means of recovery against the Escrow Fund, Holdback Amount or set-off against Contingent Consideration), “Pro Rata Share” means, with respect to any Company Equityholder, a fraction, (a) the numerator of which is equal to, without duplication, the portion of Closing Cash Consideration and Closing Stock Consideration (assuming for the purposes of valuing such value equals the relevant number of shares of Buyer Common Stock multiplied by the Buyer Closing Stock Price) such Company Equityholder received in respect of his, her or its shares of Company Stock, Company Options and Company Warrants pursuant to Article II, and (b) the denominator of which is equal to, without duplication, $150,000,000 plus the Closing Cash Consideration paid in respect of all shares of Company Stock, Company Options and Company Warrants pursuant to Article II.

“Reasonable Best Efforts” means best efforts, to the extent commercially reasonable.

“Registration Statement” has the meaning set forth in Section 6.10(c).

“Regulatory Authorities” means the FDA, EMA or any other Governmental Entity in another country or jurisdiction that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval for a product, or otherwise regulating the research, development or commercialization of a product, in such country, including the EMA, and any successor(s) thereto.

“Representatives” means, with respect to any Person, such Person’s officers and directors (or persons holding comparable positions), employees, consultants, independent contractors, subcontractors, leased employees, volunteers, temporary workers, equityholders, accountants, legal and other representatives, agents, executors, heirs, successors and permitted assigns.

“Representative Losses” has the meaning set forth in Section 2.4(d).

“Required Company Information” has the meaning set forth in Section 6.10(a).

“Response” means a written response containing the information provided for in Section 8.3(c).

“Safety Notices” has the meaning set forth in Section 3.20(e).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preference Amount” means, with respect to each share of Company Series A Preferred Stock outstanding immediately prior to the Effective Time, an amount equal to (a) $1.0974 plus (b) any accrued but unpaid dividends (whether or not declared) thereon, as set forth on the Closing Payment Certificate.

“Series B Preference Amount” means, with respect to each share of Company Series B Preferred Stock outstanding immediately prior to the Effective Time, an amount equal to (a) $2.000 plus (b) any accrued but unpaid dividends (whether or not declared) thereon, as set forth on the Closing Payment Certificate.

“Share Adjustment Amount” means (a) zero dollars or (b) only if the Closing Stock Consideration is reduced as provided for in the definition of Closing Stock Consideration, an amount equal to the Buyer Closing Stock Price multiplied by the number of shares (for purposes of this calculation, rounded up to the nearest whole share) of Buyer Common Stock reduced pursuant to such option.

“Share Cap” has the meaning set forth in the definition of Closing Stock Consideration.

“Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Stockholders Agreement” means the Stockholders Agreement attached hereto as Exhibit F.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity; provided, that, for the avoidance of doubt, the Company Joint Venture shall be deemed to not be a “Subsidiary” of the Company for all purposes hereunder.

“Surrender Agreement” means the Surrender and Joinder Agreement in the form attached hereto as Exhibit G.

“Surviving Corporation” means the Company, as the surviving corporation in the Merger.

“Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.

“Tax Returns” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to or related to such items.

“Third Party Action” means any Legal Proceeding by a Person other than a party for which indemnification may be sought by the Buyer under Article VIII.

“Trademarks” means all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transaction Bonus Plan” means any bonus plan implemented by the Company or any Subsidiary in connection with the transactions contemplated by this Agreement.

“Transaction Deductions” means any income Tax deductions that are deductible on or prior to the Closing Date and result from or are attributable to expenses, fees or payments that are made or borne by the Company Equityholders in connection with the transactions contemplated hereby including (a) amounts that are included in Closing Indebtedness, Company Transaction Expenses or that otherwise reduce the Aggregate Consideration payable to the Company Equityholders, and (b) amounts payable in respect of Company Options to the extent payable at or in connection with Closing; provided that, to the extent applicable, Buyer and the Company agree to make the safe harbor election set forth in IRS Revenue Procedure 2011-29 to determine the amount of deductions attributable to the payment of any success-based fees within the scope of such revenue procedure.

“Transfer Taxes” has the meaning set forth in Section 9.3(a).

“Transitory Subsidiary” has the meaning set forth in the first paragraph of this Agreement.

“Working Capital Target” means negative two million five hundred thousand dollars (-$2,500,000).

“Written Consent” shall mean a written consent of the stockholders of the Company in the form attached hereto as Exhibit H.

ARTICLE XII

MISCELLANEOUS

12.1                        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or electronic mail, in each case to the intended recipient as set forth below:

(a)                                 if to the Buyer or the Transitory Subsidiary or (after the Effective Time) the Company, to:

PTC Therapeutics, Inc.
100 Corporate Court
South Plainfield, NJ 0708
Attention: Mark E. Boulding, Executive VP and Chief Legal Officer
Telecopy: (908) 222-7000
Email copy: legal@ptcbio.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center
New York, New York 10007

Attention:	Hal J. Leibowitz, Esq.
Steven D. Singer, Esq.
Brian A. Johnson, Esq.
Telecopy:	(617) 526-6461
Email copy:	hal.leibowitz@wilmerhale.com
steven.singer@wilmerhale.com
brian.johnson@wilmerhale.com

(b)                                 if (prior to the Effective Time) to the Company, to:

Agilis Biotherapeutics, Inc
245 First Street, Suite 1800
Cambridge, MA 02142
Attention:	Mark J. Pykett, VMD, Ph.D., President and CEO
Email:	mpykett@agilisbio.com
Telecopy:	(617) 444-8405

with a copy (which shall not constitute notice) to:

Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116

Attention: Miguel J. Vega
Telecopy: (617) 937-2400
Email copy: mvega@cooley.com

(c)                                  if to any Company Equityholder after the Effective Time or the Company Equityholder Representative, to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202

Attention: Managing Director
Telecopy: (303) 623-0294
Email copy: deals@srsacquiom.com

with a copy (which shall not constitute notice) to:

Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116
Attention: Miguel J. Vega
Telecopy: (617) 937-2400
Email copy: mvega@cooley.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

12.2                        Entire Agreement.  This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) and the Company Equityholder Representative’s engagement letter constitute the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

12.3                        Third-Party Beneficiaries.  This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except that the Buyer Indemnified Parties shall be third-party beneficiaries of Article VIII.

12.4                        Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer or the Transitory Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one (1) or more of their Affiliates; provided, that such transfer or assignment shall not relieve the Buyer or the Transitory Subsidiary of its primary liability for its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to the Buyer or the Transitory Subsidiary; provided, further, that the Buyer and Transitory Sub may transfer or assign all or any part of their respective rights, in whole or in part, under this Agreement to MidCap Financial Trust, the administrative agent under that certain Credit and Security Agreement, dated as of May 5, 2017, by and among MidCap Financial Trust, the Buyer and certain other financial institutions as lenders thereunder or any other any lender of the Buyer (or any administrative or collateral agent on behalf of itself and such lender(s)) as collateral security (it being understood that such transfer or assignment shall not relieve the Buyer and the Transitory Sub of their respective obligations hereunder or enlarge, alter or change any obligation of any other party hereto).  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

12.5                        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

12.6                        Counterparts and Signature.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one (1) and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic transmission.

12.7                        Interpretation.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) the descriptive headings and table of contents included herein are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a contract or agreement mean such contract or agreement as amended or otherwise supplemented or modified from time to time; (h) references to a Person are also to its permitted successors and assigns; (i) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (k) solely for purposes of Article III, “written notice” or “notice in writing” or words to similar effect shall include electronic notice, including delivered by electronic mail; (l) references to a federal, state, local or foreign Law include any rules, regulations and delegated legislation issued thereunder; and (m) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP.  When reference is made in this Agreement to information that has been “made available” to the Buyer, that shall consist of only the information that was (i) contained in the Company’s electronic data room no later than 5:00 p.m., Eastern time, on the first (1st) Business Day prior to the date of this Agreement or (ii) delivered to the Buyer or its counsel.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.  If any date on which a party is required to make a payment pursuant to the terms hereof is not a Business Day, then such party shall make such payment on the next succeeding Business Day.  Time shall be of the essence in this Agreement.

12.8                        Governing Law.  This Agreement (and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed in all respects, including validity, interpretation, and effect, by and construed in accordance with the internal Laws of the State of

Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute) without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

12.9                        Remedies.

(a)                                 Except as otherwise provided in Section 8.5(j) with respect to the period from and after the Closing, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one (1) remedy will not preclude the exercise of any other remedy.

(b)                                 The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the party seeking such remedy has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity.

12.10                 Submission to Jurisdiction.  Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 12.1.  Nothing in this Section 12.10, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

12.11                 Privilege Matters.

(a)                                 Notwithstanding that the Company has, from time to time prior to the date hereof, been represented by Cooley LLP (the “Firm”), each of Buyer and the Company agrees that, after the Closing, the Firm may represent any stockholder of the Company, any other

Company Equityholder, the Company Equityholder Representative and/or any of the Affiliates of the Company Equityholder Representative in all matters related to this Agreement and the transactions contemplated hereby, including in respect of any indemnification claims pursuant to this Agreement.

(b)                                 In the event that a dispute arises between Buyer, the Company or the Surviving Corporation and a third party other than the Company Equityholder Representative, and such dispute relates to a matter for which Buyer may seek recovery pursuant to the terms of this Agreement, Buyer or the Surviving Corporation shall assert the attorney-client privilege on behalf of the Company Equityholder Representative to prevent disclosure of privileged materials to such third party and such privilege may be waived only with the prior written consent of the Company Equityholder Representative.

(c)                                  Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Corporation, that all communications in any form or format whatsoever between or among any of the Firm, the Company, any of the Company Equityholders, or any of the respective directors, officers employees or other representatives of the Company Equityholders or the Firm that relate solely to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Company Equityholders, shall be controlled by the Company Equityholder Representative on behalf of the Company Equityholders and shall not pass to or be claimed by Buyer or the Surviving Corporation. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Effective Time and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company Equityholder Representative and the Company Equityholders, shall be controlled by the Company Equityholder Representative on behalf of the Company Equityholders and shall not pass to or be claimed by Buyer or the Surviving Corporation.

(d)                                 Buyer agrees that it will not, and that it will cause the Surviving Corporation not to, knowingly and purposefully, (i) access or use the Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Company Equityholder Representative or any Company Equityholder waive the attorney-client or other privilege, or by otherwise asserting that Buyer or the Surviving Corporation has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Deal Communications from the Firm. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing the Company, the Company Equityholder Representative and/or any Company Equityholder, or any of their respective directors, officers employees or other representatives, takes any action to protect from access or remove from the premises of the Company (or any offsite back-up or other facilities) any Deal Communications, including by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications; provided, that none of the Company, the Company Equityholder Representative and/or any Company Equityholder, or any of their respective directors, officers employees or other representatives, may prevent access to or otherwise remove, any materials, documents or other information not constituting Deal Communications.

(e)                                  The parties acknowledge and agree that this Section 12.11 shall not limit or otherwise prohibit the Buyer’s ability to (i) compel discovery of information that is not subject to an attorney-client privilege in the event that such information is relevant to a dispute that arises after the Closing, or (ii) in the event that Buyer or the Surviving Corporation receives a subpoena or other discovery request pursuant to Law that calls for the search for documents that may include Deal Communications, comply with its legal obligations.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

PTC THERAPEUTICS, INC.

By:	/s/ Marcio Souza

Name:	Marcio Souza

Title:	Chief Operating Officer

TRANSITORY SUBSIDIARY:

AGILITY MERGER SUB, INC.

By:	/s/ Marcio Souza

Name:	Marcio Souza

Title:	President

COMPANY:

AGILIS BIOTHERAPEUTICS, INC.

By:	/s/ Mark Pykett

Name:	Mark Pykett

Title:	President and Chief Executive Officer

COMPANY EQUITYHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

solely in its capacity as the Company Equityholder Representative

By:	/s/ Radha Subramanian

Name:	Radha Subramanian

Title:	Senior Director

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

AGILIS BIOTHERAPEUTICS, INC.

FIRST:  The name of the Corporation is: Agilis Biotherapeutics, Inc.

SECOND:  The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporate Law (“DGCL”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.001 par value per share (“Common Stock”).

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

FIFTH:  In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.                                      The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.                                      Election of directors need not be by written ballot.

3.                                      The Board of Directors is expressly authorized to adopt, amend, alter or repeal the By-Laws of the Corporation.

SIXTH:  Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.  No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.  If the DGCL is amended after the Filing Date to authorize corporate action further eliminating or limiting the personal liability of directors of the Corporation, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

SEVENTH:  The following indemnification provisions shall apply to the persons enumerated below:

(a)                                 To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding; provided, however, that the foregoing shall not require the Corporation to indemnify any Indemnified Person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against the Corporation initiated by or on behalf of such person.  Notwithstanding the preceding sentence, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

(b)                                 The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Seventh or otherwise.

(d)                                 The Corporation may indemnify any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding.  The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion.  Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

(e)                                  The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

(f)                                   The rights conferred on any person by this Article Seventh shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

(g)                                  The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

(h)                                 The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance:  (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Seventh; and (b) to indemnify or insure current or former directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Seventh.

(i)                                     Any repeal or modification of the foregoing provisions of this Article Seventh shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.  The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

EIGHTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT B

AGILIS BIOTHERAPEUTICS, INC.

INVESTOR QUESTIONNAIRE

FOR NON-INDIVIDUAL INVESTORS

(ALL INFORMATION FURNISHED IN THIS

QUESTIONNAIRE WILL BE TREATED CONFIDENTIALLY)

Responses to this Questionnaire will be used in connection with a potential strategic transaction (the “Proposed Transaction”) involving Agilis Biotherapeutics, Inc. (“Agilis”).  The purpose of this Questionnaire is to collect information that will enable Agilis and/or potential third parties to the Proposed Transaction to meet the standards imposed by applicable federal and state securities laws in connection with any issuance of securities.

If the answer to any question below is “none” or “not applicable”, please so indicate.

1.                                      IDENTIFICATION

Name

Address of Principal
Place of Business

Year and Jurisdiction of
Formation or Incorporation

Type of Entity
(corporation, partnership, etc.)

2.                                      BUSINESS

Please indicate which, if any, of the following accurately describes the entity:

(a)	☐

a bank as defined in section 3(a)(2) of the Securities Act of 1933 (the “Securities Act”) or a savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, acting in either an individual or fiduciary capacity;

(b)	☐	a broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934;

(c)	☐	an insurance company as defined in section 2(13) of the Securities Act;

(d)	☐	an investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act;

(e)	☐	a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;

(f)	☐

a plan established and maintained by a state, its political subdivisions, or an agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, which plan has total assets in excess of $5,000,000;

(g)	☐

an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, which satisfies one of the following criteria: (i) the investment decision for such plan is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser; (ii) such plan has total assets in excess of $5,000,000; or (iii) such plan is a self-directed plan and its investment decisions are made solely by persons who are “accredited investors” within the meaning of Rule 501(a) under the Securities Act;

(h)	☐	a private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(i)	☐

an organization described in section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust, or a partnership, which was not formed for the specific purpose of investing in the Company, and which has total assets in excess of $5,000,000;

(j)	☐

a trust with total assets in excess of $5,000,000, which was not formed for the specific purpose of investing in the Company and whose investment in the Company is directed by a person with such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Company; and

(k)	☐	any entity in which all of the equity owners are “accredited investors” within the meaning of Rule 501(a) under the Securities Act.

If paragraph (k) is checked, each equity owner (shareholder, partner, etc.) of the entity must complete an Investor Questionnaire for Individual Investors.

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The above information is true and correct in all material respects.  The undersigned recognizes that Agilis is and third parties may be relying on the truth and accuracy of such information so that it may rely on certain exemptions from registration contained in the Securities Act of 1933, as amended, and the securities laws of certain states.  The undersigned acknowledges and agrees that this information may be provided by the Company to its legal and financial advisors.  The undersigned agrees to notify John Canepa (jcanepa@agilisbio.com) promptly of any changes in the foregoing information which may occur prior to the acquisition of any securities.

Date:
Name of Entity

By:
Signature of Authorized Representative

Printed Name of Authorized Representative

Printed Title of Authorized Representative

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AGILIS BIOTHERAPEUTICS, INC.

INVESTOR QUESTIONNAIRE

FOR INDIVIDUAL EQUITYHOLDERS

(ALL INFORMATION FURNISHED IN THIS

QUESTIONNAIRE WILL BE TREATED CONFIDENTIALLY)

Responses to this Questionnaire will be used in connection with a potential strategic transaction (the “Proposed Transaction”) involving Agilis Biotherapeutics, Inc. (“Agilis”).  The purpose of this Questionnaire is to collect information that will enable Agilis and/or potential third parties to the Proposed Transaction to  meet the standards imposed by applicable federal and state securities laws in connection with any issuance of securities.

If the answer to any question below is “none” or “not applicable”, please so indicate.

3.                                      PERSONAL

Name

Residence Address

Residence Telephone

Date of Birth

Name to Appear on Certificates

4.                                      BUSINESS

Occupation

Present Employer

Position/Title

Number of Years

Business Address

Business Telephone

5.                                      RESIDENCE INFORMATION

(a)Set forth in the space provided below the state(s) in which you have maintained your principal residence during the past three years and the dates during which you resided in each state.

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(b)Do you maintain residence in any other state?  If yes, in which state(s)?

6.                                      INCOME

(a)Do you reasonably expect your income from all sources during this year (ending December 31) to exceed $200,000?

Yes ☐ No ☐ If not, please specify amount

(b)What percentage of your income as shown above is anticipated to be derived from sources other than salary?

(c)Was your yearly income from all sources during each of the last two years, ending December 31, in excess of $200,000?

Yes ☐ No ☐ If not, please specify amount :  2017:

2016:

(d)Do you reasonably expect your joint income with your spouse from all sources during this year (ending December 31) to exceed $300,000?

Yes ☐ No ☐ If not, please specify amount

(e)What percentage of this income is anticipated to be derived from sources other than salary?

(f)Was your joint income with your spouse from all sources during each of the last two years, ending December 31, in excess of $300,000?

Yes ☐ No ☐ If not, please specify amount :  2017:

2016:

7.                                      NET WORTH

(a)Will your net worth as of the date you purchase the securities offered, individually or jointly with the net worth of your spouse, be in excess of $1,000,000?

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Note: Do not include the value of your primary residence in the calculation of your net worth.  You should also exclude from the calculation any mortgage or indebtedness secured by the primary residence up to the fair market value of the property.  However, if the mortgage or other indebtedness on the primary residence exceeds the fair market value of the property or was incurred in the last 60 days, you must deduct the excess amount from your net worth.

Yes ☐ No ☐ If not, please specify amount

8.                                      EDUCATION

Please describe your educational background and degrees obtained, if any.

9.                                      BUSINESS AND FINANCIAL EXPERIENCE

Please describe the nature and extent of your business, financial and investment experience which you believe gives you the capacity to evaluate the merits and risks of the proposed investment.

10.                               FINANCIAL ADVISORS

In evaluating any Proposed Transaction, will you use the services of any of the following advisors?  (If so, please identify, providing address and telephone number.)

Accountant:

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Attorney:

Other:

11.                               “U.S. PERSON” STATUS

Are you a “U.S. person” or would  you be acquiring any shares of common stock of a third party that may be issued in the Proposed Transaction for the account or benefit of any person who is a “U.S. person”?

Yes ☐  No ☐

For purposes of this question,  a “U.S. person” means: (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if, while organized or incorporated under the laws of a non-U.S.  jurisdiction, was formed by a U.S. person principally for the purpose of investing in securities not registered under the United States securities laws.

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The above information is true and correct in all material respects.  The undersigned recognizes that the Agilis is and third parties may be relying on the truth and accuracy of such information so that it may rely on certain exemptions from registration contained in the Securities Act of 1933, as amended, and the securities laws of certain states.  The undersigned agrees to notify John Canepa (jcanepa@agilisbio.com) promptly of any changes in the foregoing information which may occur prior to the investment.

Print Name:

Signature:

Dated:

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EXHIBIT C

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Escrow Agreement”) is made and entered into as of [   ], 2018, by and among: PTC Therapeutics, Inc., a Delaware corporation (the “Buyer”); Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Company Equityholders (the “Company Equityholder Representative”); and JPMorgan Chase Bank, N.A. (the “Escrow Agent”).  The Buyer and the Company Equityholder Representative are sometimes referred to individually as a “Party” and together as the “Parties.”

WHEREAS, the Buyer, the Company Equityholder Representative, Agilis Biotherapeutics, Inc., a Delaware corporation (the “Company”), and Agility Merger Sub, Inc., a Delaware corporation (“Merger Sub”), have entered into the Agreement and Plan of Merger dated as of July 19, 2018 (the “Merger Agreement”), pursuant to which, on the terms set forth therein, Merger Sub is merging with and into the Company, with the Company as the surviving corporation and continuing as a wholly owned subsidiary of the Buyer;

WHEREAS, pursuant to the Merger Agreement, the Parties have agreed to deposit in escrow certain funds in the Escrow Fund (as defined below); and

WHEREAS, the Parties wish such deposit to be subject to the terms and conditions set forth in the Merger Agreement and herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.                                      Capitalized Terms.  As between the Parties, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.  It is understood that the Escrow Agent shall be bound by and look only to the terms defined within this Escrow Agreement.

2.                                      Establishment of Escrow.  The Merger Agreement provides for the establishment of the escrow arrangements set forth in this Escrow Agreement.

3.                                      Appointment.  The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with and under the terms and conditions set forth herein.

4.                                      Escrow Amounts.  The Buyer agrees to deposit with the Escrow Agent an amount equal to $2,500,000 in cash (the “Escrow Amount”).  The Escrow Agent shall hold the Escrow Amount in a separate account for the benefit of the Buyer and the Company Equityholder Representative (on behalf of the Company Equityholders) and, subject to the terms and conditions hereof, shall invest and reinvest, as directed in Section 5, the Escrow Amount and the proceeds thereof.  As used herein, “Escrow Fund” means, as of any time, the Escrow Amount, including any interest or other amounts earned thereon prior to such time, less (a) any investment losses thereon incurred prior to such time and (b) disbursements therefrom prior to such time in accordance with this Escrow Agreement.

5.                                      Investment of Escrow Fund.  During the term of this Escrow Agreement, the Escrow Fund shall be invested in an interest bearing demand deposit account at JPMorgan Chase Bank, N.A. or a successor investment offered by the Escrow Agent.  Interest bearing demand deposit accounts have rates of compensation that may vary from time to time as determined by the Escrow Agent.  No other investment is permitted hereunder. The Escrow Agent will not provide supervision, recommendations or advice relating to Funds invested in the interest bearing demand deposit account. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of the investment prior to its maturity or for the failure of an Authorized Representative of the Parties to give the Escrow Agent instructions to invest or reinvest the Fund.

6.                                      Disposition and Termination.

(a)                                 Except as otherwise set forth in Sections 6(c) & 11(b) below, the Escrow Agent shall disburse the Escrow Fund in accordance with either (i) a joint written instruction signed by an Authorized Representative of each Party or (ii) written instructions delivered to the Escrow Agent by an Authorized Representative of the instructing Party given to effectuate an attached copy of a final, non-appealable order or judgment by a court of competent jurisdiction as to the disbursement of all or some of the Escrow Fund accompanied by written certification from counsel for the instructing Party attesting that such order or judgment is final and not subject to further proceedings or appeal (collectively “Court Order”). The Escrow Agent shall be entitled conclusively to rely upon any such certification and instruction and shall have no responsibility to review the attached order/judgment to which such certification and instruction refers or to make any determination as to whether such order/judgment is final, not subject to further proceedings or appeals or otherwise binding upon the Parties.

(b)                                 At any time, but no later than 5:00 p.m., Eastern Time on the date of the final determination of the Final Closing Adjustment pursuant to Section 2.6 of the Merger Agreement (the “Escrow Expiration Date”) for which the Escrow Agent has received prior written notice from Authorized Representatives of the Parties of such date, the Buyer may deliver to the Escrow Agent, with a copy concurrently delivered to the Company Equityholder Representative, a written notice in substantially the form attached hereto as Exhibit A, making a claim for payment of the Final Closing Adjustment, pursuant to Section 2.6 of the Merger Agreement, or all or a portion of the Escrow Fund with respect to any claim for indemnification by the Buyer under the Merger Agreement.  The Escrow Agent shall hold the amount of the Final Closing Adjustment or any Damages claimed in any such claim for indemnification (the “Claimed Amount”) until the Escrow Agent receives either (i) a joint written instruction signed by an Authorized Representative of each Party or (ii) a Court Order.  For the avoidance of doubt, the joint written instruction contemplated by clause (i) of the immediately preceding sentence may provide for release of all, or only a portion of, the Claimed Amount.

(c)                                  On the first Business Day after the Escrow Expiration Date, the Escrow Agent pursuant to written instructions from the Company Equityholder Representative shall disburse to American Stock Transfer & Trust Company, LLC, as paying and exchange agent (for

2

disbursement in respect of all shares of Company Stock and any Company Warrants in accordance with the Merger Agreement, subject to the terms and conditions thereof) and to the Company (for disbursement to former holders of Vested Company Options in accordance with the Merger Agreement, subject to the terms and conditions thereof), any amounts remaining in the Escrow Fund, less any Pending Claim Amount (as defined below).  For avoidance of doubt, the Escrow Agent shall rely solely upon the written instructions that it receives from the Company Equityholder Representative without determining whether any such instructions and disbursement in connection with such instructions are in accordance with the Merger Agreement.  The “Pending Claim Amount” means (i) the aggregate Claimed Amount set forth in any and all notices timely delivered by the Buyer pursuant to Section 6(b) above with respect to claims for payment of the Final Closing Adjustment or indemnification under the Merger Agreement that remain unresolved as of the Escrow Expiration Date and (ii) any portion of the Escrow Fund that has been finally determined to be payable to the Buyer but that has not been paid as of the Escrow Expiration Date.  Thereafter, the Pending Claim Amount shall be disbursed as and to the extent provided in Section 6(b)(i) or (ii) above, and an Authorized Representative of the Company Equityholder Representative shall submit to the Escrow Agent an updated letter of instruction in connection with any such subsequent disbursement payable for the benefit of the Company Equityholders.

(d)                                 Notwithstanding anything to the contrary contained in this Section 6, the Escrow Agent may assume that any notice of claim, notice of dispute or other notice of any kind required to be delivered to the Escrow Agent and any other person has been received by such other person on the date it has been received by the Escrow Agent, but the Escrow Agent need not inquire or verify such receipt.  Upon delivery of the entire amount of the Escrow Fund by the Escrow Agent in accordance with this Escrow Agreement, this Escrow Agreement shall terminate, and the related account shall be closed, subject to the provisions of Sections 9 and 10.

7.                                      Escrow Agent.

(a)                                 The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, or court order delivered pursuant to Section 6, if any, including without limitation the Merger Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements or court order, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements or Court Order, even though reference thereto may be made in this Escrow Agreement.  In the event of any conflict between the terms and provisions of this Escrow Agreement, those of the Merger Agreement, any schedule or exhibit attached to the Escrow Agreement, or any other agreement among the Parties, as between the Parties (or either of them), on the one hand, and the Escrow Agent, on the other hand, the terms and conditions of this Escrow Agreement shall control.  The Escrow Agent may conclusively rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it by a Party hereunder and believed by it to be genuine and to have been signed by an Authorized Representative of such Party, without inquiry and without requiring substantiating evidence of

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any kind.  The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Fund, or any portion thereof, unless such fund transfer instruction shall have been delivered to the Escrow Agent in accordance with Section 13 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder.  The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.  The Escrow Agent shall provide to the Buyer and the Company Equityholder Representative monthly statements identifying transactions, transfers or holdings of the Escrow Fund.

(b)                                 The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s fraud, bad faith, gross negligence or willful misconduct caused any direct loss to either Party.  The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates, agents or attorneys, and shall be liable only for the fraud, bad faith, gross negligence or willful misconduct (as finally adjudicated in a court of competent jurisdiction) of any such affiliate or agents.  The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it.  The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reasonable reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons.  In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing signed by the Buyer and the Company Equityholder Representative which eliminates such ambiguity or uncertainty to the reasonable satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same, other than to the extent such relates to the actual or alleged fraud, bad faith, gross negligence or willful misconduct of the Escrow Agent.  Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

8.                                      Succession; Removal.

(a)                                 The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving not less than thirty (30) days’ advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect, and upon such notice, the Company Equityholder Representative and the Buyer may appoint a successor escrow agent. The Company Equityholder Representative and the Buyer agree that a successor escrow agent they appoint will be a banking or trust company having capital and surplus in excess of One Billion Dollars ($1,000,000,000) and will be organized under the laws of the United States of America.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may either (i) interplead

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the remaining Escrow Fund with a court located in the State of New York and the costs, expenses and reasonable attorney’s fees which are incurred in connection with such proceeding may be charged against and withdrawn from the Escrow Fund, or (ii) petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties.  The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold any remaining Escrow Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Sections 9 and 10 hereunder.  The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement.

(b)                                 The Buyer and the Company Equityholder Representative, acting together, shall have the right to terminate the appointment of the Escrow Agent, at any time after giving not less than thirty (30) days prior written notice to the Escrow Agent, specifying the date upon which such termination shall take effect.  After such date, the Escrow Agent shall have no further obligation hereunder except to hold any remaining Escrow Fund as depository.  The Buyer and the Company Equityholder Representative agree that they will jointly appoint a successor escrow agent effective with the termination of the Escrow Agent hereunder.  The Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from the Buyer and the Company Equityholder Representative designating the successor escrow agent.  The Escrow Agent shall deliver all amounts remaining in the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions hereof.

(c)                                  Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

9.                                      Compensation and Reimbursement.  The Buyer and the Company Equityholder Representative (on behalf of the Company Equityholders) shall be responsible for (a) paying the Escrow Agent for the services to be rendered hereunder, along with any fees or charges for accounts, including those levied by any governmental authority which the Escrow Agent may impose, charge or pass-through, which unless otherwise agreed by the Parties in writing shall be as described in Schedule 1 attached hereto, and (b) paying or reimbursing the Escrow Agent upon request for all reasonable out-of-pocket expenses, disbursements and advances, including, without limitation, reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Escrow Agreement.  All amounts payable to the Escrow Agent under this Section 9 shall be paid fifty percent (50%) by the Buyer and fifty percent (50%) by the Company Equityholder Representative (as Company Transaction Expenses, to the extent known on the date hereof, or otherwise from the Company Equityholder Representative Expense Amount).  Each Party further agrees to the disclosures and agreements set forth in Schedule 1.

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10.                               Indemnity.  The Buyer and the Company Equityholder Representative (solely on behalf of the Company Equityholders and in its capacity as the Company Equityholder Representative, not in its individual capacity) shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, agents and employees (the “indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the reasonable fees and expenses of outside counsel) (collectively “Escrow Agent Damages”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Escrow Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Escrow Agreement, or as may arise by reason of any act, omission or error of the indemnitee, except in the case of any indemnitee to the extent that such Escrow Agent Damages are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the fraud, bad faith, gross negligence or willful misconduct of any indemnitee, or (b) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof.  As agreed to between only the Buyer and the Company Equityholder Representative, such Escrow Agent Damages shall be divided equally between the Buyer, on the one hand, and Company Equityholder Representative (on behalf of the Company Equityholders), on the other hand.  The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Escrow Agreement.  The Buyer, on the one hand, and the Company Equityholder Representative (on behalf of the Company Equityholders), on the other hand, shall have a right of contribution against the other (including enforcement costs) for any indemnity payment made pursuant to this Section 10 or any other payment hereunder as to which the Buyer and the Company Equityholder Representative (on behalf of the Company Equityholders) are each responsible for one-half of the payment. Any party entitled to indemnification under this Section 10 (the “Indemnified Party”) shall give prompt written notice to the other party that is obligated to provide indemnification (the “Indemnifying Party”), of any suit, claim, proceeding, demand or liability (collectively, a “Claim”), and will reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the defense or settlement thereof.  Failure to provide prompt notice shall not affect the indemnification provided hereunder except that the Indemnifying Party has actually been materially prejudiced as a result of such failure.  The Indemnifying Party shall have the right to have sole control of the defense of any Claim and of all negotiations for its settlement or compromise; provided, that if the Indemnifying Party elects not to assume the defense of such Claim, the Indemnified Party may pay, compromise and defend such Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Claim.  In conjunction with the Indemnifying Party’s handling of Claims in accordance with this subsection, the Indemnified Party shall have the right, at its sole option, to be represented in any action or proceeding by independent counsel of the Indemnified Party’s own choice, provided that the exercise of such right shall not affect the obligations of the Indemnifying Party pursuant to this Section 10. For the avoidance of doubt, it is understood and agreed that the intent of  the parenthetical “(solely on behalf of the Company Equityholders and its capacity as Company Equityholder Representative and not in its individual capacity)” in this Agreement, it is to clarify that the Buyer and the Company Equityholders are the parties with economic interests in the Merger Agreement, and the Company Equityholders shall ultimately be responsible to the Company Equityholder Representative for any indemnification obligations or

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liabilities that the Company Equityholder Representative has to the Escrow Agent hereunder. Accordingly, such clauses clarify the Company Equityholder Representative’s recourse to the Company Equityholders and are not meant to limit the Company Equityholder Representative’s capacity or liability as between itself and the Escrow Agent under the Indemnity in this Section or under any other provision in this Agreement.  The Parties hereby grant a right of set off against the Fund for the payment of any claim for indemnification, fees, expenses and amounts due to the Escrow Agent or an Indemnitee.

11.                               Tax Matters.

(a)                                 Each Party has provided the Escrow Agent with its fully executed Internal Revenue Service (“IRS”) Form W-9, the appropriate IRS Form W-8, whichever is appropriate, and/or other required documentation reasonably requested to validate the form provided or, to the extent required, of any Person on whose behalf such Party may receive payments under this Agreement.  All interest or other income earned from the investment of the Escrow Fund under this Escrow Agreement shall be allocated to the Buyer and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, and to the Buyer, on IRS Form 1099 or IRS Form 1042-S (or other appropriate form) as income earned from the Escrow Fund by the Buyer whether or not said income has been distributed during such year.  The Escrow Agent shall withhold any taxes it reasonably determines to be required in the absence of a properly executed IRS Form W-9 (or Form W-8, as applicable) or as otherwise required by applicable law, and shall remit such taxes to the appropriate authorities. The Parties hereby agree that no other tax withholding or information reporting of any kind is required to be performed under current law by the Escrow Agent under this Agreement.

(b)                                 For each calendar quarter or portion thereof for which there are amounts in the Escrow Fund, an amount in cash equal to twenty-six percent (26%) of the interest and other income earned during such calendar quarter with respect to the Escrow Fund shall be distributed to the Buyer, to the account identified in writing by the Buyer on Exhibit B hereto, within five (5) Business Days  after the end of such calendar quarter for the purpose of making the applicable tax payments for such income.

12.                               Notices. Except as otherwise expressly required in Section 13, all communications hereunder shall be in writing and all instructions from a Party or the Parties to the Escrow Agent shall be executed by an Authorized Representative of the Company Equityholder Representative or the Buyer, and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 13 below), shall be deemed to be duly given and received: (a) if delivered personally, as of the date received, (b) if delivered by a nationally recognized overnight delivery service, one (1) Business Day after being sent to such delivery service, or (c) if sent via facsimile, electronic mail or similar electronic transmission, as of the date received, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

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If to the Buyer:

PTC Therapeutics, Inc.
100 Corporate Court
South Plainfield, NJ 0708
Attention:	Mark E. Boulding Exec. VP and Chief Legal Officer
Telecopy:	(908) 222-1128
Email copy:	legal@ptcbio.com

And copies (which shall not constitute notice hereunder) to:

Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center
New York, New York 10007
Attention:	Hal J. Leibowitz, Esq.
Steven D. Singer, Esq.
Brian A. Johnson, Esq.
Telecopy:	(617) 526-6461
Email copy:	hal.leibowitz@wilmerhale.com
steven.singer@wilmerhale.com
brian.johnson@wilmerhale.com

If to the Company Equityholder Representative:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attn: Managing Director
Telecopy: (303) 623-0294
Email: deals@srsacquiom.com

And copies (which shall not constitute notice hereunder) to:

Cooley LLP
500 Boylston Street
Boston, Massachusetts 02116
Attn: Miguel J. Vega, Esq.
Telecopy: (617) 937-2400
Email: mvega@cooley.com

If to the Escrow Agent:

JPMorgan Chase Bank, NA
4 New York Plaza, 11th Floor
New York, New York 10004
Attention: Chris Vetri/Christopher Gilchrist
Facsimile: 212-552-2812
Email: ec.escrow@jpmorgan.com

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Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office.  In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.  “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

13.                               Security Procedures.  Notwithstanding anything to the contrary in Section 12, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Escrow Fund, must be in writing or set forth in a Portable Document Format (“PDF”), executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Escrow Agreement or one of its designated persons as set forth on its Designation of Authorized Representative attached hereto as Schedule 2-A and Schedule 2-B (each an “Authorized Representative”).  Each Designation of Authorized Representatives, as applicable, shall be signed by the Secretary, any Assistant Secretary or other duly authorized officer of the named Party.  No instruction for or related to the transfer or distribution of the Escrow Fund shall be deemed delivered and effective unless the Escrow Agent actually shall have received it on a Business Day by facsimile or as a PDF attached to an email only at the fax number or email address set forth in Section 12 and as evidenced by a confirmed transmittal to the Party’s or Parties’ transmitting fax number or email address, and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. The Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Escrow Fund if delivered to any other fax number or email address, including but not limited to a valid email address of any employee of Escrow Agent.  The Parties acknowledge that there are certain security, corruption, transmission error or access availability risks associated with using open networks such as the Internet and the Parties hereby expressly assume such risks.

In the event funds transfer instructions are set forth in a permitted instruction from a Party or the Parties in accordance with the above, the Escrow Agent is authorized to seek confirmation of such instructions by a single telephone call-back to an Authorized Representative of the Buyer or the Company Equityholder Representative, as applicable, and the Escrow Agent may rely upon the confirmation of such person.  The persons designated as Authorized Representatives and telephone numbers for same may be changed only in a writing executed by an Authorized Representative of the Buyer or the Company Equityholder Representative, or one of their duly authorized officers, as applicable, and actually received and acknowledged by the Escrow Agent via facsimile or as a PDF attached to an email. No funds will be disbursed to a Party until an Authorized Representative of each such Party, as applicable, is able to confirm such instructions by telephone call-back.  The Escrow Agent, any intermediary bank and the beneficiary’s bank in any funds transfer may rely upon the identifying number of the beneficiary’s bank or any intermediary bank included in funds transfer instructions provided by the Buyer and/or the Company Equityholder Representative, as applicable, and confirmed by an Authorized Representative of such Party.  Further, the beneficiary’s bank in the funds transfer instructions

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may make payment on the basis of the account number provided in such Party’s instructions and confirmed by such Party’s Authorized Representative, even though it identifies a person different from the named beneficiary.  The Parties acknowledge that these security procedures are commercially reasonable.

14.                               Confidentiality.  By executing this Escrow Agreement, the Buyer, the Company Equityholder Representative and the Escrow Agent acknowledge that this Escrow Agreement (including related attachments) contains certain information that is sensitive and confidential in nature and, except as otherwise provided by Section 17 below, agree that such information needs to be protected from improper disclosure, including the publication or dissemination of this Escrow Agreement and related information to individuals or entities not a party to this Escrow Agreement.

15.                               Compliance with Court Orders.  In the event that a legal garnishment, attachment, levy, restraining notice or court order is served with respect to the Escrow Fund, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

16.                               Miscellaneous.  Except for changes to funds transfer instructions as provided in Section 13, the provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties.  Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 8, without the prior consent of the Escrow Agent and the other Parties.  This Escrow Agreement shall be governed by and construed under the laws of the State of Delaware without regard to the conflict of law rules thereof.  To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such Party shall not claim, and it hereby irrevocably waives, such immunity.  Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware.  Each Party and the Escrow Agent further hereby waives any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement. No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.  This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile or as a PDF or other attachment to an electronic transmission, and such facsimile or PDF or other attachment will, for all purposes, be deemed to

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be the original signature of such party whose signature it reproduces, and will be binding upon such party.  If any provision of this Escrow Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Escrow Agreement shall have no right to enforce any term of this Escrow Agreement. Each party represents, warrants and covenants that (i) to its knowledge, each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations; (ii) such Party has full corporate or limited liability company (as applicable) power and authority to enter into, execute and deliver this Escrow Agreement and to perform all of the duties and obligations to be performed by it hereunder; and (iii) the person(s) executing this Escrow Agreement on such Party’s behalf and certifying Authorized Representative of such Party has been duly and properly authorized to take the actions specified for such person in the applicable Schedule 2.  Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Escrow Agreement shall be enforced as written.  Except as expressly provided in Section 10 above, nothing in this Escrow Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Escrow Agreement or any funds escrowed hereunder.

17.          Information.  Notwithstanding Section 14 above, the Parties authorize the Escrow Agent to disclose information with respect to this Escrow Agreement and the account(s) established hereunder, the Parties, or any transaction hereunder if such disclosure is: (a) necessary, in the Escrow Agent’s opinion, for the purpose of allowing the Escrow Agent to perform its duties and to exercise its powers and rights hereunder; (b) to a proposed assignee of the rights of Escrow Agent; (c) to a branch, affiliate, subsidiary, employee or agent of the Escrow Agent or to their auditors, regulators or legal advisers or to any competent court; (d) to the auditors of any of the Parties; or (e) permitted or required by applicable law, regardless of whether the disclosure is made in the country in which each Party resides, in which the Escrow Fund is maintained, or in which the transaction is conducted.  The Parties agree that such disclosures by the Escrow Agent and its affiliates may be transmitted across national boundaries and through networks, including those owned by third parties.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first set forth above.

BUYER:

PTC THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Escrow Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first set forth above.

COMPANY EQUITYHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Company Equityholder Representative

By:
Name:
Title:

[Signature Page to Escrow Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first set forth above.

ESCROW AGENT:

JPMORGAN CHASE BANK, N.A., as Escrow Agent

By:
Name:
Title:

[Signature Page to Escrow Agreement]

SCHEDULE 1

Schedule of Fees for Escrow Agent Services

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee	waived

Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation.  Payable upon closing.

Annual Administration Fee	$2,500 per annum

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction.  Payable upon closing and annually in advance thereafter without pro-ration for partial years.

Extraordinary Services and Out-of Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Escrow Agent’s then standard rate.  Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by the Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees, and other charges, including those levied by any governmental authority.

Fee Disclosure & Assumptions: Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. The Escrow Agent reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.  Payment of the invoice is due upon receipt.

The escrow deposits shall be continuously invested in an interest bearing demand deposit account at JPMorgan Chase Bank, NA. No other investment will be permitted during the duration of this Agreement. Interest bearing demand deposit accounts have rates of interest or compensation that may vary from time to time as determined by the Escrow Agent.

Disclosures and Agreements

Taxes.    The Parties shall duly complete such tax documentation or other procedural formalities necessary for Escrow Agent to complete required tax reporting and for the relevant Party to receive interest or other income without withholding or deduction of tax in any jurisdiction. Should any information supplied in such tax documentation change, the Parties shall promptly notify Escrow Agent. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, including without limitation, the Foreign Account Tax Compliance Act (“FATCA”), and shall remit such taxes to the appropriate authorities.

Representations Relating to Section 15B of the Securities Exchange Act of 1934 (Rule 15Ba1-1 et seq.) (the “Municipal Advisor Rule).  Buyer represents and warrants to the Escrow Agent that for purposes of the Municipal Advisor Rules,  none of the funds (if any) currently invested, or that will be invested in the future, in money market funds, commercial paper or treasury bills under this Agreement  constitute or contain (i) proceeds of municipal securities (including investment income therefrom and monies pledged or otherwise legally dedicated to serve as collateral or a source or repayment for such securities) or (ii) municipal escrow investments (as each such term is defined in the Municipal Advisor Rule).  Buyer also represents and warrants to the Escrow Agent that the person providing this certification has access to the appropriate information or has direct knowledge of the source of the funds to be invested to enable the forgoing representation to be made.  Further, Buyer acknowledges that the Escrow Agent will rely on this representation until notified in writing otherwise.

Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, you acknowledge that Section 326 of the USA PATRIOT Act and Escrow Agent’s identity verification procedures require Escrow Agent to obtain information which may be used to confirm your identity including without limitation name, address and organizational documents (“identifying information”). You agree to provide Escrow Agent with and consent to Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

OFAC Disclosure.  Escrow Agent is required to act in accordance with the laws and regulations of various jurisdictions relating to the prevention of money laundering and the implementation of sanctions, including but not limited to regulations issued by the U.S. Office of Foreign Assets Control.  Escrow Agent is not obligated to execute payment orders or effect any other transaction where the beneficiary or other payee is a person or entity with whom the Escrow Agent is prohibited from doing business by any law or regulation applicable to Escrow Agent, or in any case where compliance would, in Escrow Agent’s opinion, conflict with applicable law or banking practice or its own policies and procedures.  Where Escrow Agent does not execute a payment order or effect a transaction for such reasons, Escrow Agent may take any action required by any law or regulation applicable to Escrow Agent including, without limitation, freezing or blocking funds.  Transaction screening may result in delays in the posting of transactions.

Abandoned Property.  Escrow Agent is required to act in accordance with the laws and regulations of various states relating to abandoned property escheatment or similar law and, accordingly, shall be entitled to remit dormant funds to any state as abandoned property in accordance with such laws and regulations. Without limitation of the foregoing, notwithstanding any instruction to the contrary, Escrow Agent shall not be liable to any Party for any amount disbursed from an account maintained under this Agreement to a governmental entity or public official in compliance with any applicable abandoned property, escheatment or similar law.

Foreign Exchange.  If Escrow Agent accepts a funds transfer instruction under this Agreement for payment in a currency (the “Non-Account Currency”) other than the currency of the account (the “Account Currency”), Escrow Agent is authorized to enter into a foreign exchange transaction to sell to the Party or Parties the amount of Non-Account Currency required to complete the funds transfer and debit the account for the purchase price of the Non-Account Currency. If Escrow Agent accepts payment to the account in a Non-Account Currency, Escrow Agent is authorized to purchase the Non-Account Currency from the Party or Parties, and to credit the purchase price to the account in lieu of the Non-Account Currency.  The purchase price for the foregoing transactions shall be at a rate and spread as Escrow Agent determines in its discretion and may differ from rates at which comparable transactions are entered into with other customers or the range of foreign exchange rates at which Escrow Agent otherwise enters into foreign exchange transactions on the relevant date.  Further, (i) Escrow Agent has full discretion to execute such foreign exchange transactions in such manner as Escrow Agent determines in its sole discretion and (ii) Escrow Agent may manage the associated risks of Escrow Agent’s own position in the market in a manner it deems appropriate without regard to the impact of such activities on the Parties.  Imbedded within the applicable foreign exchange rate or otherwise generated in connection with Escrow Agent’s execution of any such transaction or management of its risk related thereto may be a profit to Escrow Agent.  Any such foreign exchange transaction will be between Escrow Agent and a Party or Parties as principals, and Escrow Agent will not be acting as agent or fiduciary for the Parties.

Acknowledgment of Compensation and Multiple Roles.  Escrow Agent is authorized to act under this Agreement notwithstanding that Escrow Agent or any of its subsidiaries or affiliates (such subsidiaries and affiliates hereafter individually called an “Affiliate” and collectively called “Affiliates”) may (A) receive fees or derive earnings (float) as a result of providing an investment product or account on the books of Escrow Agent pursuant to this Agreement or for providing services or referrals with respect to investment products, or (B) (i) act in the same transaction in multiple capacities, (ii) engage in other transactions or relationships with the same entities to which Escrow Agent may be providing escrow or other services under this Agreement (iii) refer clients to an Affiliate for services or (iv) enter into agreements under which referrals of escrow or related transactions are provided to Escrow Agent.  JPMorgan Chase Bank, N.A. may earn compensation from any of these activities in addition to the fees charged for services under this Agreement.

THE FOLLOWING DISCLOSURES ARE REQUIRED TO BE PROVIDED UNDER APPLICABLE U.S. REGULATIONS, INCLUDING, BUT NOT LIMITED TO, FEDERAL RESERVE REGULATION D.  WHERE SPECIFIC INVESTMENTS ARE NOTED BELOW, THE DISCLOSURES APPLY ONLY TO THOSE INVESTMENTS AND NOT TO ANY OTHER INVESTMENT.

Demand Deposit Account Disclosure.  Escrow Agent is authorized, for regulatory reporting and internal accounting purposes, to divide an escrow demand deposit account maintained in the U.S. in which the Fund is held into a non-interest bearing demand deposit internal account and a non-interest bearing savings internal account, and to transfer funds on a daily basis between these internal accounts on Escrow Agent’s general ledger in accordance with U.S. law at no cost to the Parties.  Escrow Agent will record the internal accounts and any transfers between them on Escrow Agent’s books and records only.  The internal accounts and any transfers between them will not affect the Fund, any investment or disposition of the Fund, use of the escrow demand deposit account or any other activities under this Escrow Agreement, except as described herein. Escrow Agent will establish a target balance for the demand deposit internal account, which may change at any time.  To the extent funds in the demand deposit internal account exceed the target balance, the excess will be transferred to the savings internal account, unless the maximum number of transfers from the savings internal account for that calendar month or statement cycle has already occurred.  If withdrawals from the demand deposit internal account exceeds the available balance in the demand deposit internal account, funds from the savings internal account will be transferred to the demand deposit internal account up to the entire balance of available funds in the savings internal account to cover the shortfall and to replenish any target balance that Escrow Agent has established for the demand deposit internal account.  If a sixth transfer is needed during a calendar month or statement cycle, it will be for the entire balance in the savings internal account, and such funds will remain in the demand deposit internal account for the remainder of the calendar month or statement cycle.

MMDA Disclosure and Agreement.  If a money market deposit account (“MMDA”) is the investment for the escrow deposit as set forth above or anytime in the future, you acknowledge and agree that U.S. law limits the number of pre-authorized or automatic transfers or withdrawals or telephonic/electronic instructions that can be made from an MMDA to a total of six (6) per calendar month or statement cycle or similar period.  Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days’ notice prior to a withdrawal from a money market deposit account.

Unlawful Internet Gambling.  The use of any account to conduct transactions (including, without limitation, the acceptance or receipt of funds through an electronic funds transfer, or by check, draft or similar instrument, or the proceeds of any of the foregoing) that are related, directly or indirectly, to unlawful Internet gambling is strictly prohibited.

Use of Electronic Records and Signatures.  As used in this Agreement, the terms “writing” and “written” include electronic records, and the terms “execute”, “signed” and “signature” include the use of electronic signatures.  Notwithstanding any other provision of this Agreement or the attached Exhibits, any electronic signature that is presented as the signature of the purported signer, regardless of the appearance or form of such electronic signature, may be deemed genuine by Escrow Agent in Escrow Agent’s sole discretion, and such electronic signature shall be of the same legal effect, validity and enforceability as a manually executed, original, wet-inked signature; provided, however, that any such electronic signature must be an actual and not a typed signature.  Any electronically signed agreement shall be an “electronic record” established in the ordinary course of business and any copy shall constitute an original for all purposes.  The terms “electronic signature” and “electronic record” shall have the meanings ascribed to them in 15 USC § 7005.  This Agreement and any instruction or other document furnished hereunder may be transmitted by facsimile or as a PDF file attached to an email.

Schedule 2-A

PTC Therapeutics, Inc.

DESIGNATION OF AUTHORIZED

REPRESENTATIVES

The undersigned,                               , being the duly elected, qualified and acting                   of PTC Therapeutics, Inc. (the “Buyer”), does hereby certify:

1.            That each of the following persons is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated                , 2018, by and among the Buyer, Shareholder Representative Services LLC, as Company Equityholder Representative, and JPMorgan Chase Bank, N.A., as Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof.  Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement.

NAME	SIGNATURE	TELEPHONE & CELL NUMBERS

2.            That pursuant to the Buyer’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of the Buyer, and that the undersigned has so executed this Designation this                     , 2018.

Signature:

Name:

Title:

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE 2-A

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Party.

Schedule 2-B

Shareholder Representative Services LLC

DESIGNATION OF AUTHORIZED

REPRESENTATIVES

The undersigned,              , being the duly elected, qualified and acting               of Shareholder Representative Services LLC (the “Company Equityholder Representative”), does hereby certify:

1.              That each of the following persons is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated [  ], by and among Shareholder Representative Services LLC, the Company Equityholder Representative, and JPMorgan Chase Bank, N.A., as Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof.  Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement.

NAME	SIGNATURE	TELEPHONE NUMBER
Chris Letang		303-957-2855
Eric Martin		720-279-0974
Lon LeClair		303-222-2078
Paul Koenig		303-957-2850
Mark Vogel		415-373-4020

2.            That pursuant to Company Equityholder Representative’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of Company Equityholder Representative, and that the undersigned has so executed this Designation this [  ].

Signature:

Name:

Title:

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE 2-B

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer on behalf of such Party.

EXHIBIT A

        , 201

Via [email] or fax [  ]

JPMorgan Chase Bank, NA

4 New York Plaza, 11th Floor

New York, New York 10004

Attention:  [  ]

With a copy to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

Telecopy: (3030) 623-0294

Re:  Indemnification Notice

Dear Sir/Madam:

This Notice is being delivered in accordance with Section 6(b) of the Escrow Agreement dated [  ] (the “Escrow Agreement”), by and among PTC Therapeutics, Inc., a Delaware corporation (the “Buyer”); Shareholder Representative Services LLC (the “Company Equityholder Representative”); and JPMorgan Chase Bank, N.A. (the “Escrow Agent”).  Capitalized terms used in this Notice and not otherwise defined shall have the respective meaning ascribed to such terms in the Escrow Agreement.

The Buyer hereby claims that it is entitled to receive a payment from the Escrow Fund in respect of Damages for which the Buyer is entitled to indemnification pursuant to Article VIII of the Merger Agreement.

The amount of the Damages claimed hereby (i.e., the Claimed Amount), to the extent currently known and without prejudice, is:  [insert US Dollar amount].

Sincerely,

[ ]

By:
Name:
Title:

EXHIBIT B

BUYER WIRE INSTRUCTIONS

EXHIBIT D

LETTER OF TRANSMITTAL

Submitted in connection with payment for securities of Agilis Biotherapeutics, Inc.

The undersigned represents that I (we) have full authority to surrender without restriction the securities for exchange. You are hereby authorized and instructed to prepare in the name of and deliver to the address indicated below  (unless otherwise instructed in the boxes in the following page) shares of PTC Therapeutics, Inc. common stock represented in book entry and a check representing a cash payment or a wire transfer to an account identified by the undersigned for shares tendered pursuant to this Letter of Transmittal.

Method of delivery of the certificate(s) is at the option and risk of the owner thereof.    See Instruction 2.

Mail or deliver this Letter of Transmittal, or a facsimile, together with the certificate(s) representing your shares, to:

If delivering by hand, express mail, courier,

or other expedited service:

American Stock Transfer & Trust Co., LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

By mail: American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department P.O. BOX 2042 New York, NY 10272-2042

For assistance call (877) 248-6417 or (718) 921-8317

Pursuant to the merger of Agility Merger Sub, Inc., a wholly owned subsidiary of PTC Therapeutics, Inc. (“PTC”), with and into Agilis Biotherapeutics, Inc. (“Agilis”), the undersigned encloses herewith and surrenders the following certificate(s) representing shares of Agilis stock:

Name(s) and Address of Registered Holder(s) If there is any error in the name or address shown below, please make the necessary corrections	DESCRIPTION OF SHARES SURRENDERED (Please fill in. Attach separate schedule if needed)

	Certificate No(s)	Number of Shares
Class A Common Stock

Class B Common Stock

Class C Common Stock

Class D Common Stock

Class E Common Stock

Series A Preferred Stock

Series B Preferred Stock
TOTAL COMMON SHARES
TOTAL PREFERRED SHARES

☐ Check this box if your certificate(s) has been lost, stolen, misplaced or mutilated. See Instruction 6.
SPECIAL PAYMENT INSTRUCTIONS	SPECIAL DELIVERY INSTRUCTIONS
Complete ONLY if the check or wire transfer is to be issued in a name which differs from the name on the surrendered certificate(s). Issue to:	Complete ONLY if check is to be mailed to some address other than the address reflected above. See Instructions 5. Mail to:

Name:	Name:

Address:	Address:

(Please also complete the attached IRS Form W-9 or the appropriate version of IRS Form W-8, if applicable, AND
see instructions regarding signature guarantee. See Instructions 4, 5, 7 and 8)	☐ Please check here if address change is permanent.

YOU MUST SIGN IN THE  BOX BELOW AND FILL OUT AND SIGN THE IRS FORM W-9 ATTACHED HERETO OR AN APPROPRIATE IRS FORM W-8, AS APPLICABLE

SIGNATURE(S) REQUIRED	SIGNATURE(S) GUARANTEED (IF REQUIRED)
Signature(s) of Registered Holder(s) or Agent	See Instruction 4.

Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s).  If signature is by a trustee, executor, administrator, guardian,  attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title.   See Instructions 3, 4 and 8.

Unless the shares are tendered by the registered holder(s) of the common stock, or for the account of a participant in the Securities Transfer Agent’s Medallion Program (“STAMP”), Stock Exchange Medallion Program (“SEMP”) or New York Stock Exchange Medallion Signature Program (“MSP”) (an “Eligible Institution”), the signature(s) must be guaranteed by an Eligible Institution.  See Instruction 4.

Registered Holder	—
Authorized Signature

Registered Holder	—
Name of Firm

Title, if any
Address of Firm - Please Print

Date:

Phone No.:

INSTRUCTIONS FOR SURRENDERING CERTIFICATES

(Please read carefully the instructions below)

1. Required Documents. Pursuant to the terms of the Agreement and Plan of Merger, dated as of July 19, 2018, by and among PTC Therapeutics, Inc. (“Buyer”), Agilis Biotherapeutics, Inc. (“Company”) and the other persons and entities parties thereto (the “Merger Agreement”), in order to receive your merger consideration under the Merger Agreement, you must properly complete, duly execute (as applicable) and deliver this Letter of Transmittal (and the documents required hereby), together with your Company share certificate(s) or confirmation of cancellation of certificate(s) held in electronic form. As set forth in more detail in the Merger Agreement, you will receive, in exchange for your shares of Company Stock, cash and shares of common stock of Buyer, in each case, at the times and subject to the terms and conditions set forth in the Merger Agreement. You have been provided with a copy of the Merger Agreement as an attachment to the Disclosure Statement the Company provided to you in connection with the Merger. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Merger Agreement.

2. Method of Delivery:  Evidence of your securities (whether certificated or held electronically) and the Letter of Transmittal must be sent or delivered to American Stock Transfer & Trust Company (the “Exchange and Paying Agent”).    Do not send such evidence of your securities to PTC Therapeutics, Inc. or Agilis Biotherapeutics, Inc.  The method of delivery of securities to be surrendered to the Exchange and Paying Agent at the address set forth on the front of this Letter of Transmittal is at the option and risk of the surrendering stockholder.  Delivery will be deemed effective only when received.   If you submit this Letter of Transmittal by facsimile, you must also send or deliver your certificate(s) or evidence of cancellation of securities held electronically in order to receive payment. If the certificate(s) are sent by mail, registered mail with return receipt requested and proper insurance is suggested. If your securities are held in electronic form, then surrender of such securities shall be effected upon delivery to Exchange and Paying Agent of a confirmation of cancellation of such securities from the Company’s transfer agent, eShares, Inc. (DBA Carta, Inc.).

3. Payment in the Same Name:  If the check or wire transfer and stock certificate are issued in the same name as the surrendered certificate is registered, the Letter of Transmittal should be completed and signed exactly as the surrendered certificate is registered.  Do not sign the stock certificate(s).  Signature guarantees are not required if the certificate(s) surrendered herewith are submitted by the registered owner of such shares who has not completed the section entitled “Special Payment Instructions” or are for the account of an Eligible Institution.  If any of the shares surrendered hereby are owned by two or more joint owners, all such owners must sign this Letter of Transmittal exactly as written on the face of the certificate(s).  If any shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.   Letters of Transmittal executed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary capacity who are not identified as such in the registration must be accompanied by proper evidence of the signer’s authority to act.

4. Payment in Different Name:  If the section entitled “Special Payment Instructions” is completed, then signatures on this Letter of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity that is an Eligible Institution. If the surrendered or cancelled certificates are registered in the name of a person other than the signer of this Letter of Transmittal, or if payment is to be made to a person other than the signer of this Letter of Transmittal, or if the payment is to be made to a person other than the registered owner(s), then the surrendered or cancelled certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name(s) of the registered owners appear on such certificate(s) or stock power(s), with the signatures on the certificate(s) or stock power(s) guaranteed by an Eligible Institution as provided herein.

5. Special Payment and Delivery Instructions:  Indicate the name in which and address to which the check or wire transfer and stock certificate are to be sent if different from the name and/or address of the person(s) signing this Letter of Transmittal.  If Special Payment Instructions have been completed, an IRS Form W-9 or appropriate version of IRS Form W-8, as applicable, must also be completed for the person named therein, and that person will be considered the record owner.

6. Letter of Transmittal Required; Surrender of Certificate(s); Lost Certificate(s):  You will not receive your check or wire transfer and shares represented in book entry unless and until you deliver this Letter of Transmittal, properly completed and duly executed, to the Exchange and Paying Agent, together with the certificate(s) or evidence of cancellation of securities held electronically and any required accompanying evidences of authority.  If your certificate(s) has been lost, stolen, misplaced or destroyed, contact the Exchange and Paying Agent for instructions at (877) 248-6417 or (718) 921-8317 prior to submitting your certificates for exchange.  Any Company stockholder who has lost certificates should make arrangements (which may include the posting of a bond or other satisfactory indemnification and an affidavit of loss) to replace lost certificates.  Such arrangements should be made with Exchange and Paying Agent.

7. Internal Revenue Service (“IRS”) Forms:  Under the federal income tax law, each non-exempt stockholder who is a “U.S. person” (as defined in the General Instructions to IRS Form W-9) is required to provide the Exchange and Paying Agent with such stockholder’s correct taxpayer identification number (“TIN”) on the enclosed IRS Form W-9.  If the certificate(s) are in more than one name or are not in the name of the actual owner, consult the enclosed instructions to IRS Form W-9 for additional guidance on which TIN to report.  Additionally, each stockholder that is not such a U.S. person is required to provide a properly executed applicable IRS Form W-8. Please see “IMPORTANT TAX INFORMATION,” below.  Failure to provide the information on the applicable form may subject the surrendering stockholder to 24% backup withholding on any payment made to him or her in connection with the Merger.  If a stockholder does not provide the Exchange and Paying Agent with a TIN before payment is made, the Exchange and Paying Agent will withhold 24% on all payments to such surrendering stockholder of any consideration due for such stockholder’s former Company shares.

8.  Stock Transfer Taxes.  If payment is to be made to any person other than the registered holder, or if surrendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such person) payable as a result of the transfer to such person will be deducted from the payment for such securities if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted.  Except as provided in this Instruction 8, it will not be necessary for transfer tax stamps to be affixed to the certificates listed in the Letter of Transmittal.

All questions as to the validity, form and eligibility of any surrender of certificates will be determined by the Exchange and Paying Agent and Buyer and such determination shall be final and binding.  Exchange and Paying Agent and the Company reserve the right to waive any irregularities or defects in the surrender of any certificates.  A surrender will not be deemed to have been made until all irregularities have been cured or waived.

9.  Indemnification; Joinder.  You hereby acknowledge that you have read and understand the Merger Agreement and agree to be bound by Section 2.1, Section 2.4, Section 2.6, Section 2.9, Section 3.4, Section 6.10, Article VIII, Article IX, Article X, Article XI and Article XII of the Merger Agreement, and all other provisions of the Merger Agreement that by their terms purport to bind you or that are related to Section 2.1, Section 2.4, Section 2.6, Section 2.9, Section 3.4, Section 6.10, Article VIII, Article IX, Article X, Article XI and Article XII of the Merger Agreement and applicable to you (collectively, the “Relevant Provisions”), subject to the limitations and qualifications contained in such provisions of the Merger Agreement and herein, as if a signatory to the Merger Agreement, and you shall comply with, and be subject to, all of the terms, conditions, covenants, agreements and obligations set forth in such the Relevant Provisions, and, without limiting the foregoing, expressly consent to the withholding of the Escrow Amount, the Company Equityholder Representative Expense Amount and, if applicable, any Holdback Amount, as contemplated by the Merger Agreement. Without limiting the generality of the preceding sentence, you understand, acknowledge and agree to the following: (a) the deposit with the Escrow Agent of a portion of the Aggregate Closing Consideration which you are entitled to receive pursuant to the Merger Agreement as security for the indemnity obligations of the Company Equityholders under the Merger Agreement and to satisfy, in accordance with the Merger Agreement and the Escrow Agreements, obligations owed to the Buyer from and after the Closing Date; (b) the withholding of a portion of Future Payments as Holdback Amounts as security for the indemnity obligations of the Company Equityholder under the Merger Agreement and to satisfy, in accordance with the Merger Agreement, obligations owed to the Buyer after the Closing Date; (c) that you shall only be entitled to receive distributions with respect to the Escrow Amount or Holdback Amount, if, and to the extent that, any portion of such amount is required to be distributed to you pursuant to the terms of the Merger Agreement and the Escrow Agreement; (d) that the Buyer has certain rights of set off or offset against the Aggregate Consideration that are payable or may become payable as set forth in Section 8.5(g) and Section 8.5(j) of the Merger Agreement; and (e) that execution and delivery of this Letter of Transmittal is a condition to the receipt of any Aggregate Consideration pursuant to the Merger Agreement or otherwise in connection with the Merger.

10. Representations and Warranties.  You represent and warrant to Buyer and the Exchange and Paying Agent that: (a) you are the sole record, legal and beneficial owner of all of the outstanding shares of Company Stock set forth in this Letter of Transmittal, free and clear of all Liens, other than permitted Liens pursuant to agreements between you and the Company and pursuant to applicable securities laws; (b) you have not granted any rights to purchase any interests of any kind in such shares of Company Stock to any other Person; (c) such Company Stock (or other shares of Company Stock transmitted under a separate Letter of Transmittal) constitutes all Company Stock owned of record, legally or beneficially by you, and, except for any Company Options owned by you, you have no other rights to acquire Company Stock; (d) all ownership information set forth in this Letter of Transmittal is accurate and complete; (e) you have the legal capacity (or, if you are an entity, the full power and authority) to enter into and perform your obligations under the terms of this Letter of Transmittal; (f) If you are an entity other than a natural person, (i) you are duly incorporated, validly existing and in good standing under the laws of your jurisdiction of organization; and (ii) the execution and delivery of this Letter of Transmittal by you and the consummation by you of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of you and your directors, officers, stockholders, members or other Persons whose approval is required in order for this Letter of Transmittal to be valid and enforceable against you, subject to, (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; and (g) you have duly executed and delivered this Letter of Transmittal and this Letter of Transmittal constitutes a legal, valid and binding obligation of you.

11. Additional Agreements and Acknowledgements.  You acknowledge and understand that a Company Stockholder who does not vote in favor of the Merger may, under certain circumstances, exercise dissenter’s rights under Section 262 of the Delaware General Corporation Law (“DGCL”) by following procedures prescribed under such Section. By executing this Letter of Transmittal, you affirmatively agree not to exercise any and all appraisal or dissenters rights that you may have (whether under Section 262 of the DGCL or otherwise) or could potentially have or acquire in connection with the Merger.  You acknowledge that the Company, Buyer and Transitory Subsidiary will rely, and are entitled to rely, on (a) the truth and accuracy of your representations and warranties set forth herein and (b) your agreement to perform your obligations as set forth herein.  Buyer is an express third party beneficiary of your representations, warranties, covenants and agreements set forth herein. You confirm that you have had the opportunity to ask representatives of the Company questions with regard to all the agreements, consents and other provisions in this Letter of Transmittal.  You also confirm that you have had a reasonable time and opportunity to consult with your financial, legal, tax and other advisors, if desired, before signing this Letter of Transmittal.  You agree not to disclose the existence or terms of this Agreement, the Merger Agreement or any other agreement contemplated thereby or any information regarding the negotiation hereof or thereof except to the extent such information is generally known to the public (other than as a result of a disclosure by you in violation of this Agreement).  Notwithstanding the foregoing, you shall have no obligation hereunder to keep confidential any such information to the extent disclosure thereof (x) is required by Law; provided, however, that in the event disclosure is required by Law, you shall use best efforts to provide Buyer with prompt advance notice of such requirement so that Buyer may seek an appropriate protective order or (y)(i) is to the your legal counsel and tax and accounting advisors subject to professional or contractual confidentiality obligations or otherwise to the extent required for the preparation of any Tax Return, (ii) to the extent you are a venture capital or private equity fund, to your affiliates, employees, officers, managers, general partners and current or prospective limited partners who are required to maintain the confidentiality thereof, to disclose the existence of the Merger Agreement and the principal terms thereof, or (iii) is in connection with, and only to the extent required for, enforcement of rights under the Merger Agreement. Nothing in this Agreement shall (A) be deemed to prohibit you from disclosing the fact that discussions regarding the Merger have taken place or that the Merger has occurred to the your immediate family members who are required to hold such information in confidence or (B) limit or interfere with your right, if required by Law, without notice to or authorization of the Company, to communicate in good faith with any Governmental Entity for the purpose of reporting a possible violation of Law, or to participate in any investigation or proceeding that may be conducted by any Governmental Entity, including by providing documents or other information, or for the purpose of filing a charge or complaint with a Governmental Entity. You shall be responsible for any breach of this paragraph by any of the foregoing persons as if such person were a party hereto.  You hereby agree that, except as may be requested by Buyer, you will not revoke or rescind any written consent you may have given or may in the future give relating to approval of the Merger and the Merger Agreement or any resolution contained therein and further agree not to vote in favor or adopt any resolutions rescinding or revoking any such consent or any resolution contained therein or otherwise precluding or rescinding approval of the Merger or the adoption of the Merger Agreement.  If applicable, and if required by the applicable Laws of a community property state, concurrently with the execution and delivery of this Letter of Transmittal, you are delivering to Buyer and the Exchange and Paying Agent an executed copy of the Spousal Consent attached hereto.

12. Release. By executing and delivering this Letter of Transmittal, you hereby (a) waive any and all rights of indemnification, contribution and other similar rights against the Company, the Surviving Corporation or any Subsidiary (whether arising pursuant to any charter document of the Company, the Surviving Corporation or any Subsidiary, any contract, applicable Law or otherwise) arising out of the representations, warranties, covenants and agreements contained in this Agreement and/or out of the negotiation, execution or performance of this Agreement, and agree that any claim of the Buyer, whether for indemnity or otherwise, may be asserted directly against the Company Stockholders or any Company Stockholder (solely to the extent, and subject to the limitations, provided in the Merger Agreement), without any need for any claim against, or joinder of, the Company, the Surviving Corporation or any Subsidiary and (b) forever waive, release and discharge (and hereby agree to cause each of its representatives to forever waive, release and discharge) with prejudice the Company, the Surviving Corporation and each Subsidiary from any and all claims, rights (including rights of indemnification, contribution and other similar rights, from whatever source, whether under contract, applicable Law or otherwise), causes of action, protests, suits, disputes, orders, obligations, debts, demands, proceedings, contracts, agreements, promises, liabilities, controversies, costs, expenses, fees (including attorneys’ fees), or damages of any kind, arising by any means (including subrogation, assignment, reimbursement, operation of law or otherwise), whether known or unknown, suspected or unsuspected, accrued or not accrued, foreseen or unforeseen, or mature or unmature related or with respect to, in connection with, or arising out of, directly or indirectly, any event, fact, condition, circumstance, occurrence, act or omission that was in existence (or that occurred or failed to occur) at or prior to the Closing; provided, however, this clause (b) shall not be construed as releasing (a) any Party from its obligations otherwise expressly set forth in the Merger Agreement or any agreement delivered pursuant thereto or (b) the Company, the Surviving Corporation or any Subsidiary from (i) their respective obligations (subject to Section 9.2 of the Merger Agreement) under the director and officer indemnification provisions expressly set forth in their respective Organizational Documents as in effect on the date thereof or included in the agreements listed on Schedule 9.2 to the Merger Agreement as in effect on the date thereof or (ii) any obligation to pay to any Person any wages or benefits arising in the Ordinary Course of Business solely from such Person’s employment with the Company, the Surviving Corporation or a Subsidiary.  You hereby expressly waive any and all provisions, rights and benefits conferred by §1542 of the California Civil Code (or any similar, comparable or equivalent provision or law of any applicable jurisdiction) which section provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

This release is conditioned upon the consummation of the Merger as contemplated in the Merger Agreement, and shall become null and void and shall have no effect whatsoever, without any action on the part of any Person upon termination of the Merger Agreement for any reason.

IMPORTANT TAX INFORMATION

Under current U.S. federal income tax law, a stockholder who tenders Agilis Biotherapeutics, Inc. stock certificates that are accepted for exchange may be subject to backup withholding, currently at a rate of 24%.  In order to avoid such backup withholding, each stockholder that is a U.S. person (as defined in the General Instructions to IRS Form W-9) must provide the Exchange and Paying Agent with such Stockholder’s correct taxpayer identification number (“TIN”) and certify that such stockholder is not subject to such backup withholding by completing the Internal Revenue Service (“IRS”) Form W-9 provided herewith.  In general, if a Stockholder is an individual, the TIN is the Social Security number of such individual.  If the Exchange and Paying Agent is not provided with the correct TIN, the stockholder may be subject to a $50 penalty imposed by the IRS, and any consideration such stockholder receives in the Merger may be subject to U.S. federal backup withholding.  For further information concerning backup withholding and instructions for completing the IRS Form W-9 (including how to obtain a TIN if you do not have one and how to complete the IRS Form W-9 if the Agilis Biotherapeutics, Inc. stock certificates are held in more than one name), consult the enclosed General Instructions to IRS Form W-9.

Certain stockholders (including, among others, certain corporations and certain foreign stockholders) are not subject to these backup withholding and reporting requirements. Exempt stockholders who are U.S. persons should indicate their exempt status on an IRS Form W-9. See the enclosed copy of the IRS Form W-9 and the General Instructions to IRS Form W-9.

In order to satisfy the Exchange and Paying Agent that a foreign stockholder qualifies as an exempt recipient, such stockholder must submit a properly completed, applicable IRS Form W-8, or other applicable form, to the Exchange and Paying Agent, certifying under penalties of perjury to that stockholder’s non-United States status, or otherwise establish an exemption.  IRS Forms W-8, or other applicable forms, may be obtained from the Exchange and Paying Agent or the IRS at its Internet website: www.irs.gov.

Failure to complete the IRS Form W-9 or relevant IRS Form W-8, as applicable, will not, by itself, cause the Agilis Biotherapeutics, Inc. stock certificates to be deemed invalidly tendered, but may require the Exchange and Paying Agent to withhold a portion of the amount of any payments made pursuant to the Merger.  Backup withholding is not an additional federal income tax.  Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld provided that the required information is timely furnished to the Internal Revenue Service.  If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the Internal Revenue Service.

NOTE: FAILURE TO COMPLETE AND RETURN THE IRS FORM W-9, OR RELEVANT IRS FORM W-8, AS APPLICABLE, MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE MERGER. IN THE EVENT OF BACKUP WITHHOLDING CONSULT YOUR TAX ADVISOR TO DETERMINE IF YOU ARE ENTITLED TO ANY TAX CREDIT, TAX REFUND OR OTHER TAX BENEFIT AS A RESULT OF SUCH BACKUP WITHHOLDING. PLEASE CONSULT YOUR ACCOUNTANT OR OTHER TAX ADVISOR FOR FURTHER GUIDANCE REGARDING THE COMPLETION OF IRS FORM W-9 OR THE APPROPRIATE IRS FORM W-8 TO CLAIM EXEMPTION FROM BACKUP WITHHOLDING. PLEASE REVIEW THE ENCLOSED GENERAL INSTRUCTIONS TO IRS FORM W-9 FOR ADDITIONAL DETAILS.

SPOUSAL CONSENT

I                     , spouse of                       , have read and approve the foregoing Letter of Transmittal (the “Letter of Transmittal”), the written consent of the Company Stockholder referred to therein (the “Consent”) and the form of release referred to therein (the “Release”).  In consideration of the terms and conditions as set forth in the Letter of Transmittal and the matters set forth in the Consent, I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights and the performance of any obligations under the Letter of Transmittal and the Consent (including, without limitation, the execution and delivery of the Release), and agree to be bound by the provisions of the Letter of Transmittal, the Consent and the Release insofar as I may have any rights or obligations in the Letter of Transmittal or in the Consent under the community property laws of the State of California or similar laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement or the Consent or the Release.

Date: , 2018

Signature of Spouse
Printed Name of Spouse

EXHIBIT E

STOCKHOLDER QUESTIONNAIRE

PTC Therapeutics, Inc.
100 Corporate Court
South Plainfield, NJ 07080

July   , 2018

To:          Former Company Equityholders of Agilis Biotherapeutics, Inc.

Re:          Resale Registration Statement

Ladies and Gentlemen:

As you know, PTC Therapeutics, Inc. (the “Company”) is in the process of preparing a Registration Statement with respect to the registration of certain shares of the Company’s common stock that will be issued to you as part of the consideration due to you pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 19, 2018, by and among the Company, Agilis Biotherapeutics, Inc., Agility Merger Sub, Inc., and Shareholder Representative Services LLC, as the representative of the Company Equityholders.

In connection with the registration for resale of the Registrable Securities, the Company requests that you complete the enclosed Selling Stockholder Questionnaire and return it to the attention of [  ], WilmerHale, 60 State Street, Boston, MA 02109, or by email to [  ], so that it is received no later than 5:00 p.m. July 31, 2018.

Subject to the limitations set forth in the Merger Agreement Sales under the Registration Statement may be made only while the Registration Statement is effective pursuant to the rules promulgated by the Securities and Exchange Commission.

If you require additional information, you may contact [  ] at [  ] (fax number: [  ].

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SELLING STOCKHOLDER QUESTIONNAIRE

To:                             PTC Therapeutics, Inc..
WilmerHale
60 State Street
Boston, MA 02109

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of July 19, 2018, by and among the Company, Agilis Biotherapeutics, Inc. (“Agilis”), Agility Merger Sub, Inc., and Shareholder Representative Services LLC, as the representative of the Company Equityholders.

The undersigned hereby furnishes to the Company the following information for use by the Company in connection with the preparation of the registration for resale of the shares issuable to the undersigned pursuant to the Agreement (the “Registration Statement”).

1.                                     Name and Contact Information

Full legal name of record holder:

Address of record holder:

Identity of beneficial owner(s)

(if different than record holder):

Name of contact person:

Telephone number of contact person:

Fax number of contact person:

Email address of contact person:

2.                                      Beneficial Ownership of Shares of Common Stock

(a)                               Number and class of shares of Agilis capital stock you own:(1)

(b)                               Are you subject of a bankruptcy or insolvency proceeding, receivership, liquidation,

(1)  Note: The number of shares of the Company’s stock that you will receive pursuant to the Merger Agreement will be determined as of the closing of the merger.

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reorganization, or other judicial proceeding? (Yes or No — If you answer “no”, and afterwards such a proceeding is initiated, you must inform us immediately).

3.                                      Beneficial Ownership of Other Securities of the Company

Except as set forth below in this Question 3, the undersigned is not the beneficial or registered owner of any securities of the Company or Agilis other than the shares listed above in Question 2(a).

Type and amount of other securities beneficially you own (do not list the shares already listed in Question 2(a)):

4.                                      Relationships with the Company

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with the Company or Agilis (or either of their predecessors or affiliates) during the past three years.

State any exceptions here:

5.                                      Affiliations

(a)                    Are you a registered broker-dealer?

(b)                     Are you an affiliate of a registered broker-dealer(s)? (An “affiliate” of a specified person is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person. Please contact counsel to the Company or Agilis if you have questions about what it means to be an “affiliate.”)

(c)                      If the answer to Question 5(b) is yes, identify the registered broker-dealer(s) and describe the nature of the affiliation(s):

(d)                     If the answer to Question 5(b) is yes, did you acquire the shares in the

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ordinary course of business (if not, please explain)?

(e)                      If the answer to Question 5(b) is yes, did you, at the time of your purchase of the shares, have any agreements, plans or understandings, directly or indirectly, with any person to distribute the shares (if yes, please explain)?

6.                                      Voting or Investment Control over the Shares

(a)                     If you are not a natural person (e.g., if you are an entity such as a trust, corporation or partnership) or if you share investment and voting power, please identify the natural person or persons who have voting or investment control over the shares listed in Question 2 above:

(b)                     Please indicate whether any of the shares are subject to a voting trust, and if so, please provide a copy of the voting trust agreement along with this questionnaire:

7.                                      Judgments, Orders and Decrees

Please list below all judgments, orders and decrees entered against you that are currently in effect.

8.                                      Legal Proceedings Adverse to the Company

In any pending legal proceeding, are you a party adverse to the Company or any of their subsidiaries, or do you have an interest in any proceeding that is adverse to the Company or Agilis or Agilis or any of their subsidiaries?  (Yes or No):

If yes, please describe such legal proceeding and the nature and amount of such interest:

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By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items (1) through (8) above (the “Selling Stockholder Information”) and the inclusion of the Selling Stockholder Information in the Registration Statement and any amendments thereto and affirms that the Selling Stockholder Information is true, complete, and accurate.

By signing below, the undersigned acknowledges that the Selling Stockholder Information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and agrees, to the extent permitted by law, to indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the Registration Statement, each person or entity (if any), who controls the Company within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other stockholder selling securities under the Registration Statement, and any controlling person or entity of any such underwriter or other stockholder (collectively the “Indemnified Parties”), against any loss, damage, claim or liability (joint or several) to which an Indemnified Party may become subject under the Securities Act, the Exchange Act of 1934, as amended (the “Exchange Act”), or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any amendments thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the undersigned (or any of its agents or affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law, in each case to the extent that such loss, damage, claim or liability arises out of or is based upon actions or omissions made in reliance upon and in conformity with the Selling Stockholder Information; and the undersigned will pay to each Indemnified Party any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which such losses, damages, claims or liabilities may result, as such expenses are incurred; provided, however, that this indemnification shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the undersigned, which consent shall not be unreasonably withheld, conditioned or delayed; and provided further that in no event shall the aggregate amounts payable by the undersigned by way of indemnity under this paragraph exceed the aggregate proceeds received by the undersigned from its sales under the Registration Statement, except in the case of fraud or knowing misrepresentation by the undersigned.

* * *

THE UNDERSIGNED AGREES TO NOTIFY THE COMPANY IMMEDIATELY OF ANY CHANGES IN THE FOREGOING INFORMATION.

Dated: , 2018
Signature of Record Holder (Please sign your name in exactly the same manner as the certificate(s) for the shares being registered)

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Exhibit F

FORM OF STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is entered into as of July 19, 2018, by and among the stockholder of Agilis Biotherapeutics, Inc. (the “Company”) listed on Schedule I and party hereto (the “Principal Stockholder”), the Company, and PTC Therapeutics, Inc., a Delaware corporation (“Buyer”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, the Principal Stockholder owns of record and Beneficially (“Beneficially” owned with respect to any Shares has the meaning ascribed to such term under Rule 13D-3(a) of the Securities Exchange Act of 1934) (a) the Shares listed opposite the Principal Stockholder’s name on Schedule I hereto, (b) the Company Equity Awards (if any) listed opposite the Principal Stockholder’s name on Schedule I hereto and (c) the Company Warrants (if any) listed opposite the Principal Stockholder’s name on Schedule I hereto (it being understood that, for purposes of this Agreement, “Shares” means, with respect to the Principal Stockholder, such shares and any shares issued after the date hereof to the Principal Stockholder upon exercise of such Company Equity Awards, Company Warrants and any other voting or equity securities of the Company hereafter acquired by the Principal Stockholder prior to the termination of this Agreement);

WHEREAS, concurrently with the execution of this Agreement, Buyer, the Company, and the other parties named therein are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, a subsidiary of Buyer will be merged with and into the Company (the “Merger”), with the Company as the surviving corporation of the Merger (the “Surviving Corporation”);

WHEREAS, the Principal Stockholder has a substantial equity interest in the Company and is entitled to receive substantial payments pursuant to the Merger Agreement, subject to the terms and conditions thereof;

WHEREAS, the Principal Stockholder acknowledges that the Principal Stockholder has knowledge of confidential and proprietary information of the Company, including information regarding employees of the Company;

WHEREAS, it is the mutual desire of the Principal Stockholder and Buyer that the entire goodwill of the Company and the business of the Company (the “Business”) be transferred to Buyer as part of the transactions contemplated by the Merger Agreement;

WHEREAS, the Principal Stockholder acknowledges that the Company and Buyer explicitly considered the value of the goodwill to be transferred and that such goodwill is valued as a component of the consideration to be paid by Buyer pursuant to the terms of the Merger Agreement for the Shares, the Company Equity Awards, the Company Warrants, the Business and the Company;

WHEREAS, the Principal Stockholder further acknowledges that Buyer’s failure to receive the entire goodwill contemplated by the Merger Agreement would have the effect of reducing the value of the Shares, the Company Equity Awards, the Company Warrants, the Business and the Company to Buyer;

WHEREAS, the Principal Stockholder acknowledges that it is the Principal Stockholder’s intention to transfer the goodwill reflected in the Shares owned by the Principal Stockholder to Buyer and that the Principal Stockholder has a material economic interest in the consummation of the transactions contemplated by the Merger Agreement;

WHEREAS, the Principal Stockholder has considered the effects of this Agreement and considers them reasonable and, to induce Buyer to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Principal Stockholder has agreed to enter into this Agreement; and

WHEREAS, the Principal Stockholder acknowledges that Buyer would not enter into the Merger Agreement but for the Principal Stockholder’s execution and delivery of this Agreement and that Buyer is entering into the Merger Agreement in reliance on the Principal Stockholder’s promises set forth herein;

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereby agree as follows:

Section 1.                                           Voting of Shares.

(a)                                 The Principal Stockholder covenants and agrees as follows: (i) if the Principal Stockholder owns of record or Beneficially any Shares as of the date of this Agreement, the Principal Stockholder shall, as expeditiously as possible, and in any event within 24 hours after the execution of the Merger Agreement, execute and deliver to the Company the written consent in the form attached hereto as Exhibit A (the “Written Consent”); (ii) if the Principal Stockholder acquires any Shares after the date of this Agreement and prior to the termination of this Agreement in accordance with its terms, the Principal Stockholder shall, as expeditiously as possible, and in any event within 24 hours after such acquisition, execute and deliver to the Company a Written Consent with respect to such Shares; and (iii) if the Principal Stockholder holds Company Equity Awards or Company Warrants as of the date of this Agreement, the Principal Stockholder shall, as expeditiously as possible, and in any event within 24 hours after the execution and delivery of the Merger Agreement, execute and deliver to the Company and Buyer the Surrender Agreement in the form attached hereto as Exhibit B (the “Surrender Agreement”).

(b)                                 The Principal Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at any meeting of the holders of Company Stock (the “Company Stockholders”), however called, and in any other action by written consent of the Company Stockholders, including the Written Consent, the Principal Stockholder shall vote all Shares that are owned Beneficially or of record by the Principal Stockholder in favor of the adoption of the Merger Agreement and the approval of the Merger.

(c)                                  The Principal Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at any meeting of the Company Stockholders, however called, and in any action by written consent of Company Stockholders, the Principal Stockholder shall vote all Shares that are owned of record or are Beneficially Owned

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Shares by the Principal Stockholder against, and not to vote any Shares in favor of, any inquiry, proposal, offer or discussion with any party (other than the Buyer or its representatives) concerning any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company (an “Acquisition Proposal”).

(d)                                 The Principal Stockholder hereby irrevocably grants to, and appoints, until the termination (if any) of this Agreement in accordance with the terms hereof, Buyer, and any individual designated in writing by it, and each of them individually, as his, her or its proxy and attorney-in-fact (with full power of substitution), for and in the Principal Stockholder’s name, place and stead, to vote his, her or its Shares in any action by written consent of Company Stockholders (including by executing and delivering the Written Consent) or at any meeting of the Company Stockholders called, but solely with respect to the matters specified in, and in accordance and consistent with, Sections 1(b) and 1(c) and, in each case, solely if the Principal Stockholder first fails to vote or consent after being given a reasonable opportunity to do so, or attempts to vote or consent in a manner inconsistent with, Sections 1(b) and 1(c). The Principal Stockholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon the Principal Stockholder’s execution and delivery of this Agreement and upon each the Principal Stockholder’s unconditional agreement to execute and deliver the Written Consent and/or Surrender Agreement as expeditiously as possible (and in any event within 24 hours) following the execution of the Merger Agreement. The Principal Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(d) is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of the Principal Stockholder under this Agreement. The Principal Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the General Corporation Law of the State of Delaware; provided, however, notwithstanding the foregoing, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement in accordance with the terms hereof.

Section 2.                                           Transfer of Shares.  During the Pre-Closing Period, the Principal Stockholder covenants and agrees that the Principal Stockholder will not, directly or indirectly, (a) sell, assign, transfer (including by merger, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of Law), pledge, encumber or otherwise dispose of any of the Shares, Company Equity Awards or Company Warrants owned of record Beneficially by the Principal Stockholder, (b) deposit any of such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of Law) or other disposition of any of such Shares, Company Equity Awards or Company Warrants or (d) otherwise commit any act, except as permitted by this Agreement or required by order of a court of competent jurisdiction, that could

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restrict or otherwise affect his, her or its legal power, authority and right to vote all of the Shares then owned of record or Beneficially by him, her or it.

Section 3.                                           Joinder to Merger Agreement.

(a)                                 Subject to the Closing, the Principal Stockholder hereby agrees to be bound by (A) Section 2.1, Section 2.4, Section 2.6, Section 2.9, Section 3.4, Section 6.10, Article VIII, Article IX, Article X, Article XI and Article XII of the Merger Agreement, in each case as and to the extent applicable to a Company Equityholder thereunder, and (B) all other provisions of the Merger Agreement that by their terms purport to bind the Company Equityholders or that are related to Section 2.1, Section 2.4, Section 2.6, Section 2.9, Section 3.4, Section 6.10, Article VIII, Article IX, Article X, Article XI and Article XII of the Merger Agreement and, in each case, which are applicable to the Company Equityholders (collectively, the “Relevant Provisions”), subject to the limitations and qualifications contained in such provisions of the Merger Agreement and herein, as a Company Equityholder as if a signatory to the Merger Agreement, and the Principal Stockholder shall comply with, and be subject to, all of the terms, conditions, covenants, agreements and obligations set forth in such the Relevant Provisions as a Company Equityholder, and, without limiting the foregoing, expressly consents to the withholding of the Escrow Amount, the Company Equityholder Representative Expense Amount and, if applicable, any Holdback Amount, as contemplated by the Merger Agreement.

(b)                                 Buyer hereby acknowledges and agrees that the Principal Stockholder shall have any and all rights of a Company Equityholder under the Merger Agreement, including the rights set forth in Section 6.10(i) of the Merger Agreement, and all other provisions of the Merger Agreement that by their terms purport to grant any rights to the Company Equityholders or that are related to any such provisions and applicable to the Company Equityholders, as if the Principal Stockholder were a signatory to the Merger Agreement, provided that the Company Equityholder Representative shall have the sole authority to act for, and to enforce the rights of, the Principal Stockholder under the Merger Agreement in accordance with Section 2.4 of the Merger Agreement.

Section 4.                                           No Solicitation of Acquisition Proposals.  During the Pre-Closing Period, the Principal Stockholder agrees that the Principal Stockholder shall not, and the Principal Stockholder shall not authorize or permit any of the Principal Stockholder’s officers, directors, or employees to, or authorize any of its Affiliates (other than its portfolio companies), stockholders or any investment banker, attorney or other advisor or representative retained by the Principal Stockholder to, directly or indirectly, (a) solicit, initiate, knowingly encourage or otherwise knowingly facilitate, or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (b) enter into, participate in, maintain or continue any negotiations regarding, or deliver or make available or furnish to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (c) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (d) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal or (e) submit any Acquisition Proposal to the vote of the Company Stockholders.  The

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Principal Stockholder shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.  If, during the Pre-Closing Period, the Principal Stockholder receives (in his, her, or its capacity as such) any inquiry, proposal or offer of the nature described in this Section 4, the Principal Stockholder shall, within one (1) Business Day after such receipt, notify Buyer of such inquiry, proposal or offer, including, subject to confidentiality obligations in effect on the date of the Merger Agreement and binding on the Company, the identity of the other party and the terms of such inquiry, proposal or offer.

Section 5.                                           Confidentiality.

(a)                                 From and after the execution and delivery of this Agreement, the Principal Stockholder agrees that the Principal Stockholder shall not, and the Principal Stockholder agrees not to permit the Principal Stockholder’s controlled Affiliates  to, directly or indirectly, disclose the existence or terms of this Agreement, the Merger Agreement or any other agreement contemplated thereby or any information regarding the negotiation hereof or thereof except to the extent such information is generally known to the public (other than as a result of a disclosure by the Principal Stockholder or an Affiliate thereof in violation of this Agreement).  Notwithstanding the foregoing, the Principal Stockholder shall have no obligation hereunder to keep confidential or not use any such information to the extent disclosure thereof (x) is required by Law; provided, however, that in the event disclosure is required by Law, the Principal Stockholder shall use best efforts to provide Buyer with prompt advance notice of such requirement so that Buyer may seek an appropriate protective order or (y)(i) is to a Principal Stockholder’s legal counsel and tax and accounting advisors subject to professional or contractual confidentiality obligations or otherwise to the extent required for the preparation of any Tax Return, (ii) to the extent the Principal Stockholder is a venture capital or private equity fund, to its affiliates, employees, officers, managers, general partners and current or prospective limited partners who are required to maintain the confidentiality thereof, to disclose the existence of the Merger Agreement and the principal terms thereof, or (iii) is in connection with, and only to the extent required for, enforcement of rights or defense of claims under the Merger Agreement or this Agreement. Nothing in this Agreement shall (A) be deemed to prohibit a Principal Stockholder from disclosing the fact that discussions regarding the Merger have taken place or that the Merger has occurred to the Principal Stockholder’s immediate family members who are required to hold such information in confidence or (B) limit or interfere with a Principal Stockholder’s right, if required by Law, without notice to or authorization of the Company, to communicate in good faith with any Governmental Entity for the purpose of reporting a possible violation of Law, or to participate in any investigation or proceeding that may be conducted by any Governmental Entity, including by providing documents or other information, or for the purpose of filing a charge or complaint with a Governmental Entity.

(b)                                 From and after the Closing, the Principal Stockholder shall not and shall not permit its controlled Affiliates to disclose or make use of any information relating to the business of the Company, the Surviving Corporation or the Subsidiaries that is not generally known by, nor easily learned or determined by, persons outside the Company (collectively referred to herein as “Proprietary Information”) including, but not limited to: (i) specifications, manuals, software in various stages of development, and other technical data; (ii) customer and prospect lists, details of agreements and communications with customers and prospects, and other customer information;

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(iii) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies; (iv) sales proposals, demonstrations systems, sales material; (v) research and development; (vi) software systems, computer programs and source codes; (vii) sources of supply; (viii) identity of specialized consultants and contractors and Proprietary Information; (ix) purchasing, operating and other cost data; (x) special customer needs, cost and pricing data; and (xi) employee information (including personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, data, specifications, software programs and records, whether or not legended or otherwise identified as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded.  Proprietary Information shall not include such information that the Principal Stockholder can demonstrate (A) is generally available to the public (other than as a result of a disclosure by the Principal Stockholder in violation of the terms of this Agreement or any other obligation owed to Buyer), (B) was disclosed to the Principal Stockholder by a third party under no obligation to keep such information confidential, or (C) was independently developed by the Principal Stockholder without reference to Proprietary Information.  Notwithstanding the foregoing, the Principal Stockholder shall have no obligation hereunder to (1) keep confidential any of the Proprietary Information to the extent disclosure thereof is required by Law; provided, however, that in the event disclosure is required by Law, the Principal Stockholder shall use its best efforts to provide the Buyer with prompt advance notice of such requirement so that the Buyer may seek an appropriate protective order, or (2) keep confidential or not use any Proprietary Information to the extent such use is in connection with, and only to the extent required for, enforcement of rights or defense of claims by the Principal Stockholder under the Merger Agreement or this Agreement.

(c)                                  The Principal Stockholder agrees that the remedy at Law for any breach of this Section 5 would be inadequate and that the Buyer or the Surviving Corporation shall be entitled to injunctive relief, without the requirement of posting any bond or other security, in addition to any other remedy it may have upon breach of any provision of this Section 5.

(d)                                 Notwithstanding anything herein or in the Merger Agreement to the contrary, the Principal Stockholder, the Company and Buyer acknowledge and agree that, upon execution and delivery of this Agreement, the provisions of this Section 5 shall be deemed to supersede for all purposes the provisions in Section 5.2(b) of the Merger Agreement with respect to the Principal Stockholder and thereafter the provisions of Section 5.2(b) purporting to bind any Principal Stockholder as a Company Equityholder thereunder shall be of no force and effect.

Section 6.                                           No Solicitation or Hiring of Former Employees.  Except as provided by Law, during the period commencing on the Closing Date and ending on the one year anniversary of the Closing Date, the Principal Stockholder agrees that it shall not, nor shall the Principal Stockholder permit any of its controlled Affiliates to, recruit, solicit or induce any person who was an employee of the Company or any of their respective subsidiaries on the date hereof or the Closing Date (a “Covered Person”) to terminate his or her employment with, or otherwise cease their relationship with, the Buyer (or the Surviving Corporation or any of their respective subsidiaries, as the case may be) or to become an employee of the Principal Stockholder or Affiliate.  In addition, the Principal Stockholder agrees that it shall not hire or employ or use in any subcontracting arrangement any Covered Person for a period of one year from the Closing

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without the prior written consent of an executive officer of the Buyer. Notwithstanding the foregoing, nothing in this Agreement will prohibit or otherwise restrict a Principal Stockholder or any of its Representatives or Affiliates from publishing general advertisements or making general solicitations for employment (including through newspaper or other publications of general circulation or in trade publications or through recruiting or search firms or similar engagements) not specifically targeted at the Company, the Surviving Corporation or Buyer. Notwithstanding the forgoing, no action by a portfolio company of a Principal Stockholder will be considered a violation of this Section 6 unless, following the date of this Agreement, the Principal Stockholder introduced the candidate to such portfolio company or otherwise made the portfolio company aware of such candidate.

Section 7.                                           [Reserved]

Section 8.                                           Termination.  This Agreement shall terminate upon the earlier to occur of (a) the Effective Time or (b) any termination of the Merger Agreement in accordance with the terms thereof; provided that (i) Sections 5(a) and (c) and Section 17 shall survive any such termination and (ii) no such termination shall relieve any party of liability for a breach hereof prior to termination.

Section 9.                                           Fiduciary Duties.  The Principal Stockholder is signing this Agreement solely in the Principal Stockholder’s capacity as an owner of his, her or its respective Shares, Company Equity Awards and/or Company Warrants, and notwithstanding anything to the contrary set forth herein, nothing herein shall prohibit, prevent or preclude the Principal Stockholder (and the Principal Stockholder’s officers, directors, employees, representatives and agents) from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

Section 10.                                    Representations and Warranties of the Principal Stockholder.  The Principal Stockholder on his, her or its own behalf hereby severally represents and warrants to Buyer solely with respect to the Principal Stockholder as follows:

(a)                                 Ownership of Shares.  The Principal Stockholder legally and Beneficially owns all Shares, Company Equity Awards and Company Warrants set forth on Schedule I hereto as being owned by the Principal Stockholder and has good and marketable title to such Shares, Company Equity Awards and Company Warrants, free and clear of any claims, liens, encumbrances and security interests whatsoever, except as set forth in clauses (A)-(C) of this Section 10(a).  The Principal Stockholder owns no shares of Company Stock (or other equity interests of the Company) other than the Shares, Company Equity Awards, and Company Warrants as set forth on Schedule I hereto.  The Principal Stockholder (i) has sole voting power, without restrictions, with respect to the Shares and (ii) is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of any of its Shares, in each case, other than that certain (A) Voting Agreement by and among the Company and the other parties thereto, dated as of February 15, 2017, (B) Right of First Refusal and Co-Sale Agreement by and among the Company and the other parties thereto, dated as of February 15, 2017, and (C) Investors’ Rights Agreement by and among the Company and the other parties thereto, dated as of February 15, 2017.

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(b)                                 Due Organization; Good Standing; Power; Authorization; Binding Agreement.  If the Principal Stockholder is an entity, the Principal Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  The Principal Stockholder has the legal capacity and all requisite power and authority to enter into, deliver and perform all of his, her or its obligations, under this Agreement and under the Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the performance by the Principal Stockholder of its obligations under this Agreement and under the Merger Agreement, require or will require no authorization or approval by the board of directors or similar governing body of the Principal Stockholder, other than such authorizations or approvals as have been obtained.  This Agreement has been duly and validly executed and delivered by the Principal Stockholder and constitutes or will constitute a valid and binding obligation of the Principal Stockholder, enforceable against the Principal Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting the enforcement of creditors’ rights generally, and to general equity principles.

(c)                                  No Conflicts.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree or Law applicable to the Principal Stockholder, the Principal Stockholder’s Shares or any of the Principal Stockholder’s properties or assets, except for any of the foregoing that would not, individually or in the aggregate, prevent or delay the performance by the Principal Stockholder of any of the Principal Stockholder’s obligations hereunder.  The Principal Stockholder is not a party to, and the Principal Stockholder’s Shares, Company Equity Awards and Company Warrants are not subject to or bound in any manner by, any contract or agreement relating to such Shares, Company Equity Awards or Company Warrants, including any voting agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust that would, individually or in the aggregate, prevent or delay the performance by the Principal Stockholder of any of the Principal Stockholder’s obligations hereunder.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Principal Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Principal Stockholder of the transactions contemplated hereby, except where the failure to obtain such consents, approvals, orders, authorizations or registrations, or to make such declarations or filings would not, individually or in the aggregate, prevent or delay the performance by the Principal Stockholder of any of the Principal Stockholder’s obligations hereunder.

(d)                                 Brokers.  No agent, broker, Person or firm acting on behalf of the Principal Stockholder is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Principal Stockholder, the Company or any of the other parties hereto in connection with this Agreement or any of the transactions contemplated hereby.

(e)                                  Litigation.  There is no Legal Proceeding which is pending or has been threatened in writing against the Principal Stockholder that questions the validity of this

8

Agreement or any action taken or to be taken by the Principal Stockholder in connection herewith or that would reasonably be expected to have a material adverse effect on the Principal Stockholder’s ability to consummate the transactions contemplated by this Agreement or the Merger Agreement.

(f)                                   Tax  Matters.  The Principal Stockholder has had an opportunity to review with his, her or its own Tax advisors the Tax consequences of the Merger and the transactions contemplated by the Merger Agreement. The Principal Stockholder understands that he or she must rely solely on its advisors and not on any statements or representations made by the Buyer, the Company or any of their agents or representatives. The Principal Stockholder understands that the Principal Stockholder (and not Buyer, the Company or the Surviving Corporation) shall be responsible for any Tax liability of the Principal Stockholder, including amounts withheld to satisfy applicable Taxes, that may arise as a result of the Merger or the transactions contemplated by the Merger Agreement.

Section 11.                                    Waiver of Appraisal Rights. The Principal Stockholder hereby waives and agrees not to assert any and all appraisal or dissenters rights with respect to the Merger or the Shares, whether under the General Corporation Law of the State of Delaware or any other applicable Law.

Section 12.                                    No Claims. Effective as of the Closing, the Principal Stockholder, by its execution and delivery of this Agreement, hereby (a) waives any and all rights of indemnification, contribution and other similar rights against the Company, the Surviving Corporation or any Subsidiary (whether arising pursuant to any charter document of the Company, the Surviving Corporation or any Subsidiary, any contract, applicable Law or otherwise) arising out of the representations, warranties, covenants and agreements contained in this Agreement and/or out of the negotiation, execution or performance of this Agreement, and agrees that any claim of the Buyer, whether for indemnity or otherwise, may be asserted directly against the Principal Stockholder (solely to the extent, and subject to the limitations, provided in this Agreement), without any need for any claim against, or joinder of, the Company, the Surviving Corporation or any Subsidiary and (b) forever waives, releases and discharges (and hereby agrees to cause each of its representatives to forever waive, release and discharge) with prejudice the Company, the Surviving Corporation and each Subsidiary from any and all claims, rights (including rights of indemnification, contribution and other similar rights, from whatever source, whether under contract, applicable Law or otherwise), causes of action, protests, suits, disputes, orders, obligations, debts, demands, proceedings, contracts, agreements, promises, liabilities, controversies, costs, expenses, fees (including attorneys’ fees), or damages of any kind, arising by any means (including subrogation, assignment, reimbursement, operation of law or otherwise), whether known or unknown, suspected or unsuspected, accrued or not accrued, foreseen or unforeseen, or mature or unmature related or with respect to, in connection with, or arising out of, directly or indirectly, any event, fact, condition, circumstance, occurrence, act or omission that was in existence (or that occurred or failed to occur) at or prior to the Closing; provided, however, this clause (b) shall not be construed as releasing (a) any Party from its obligations otherwise expressly set forth in this Agreement or any agreement delivered pursuant hereto or (b) the Company, the Surviving Corporation or any Subsidiary from (i) their respective obligations (subject to Section 9.2 of the Merger Agreement) under the director and officer indemnification provisions expressly set forth in their respective Organizational Documents as in effect on the date

9

hereof or included in the agreements listed on Schedule 9.2 of the Merger Agreement as in effect on the date hereof or (ii) any obligation to pay to any Person any wages or benefits arising in the Ordinary Course of Business solely from such Person’s employment with the Company, the Surviving Corporation or a Subsidiary.  The Principal Stockholder hereby expressly waives any and all provisions, rights and benefits conferred by §1542 of the California Civil Code (or any similar, comparable or equivalent provision or law of any applicable jurisdiction) which section provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Section 13.                                    Stockholder Agreements.  The Principal Stockholder hereby (i) acknowledges and agrees that each investor rights, co-sale, voting and similar agreement with respect to the Principal Stockholder’s interest in the Company (each, a  “Stockholder Agreement”) to which it is a party shall be terminated immediately prior but subject to the Effective Time and, thereafter, shall be of no further force or effect, (ii) waives any and all notices, consents and approvals required to be given pursuant to any Principal Stockholder Agreement in connection with the execution, delivery or performance of this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, (iii) acknowledges and agrees that no breach or default shall be deemed to have occurred under any Stockholder Agreements by reason of the execution, delivery or performance of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, and (iv) subject to the effectiveness of the Closing, without limiting the Principal Stockholder’s rights under the Merger Agreement, releases the Company from any and all liabilities arising directly or indirectly from the Company’s obligations under any Stockholder Agreements.

Section 14.                                    Limitation of Liability.  Except in the case of fraud committed by the Principal Stockholder (in which case the limitations referenced in this Section 14 below shall not apply with respect to the Principal Stockholder), the liability of the Principal Stockholder to the Buyer Indemnified Parties for any Damages for which the Principal Stockholder is liable pursuant to this Agreement, the Merger Agreement and any other documents executed by the Principal Stockholder in connection with the Merger and the other transactions contemplated by the Merger Agreement shall be subject to the limitations set forth in Sections 8.5(a)-(j), (m) and (n) of the Merger Agreement; provided that the foregoing shall not apply to Section 5, 6 and 7 hereof.  The limitations set forth in Article VIII of the Merger Agreement shall apply mutatis mutandis to this Section 14 (and, for purpose of this Section 14, the representations and warranties in Section 10 shall be treated as Fundamental Representations with respect to the Principal Stockholder).

Section 15.                                    Acknowledgement and Agreement to be Bound by the Provisions of the Merger Agreement.

Without limiting the provisions of Section 3, the Principal Stockholder understands, acknowledges and agrees to the following:

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(a)                                 The deposit with the Escrow Agent of a portion of the Aggregate Closing Consideration which the Principal Stockholder is entitled to receive pursuant to the Merger Agreement as security for the indemnity obligations of the Company Equityholders under the Merger Agreement and to satisfy, in accordance with the Merger Agreement and the Escrow Agreements, obligations owed to the Buyer from and after the Closing Date;

(b)                                 The withholding of a portion of Future Payments as Holdback Amounts as security for the indemnity obligations of the Company Equityholder under the Merger Agreement and to satisfy, in accordance with the Merger Agreement, obligations owed to the Buyer after the Closing Date;

(c)                                  That the Principal Stockholder shall only be entitled to receive distributions with respect to the Escrow Amount or Holdback Amount, if, and to the extent that, any portion of such amount is required to be distributed to the Principal Stockholder pursuant to the terms of the Merger Agreement and the Escrow Agreement;

(d)                                 That the Buyer has certain rights of set off or offset against the Aggregate Consideration that are payable or may become payable as set forth in Section 8.5(g) and Section 8.5(j) of the Merger Agreement; and

(e)                                  That execution and delivery of a Letter of Transmittal, substantially in the form attached as Exhibit D to the Merger Agreement, is a condition to the receipt of any Aggregate Consideration pursuant to the Merger Agreement or otherwise in connection with the Merger.

Section 16.                                    Appointment of the Company Equityholder Representative. The Principal Stockholder understands, agrees to, and acknowledges that, by signing this Agreement (and subject in all cases to the terms and conditions of the Merger Agreement and Engagement Letter dated on or about the date hereof by and among Shareholder Representative Services LLC, a Colorado limited liability company (“SRS”), the Company and the parties thereto), SRS be and hereby is constituted and appointed as the Company Equityholder Representative as set forth in, and on the terms and conditions specified by, mutatis mutandis, Section 2.4 of the Merger Agreement.

Section 17.                                    Miscellaneous.

(a)                                 Expenses.  All costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred.

(b)                                 Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made and received as follows:  (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (ii) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing, (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 17(b) when transmitted and receipt is confirmed and (iv) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below,

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or to such other address as any party shall provide by like notice to the other parties to this Agreement:

(A)                               if to the Company (prior to the Closing), to:

Agilis Biotherapeutics, Inc
245 First Street, Suite 1800
Cambridge, MA 02142
Attention:	Mark J. Pykett, VMD, Ph.D., President and CEO
Email:	mpykett@agilisbio.com
Telecopy:	(617) 444-8405

with a copy (which shall not constitute notice) to:

Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116
Attention:	Miguel J. Vega
Telecopy:	(617) 937-2400
Email copy:	mvega@cooley.com

(B)                               if to Buyer or, if after the Closing, to the Company, to:

PTC Therapeutics, Inc.
100 Corporate Court
South Plainfield, NJ 0708
Attention:	Mark E. Boulding, Executive VP and Chief Legal Officer
Telecopy:	(908) 222-7000
Email copy:	legal@ptcbio.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention:	Hal J. Leibowitz
Steven D. Singer
Brian A. Johnson

Facsimile:	(617) 526-5000
Email:	hal.leibowitz@wilmerhale.com
steven.singer@wilmerhale.com
brian.johnson@wilmerhale.com

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(C)                               if to any Principal Stockholder, to:

The Principal Stockholder’s address as set forth on Schedule I hereto with a copy (which shall not constitute notice) to:

Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116
Attention:	Miguel J. Vega
Telecopy:	(617) 937-2400
Email copy:	mvega@cooley.com

(c)                                  Public Announcements.  No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that (a) the Company and the Principal Stockholder bound hereby acknowledge and agree that the Buyer (i) may issue, without the approval of any other party, a press release with respect to the Merger Agreement and the matters contemplated thereby, (ii) intends to publicly file the Merger Agreement with the SEC, and (iii) intends to seek confidential treatment under applicable SEC rules with respect to certain matters and terms contained in the Merger Agreement; (b) the Buyer or the Company may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the disclosing party shall use Reasonable Best Efforts to advise the other party and provide them with a copy of, and an opportunity to comment on, the proposed disclosure prior to making the disclosure); (c) the Buyer and its Affiliates shall not be bound by the provisions of Section 6.5 of the Merger Agreement following the Closing Date; provided, further, that except as specifically set forth in this Section 17(c), the provisions of Section 5 shall remain in full force and effect.

(d)                                 Interpretation.  The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement.  References to Sections, Schedules or Exhibits in this Agreement, unless otherwise indicated, are references to Sections, Schedules and Exhibits of or to this Agreement.  The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the terms or provisions of this Agreement.  A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.  Any reference to a Governmental Entity shall be deemed also to refer to any successor thereto unless the context requires otherwise.  All references to “$” or “dollars” herein shall be references to lawful currency of the United States of America.  For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words

13

“without limitation,” (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa, (iii) words of one gender shall be deemed to include the other gender as the context requires, (iv) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular term or provision of this Agreement, unless otherwise specified, and (v) the use of the word “or” shall not be exclusive.

(e)                                  Severability. Without limitation of any provision herein, in the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the parties to this Agreement shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement.  Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid, illegal or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement.  To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

(f)                                   Entire Agreement.  This Agreement (including Schedule I, the Written Consent, the Surrender Agreement and the other agreements, instruments and documents referred to herein) constitute the entire agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement; provided, however, that nothing set forth herein is intended to modify the terms of the Merger Agreement, and in the event of any inconsistency between this Agreement and the Merger Agreement, the Merger Agreement shall govern.

(g)                                  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided that Buyer may assign its rights and obligations under this Agreement, in whole or in part, from time to time to one or more of its Affiliates; provided that Buyer shall remain primarily liable for its obligations under this Agreement and such Affiliate is subject to all of the terms and conditions hereof.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

(h)                                 No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties to this Agreement and nothing in this Agreement, express or implied, is intended to or shall

14

confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(i)                                     Waivers and Amendments.  This Agreement may be amended or modified only by a written instrument executed by all of the parties to this Agreement.  Any failure of the parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver.  No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the parties to this Agreement may otherwise have at law or in equity.  Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 17(i).

(j)                                    Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State.  Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting within the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court.  Each of the parties to this Agreement hereby agrees that a final nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for in the notices in Section 17(b).  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

(k)                                 Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY

15

WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17(k).

(l)                                     Equitable Remedies.  Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that (i) the parties to this Agreement shall be entitled to obtain an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by each other party hereto under this Agreement and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, no party would have entered into this Agreement.  Each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.  The equitable remedies described in this Section 17(l) shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

(m)                             Counterparts.  This Agreement may be executed by facsimile, electronic mail transmission or in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  This Agreement shall become effective when all parties hereto have received a counterpart hereof signed by the other parties hereto.

(n)                                 Time is of the Essence.  Time is of the essence with respect to the performance of this Agreement.

[Signature Pages to follow]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

BUYER:

PTC THERAPEUTICS, INC.:

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

COMPANY:

AGILIS BIOTHERAPEUTICS, INC.:

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

PRINCIPAL STOCKHOLDER:

[•]

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

Schedule I

PRINCIPAL STOCKHOLDER

PRINCIPAL STOCKHOLDER NAME AND ADDRESS	SERIES A PREFERRED STOCK	SERIES B PREFERRED STOCK	CLASS A COMMON STOCK	CLASS B COMMON STOCK	CLASS C COMMON STOCK	CLASS D COMMON STOCK	COMPANY OPTIONS	SERIES B PREFERRED WARRANTS	TOTAL NUMBER OF SHARES REPRESENTED

Exhibit A

Form of Written Consent

(see attached)

Exhibit B

Form of Surrender and Joinder Agreement

(see attached)

EXHIBIT G

FORM OF SURRENDER AND JOINDER AGREEMENT

THIS SURRENDER AND JOINDER AGREEMENT (this “Agreement”) is executed and delivered by the undersigned (the “Option Holder”) for the benefit of Agilis Biotherapeutics, Inc., a Delaware corporation (the “Company”), and PTC Therapeutics Inc., a Delaware corporation (the “Buyer”), and the other third party beneficiaries named herein.

RECITALS:

A.            The Company has entered into an Agreement and Plan of Merger, dated as of July 19, 2018 (the “Merger Agreement”), by and among the Buyer, Agility Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), the Company and Shareholder Representative Services LLC, a Colorado limited liability company (the “Company Equityholder Representative”), a copy of which is attached as Annex A hereto.  All capitalized terms used and not otherwise defined in this Agreement shall have the meanings assigned thereto in the Merger Agreement.

B.            The Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, and has approved this Agreement in connection therewith, including the treatment of Company Options set forth therein and herein.

C.            The Option Holder is a party to certain option agreement(s) (the “Option Agreement(s)”) with the Company pursuant to which the Option Holder received the Company Options as set forth opposite the Option Holder’s name on Schedule I hereto under and pursuant to the terms and conditions of the Company’s 2017 Long-Term Incentive Plan (the “Company Stock Plan”).

D.            Under the Company Stock Plan, in the event of a Change in Control (as defined in the Company Stock Plan), the Company may, in its sole discretion, cancel any Company Options granted thereunder by giving notice to each holder thereof of its intention to cancel such Company Options and permitting the exercise of such Company Options during the thirty (30) day period next preceding the effective date of the Change in Control of some or all of such Company Options, including, in the Board’s discretion, some or all shares that would not otherwise be vested and exercisable.

E.            Under the Merger Agreement, effective as of the Effective Time, the Company Options that are outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be cancelled and the Company has provided such notice to holders of Company Options, including the Option Holder of such cancellation pursuant to the terms and conditions of the Company Stock Plan.

F.             Pursuant to the Merger Agreement, if the Option Holder executes and delivers this Agreement and allows this Agreement to become effective, then Option Holder shall have the right to receive with respect to Option Holder’s vested Company Options that were so cancelled at the Effective Time the consideration as set forth in the Merger Agreement, and subject to the terms and conditions of the Merger Agreement.

G.            Under the terms of the Merger Agreement, and as an inducement and condition to the Buyer’s willingness to enter into the Merger Agreement, the right of the Option Holder to receive the consideration, if any, with respect to Option Holder’s vested Company Options that were so cancelled at the Effective Time is conditioned upon the Option Holder’s execution and delivery of this Agreement to the Buyer and the Company.

H.            Further, as an additional inducement for Option Holder to enter into this Agreement, the Company has determined to provide such additional accelerated vesting of Option Holder’s Company Options as set forth on Schedule I (the “Acceleration Benefit”), and, subject to Option Holder’s execution and delivery of this Agreement, such Company Options eligible for the Acceleration benefit shall be deemed to be vested Company Options effective as of immediately prior to, but subject to the occurrence of, the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Option Holder hereby irrevocably agrees as follows:

1.             Cancellation of Options.  The Option Holder hereby consents to the treatment of his or her Company Options pursuant to the terms and conditions set forth in the Merger Agreement and acknowledges and agrees that all of the Option Holder’s Company Options shall be canceled at the Effective Time in accordance with the provisions of Section 2.5 of the Merger Agreement.  The Option Holder acknowledges and agrees that the Option Holder shall only receive the consideration, if any, provided pursuant to the terms of the Merger Agreement, with respect to the Option Holder’s vested Company Options (including any such Company Options eligible for the Acceleration Benefit) and only if the Option Holder executes this Agreement, and any payment of any such consideration shall be subject to the terms and conditions of the Merger Agreement. The Option Holder agrees and acknowledges that the holder’s unvested Company Options (after, if applicable, application of the Acceleration Benefit) will terminate pursuant to the Merger Agreement without any payment in exchange therefor. The Option Holder agrees and acknowledges that the Option Holder will not be entitled to receive the Acceleration Benefit unless Option Holder executes this Agreement.  From and after the Effective Time, none of the Company Options of Option Holder shall remain outstanding, be in force or effect, or have any rights, including any rights set forth in the Option Agreement(s). Option Holder shall only be entitled to the payment rights (if any) available to the Option Holder under the Merger Agreement.  Without limiting the foregoing, the Option Holder acknowledges that after the Closing, the Option Holder shall have no right by virtue of such Option Holder’s Company Options to receive any equity, including options to acquire equity, in the Surviving Corporation, the Buyer or any of their respective Affiliates.  From and after the Effective Time, the Option Agreement(s) shall be, and are hereby, terminated and shall be of no further force or effect.

2.             Joinder to Merger Agreement.

(a)                                 The Option Holder hereby joins and agrees to be bound by Section 2.1, Section 2.4, Section 2.6, Section 2.9, Section 3.4, Section 6.10, Article VIII, Article IX, Article X, Article XI and Article XII of the Merger Agreement, and all other provisions of the Merger Agreement that by their terms purport to bind the Company Equityholders or that are related to Section 2.1, Section 2.4, Section 2.6, Section

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2.9, Section 3.4, Section 6.10, Article VIII, Article IX, Article X, Article XI and Article XII of the Merger Agreement and applicable to the Company Equityholders (collectively, the “Relevant Provisions”), subject to the limitations and qualifications contained in such provisions of the Merger Agreement and herein, in each case as a Company Equityholder as if a signatory to the Merger Agreement, and the Option Holder shall comply with, and be subject to, all of the terms, conditions, covenants, agreements and obligations set forth in such Relevant Provisions as a Company Equityholder, and, without limiting the foregoing, expressly consents to the withholding of the Escrow Amount, the Company Equityholder Representative Expense Amount, the Holdback Amount and, if applicable, amounts from any Future Payments pursuant to Article VIII, as contemplated by the Merger Agreement.

(b)                                 Buyer hereby acknowledges and agrees that the Option Holder shall have any and all rights of a Company Equityholder under the Merger Agreement and all other provisions of the Merger Agreement that by their terms purport to grant any rights to the Company Equityholders or that are related to any such provisions and applicable to the Company Equityholders, as if the Option Holder were a signatory to the Merger Agreement; provided that the Company Equityholder Representative shall have the sole authority to act for, and to enforce the rights of, the Option Holder under the Merger Agreement in accordance with Section 2.4 of the Merger Agreement.

3.             Representations and Warranties of Option Holder.  The Option Holder hereby represents and warrants to the Buyer, the Company and the Surviving Corporation as follows:

(a)                                 Ownership.  The Option Holder owns, of record and beneficially, and has good and valid title to, the Company Options listed opposite the Option Holder’s name on Schedule I, free and clear of any Liens (except for restrictions on transfer arising under applicable securities laws).  The Company Options constitute all Company Options owned of record, beneficially or legally by the Option Holder, and, except for any Company Stock owned by the Option Holder, the Option Holder has no other rights to acquire Company Options or Company Stock.  All ownership information set forth across from the Option Holder’s name on the Schedule I hereto is accurate and complete.

(b)                                 Capacity. The Option Holder has the legal right and capacity to hold the Company Options listed opposite the Option Holder’s name on Schedule I.

(c)                                  Authorization. The Option Holder has legal capacity to execute and deliver this Agreement and to perform his or her obligations hereunder and under the Merger Agreement and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Option Holder and, assuming that this Agreement constitutes a valid and binding obligation of the Company and the Buyer, constitutes a valid and binding obligation of the Option Holder, enforceable against the Option Holder in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy,

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insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.

(d)                                 No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree or Law applicable to such Option Holder, such Option Holder’s Company Options or any of such Option Holder’s properties or assets, except for any of the foregoing that would not, individually or in the aggregate, prevent or delay the performance by such Option Holder of any of such Option Holder’s obligations hereunder.  The Option Holder is not a party to, and such Option Holder’s Company Options are not subject to or bound in any manner by, any contract or agreement relating to such Company Options, including any voting agreement, transfer agreement, loan agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust or other similar agreement with respect to the rights under the Company Options or the economic value thereof, that would, individually or in the aggregate, prevent or delay the performance by such Option Holder of any of such Option Holder’s obligations hereunder.

(e)                                  Brokers.  No agent, broker, Person or firm acting on behalf of the Option Holder is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Option Holder, the Company or any of the other parties hereto in connection with this Agreement or any of the transactions contemplated hereby.

(f)                                   Litigation.  There is no Legal Proceeding which is pending or has been threatened in writing against the Option Holder that questions the validity of this Agreement or any action taken or to be taken by the Option Holder in connection herewith or that would reasonably be expected to have a material adverse effect on the Option Holder’s ability to consummate the transactions contemplated by this Agreement or the Merger Agreement.

(g)                                  Voting Arrangements.  Other than the Option Agreement(s) and the Company Stock Plan, the Option Holder is not party, and none of the Company Options (or the shares of Company Stock issuable upon exercise thereof)  owned of record, beneficially or legally by the Option Holder or which the Option Holder has a right (contingent or otherwise) to acquire is subject, to any voting trusts, proxies, or other contracts relating to any Company Options (or the shares of Company Stock issuable upon exercise thereof) or rights to acquire any such shares.

(h)                                 Tax Matters.  The Option Holder has had an opportunity to review with his, her or its own Tax advisors the Tax consequences of the Merger and the transactions contemplated by the Merger Agreement. The Option Holder understands that he or she must rely solely on its advisors and not on any statements or representations

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made by the Buyer, the Company or any of their agents or representatives. The Option Holder understands that the Option Holder (and not Buyer, the Company or the Surviving Corporation) shall be responsible for any Tax liability of the Option Holder, including amounts withheld to satisfy applicable Taxes, that may arise as a result of the Merger or the transactions contemplated by the Merger Agreement.

(i)                                     Consents.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party, including under any organizational documents of the Option Holder, any contract with the Option Holder or by which any of his or her properties or assets may be bound or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Option Holder or any of his or her properties or assets, is required by or with respect to the Option Holder in connection with the execution and delivery of this Agreement and any related agreements to which the Option Holder is a party or the consummation of the transactions contemplated hereby or thereby except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, in each case that would not reasonably be expected to prohibit or delay the consummation of the transactions contemplated by this Agreement, the Merger Agreement, or any related agreement to which the Option Holder is a party.

(j)                                    Waiver of Notice.  The Option Holder hereby acknowledges that Option Holder has received all notice required under the Company Stock Plan and any Option Agreements and further, hereby waives any other notice rights under the applicable Company Stock Plan(s) and any Option Agreements in connection with the Merger, the Merger Agreement or the transactions contemplated hereby or thereby.

4.             Release of Claims.  Effective upon the Effective Time, each Option Holder, by its execution and delivery of this Agreement, hereby (a) waives any and all rights of indemnification, contribution and other similar rights against the Company, the Surviving Corporation or any Subsidiary (whether arising pursuant to any charter document of the Company, the Surviving Corporation or any Subsidiary, any contract, applicable Law or otherwise) arising out of the representations, warranties, covenants and agreements contained in this Agreement and/or out of the negotiation, execution or performance of this Agreement, and agrees that any claim of the Buyer, whether for indemnity or otherwise, may be asserted directly against the Option Holders or any Option Holders (solely to the extent, and subject to the limitations, provided in this Agreement), without any need for any claim against, or joinder of, the Company, the Surviving Corporation or any Subsidiary and (b) forever waives, releases and discharges (and hereby agrees to cause each of its representatives to forever waive, release and discharge) with prejudice the Company, the Surviving Corporation and each Subsidiary from any and all claims, rights (including rights of indemnification, contribution and other similar rights, from whatever source, whether under contract, applicable Law or otherwise), causes of action, protests, suits, disputes, orders, obligations, debts, demands, proceedings, contracts, agreements, promises, liabilities, controversies, costs, expenses, fees (including attorneys’ fees), or damages of any kind, arising by any means (including subrogation, assignment, reimbursement, operation of law or otherwise), whether known or unknown, suspected or unsuspected, accrued or not

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accrued, foreseen or unforeseen, or mature or unmature related or with respect to, in connection with, or arising out of, directly or indirectly, any event, fact, condition, circumstance, occurrence, act or omission that was in existence (or that occurred or failed to occur) at or prior to the Closing; provided, however, this clause (b) shall not be construed as releasing (a) any Party from its obligations otherwise expressly set forth in this Agreement or any agreement delivered pursuant hereto or (b) the Company, the Surviving Corporation or any Subsidiary from (i) their respective obligations (subject to Section 9.2 of the Merger Agreement) under the director and officer indemnification provisions expressly set forth in their respective Organizational Documents as in effect on the date hereof or included in the agreements listed on Schedule 9.2 of the Merger Agreement as in effect on the date hereof or (ii) any obligation to pay to any Person any wages or benefits arising in the Ordinary Course of Business solely from such Person’s employment with the Company, the Surviving Corporation or a Subsidiary.  Each Option Holder hereby expressly waives any and all provisions, rights and benefits conferred by §1542 of the California Civil Code (or any similar, comparable or equivalent provision or law of any applicable jurisdiction) which section provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

5.             Stockholders Agreement.  The Option Holder covenants and agrees that if the Option Holder acquires any shares of Company Stock after the date of this Agreement and prior to the termination of this Agreement in accordance with its terms, the Option Holder shall, as promptly as practicable, and in any event within 24 hours after such acquisition, execute and deliver to the Company and the Buyer a Stockholders Agreement in the form attached hereto as Annex B with respect to such shares of Company Stock.

6.             Proprietary Information.

(a)                                 From and after the Closing, the Option Holder shall not, and shall not cause or permit his or her Affiliates to, disclose or make use of any information relating to the business of the Company or any Subsidiary (collectively referred to herein as “Proprietary Information”) including, but not limited to: (i) specifications, manuals, software in various stages of development, and other technical data; (ii) customer and prospect lists, details of agreements and communications with customers and prospects, and other customer information; (iii) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies; (iv) sales proposals, demonstrations systems, sales material; (v) research and development; (vi) software systems, computer programs and source codes; (vii) sources of supply; (viii) identity of specialized consultants and contractors and Proprietary Information; (ix) purchasing, operating and other cost data; (x) special customer needs, cost and pricing data; and (xi) employee information (including personnel, payroll,

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compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, data, specifications, software programs and records, whether or not legended or otherwise identified as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded.  Proprietary Information shall not include such information that the Option Holder can demonstrate (A) is generally available to the public (other than as a result of a disclosure by the Option Holder in violation of the terms of this Agreement or other obligation owed to Buyer), (B) was disclosed to the Option Holder by a third party under no obligation to keep such information confidential, or (C) was independently developed by the Option Holder without reference to Proprietary Information.  Notwithstanding the foregoing, the Option Holder shall have no obligation hereunder to keep confidential any of the Proprietary Information to the extent disclosure thereof is required by Law; provided, however, that in the event disclosure is required by Law, the Option Holder shall use Reasonable Best Efforts to provide the Buyer with prompt advance notice of such requirement so that Buyer may seek an appropriate protective order.

(b)                                 From and after the execution and delivery of this Agreement, each Option Holder agrees that such Option Holder shall not, and such Option Holder agrees not to cause such Option Holder’s Affiliates to, directly or indirectly, disclose the existence or terms of this Agreement, the Merger Agreement or any other agreement contemplated thereby or any information regarding the negotiation hereof or thereof except to the extent such information is generally known to the public (other than as a result of a disclosure by the Option Holder or an Affiliate thereof in violation of this Agreement).  Notwithstanding the foregoing, such Option Holder shall have no obligation hereunder to keep confidential any such information to the extent disclosure thereof (x) is required by Law; provided, however, that in the event disclosure is required by Law, such Option Holder shall use best efforts to provide Buyer with prompt advance notice of such requirement so that Buyer may seek an appropriate protective order or (y)(i) is to the Option Holder’s legal counsel and tax and accounting advisors subject to professional or contractual confidentiality obligations or otherwise to the extent required for the preparation of any Tax Return or (ii) is in connection with, and only to the extent required for, enforcement of rights under the Merger Agreement. Nothing in this Agreement shall (A) be deemed to prohibit the Option Holder from disclosing the fact that discussions regarding the Merger have taken place or that the Merger has occurred to the Option Holder’s immediate family members who have agreed to hold such information in confidence or (B) limit or interfere with Option Holder’s right, without notice to or authorization of the Company, to communicate in good faith with any Governmental Entity for the purpose of reporting a possible violation of Law, or to participate in any investigation or proceeding that may be conducted by any Governmental Entity, including by providing documents or other information, or for the purpose of filing a charge or complaint with a Governmental Entity.

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(c)                                  The Option Holder agrees that the remedy at Law for any breach of this Section 6 would be inadequate and that the Buyer shall be entitled to injunctive relief, without the requirement of posting any bond or other security, in addition to any other remedy it may have upon breach of any provision of this Section 6.

7.             Public Disclosure.  The Option Holder shall not, directly or indirectly, issue any press release or public announcement or otherwise make any statement or communication to any third party, in each case relating to the subject matter of this Agreement and the Merger Agreement without the prior written approval of the Buyer; provided, however, that the Option Holder may make any public disclosure that is required by applicable Law (in which case the Option Holder shall, at least 24 hours prior to the issuance thereof, consult with the Buyer as to contents and timing thereof and furnish the Buyer with the text of the proposed disclosure or statement prior to making such disclosure or statement, in each case to the extent permitted by applicable Law); provided, further, that, for the avoidance of doubt, nothing herein shall limit the ability of the Option Holder to disclose, on a confidential basis, the subject matter of this Agreement and the Merger Agreement to his or her legal, financial and tax advisors on a confidential basis.

8.             Acknowledgement and Agreement to be Bound by the Provisions of the Merger Agreement

The Option Holder understands, acknowledges and agrees to the following:

(a)                                 between the date of the Merger Agreement and the Effective Time, the Option Holder shall not sell, pledge, hypothecate or otherwise transfer, or agree to do any of the foregoing in respect of, his or her Company Options or any shares of Company Stock issued upon the exercise of Company Options or otherwise exercise any of Option Holder’s Company Options;

(b)                                 the deposit with the Escrow Agent of a portion of the Aggregate Closing Consideration which such Option Holder is entitled to receive pursuant to the Merger Agreement as security for the indemnity obligations of the Company Equityholders under the Merger Agreement and to satisfy, in accordance with the Merger Agreement and the Escrow Agreement, obligations owed to the Buyer from and after the Closing Date;

(c)                                  that the Option Holder shall only be entitled to receive distributions with respect to the Escrow Amount, if, and to the extent that, any portion of such amount is required to be distributed to the Option Holder pursuant to the terms of the Merger Agreement and the Escrow Agreement; and

(d)                                 that the Buyer has certain rights of set off or offset against the Aggregate Consideration that are payable or may become payable as set forth in Section 8.4(g) of the Merger Agreement.

9.             Company Equityholder Representative. The Option Holder understands, agrees to, and acknowledges that, by signing this Agreement (and subject in all cases to the terms and conditions of the Merger Agreement and Engagement Letter by and among Shareholder

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Representative Services LLC, a Colorado limited liability company (“SRS”), the Company and the parties thereto), SRS be and hereby is constituted and appointed as the Company Equityholder Representative as set forth in, and on the terms and conditions specified by, mutatis mutandis, Section 2.4 of the Merger Agreement.

10.                               Miscellaneous

(a)                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall be considered one (1) and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic transmission.

(b)                                 No Third-Party Beneficiaries.  This Agreement (including the exhibits hereto) is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder; provided, that, each of the Buyer Indemnified Parties are intended third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement against the undersigned in accordance with its terms.

(c)                            Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.

(i) This Agreement (and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed in all respects, including validity, interpretation, and effect, by and construed in accordance with the internal Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute, in each case, which statute of limitations or other limitations the parties hereby agree to modify as set forth in Section 8.3 of the Merger Agreement) without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

(ii) Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (e) waives any right it may have to a trial by jury

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with respect to any action or proceeding arising out of or relating to this Agreement.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10(e).  Nothing in this Section 10(c)(ii), however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

(d)                                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of each other party hereto.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 10(d) shall be null and void.

(e)                                  Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made and received as follows:  (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (ii) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing, (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 10(e) when transmitted and receipt is confirmed and (iv) if otherwise actually personally delivered, when delivered, (a) if to the Buyer or the Company (prior to the Closing), as set forth in the Merger Agreement, and (b) if to the Option Holder, as set forth on the applicable signature page hereto.

(f)                                   Entire Agreement; Amendments and Waivers.  This Agreement, the Merger Agreement, the Company Disclosure Schedule and the other agreements contemplated by the Merger Agreement (including the schedules and exhibits hereto and thereto and the Confidentiality Agreement) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and can be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by written instrument making specific reference to this Agreement or such other agreements contemplated by the Merger Agreement, as applicable, signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement or any other agreements contemplated by the Merger Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate

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or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  This Agreement shall terminate upon any termination of the Merger Agreement in accordance with the terms thereof.

(g)                                  Specific Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the party seeking such remedy has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity.  Notwithstanding anything to the contrary in the Merger Agreement or this Agreement, the rights and remedies available to the Buyer, the Surviving Corporation and the Company Equityholder Representative in connection with a breach or threatened breach of this Agreement are cumulative and not exclusive, and the exercise by any of them of any such right or remedy shall not preclude the exercise of any other rights or remedies that may now or subsequently be available, whether pursuant to applicable Law, contract or otherwise, and nothing herein or in the Merger Agreement shall be construed to limit any such right or remedy.

(h)                                 Withholding Taxes. All payments to be made with respect to any Company Options shall be subject to applicable federal, state and local income or other taxes required to be withheld from the payments and any other required payroll deductions. The Company and Buyer make no representation as to the tax consequences to the Option Holder of the transactions contemplated by this Agreement and the Merger Agreement, which shall be the sole responsibility of the Option Holder.

(i)                                     No Contract for Continuing Services. Neither this Agreement not the Merger Agreement shall be construed as creating any contract for continued services between the Company or any of its Subsidiaries or Affiliates and any Option Holder, and nothing herein contained shall give Option Holder the right to be retained as an employee of the Company or any of its Subsidiaries or Affiliates.

(j)                                    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares

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that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

*     *     *     *     *

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date set forth below, it being understood that this Agreement shall be irrevocable.

BUYER:

PTC THERAPEUTICS, INC.

By:

Name:

Title:

COMPANY:

AGILIS BIOTHERAPEUTICS, INC.

By:

Name:

Title:

OPTION HOLDER:

Name:

Date:

Signature page to Surrender and Joinder Agreement

SPOUSAL CONSENT (IF APPLICABLE)

I, the undersigned spouse of the Option Holder named above, acknowledge that I have read and am familiar with the contents of the Surrender and Joinder Agreement to which this Spousal Consent is attached and the related Merger Agreement relating to the disposition of Company Options and the release of certain claims, in each case including any interest I have therein.  I hereby agree that my interest, if any, in any such Company Options and/or claims shall be irrevocably bound by the Surrender and Joinder Agreement and further understand and agree that any community property interest I may have therein shall be similarly bound by the Surrender and Joinder Agreement.

I am aware that the legal, financial and related matters contained in the Surrender and Joinder Agreement and the related Merger Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Spousal Consent. I have either sought such guidance or counsel or determined after reviewing the Surrender and Joinder Agreement and the related Merger Agreement carefully that I will waive such right.

Name:
Date:

Signature page to Surrender and Joinder Agreement

SCHEDULE I

OWNERSHIP OF OPTIONS

Name:           [                ]

Grant Date	Exercise Price	Number of Company Options	Estimated Number of Vested Company Options

Acceleration Benefit: [Insert  additional accelerated vesting to be provided to the Option Holder]

Annex A

Merger Agreement

(see attached)

Annex B

Form of Stockholders Agreement

(see attached)

FORM OF SURRENDER AND JOINDER AGREEMENT

THIS SURRENDER AND JOINDER AGREEMENT (this “Agreement”) is executed and delivered by the undersigned (the “Warrant Holder”) for the benefit of Agilis Biotherapeutics, Inc., a Delaware corporation (the “Company”), and PTC Therapeutics Inc., a Delaware corporation (the “Buyer”), and the other third party beneficiaries named herein.

RECITALS:

A.                                    The Company has entered into an Agreement and Plan of Merger, dated as of July 19, 2018 (the “Merger Agreement”), by and among the Buyer, Agility Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), the Company and Shareholder Representative Services LLC, a Colorado limited liability company (the “Company Equityholder Representative”), a copy of which is attached as Annex A hereto.  All capitalized terms used and not otherwise defined in this Agreement shall have the meanings assigned thereto in the Merger Agreement.

B.                                    The Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, and has approved this Agreement in connection therewith, including the treatment of Company Warrants set forth therein and herein.

C.                                    The Warrant Holder is a party to certain warrant agreement(s) (the “Warrant Agreement(s)”) with the Company pursuant to which the Warrant Holder received the Company Warrant as set forth opposite the Warrant Holder’s name on Schedule I hereto.

D.                                    Under the Warrant Agreement, in the event of a Change of Control (as defined in the Warrant Agreement), the Warrant Agreement and any purchase rights granted thereunder shall lapse in their entirety.

E.                                     Under the Merger Agreement, effective as of the Effective Time, the Company Warrants that are outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be cancelled and the Company has provided such notice to holders of Company Warrants, including the Warrant Holder of such cancellation pursuant to the terms and conditions of the Warrant Agreement.

F.                                      Pursuant to the Merger Agreement, if the Warrant Holder executes and delivers this Agreement and allows this Agreement to become effective, then Warrant Holder shall have the right to receive with respect to Warrant Holder’s Company Warrant that were so cancelled at the Effective Time the consideration as set forth in the Merger Agreement, and subject to the terms and conditions of the Merger Agreement.

G.                                    Under the terms of the Merger Agreement, and as an inducement and condition to the Buyer’s willingness to enter into the Merger Agreement, the right of the Warrant Holder to receive the consideration, if any, with respect to Warrant Holder’s Company Warrant that were so cancelled at the Effective Time is conditioned upon the Warrant Holder’s execution and delivery of this Agreement to the Buyer and the Company.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Warrant Holder hereby irrevocably agrees as follows:

11.                               Cancellation of Warrants.  The Warrant Holder hereby consents to the treatment of his or her Company Warrants pursuant to the terms and conditions set forth in the Merger Agreement and acknowledges and agrees that all of the Warrant Holder’s Company Warrants shall be canceled at the Effective Time in accordance with the provisions of Section 2.5 of the Merger Agreement.  The Warrant Holder acknowledges and agrees that the Warrant Holder shall only receive the consideration, if any, provided pursuant to the terms of the Merger Agreement, with respect to the Warrant Holder’s Company Warrants and only if the Warrant Holder executes this Agreement, and any payment of any such consideration shall be subject to the terms and conditions of the Merger Agreement. From and after the Effective Time, none of the Company Warrants of the Warrant Holder shall remain outstanding, be in force or effect, or have any rights, including any rights set forth in the Warrant Agreement(s). The Warrant Holder shall only be entitled to the payment rights (if any) available to the Warrant Holder under the Merger Agreement.  Without limiting the foregoing, the Warrant Holder acknowledges that after the Closing, the Warrant Holder shall have no right by virtue of such Warrant Holder’s Company Warrants to receive any equity, including warrants or options to acquire equity, in the Surviving Corporation, the Buyer or any of their respective Affiliates.  From and after the Effective Time, the Warrant Agreement(s) shall be, and are hereby, terminated and shall be of no further force or effect.

12.                               Joinder to Merger Agreement.

(a)                                 The Warrant Holder hereby joins and agrees to be bound by Section 2.1, Section 2.4, Section 2.6, Section 2.9, Section 3.4, Section 6.10, Article VIII, Article IX, Article X, Article XI and Article XII of the Merger Agreement, and all other provisions of the Merger Agreement that by their terms purport to bind the Company Equityholders or that are related to Section 2.1, Section 2.4, Section 2.6, Section 2.9, Section 3.4, Section 6.10, Article VIII, Article IX, Article X, Article XI and Article XII of the Merger Agreement and applicable to the Company Equityholders (collectively, the “Relevant Provisions”), subject to the limitations and qualifications contained in such provisions of the Merger Agreement and herein, in each case as a Company Equityholder as if a signatory to the Merger Agreement, and the Warrant Holder shall comply with, and be subject to, all of the terms, conditions, covenants, agreements and obligations set forth in such Relevant Provisions as a Company Equityholder, and, without limiting the foregoing, expressly consents to the withholding of the Escrow Amount, the Company Equityholder Representative Expense Amount, the Holdback Amount and, if applicable, amounts from any Future Payments pursuant to Article VIII, as contemplated by the Merger Agreement.

(b)                                 Buyer hereby acknowledges and agrees that the Warrant Holder shall have any and all rights of a Company Equityholder under the Merger Agreement, including the rights set forth in Section 6.10(i) of the Merger Agreement, and all other provisions of the Merger Agreement that by their terms purport to grant any rights to the

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Company Equityholders or that are related to any such provisions and applicable to the Company Equityholders, as if the Warrant Holder were a signatory to the Merger Agreement, provided that the Company Equityholder Representative shall have the sole authority to act for, and to enforce the rights of, the Warrant Holder under the Merger Agreement in accordance with Section 2.4 of the Merger Agreement.

13.                               Representations and Warranties of Warrant Holder.  The Warrant Holder hereby represents and warrants to the Buyer, the Company and the Surviving Corporation as follows:

(a)                                 Ownership.  The Warrant Holder owns, of record and beneficially, and has good and valid title to, the Company Warrants listed opposite the Warrant Holder’s name on Schedule I, free and clear of any Liens (except for restrictions on transfer arising under applicable securities laws).  The Company Warrants constitute all Company Warrants owned of record, beneficially or legally by the Warrant Holder, and, except for any Company Stock or Company Options owned by the Warrant Holder, the Warrant Holder has no other rights to acquire Company Options or Company Stock.  All ownership information set forth across from the Warrant Holder’s name on the Schedule I hereto is accurate and complete.

(b)                                 Capacity. The Warrant Holder has the legal right and capacity to hold the Company Warrants listed opposite the Warrant Holder’s name on Schedule I.

(c)                                  Authorization. The Warrant Holder has legal capacity to execute and deliver this Agreement and to perform his or her obligations hereunder and under the Merger Agreement and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Warrant Holder and, assuming that this Agreement constitutes a valid and binding obligation of the Company and the Buyer, constitutes a valid and binding obligation of the Warrant Holder, enforceable against the Warrant Holder in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.

(d)                                 No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree or Law applicable to such Warrant Holder, such Warrant Holder’s Company Warrants or any of such Warrant Holder’s properties or assets, except for any of the foregoing that would not, individually or in the aggregate, prevent or delay the performance by such Warrant Holder of any of such Warrant Holder’s obligations hereunder.  The Warrant Holder is not a party to, and such Warrant Holder’s Company Warrants are not subject to or bound in any manner by, any contract or agreement

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relating to such Company Warrants, including any voting agreement, transfer agreement, loan agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust or other similar agreement with respect to the rights under the Company Warrants or the economic value thereof, that would, individually or in the aggregate, prevent or delay the performance by such Warrant Holder of any of such Warrants Holder’s obligations hereunder.

(e)                                  Brokers.  No agent, broker, Person or firm acting on behalf of the Warrant Holder is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Warrant Holder, the Company or any of the other parties hereto in connection with this Agreement or any of the transactions contemplated hereby.

(f)                                   Litigation.  There is no Legal Proceeding which is pending or has been threatened in writing against the Warrant Holder that questions the validity of this Agreement or any action taken or to be taken by the Warrant Holder in connection herewith or that would reasonably be expected to have a material adverse effect on the Warrant Holder’s ability to consummate the transactions contemplated by this Agreement or the Merger Agreement.

(g)                                  Voting Arrangements.  Other than the Warrant Agreement(s), the Warrant Holder is not party, and none of the Company Warrants (or the shares of Company Stock issuable upon exercise thereof) owned of record, beneficially or legally by the Warrant Holder or which the Warrant Holder has a right (contingent or otherwise) to acquire is subject, to any voting trusts, proxies, or other contracts relating to any Company Warrants (or the shares of Company Stock issuable upon exercise thereof) or rights to acquire any such shares.

(h)                                 Tax Matters.  The Warrant Holder has had an opportunity to review with his, her or its own Tax advisors the Tax consequences of the Merger and the transactions contemplated by the Merger Agreement. The Warrant Holder understands that he or she must rely solely on its advisors and not on any statements or representations made by the Buyer, the Company or any of their agents or representatives. The Warrant Holder understands that the Warrant Holder (and not Buyer, the Company or the Surviving Corporation) shall be responsible for any Tax liability of the Warrant Holder, including amounts withheld to satisfy applicable Taxes, that may arise as a result of the Merger or the transactions contemplated by the Merger Agreement.

(i)                                     Consents.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party, including under any organizational documents of the Warrant Holder, any contract with the Warrant Holder or by which any of his or her properties or assets may be bound or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Warrant Holder or any of his or her properties or assets, is required by or with respect to the Warrant Holder in connection with the execution and delivery of this Agreement and any related agreements to which the Warrant Holder is a party or the consummation of the transactions contemplated hereby or thereby

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except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, in each case that would not reasonably be expected to prohibit or delay the consummation of the transactions contemplated by this Agreement, the Merger Agreement, or any related agreement to which the Warrant Holder is a party.

(j)                                    Waiver of Notice.  The Warrant Holder hereby acknowledges that Warrant Holder has received all notice required under any Warrant Agreements and further, hereby waives any other notice rights under any Warrant Agreements in connection with the Merger, the Merger Agreement or the transactions contemplated hereby or thereby.

14.                               Release of Claims.  Effective upon the Effective Time, each Warrant Holder, by its execution and delivery of this Agreement, hereby (a) waives any and all rights of indemnification, contribution and other similar rights against the Company, the Surviving Corporation or any Subsidiary (whether arising pursuant to any charter document of the Company, the Surviving Corporation or any Subsidiary, any contract, applicable Law or otherwise) arising out of the representations, warranties, covenants and agreements contained in this Agreement and/or out of the negotiation, execution or performance of this Agreement, and agrees that any claim of the Buyer, whether for indemnity or otherwise, may be asserted directly against the Warrant Holders or any Warrant Holders (solely to the extent, and subject to the limitations, provided in this Agreement), without any need for any claim against, or joinder of, the Company, the Surviving Corporation or any Subsidiary and (b) forever waives, releases and discharges (and hereby agrees to cause each of its representatives to forever waive, release and discharge) with prejudice the Company, the Surviving Corporation and each Subsidiary from any and all claims, rights (including rights of indemnification, contribution and other similar rights, from whatever source, whether under contract, applicable Law or otherwise), causes of action, protests, suits, disputes, orders, obligations, debts, demands, proceedings, contracts, agreements, promises, liabilities, controversies, costs, expenses, fees (including attorneys’ fees), or damages of any kind, arising by any means (including subrogation, assignment, reimbursement, operation of law or otherwise), whether known or unknown, suspected or unsuspected, accrued or not accrued, foreseen or unforeseen, or mature or unmature related or with respect to, in connection with, or arising out of, directly or indirectly, any event, fact, condition, circumstance, occurrence, act or omission that was in existence (or that occurred or failed to occur) at or prior to the Closing; provided, however, this clause (b) shall not be construed as releasing (a) any Party from its obligations otherwise expressly set forth in this Agreement or any agreement delivered pursuant hereto or (b) the Company, the Surviving Corporation or any Subsidiary from (i) their respective obligations (subject to Section 9.2 of the Merger Agreement) under the director and officer indemnification provisions expressly set forth in their respective Organizational Documents as in effect on the date hereof or included in the agreements listed on Schedule 9.2 of the Merger Agreement as in effect on the date hereof or (ii) any obligation to pay to any Person any wages or benefits arising in the Ordinary Course of Business solely from such Person’s employment with the Company, the Surviving Corporation or a Subsidiary.  Each Warrant Holder hereby expressly waives any and all provisions, rights and benefits conferred by §1542 of the California Civil Code (or any similar, comparable or equivalent provision or law of any applicable jurisdiction) which section provides:

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“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

15.                               Stockholders Agreement. The Warrant Holder covenants and agrees that if the Warrant Holder acquires any shares of Company Stock after the date of this Agreement and prior to the termination of this Agreement in accordance with its terms, the Warrant Holder shall, as promptly as practicable, and in any event within 24 hours after such acquisition, execute and deliver to the Company and the Buyer a Stockholders Agreement in the form attached hereto as Annex B with respect to such shares of Company Stock.

16.                               Proprietary Information.

(a)                                 From and after the Closing, the Warrant Holder shall not, and shall not permit its controlled Affiliates to, disclose or make use of any information relating to the business of the Company, the Surviving Corporation or the Subsidiaries that is not generally known by, nor easily learned or determined by, persons outside the Company (collectively referred to herein as “Proprietary Information”) including, but not limited to: (i) specifications, manuals, software in various stages of development, and other technical data; (ii) customer and prospect lists, details of agreements and communications with customers and prospects, and other customer information; (iii) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies; (iv) sales proposals, demonstrations systems, sales material; (v) research and development; (vi) software systems, computer programs and source codes; (vii) sources of supply; (viii) identity of specialized consultants and contractors and Proprietary Information; (ix) purchasing, operating and other cost data; (x) special customer needs, cost and pricing data; and (xi) employee information (including personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, data, specifications, software programs and records, whether or not legended or otherwise identified as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded.  Proprietary Information shall not include such information that the Warrant Holder can demonstrate (A) is generally available to the public (other than as a result of a disclosure by the Warrant Holder in violation of the terms of this Agreement or other obligation owed to Buyer), (B) was disclosed to the Warrant Holder by a third party under no obligation to keep such information confidential, or (C) was independently developed by the Warrant Holder without reference to Proprietary Information.  Notwithstanding the foregoing, the Warrant Holder shall have no obligation hereunder to keep confidential any of the Proprietary Information to the extent disclosure thereof is required by Law; provided, however, that in the event

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disclosure is required by Law, the Warrant Holder shall use its Reasonable Best Efforts to provide the Buyer with prompt advance notice of such requirement so that the Buyer may seek an appropriate protective order.

(b)                                 From and after the execution and delivery of this Agreement, each Warrant Holder agrees that such Warrant Holder shall not, and such Warrant Holder agrees not to permit such Warrant Holder’s controlled Affiliates to, directly or indirectly, disclose the existence or terms of this Agreement, the Merger Agreement or any other agreement contemplated thereby or any information regarding the negotiation hereof or thereof except to the extent such information is generally known to the public (other than as a result of a disclosure by the Warrant Holder or an Affiliate thereof in violation of this Agreement).  Notwithstanding the foregoing, such Warrant Holder shall have no obligation hereunder to keep confidential any such information to the extent disclosure thereof (x) is required by Law; provided, however, that in the event disclosure is required by Law, such Warrant Holder shall use best efforts to provide Buyer with prompt advance notice of such requirement so that Buyer may seek an appropriate protective order or (y)(i) is to the Warrant Holder’s legal counsel and tax and accounting advisors subject to professional or contractual confidentiality obligations or otherwise to the extent required for the preparation of any Tax Return, or (ii) is in connection with, and only to the extent required for, enforcement of rights or defense of claims under the Merger Agreement or this Agreement. Nothing in this Agreement shall (A) be deemed to prohibit the Warrant Holder from disclosing the fact that discussions regarding the Merger have taken place or that the Merger has occurred to the Warrant Holder’s immediate family members who are required to hold such information in confidence or (B) limit or interfere with the Warrant Holder’s right, if required by Law, without notice to or authorization of the Company, to communicate in good faith with any Governmental Entity for the purpose of reporting a possible violation of Law, or to participate in any investigation or proceeding that may be conducted by any Governmental Entity, including by providing documents or other information, or for the purpose of filing a charge or complaint with a Governmental Entity.

(c)                                  The Warrant Holder agrees that the remedy at Law for any breach of this Section 6 would be inadequate and that the Buyer shall be entitled to injunctive relief, without the requirement of posting any bond or other security, in addition to any other remedy it may have upon breach of any provision of this Section 6.

17.                               Public Disclosure.  The Warrant Holder shall not, directly or indirectly, issue any press release or public announcement or otherwise make any statement or communication to any third party, in each case relating to the subject matter of this Agreement and the Merger Agreement without the prior written approval of the Buyer; provided, however, that the Warrant Holder may make any public disclosure that is required by applicable Law (in which case the Warrant Holder shall, at least 24 hours prior to the issuance thereof, consult with the Buyer as to contents and timing thereof and furnish the Buyer with the text of the proposed disclosure or statement prior to

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making such disclosure or statement, in each case to the extent permitted by applicable Law); provided, further, that, for the avoidance of doubt, nothing herein shall limit the ability of the Warrant Holder to disclose, on a confidential basis, the subject matter of this Agreement and the Merger Agreement to his or her legal, financial and tax advisors on a confidential basis.

18.                               Acknowledgement and Agreement to be Bound by the Provisions of the Merger Agreement

The Warrant Holder understands, acknowledges and agrees to the following:

(a)                                 between the date of the Merger Agreement and the Effective Time, the Warrant Holder shall not sell, pledge, hypothecate or otherwise transfer, or agree to do any of the foregoing in respect of, his or her Company Warrants or any shares of Company Stock issued upon the exercise of Company Warrants or otherwise exercise any of Warrant Holder’s Company Warrants;

(b)                                 the deposit with the Escrow Agent of a portion of the Aggregate Closing Consideration which such Warrant Holder is entitled to receive pursuant to the Merger Agreement as security for the indemnity obligations of the Company Equityholders under the Merger Agreement and to satisfy, in accordance with the Merger Agreement and the Escrow Agreement, obligations owed to the Buyer from and after the Closing Date;

(c)                                  that the Warrant Holder shall only be entitled to receive distributions with respect to the Escrow Amount, if, and to the extent that, any portion of such amount is required to be distributed to the Warrant Holder pursuant to the terms of the Merger Agreement and the Escrow Agreement; and

(d)                                 that the Buyer has certain rights of set off or offset against the Aggregate Consideration that are payable or may become payable as set forth in Section 8.4(g) of the Merger Agreement.

19.                               Company Equityholder Representative. The Warrant Holder understands, agrees to, and acknowledges that, by signing this Agreement (and subject in all cases to the terms and conditions of the Merger Agreement and Engagement Letter by and among Shareholder Representative Services LLC, a Colorado limited liability company (“SRS”), the Company and the parties thereto), SRS be and hereby is constituted and appointed as the Company Equityholder Representative as set forth in, and on the terms and conditions specified by, mutatis mutandis, Section 2.4 of the Merger Agreement.

20.                               Miscellaneous

(a)                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall be considered one (1) and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement

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may be executed and delivered by facsimile or by an electronic scan delivered by electronic transmission.

(b)                                 No Third-Party Beneficiaries.  This Agreement (including the exhibits hereto) is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder; provided, that, each of the Buyer Indemnified Parties are intended third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement against the undersigned in accordance with its terms.

(c)                            Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.

(i) This Agreement (and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed in all respects, including validity, interpretation, and effect, by and construed in accordance with the internal Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute, in each case, which statute of limitations or other limitations the parties hereby agree to modify as set forth in Section 8.3 of the Merger Agreement) without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

(ii) Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10(e).  Nothing in this Section 10(c)(ii), however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

(d)                                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise,

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by any of the parties hereto without the prior written consent of each other party hereto.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 10(d) shall be null and void.

(e)                                  Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made and received as follows:  (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (ii) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing, (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 10(e) when transmitted and receipt is confirmed and (iv) if otherwise actually personally delivered, when delivered, (a) if to the Buyer or the Company (prior to the Closing), as set forth in the Merger Agreement, and (b) if to the Warrant Holder, as set forth on the applicable signature page hereto.

(f)                                   Entire Agreement; Amendments and Waivers.  This Agreement, the Merger Agreement, the Company Disclosure Schedule and the other agreements contemplated by the Merger Agreement (including the schedules and exhibits hereto and thereto and the Confidentiality Agreement) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and can be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by written instrument making specific reference to this Agreement or such other agreements contemplated by the Merger Agreement, as applicable, signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement or any other agreements contemplated by the Merger Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  This Agreement shall terminate upon any termination of the Merger Agreement in accordance with the terms thereof.

(g)                                  Specific Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions

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to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the party seeking such remedy has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity.  Notwithstanding anything to the contrary in the Merger Agreement or this Agreement, the rights and remedies available to the Buyer, the Surviving Corporation and the Company Equityholder Representative in connection with a breach or threatened breach of this Agreement are cumulative and not exclusive, and the exercise by any of them of any such right or remedy shall not preclude the exercise of any other rights or remedies that may now or subsequently be available, whether pursuant to applicable Law, contract or otherwise, and nothing herein or in the Merger Agreement shall be construed to limit any such right or remedy.

(h)                                 Withholding Taxes. All payments to be made with respect to any Company Warrants shall be subject to applicable federal, state and local income or other taxes required to be withheld from the payments and any other required payroll deductions. The Company and Buyer make no representation as to the tax consequences to the Warrant Holder of the transactions contemplated by this Agreement and the Merger Agreement, which shall be the sole responsibility of the Warrant Holder.

(i)                                     No Contract for Continuing Services. Neither this Agreement not the Merger Agreement shall be construed as creating any contract for continued services between the Company or any of its Subsidiaries or Affiliates and any Warrant Holder, and nothing herein contained shall give Warrant Holder the right to be retained as an employee of the Company or any of its Subsidiaries or Affiliates.

(j)                                    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

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*     *     *     *     *

29

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date set forth below, it being understood that this Agreement shall be irrevocable.

BUYER:

PTC THERAPEUTICS INC.

By:

Name:

Title:

COMPANY:

AGILIS BIOTHERAPEUTICS, INC.

By:

Name:

Title:

WARRANT HOLDER:

Name:

Title:

Signature page to Surrender and Joinder Agreement

SPOUSAL CONSENT (IF APPLICABLE)

I, the undersigned spouse of the Warrant Holder named above, acknowledge that I have read and am familiar with the contents of the Surrender and Joinder Agreement to which this Spousal Consent is attached and the related Merger Agreement relating to the disposition of Company Warrants and the release of certain claims, in each case including any interest I have therein.  I hereby agree that my interest, if any, in any such Company Warrants and/or claims shall be irrevocably bound by the Surrender and Joinder Agreement and further understand and agree that any community property interest I may have therein shall be similarly bound by the Surrender and Joinder Agreement.

I am aware that the legal, financial and related matters contained in the Surrender and Joinder Agreement and the related Merger Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Spousal Consent. I have either sought such guidance or counsel or determined after reviewing the Surrender and Joinder Agreement and the related Merger Agreement carefully that I will waive such right.

Name:
Date:

Signature page to Surrender and Joinder Agreement

SCHEDULE I

OWNERSHIP OF WARRANTS

Name:           [                ]

Issue Date	Expiration Date	Exercise Price	Shares Subject to Warrant

Annex A

Merger Agreement

(see attached)

Annex B

Stockholders Agreement

(see attached)

EXHIBIT H

WRITTEN CONSENT OF STOCKHOLDERS
IN LIEU OF SPECIAL MEETING OF
STOCKHOLDERS OF
AGILIS BIOTHERAPEUTICS
AND WAIVER OF APPRAISAL RIGHTS

The undersigned stockholders of AGILIS BIOTHERAPEUTICS, INC., a Delaware corporation (the “Company”), constituting (a) at least a majority of the outstanding shares of voting capital stock of the Company, (b) at least a majority of the outstanding shares of Series B Preferred Stock of the Company, and (c) the holders of at least fifty percent (50%) in combined voting power of the outstanding Company Stock (as defined in the Merger Agreement, as defined below) entitled to vote on the adoption of the Merger Agreement, acting pursuant to Sections 228 and 251 of the General Corporation Law of the State of Delaware (the “DGCL”), consenting with respect to all shares of the Company’s capital stock owned by such stockholders, hereby waive all requirements with respect to notice regarding such actions, including any notice required under Section 228(e) of the DGCL, direct that this Written Consent of Stockholders of the Company and Waiver of Appraisal Rights (this “Written Consent”) be filed with the minutes of the proceedings of the stockholders of the Company, direct that the resolutions set forth below shall have the same force and effect as if they were adopted at a meeting at which the undersigned were personally present and approve the adoption of the following resolutions and the taking of the actions referred to in such resolutions:

APPROVAL OF MERGER AGREEMENT AND MERGER

WHEREAS, the Board of Directors of the Company (the “Board”) has carefully reviewed and considered the transactions contemplated by and described in (a) the Agreement and Plan of Merger (the “Merger Agreement”), by and among PTC Therapeutics Inc., a Delaware corporation (“Buyer”), Agility Merger Sub, Inc., a Delaware corporation and a wholly owned, indirect subsidiary of Buyer (“Merger Sub”), the Company and the Company Equityholder Representative (as defined therein), in the form attached hereto as EXHIBIT A, including the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Buyer (the “Merger”), (b) the Escrow Agreement, by and among Buyer, the Escrow Agent (as defined therein) and the Company Equityholder Representative, in the form attached hereto as EXHIBIT B (the “Escrow Agreement”) and (c) the other agreements and terms and conditions contemplated by the Merger Agreement and Escrow Agreement (together with the Merger Agreement and the Escrow Agreement, collectively, the “Transaction Documents”); and

WHEREAS, the Board has, (1) declared the Merger Agreement and the transactions contemplated by the Merger Agreement and the documents referenced therein (collectively, the “Transactions”),

including the Merger, upon the terms and subject to the conditions set forth therein, advisable, fair to and in the best interests of the Company and its stockholders, (2) approved the Merger Agreement in accordance with applicable Law (as defined in the Merger Agreement), and (3) adopted a resolution directing that the adoption of the Merger Agreement and approval of the Merger be submitted to the stockholders of the Company entitled to vote thereon for consideration and recommending that all of such stockholders adopt the Merger Agreement and approve the Merger.

NOW, THEREFORE, BE IT RESOLVED, that, in accordance with Section 228, Section 251(c) and the other relevant provisions of the DGCL, the Merger Agreement is hereby adopted, the Merger approved and the Transaction Documents and the Transactions contemplated thereby are hereby adopted, authorized, ratified, confirmed and approved in all respects;

RESOLVED FURTHER, that the acting Chief Executive Officer, President, Chief Financial Officer and Secretary of the Company (the “Authorized Officers”) be, and each of them hereby is, authorized and directed to perform and acknowledge all such agreements, certifications, instruments and other documents and to take such other actions, required by, contemplated by or related to the Merger and the Transaction Documents as they or any of them shall determine to be necessary or desirable to carry out the purpose of the foregoing resolutions; and the execution and delivery of any agreement, certificate, instrument or other document, and that the taking of any such other action by any of them, shall be conclusive evidence that the same was authorized and approved hereby and the taking of any such actions prior to the date of this consent is hereby ratified and confirmed;

RESOLVED FURTHER, that with respect to the Merger and the other transactions contemplated by the Transaction Documents, all of the notice requirements set forth in the Company’s Certificate of Incorporation (the “Charter”) and all other notices to which stockholders of the Company might otherwise be entitled as a result of the Merger, the Merger Agreement, the other Transaction Documents or the Transactions, or any of the other actions or documents being approved herein be, and they hereby are, waived in all respects; and

RESOLVED FURTHER, that the Authorized Officers be, and each of them hereby is, authorized to execute and deliver all such instruments, notices and certificates, to make all such payments, to make all such filings pursuant to state laws or otherwise (and any such filings heretofore made are hereby ratified), and to do all such other acts and things as in the opinion of the Authorized Officer or officers then acting are necessary or desirable in order to carry out the intent and purposes of the foregoing resolutions.

APPOINTMENT OF THE REPRESENTATIVE

RESOLVED, that Shareholder Representative Services LLC, a Colorado limited liability company, is hereby appointed as the Company Equityholder Representative;

RESOLVED FURTHER, that the Company Equityholder Representative is appointed as the stockholders’ true and lawful agent, representative and attorney-in-fact with respect to all actions contemplated by the Merger Agreement and the other Transaction Documents to be taken for and on behalf of the stockholders, as further described in Section 2.4 of the Merger Agreement; and

RESOLVED FURTHER, that the Company Equityholder Representative shall have the power and authority to act on behalf of each of the undersigned and the other stockholders of the Company as set forth in Section 2.4 of the Merger Agreement.

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TERMINATION OF AGREEMENTS

WHEREAS, the Company has previously entered into that certain Investors’ Rights Agreement, by and among the Company and certain stockholders of the Company party thereto, dated as of February 15, 2017 (the “Investors’ Rights Agreement”);

WHEREAS, pursuant to the terms of the Investors’ Rights Agreement, certain provisions of the Investors’ Rights Agreement shall terminate upon a Deemed Liquidation Event (as defined in the Charter), while others may be amended and waived with the written consent of the Company and the holders of a majority of the Registrable Securities (as defined in the Investors’ Rights Agreement) issued or issuable upon conversion of the Series B Preferred Stock (as defined in the Investors’ Rights Agreement) (collectively, the “IRA Requisite Holders”);

WHEREAS, the Company has previously entered into that certain Voting Agreement, by and among the Company and certain stockholders of the Company party thereto, dated as of February 15, 2017 (the “Voting Agreement”);

WHEREAS, pursuant to the terms of the Voting Agreement, the Voting Agreement terminates automatically upon the consummation of a Deemed Liquidation Event (as defined in the Charter) and may also be terminated or amended by a written instrument executed by the Company and the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the shares of Series B Preferred Stock (as defined in the Voting Agreement) held by the Investors (as defined in the Voting Agreement) (collectively, the “Voting Agreement Requisite Holders”);

WHEREAS, the Company has previously entered into that certain Right of First Refusal and Co-Sale Agreement, by and among the Company and certain stockholders of the Company party thereto, dated as of February 15, 2017 (the “ROFR and Co-Sale Agreement”);

WHEREAS, pursuant to the terms of the ROFR and Co-Sale Agreement, the ROFR and Co-Sale Agreement terminates automatically upon the consummation of a Deemed Liquidation Event (as defined in the Charter) and may also be terminated or amended by a written instrument executed by the Company, the Key Holders (as defined in the ROFR and Co-Sale Agreement) and the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the shares of Series B Preferred Stock (as defined in the ROFR and Co-Sale Agreement) held by the Investors (as defined in the ROFR and Co-Sale Agreement) (collectively, the “ROFR Requisite Holders” and, together with the IRA Requisite Holders and the Voting Agreement Requisite Holders, the “Requisite Holders”); and

WHEREAS, the undersigned constitute the requisite holders necessary to amend and/or terminate each of the Investors’ Rights Agreement, ROFR and Co-Sale Agreement and Voting Agreement (together, the “Investment Agreements”); and

WHEREAS, in connection with the Merger, the Board has deemed it to be in the best interest of the Company and its stockholders to permit the Investment Agreements (except, with respect to the Investors’ Rights Agreement, Section 3.5 thereof) to terminate in accordance with the terms of such agreements and the Merger Agreement, and to consent to such termination to the extent required by the terms of such agreements.

NOW, THEREFORE, BE IT RESOLVED, that, effective as of immediately prior to, and contingent upon the occurrence of, the effective time of the Merger, the Investment Agreements be, and they hereby are, terminated and of no further force or effect (except, with respect to the Investors’ Rights Agreement, Section 3.5 thereof); and

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RESOLVED FURTHER, that the Authorized Officers be, and each of them hereby is, authorized and directed to execute such documents, and to take all such other actions that any of the officers of the Company deem to be necessary or appropriate to effect the termination of each of the Investment Agreements.

WAIVER OF APPRAISAL RIGHTS

RESOLVED, that each undersigned stockholder hereby waives (and to the extent not able to be waived, does hereby agree not to exercise or assert) any and all (i) rights under Section 262 of the DGCL, a copy of which is attached hereto as EXHIBIT C, and under other applicable law or regulation granting such stockholder the right to have such stockholder’s shares of Company capital stock appraised in connection with the Merger or (ii) right to otherwise dissent from the transactions contemplated by the recitals and resolutions set forth herein.  The foregoing waiver shall be effective regardless of whether the undersigned stockholder has been deemed to have validly delivered this Written Consent as a consent of stockholders pursuant to Section 228 of the DGCL.

INTERESTED DIRECTOR DISCLOSURE

WHEREAS, pursuant to Section 144 of the DGCL, no contract or transaction between the Company and one or more of its directors or officers or any other corporation, partnership, association or other organization in which one or more of the directors or officers of the Company is a director or officer of, or has a financial interest in (any such party is referred to herein individually as an “Interested Party,” or collectively as the “Interested Parties,” and any such contract or transaction is referred to herein as an “Interested Party Transaction”), shall be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the Board which authorized the Interested Party Transaction or solely because the vote of any such director is counted for such purpose, if: (i) the material facts as to the relationship or interest and as to the Interested Party Transaction are disclosed or are known to the Board, and the Board in good faith authorizes the Interested Party Transaction by affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the relationship or interest and as to the Interested Party Transaction are disclosed or are known to the stockholders entitled to vote thereon, and the Interested Party Transaction is specifically approved in good faith by vote of the stockholders, or (iii) the Interested Party Transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board or the stockholders;

WHEREAS, each undersigned stockholder hereby acknowledges that all material facts as to the directors’ and officers’ relationships or interests as to the transactions set forth in the preceding resolutions (including the fact that certain directors and officers are recipients of certain bonus payments and/or employment arrangements in connection with the Merger) have been disclosed and are known to such stockholder; and

WHEREAS, after careful consideration, the undersigned stockholders have determined that the terms and conditions of the proposed transactions set forth in the preceding resolutions are just and equitable and fair as to the Company and that it is in the best interests of the Company and the stockholders of the Company to enter into the transactions set forth in the preceding resolutions subject to the terms agreed upon by the parties.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholders by execution hereof, specifically approve the transactions set forth in the preceding resolutions pursuant to Section 144 of the DGCL.

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GENERAL AUTHORIZING RESOLUTION

RESOLVED, that all other actions previously taken by the officers of the Company in connection with the foregoing resolutions are hereby ratified, authorized and approved in all respects, and that the Authorized Officers be, and each of them hereby is, authorized to take any and all such further action and to execute any and all such further agreements, instruments and documents, in the name and on behalf of the Company, and to pay all such costs and expenses on behalf of the Company that shall be necessary and appropriate to carry out the intent and accomplish the purposes of the foregoing resolutions.

RESOLVED, that, in consideration of the benefits conferred upon the undersigned in the Transactions, the foregoing resolutions and this consent shall be considered irrevocable to the maximum extent permitted by applicable law.

[Signature Pages Follow]

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This Written Consent may be signed in counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument. This signature page constitutes a consent of stockholders of Agilis Biotherapeutics, Inc.  The undersigned hereby consent to, and approve and adopt in all respects, the recitals and resolutions set forth in the Written Consent in the form transmitted to the undersigned on July [  ], 2018, which recitals and resolutions (including all attachments thereto) are incorporated herein by reference.

IN WITNESS WHEREOF, the undersigned have executed this Written Consent on the dates set forth below.

STOCKHOLDER
Actual Date of Signature: , 2018
If an Entity:

(Name of Entity Stockholder)

By:

Name:

Title:

If an Individual:

By:

Name:

Email:

Mailing Address:

AGILIS BIOTHERAPEUTICS, INC.

SIGNATURE PAGE TO ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS

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EXHIBIT A

MERGER AGREEMENT

(see attached)

EXHIBIT B

ESCROW AGREEMENT

(see attached)

EXHIBIT C

SECTION 262

262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)  In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§ 6, 7; 80 Del. Laws, c. 265, §§ 8-11.;

EXHIBIT I

July 19, 2018

TO:         Holders Options of Agilis Biotherapeutics, Inc.

RE:         Termination of Company Options in Proposed Merger; Surrender and Joinder Agreement

We are pleased to inform you that, on July 19, 2018, Agilis Biotherapeutics, Inc. (the “Company”) entered into an Agreement and Plan of Merger, dated as of July 19, 2018 (the “Merger Agreement”), by and among PTC Therapeutics, Inc., a Delaware corporation (the “Buyer”), Agility Merger Sub, Inc., a Delaware corporation and a wholly owned indirect subsidiary of the Buyer (the “Transitory Subsidiary”), the Company and Shareholder Representative Services LLC, a Colorado limited liability company (the “Company Equityholder Representative”).  The Company expects the transactions contemplated by the Merger Agreement (the “Merger”) to close prior to August [  ] (such date the Merger closes, the “Closing Date”).

You are receiving this notice because you currently hold outstanding options to purchase shares of the Company’s common stock (each, a “Company Option” and, you, in your capacity as a holder of Company Options, an “Option Holder”) under the Company’s 2017 Long-Term Incentive Plan (the “Company Stock Plan”) as set forth on Exhibit A hereto.

The Merger will constitute a “Change in Control” as such term is defined in the Company Stock Plan, and under the Merger Agreement, none of the Buyer, the Transitory Subsidiary or their affiliates will assume or continue any Company Options or substitute awards of the Buyer, the Transitory Subsidiary or their affiliates for any Company Options in the Merger.  Under Section 12.4(a) of the Company Stock Plan, in the event of a Change in Control, the Company may, in its sole discretion, cancel any Company Options granted thereunder by giving notice to each holder thereof of its intention to cancel such Company Options and permitting the exercise of such Company Options during the thirty (30) day period next preceding the effective date of the Change in Control of some or all of such Company Options, including, in the Board’s discretion, some or all shares that would not otherwise be vested and exercisable.

This notice constitutes notice under Section 12.4(a) of the Company Stock Plan of such termination of your Company Options.  You shall be permitted to exercise your Company Options to the extent vested and exercisable through 11:59 p.m. Eastern time on [    ] (the “Exercise Deadline”).  If you do not exercise your Company Options prior to the Exercise Deadline, then except as specifically set forth below, all of your Company Options will terminate and no consideration will be paid to you therefor and you shall have no further rights with respect thereto.

If you elect not to exercise your Company Options and, prior to the Exercise Deadline, you execute and deliver to the Company a copy of the Surrender and Joinder Agreement attached as Exhibit B hereto (the “Surrender Agreement”), then in respect of all your Company Options that were vested and exercisable, but unexercised effective as of the Effective Time, you shall receive the cash consideration described in the Surrender Agreement and the Merger Agreement.  Further, as an additional inducement for you to enter into the Surrender Agreement, the Company has determined to provide such additional accelerated vesting of your Company Options as set forth on Exhibit A hereto (the “Acceleration Benefit”), and, subject to your execution and delivery of the Surrender Agreement, such Company Options eligible for the Acceleration Benefit shall be deemed to be vested Company Options effective as of immediately prior to, but subject to the occurrence of, the Effective Time, eligible for such cash consideration described in the Surrender Agreement and the Merger Agreement.  Note, however, that your Company Options will only be eligible for the Acceleration Benefit if you sign the Surrender

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Agreement.  Your Company Options will not be eligible for the Acceleration Benefit if you elect to exercise your Company Options rather than execute and deliver a copy of the Surrender Agreement. Further, only your Company Options that (i) are currently vested, (ii) would have otherwise vested pursuant to their terms prior to the Exercise Deadline or (iii) are entitled to the Acceleration Benefit will be entitled to the cash consideration described in the Surrender Agreement and the Merger Agreement; any other Company Options that you hold will be cancelled in exchange for no consideration and you will have no further rights with respect thereto.

If you do elect to exercise your vested Company Options instead of executing the Surrender Agreement or allowing your Company Options to terminate and expire, you may do so by delivering an exercise notice in the form provided by the Company and paying to the Company the exercise price thereof, subject to your satisfaction of all other terms and conditions applicable to the exercise of a Company Option under the Company Stock Plan (including making adequate accommodation for payment of any applicable withholding taxes) all prior to the Exercise Deadline.  You may only elect to exercise your Company Options that will have vested in accordance with their original vesting schedule on or before the Exercise Deadline; the Acceleration Benefit will not apply to the Company Options that you elect to exercise.  All documentation and payments with respect to any exercise of Company Options must be completed in full and delivered prior to the Exercise Deadline in order to be effective.  Such exercise shall be effective immediately prior to the Effective Time.  Upon any such exercise, you will receive and will be required to execute additional documentation required of holders of the Company’s common stock in connection with the Merger.  If you elect to exercise any Company Options, you will participate in the Merger as a stockholder of the Company and will receive additional information regarding your rights and obligations as a stockholder in the Merger under separate cover.

While we hope this notice provides you additional information necessary to understand the impact of the Merger on your Company Options, we are not able to provide financial or tax advice and we suggest you meet with a tax or financial advisor to understand the impact on your personal financial situation.  However, if you should have any questions about this notice, the treatment of your Company Options, the Merger or the Company generally, please contact [        ] at [          ].

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EXHIBIT A

STATEMENT OF COMPANY OPTIONS

Grant Date	Exercise Price	Number of Company Options	Estimated Number of Vested and Exercisable Company Options (as of Exercise Deadline)

Acceleration Benefit: [Insert  additional accelerated vesting to be provided to the Option Holder]

EXHIBIT B

SURRENDER AGREEMENT

(See attached)

EXHIBIT J

July 19, 2018

TO:         Holders of Warrants of Agilis Biotherapeutics, Inc.

RE:         Termination of Company Warrants in Proposed Merger; Surrender and Joinder Agreement

We are pleased to inform you that, on July 19, 2018, Agilis Biotherapeutics, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among PTC Therapeutics Inc., a Delaware corporation (the “Buyer”), Agility Merger Sub, Inc., a Delaware corporation and a wholly owned indirect subsidiary of the Buyer (the “Transitory Subsidiary”), the Company and Shareholder Representative Services LLC, a Colorado limited liability company (the “Company Equityholder Representative”).  The Company expects the transactions contemplated by the Merger Agreement (the “Merger”) to close prior to August [  ] (such date the Merger closes, the “Closing Date”).

You are receiving this notice because you currently hold outstanding warrants to purchase shares of the Company’s Series B Preferred Stock (each, a “Company Warrant” and, you, in your capacity as a holder of Company Warrants, a “Warrant Holder”) as set forth on Exhibit A hereto.

The Merger will constitute a “Change of Control” as such term is defined in the Company Warrants, and under the Merger Agreement, none of the Buyer, the Transitory Subsidiary or their affiliates will assume or continue any Company Warrants.  Under Section 1.2 of the Company Warrants, in the event of a Change of Control, the Company Warrants and the purchase rights thereunder will lapse completely, and the Company Warrants will be of no further force or effect.

This notice constitutes notice under the Company Warrants of termination of your Company Warrants.  You shall be permitted to exercise your Company Warrants to the extent outstanding and exercisable through 11:59 p.m. Eastern time on [    ] (the “Exercise Deadline”).  If you do not exercise your Company Warrants prior to the Exercise Deadline, then except as specifically set forth below, your Company Warrants will terminate and no consideration will be paid to you therefor and you shall have no further rights with respect thereto.

If you elect not to exercise your Company Warrants, and, prior to the Exercise Deadline, you execute and deliver to the Company a copy of the Surrender and Joinder Agreement attached as Exhibit B hereto (the “Surrender Agreement”), then in respect of all your Company Warrants that were outstanding and exercisable, but unexercised effective as of the Effective Time, you shall receive the cash consideration described in the Surrender Agreement and the Merger Agreement.  Further, only your Company Warrants that are currently exercisable will be entitled to the cash consideration described in the Surrender Agreement and the Merger Agreement.

If you do elect to exercise your Company Warrants instead of executing the Surrender Agreement or allowing your Company Warrants to terminate and expire, you may do so by delivering an exercise notice in the form provided by the Company and paying to the Company the exercise price thereof, subject to your satisfaction of all other terms and conditions applicable to the exercise of a Company Warrant under the terms of such Company Warrant all prior to the Exercise Deadline.  All documentation and payments with respect to any exercise of Company Warrants must be completed in full and delivered prior to the Exercise Deadline in order to be effective.  Such exercise shall be effective immediately prior to the Effective Time.  Upon any such exercise, you will receive and will be required to execute additional documentation required of holders of the Company’s Series B Preferred Stock in connection with the Merger.  If you elect to exercise any Company Warrants, you will participate in the Merger as a stockholder

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of the Company and will receive additional information regarding your rights and obligations as a stockholder in the Merger under separate cover.

While we hope this notice provides you additional information necessary to understand the impact of the Merger on your Company Warrants, we are not able to provide financial or tax advice and we suggest you meet with a tax or financial advisor to understand the impact on your personal financial situation.  However, if you should have any questions about this notice, the treatment of your Company Warrants, the Merger or the Company generally, please contact [        ] at [          ].

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EXHIBIT A

STATEMENT OF COMPANY WARRANTS

Grant Date	Exercise Price	Number of Shares Subject to Warrant	Estimated Number of Exercisable Shares (as of Exercise Deadline)

EXHIBIT B

SURRENDER AGREEMENT

(See attached)

EXHIBIT K

July 19, 2018

TO:         Holders of Restricted Stock of Agilis Biotherapeutics, Inc.

RE:         Termination of Company Restricted Stock Awards in Proposed Merger

We are pleased to inform you that, on July 19, 2018, Agilis Biotherapeutics, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among PTC Therapeutics, Inc., a Delaware corporation (the “Buyer”), Agility Merger Sub, Inc., a Delaware corporation and a wholly owned indirect subsidiary of the Buyer (the “Transitory Subsidiary”), the Company and Shareholder Representative Services LLC, a Colorado limited liability company (the “Company Equityholder Representative”).  The Company expects the transactions contemplated by the Merger Agreement (the “Merger”) to close prior to August [  ] (such date the Merger closes, the “Closing Date”).

You are receiving this notice because you currently hold restricted shares of the Company’s common stock (the “Company Restricted Stock Awards” and, you, in your capacity as a holder of Company Restricted Stock Awards, a “Restricted Stockholder”) as set forth on Exhibit A hereto.

The Merger will constitute a “Change in Control” as such term is defined in your Restricted Stock Award Agreement.  Under Section 3(b) of your Restricted Stock Award Agreement, in the event of a Change in Control, 100% of the unvested Company Restricted Stock Awards shall vest on the date of such Change in Control.

This notice constitutes notice under your Restricted Stock Award Agreement of such vesting of your Company Restricted Stock Awards.

As a Restricted Stockholder, you will receive and will be required to execute additional documentation required of holders of the Company’s common stock in connection with the Merger.  You will participate in the Merger as a stockholder of the Company and will receive additional information regarding your rights and obligations as a stockholder in the Merger under separate cover.

While we hope this notice provides you additional information necessary to understand the impact of the Merger on your Company Restricted Stock Awards, we are not able to provide financial or tax advice and we suggest you meet with a tax or financial advisor to understand the impact on your personal financial situation.  However, if you should have any questions about this notice, the treatment of your Company Restricted Stock Awards, the Merger or the Company generally, please contact [        ] at [          ].

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EXHIBIT A

STATEMENT OF COMPANY RESTRICTED STOCK AWARDS

Grant Date	Number of Shares of Company Restricted Stock Awards